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As filed with the Securities and Exchange Commission on July 18, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ZENITH NATIONAL INSURANCE CORP.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	6331 (Primary Standard Industrial Classification Code Number)	95-2702776 (IRS Employer Identification No.)
21255 Califa Street Woodland Hills, California 91367 (818) 713-1000 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Stanley R. Zax
Zenith National Insurance Corp.
21255 Califa Street
Woodland Hills, California 91367
(818) 713-1000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, Of Agent For Service)

With Copy To:

Jerome L. Coben
Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue, Suite 3400
Los Angeles, California 90071
(213) 687-5000

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:    From time to time after this Registration Statement becomes effective.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securitiesto be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

5.75% Convertible Senior Notes due 2023	$125,000,000(1)	100%(2)	$125,000,000(2)	$10,112.50

Common Stock, par value $1.00 per share	5,000,000 shares(3)	(4)	(4)	(4)

(1)
Represents the aggregate principal amount at maturity of the notes originally issued by the Registrant in March 2003.

(2)
Equals the aggregate principal amount of the notes being registered. Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(3)
Represents the number of shares of common stock initially issuable upon conversion of the notes. Pursuant to Rule 416 under the Securities Act, the Registrant is also registering an indeterminate number of shares of common stock that may be issued from time to time upon conversion of the notes as a result of the anti-dilution provisions contained therein.

(4)
No separate consideration will be received for the shares of common stock issuable upon conversion of the notes, and, therefore, no registration fee is required pursuant to Rule 457(i) under the Securities Act.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion, Dated July 18, 2003

The information in this preliminary prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

$125,000,000

Zenith National Insurance Corp.
5.75% Convertible Senior Notes Due 2023 and
Shares of Common Stock Issuable Upon Conversion of the Notes

        On March 21, 2003, Zenith issued and sold $125,000,000 aggregate principal amount of its 5.75% Convertible Senior Notes due 2023 in a private offering. Selling securityholders will use this prospectus to resell the notes and the shares of our common stock issuable upon conversion of the notes.

        We will pay interest on the notes on March 30 and September 30 of each year, beginning September 30, 2003. In addition, we will pay contingent interest during any six-month period from March 30 to September 29 and from September 30 to March 29, commencing with the six-month period beginning September 30, 2008, if the average market price of a note for the five trading days ending on the second trading day immediately preceding the relevant six-month period equals 120% or more of the principal amount of the notes.

        The notes are our senior unsecured obligations and rank equally with our other existing and future obligations that are unsecured and unsubordinated.

        Each $1,000 principal amount of the notes is convertible at the holder's option into 40 shares of our common stock, par value $1.00 per share (subject to adjustment as described in this prospectus), at any time prior to stated maturity only if (1) the sale price of our common stock reaches specified thresholds, (2) the credit rating of the notes is below a specified level, (3) the notes are called for redemption, or (4) specified corporate transactions have occurred. This conversion rate is equivalent to an initial conversion price of $25.00 per share of our common stock. Upon conversion, we have the right to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of our common stock.

        We may redeem some or all of the notes for cash on or after March 30, 2008. Each holder may require us to repurchase all or a portion of its notes on March 30, 2010, 2013, 2018, or, subject to specified exceptions, upon a change of control of Zenith. If required to repurchase notes in any of these events, we may choose to pay the repurchase price in cash or shares of our common stock or a combination of cash and shares of our common stock.

        Under the terms of the indenture, we and each holder of the notes agree, for United States federal income tax purposes, to treat the notes as indebtedness that is subject to the regulations governing contingent payment debt instruments.

        Shares of our common stock are listed on the New York Stock Exchange under the symbol "ZNT." The last reported sale price of our common stock on July 17, 2003 was $27.30 per share.

        Investing in the notes and our common stock issuable upon conversion of the notes involves risks that are described in the "Risk Factors" section of this prospectus beginning on page 9.

        We will not receive any of the proceeds from the sale of the notes or the shares of common stock by the selling securityholders. The notes and the shares of common stock may be offered by the selling securityholders in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. The timing and amount of any sale are within the sole discretion of the selling securityholders. In addition, the shares of common stock may be offered from time to time through ordinary brokerage transactions on the New York Stock Exchange. See "Plan of Distribution."

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2003.

        All references in this prospectus to "Zenith," "we," "us" or "our," or similar terms, refer to Zenith National Insurance Corp., together with its consolidated subsidiaries, except as used in the "Description of the Notes" section of this prospectus or otherwise where the context makes clear that the reference is only to Zenith National Insurance Corp.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, under which we file periodic reports, proxy statements and other information with the SEC. Copies of these reports, proxy statements and other information may be examined without charge at the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and the SEC's regional office located at 233 Broadway, New York, NY 10279 or 500 West Madison Street, Suite 1400, Chicago, IL 60600 or on the Internet at http://www.sec.gov. Copies of all or a portion of such materials can be obtained from the Public Reference Section of the SEC upon payment of prescribed fees. Please call the SEC at 800-SEC-0330 for further information about the Public Reference Room. In addition, these filings may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, NY 10005. These filings also are available on our corporate website, www.thezenith.com. Information contained on our website is not part of this prospectus.

i

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains statements concerning our future results and performance and other matters that are "forward-looking" statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The words "anticipates," "believes," "estimates," "expects," "plans," "intends" and similar expressions are intended, but are not the exclusive means, to identify these forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical or anticipated results, depending on a variety of factors. These risks and uncertainties include, but are not limited to, those listed in this prospectus under the heading "Risk Factors."

        You should not place undue reliance on any such forward-looking statements. We do not intend to update forward-looking information or to release the results of any future revisions we may make to forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

ii

PROSPECTUS SUMMARY

        This summary highlights information contained in other parts of this prospectus. It may not contain all the information that is important to you. You should read this entire prospectus carefully, including the "Risk Factors" section, our consolidated financial statements and accompanying notes and the other financial information contained herein, before deciding to invest in the notes or our common stock offered hereby.

Zenith National Insurance Corp.

        Zenith National Insurance Corp., a Delaware corporation incorporated in 1971, is a holding company engaged through its wholly owned insurance subsidiaries, Zenith Insurance Company, ZNAT Insurance Company and Zenith Star Insurance Company, in the property-casualty insurance business.

        Zenith is in the business of managing insurance risk and investment risk. Our main business activity is the workers' compensation insurance business, supplemented by a smaller assumed reinsurance operation.

        Workers' compensation insurance provides coverage for the statutorily prescribed benefits that employers are required to pay to their employees injured in the course of employment. Zenith's workers' compensation policies are issued to employers, who also pay the premiums. The policies provide payments to covered, injured employees of the policyholder for, among other things, temporary or permanent disability benefits, death benefits, medical and hospital expenses and expenses of vocational rehabilitation.

        During 2002, Zenith wrote workers' compensation insurance in 45 states. Zenith's long-term strategy in the national workers' compensation industry is to provide a value- added insurance policy based on adequate rates. During periods of intense competition or other adverse industry conditions, our premium revenue is reduced as employers buy elsewhere. Our basic value proposition is that our services, over the long run, provide employers the opportunity to reduce their experience modification factor and their long-term, net workers' compensation costs. Our loss prevention services focus on work place safety, accident and illness prevention and safety awareness training. Claims management services include return to work programs, case management by nurses for serious injuries and management of medical provider services and billings. Investigation and legal services help policyholders to prevent fraud and assist them to favorably resolve litigated claims. Our premium auditors provide appropriate payment classifications to assure equitable premium billing.

        We also conduct a smaller assumed reinsurance operation. Reinsurance is a transaction between insurance companies in which an original insurer, or ceding company, remits a portion of its premiums to a reinsurer, or assuming company, as payment for the reinsurer's assumption of a portion of the risk. Our reinsurance operation participates in assumed reinsurance transactions in which, typically, the reinsurance coverage being purchased by the ceding company is shared among a number of assuming companies. We currently focus primarily on assumed reinsurance of worldwide property losses from catastrophes and large property risks. In addition to property reinsurance, we have, historically, written reinsurance for liability insurance, such as general business liability coverage, directors' and officers' liability and excess or umbrella coverage.

        Depending upon market conditions and other factors, the volume of assumed reinsurance premiums written fluctuates from year to year. By diversifying the geographical spread of risk and limiting the number of contracts that we write, Zenith's assumed reinsurance business is written so as to limit expected losses, after deducting the applicable premium income and income taxes, from any one catastrophe event in a worst-case scenario to a maximum probable loss of approximately 5% of consolidated stockholders' equity (currently about $16.0 million).

        In addition to the above businesses, we maintain a portfolio of investments, principally in fixed maturity securities, funded by the cash flows from our insurance operations and capital. Investment income from the portfolio is impacted by current and historical interest rates and the amount of funds generated annually from (or used by) insurance operations.

        Zenith's insurance subsidiaries currently have a financial strength rating of "A-" (Excellent) by A.M. Best Company ("A.M. Best"); "Baa1" (Adequate) by Moody's Investors Service ("Moody's"); "BBB+" (Good) by Standard & Poor's Rating Services ("S&P"); and "A-" (Strong) by Fitch Ratings ("Fitch"). These ratings are based upon factors of concern to policyholders and insurance agents and are not intended for the protection of investors or as a recommendation to buy, sell or hold any of our securities.

        At June 30, 2003, Zenith had approximately 1,300 full-time employees. Our principal executive offices are located at 21255 Califa Street, Woodland Hills, California 91367-5021, telephone (818) 713-1000.

The Offering

Issuer	Zenith National Insurance Corp.
Notes Offered	$125,000,000 aggregate principal amount of 5.75% Convertible Senior Notes due 2023.
Maturity Date	March 30, 2023.
Ranking
The notes are our senior unsecured obligations and rank equally in right of payment with all of our other unsecured and unsubordinated indebtedness. The notes rank senior to all of our subordinated indebtedness. At March 31, 2003, we had no other outstanding senior indebtedness. The notes are not guaranteed by any of our subsidiaries and, accordingly, are effectively subordinated to the indebtedness and other liabilities of our subsidiaries, including insurance policy-related liabilities. As of March 31, 2003, our subsidiaries had no outstanding indebtedness (excluding intercompany indebtedness) and had liabilities (including insurance policy-related liabilities) of $1.3 billion.
Interest
We will pay interest on the notes in cash on March 30 and September 30 of each year, beginning September 30, 2003 at an annual rate of 5.75%. In addition, we may be required to pay contingent interest as set forth below under "Contingent Interest."
Contingent Interest
We will pay contingent interest in cash to the holders of the notes during any six-month period from March 30 to September 29 and from September 30 to March 29, commencing with the six-month period beginning September 30, 2008, if the average market price of a note for the five trading days ending on the second trading day immediately preceding the relevant six-month period equals 120% or more of the principal amount of the note.

The amount of contingent interest payable per note in respect of any six month period will equal 0.375% of the average market price of a note for the five trading-day period referred to above. Contingent interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.
Conversion Rights	Each holder may convert its notes at any time prior to stated maturity from and after the date of the following events:
•
during any fiscal quarter (beginning with the third quarter of 2003) if the sale price of our common stock for at least 20 trading days in the 30 trading-day period ending on the last trading day of the immediately preceding fiscal quarter exceeds 120% of the conversion price on that 30th trading day;

•
if after the 30th day following the initial issuance of the notes, the notes are rated by S&P below "BB-" (or the equivalent successor rating), or the credit rating assigned to the notes is suspended or withdrawn by S&P, until such time as such credit rating is restored to "BB-" (or the equivalent successor rating) or a higher rating;
• if we have called the notes for redemption; or
• upon the occurrence of specified corporate events described under "Description of the Notes—Conversion Rights."

For each $1,000 principal amount of notes surrendered for conversion, holders initially will receive 40 shares of our common stock. This represents an initial conversion price of $25.00 per share of common stock. The conversion rate may be adjusted for certain reasons, but will not be adjusted for accrued interest or contingent interest, if any. Upon conversion, holders will generally not receive any cash payment representing accrued interest or contingent interest, if any. Instead, accrued interest and contingent interest will be deemed paid with the common stock received on conversion. Notes called for redemption may be surrendered for conversion until the close of business two business days prior to the redemption date.
Upon conversion, we will have the right to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of our common stock.
Sinking Fund	None.
Optional Redemption
We may not redeem the notes prior to March 30, 2008. We may redeem some or all of the notes for cash on or after March 30, 2008, upon at least 30 days but not more than 60 days notice by mail to holders of notes at the redemption prices set forth under "Description of the Notes—Optional Redemption by Us."
Repurchase Right of Holders
Each holder of the notes may require us to repurchase all or a portion of that holder's notes on March 30, 2010, 2013 or 2018, at a purchase price equal to the issue price of the notes plus accrued and unpaid interest, including contingent interest, if any, to the date of repurchase. We may choose to pay the purchase price in cash, shares of our common stock, or a combination of cash and shares of our common stock. If we elect to pay the repurchase price with shares of our common stock or a combination of cash and shares of our common stock, we must notify holders not less than 20 business days prior to the repurchase date. If we elect to pay all or a portion of the repurchase price in shares of our common stock, the shares of our common stock will be valued at 97.5% of the average sale price for the 20 trading days immediately preceding and including the third business day prior to the repurchase date.

Change of Control Put
Upon a change of control of Zenith, each holder may require us, subject to certain conditions, to repurchase all or a portion of its notes. We will pay a purchase price equal to the issue price of such notes, plus accrued and unpaid interest, including contingent interest, if any, to the repurchase date. We may choose to pay the repurchase price in cash, shares of our common stock, shares of common stock of the surviving corporation, or a combination of cash and shares of the applicable common stock. If we elect to pay all or a portion of the repurchase price in common stock, the shares of the applicable common stock will be valued at 97.5% of the average sale price of the applicable common stock for the 20 trading days immediately preceding and including the third business day prior to the repurchase date.
Form and denomination
The notes were issued in fully registered form. The notes are represented by one or more global notes, deposited with the trustee as a custodian for the Depository Trust Company ("DTC") and registered in the name of Cede & Co., DTC's nominee. Beneficial interests in the global notes are shown on, and any transfers are effected only through, records maintained by DTC and its participants.
Use of Proceeds	We will not receive any of the proceeds upon the resale of the notes or the common stock by any selling securityholder.
Trading
We do not intend to list the notes on any national securities exchange. The notes initially sold to qualified institutional buyers are eligible for trading in the PORTAL market. However, the notes resold pursuant this prospectus will no longer be eligible for trading in the PORTAL market. There may not be an active or liquid market for the notes.
New York Stock Exchange Symbol for our Common Stock	Our common stock is listed on the New York Stock Exchange under the symbol "ZNT."
United States Federal Income Tax Consequences

For United States federal income tax purposes, we will treat the notes as debt instruments subject to United States federal income tax contingent payment debt regulations. Under these rules, original issue discount will accrue at a constant rate of 7.64% per year, calculated on a semi-annual bond equivalent basis, throughout the term of the notes from their issue date, and holders are required to include original issue discount in their gross income as it accrues regardless of their method of tax accounting. A holder will not recognize any taxable income, however, upon the actual receipt of cash interest. You should be aware that, even if we do not pay any contingent interest on the notes, you will be required to include interest in gross income for United States federal income tax purposes. You will be required to include amounts in income, as ordinary income, in advance of your receipt of cash or other property attributable to the notes.

Under the contingent payment debt regulations described in the immediately preceding paragraph, you will also recognize gain or loss on the sale, exchange, conversion or redemption of a note in an amount equal to the difference between the amount realized on the sale, exchange, conversion or redemption, including the fair market value of any common shares received upon conversion or otherwise, and your adjusted tax basis in the note. Any gain recognized by you on the sale, exchange, conversion or redemption of a note generally will be ordinary interest income. Any loss recognized upon a sale, exchange conversion or redemption will be ordinary loss to the extent of interest previously included in income, and thereafter, capital loss. See "United States Federal Income Tax Consequences."
Risk Factors	See "Risk Factors" and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in the notes.

Summary Historical Consolidated Financial Data

        The following table presents our summary historical consolidated financial data. The statements of operations data for each of the three years in the period ended December 31, 2002 and the balance sheet data as of December 31, 2002 and 2001 have been derived from our audited consolidated financial statements and related notes included elsewhere in this prospectus. The balance sheet data as of December 31, 2000 have been derived from our audited consolidated financial statements and related notes that are not included in this prospectus. The statements of operations data for the three months ended March 31, 2003 and 2002 and the balance sheet data as of March 31, 2003 have been derived from our unaudited interim consolidated financial statements and related notes included elsewhere in this prospectus. The balance sheet data as of March 31, 2002 have been derived from our unaudited interim consolidated financial statements and related notes that are not included in this prospectus. In the opinion of management, our unaudited interim consolidated financial statements include all adjustments necessary for a fair presentation of our financial position and operating results for the periods presented. The results of operations for interim periods are not necessarily indicative of results for a full years's operations.

        You should read the following information together with "Capitalization," "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," our consolidated financial statements and related notes and the other financial information included elsewhere in this prospectus.

	Year ended December 31,			Three months ended March 31,
	2002	2001	2000	2003	2002
	(in thousands, except per share data)			(unaudited)
Revenues(1):
Premiums earned	$557,055	$476,876	$338,752	$173,404	$121,274
Net investment income	48,811	51,178	51,766	12,567	12,662
Realized (losses) gains on investments	(3,631)	9,169	(15,467)	716	(828)

Total revenues:	$602,235	$537,223	$375,051	$186,687	$133,108

Components of net income (loss) after tax:
Underwriting (loss) income	$(23,821)	$(59,936)	$(67,941)	$3,788	$(3,811)
Net investment income	32,489	33,841	34,243	8,363	8,439
Realized (losses) gains on investments	(2,360)	5,960	(10,054)	465	(538)
Parent expenses and interest expense(3)	(6,655)	(7,411)	(6,600)	(2,274)	(2,179)
Equity in earnings (losses) of investee(2)	1,363	(2,060)	—	1,358	—

Income (loss) from continuing operations	1,016	(29,606)	(50,352)	11,700	1,911

Income from discontinued real estate operations(1)	9,184	3,746	3,552	—	889

Net income (loss):	$10,200	$(25,860)	$(46,800)	$11,700	$2,800

Net income (loss) per common share:
Basic:
Continuing operations	$0.05	$(1.68)	$(2.93)	$0.62	$0.10
Discontinued operations	0.50	0.21	0.21	—	0.05

Net income (loss)	$0.55	$(1.47)	$(2.72)	$0.62	$0.15

Diluted:
Continuing operations	$0.05	$(1.68)	$(2.93)	$0.62	$0.10
Discontinued operations	0.49	0.21	0.21	—	0.05

Net income (loss)	$0.54	$(1.47)	$(2.72)	$0.62	$0.15

Cash dividends per share to common stockholders	1.00	1.00	1.00	0.25	0.25

Weighted average common shares outstanding	18,895	17,593	17,212	18,778	18,847

Financial condition:
Total assets(2)	$1,615,113	$1,537,999	$1,472,190	$1,793,409	$1,553,040
Investments(2)	1,098,284	941,527	852,734	1,263,177	959,133
Unpaid losses and loss adjustment expenses	1,041,532	946,822	877,883	1,074,056	949,877
Senior notes(3)	—	57,203	58,374	—	57,227
Convertible senior notes(4)	—	—	—	120,152	—
Redeemable securities(3)	65,719	65,669	65,618	65,731	65,681
Stockholders' equity(2)	317,024	300,551	309,776	325,313	298,052
Stockholders' equity per share(2)	16.89	16.20	17.76	17.33	16.00

Insurance Statistics (GAAP):
Paid loss and loss adjustment expense ratio	64.4%	67.9%	90.9%	54.7%	71.6%
Combined ratio:
Loss and loss adjustment expense ratio	79.4	90.6	99.4	73.2	74.5
Underwriting expense ratio	27.1	28.3	30.8	23.2	30.0

Combined ratio:	106.5%	118.9%	130.2%	96.4%	104.5%
Net premiums earned-to-surplus ratio(5)	1.5x	1.6x	1.1x	1.6x	1.6x
Loss and loss adjustment expense reserves-to-surplus ratio (net of reinsurance)	2.2x	2.5x	2.0x	1.9x	2.3x

(1)
The home-building business and related real estate assets of Perma-Bilt, a Nevada Corporation, were sold in 2002. Income from discontinued operations in 2002 includes the gain on the sale of $6.3 million after tax. Results for 2001 and prior years have been restated to present the real estate business as discontinued operations.

(2)
In 2002, Zenith acquired additional shares of Advent Capital (Holdings) PLC. Effective 2002, the investment in Advent Capital is being accounted for under the equity method. Results for 2001 have been restated to reflect the change in accounting from the cost method to the equity method.

(3)
In 2001 and 2000, Zenith repurchased $1.3 million and $16.5 million, respectively, aggregate principal amount of its outstanding 9% Senior Notes due 2002. In 2000, Zenith repurchased $8.0 million aggregate liquidation amount of the outstanding 8.55% Capital Securities of Zenith National Insurance Capital Trust I, all of the voting securities of which are owned by Zenith. A gain of $1.6 million before tax, or $1.0 million after tax, was recorded on the repurchase in 2000. The gain was previously recorded as an extraordinary item and has been reclassified to reduce interest expense in conformity with Statement of Financial Accounting Standards No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections." In 2002, Zenith paid the outstanding principal of $57.2 million of its 9% senior notes.

(4)
On March 21, 2003, Zenith issued the $125.0 million aggregate principal amount of the notes covered by this prospectus and received net proceeds of approximately $120.1 million.

(5)
For three months ended March 31, 2003 and 2002, net premiums earned were annualized for the purposes of calculating these ratios.

RISK FACTORS

        You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks actually occur, our business, financial condition and results of operations could be materially adversely affected. In that case, the value of the notes and our common stock could decline substantially.

Risks Relating to our Business

Our loss reserves are based on estimates and may be inadequate to cover our actual losses

        If we fail to accurately assess the risks associated with the businesses that we insure or reinsure, our reserves may be inadequate to cover our actual losses and we may fail to establish appropriate premium rates. We establish loss reserves in our financial statements that represent an estimate of amounts needed to pay and administer claims with respect to insured and reinsured events that have occurred, including events that have not yet been reported to us. Reserves are merely estimates and are inherently uncertain; they do not and cannot represent an exact measure of liability. Accordingly, our reserves may prove to be inadequate to cover our actual losses. Any changes in these estimates are reflected in our results of operations during the period in which the changes are made, with increases in our reserves resulting in a charge to our earnings. For example, in the fourth quarter of 2002, we increased our estimate of workers' compensation loss reserves for prior periods by $30.0 million due to higher inflation trends in the second half of the year. If we need to increase our reserves again in the future, we would incur additional charges to our earnings, and our business and financial condition would be adversely affected, possibly materially.

        Our loss reserve estimates are based on estimates of the ultimate cost of individual claims and on actuarial estimation techniques. Several factors contribute to the uncertainty in establishing these estimates. Judgment is required in actuarial estimation to ascertain the relevance of historical payment and claim settlement patterns under current facts and circumstances. Operational changes in claims handling practices over the years may impact the interpretation of the historical data, which can also be impacted at the same time by external forces such as legislative changes, economic fluctuations and legal trends. Key assumptions in the estimation process for workers' compensation reserves are the severity trends, including the increasing costs of health care on the medical component of claim costs. If there were unfavorable changes in severity trends, our reserves may need to be increased, as described above. Our reserve estimates for catastrophe losses in the assumed reinsurance business are heavily dependent upon obtaining information timely from ceding companies. Estimates of catastrophe losses can be negatively impacted by lags in reporting from ceding companies. In addition, we are subject to the risk that the ceding company may not have adequately estimated the amount of the reinsured loss.

If we are unable to obtain or collect on ceded reinsurance, our ability to write new policies could be materially adversely affected

        We buy reinsurance protection in our workers' compensation business to protect us from the impact of large losses over $1.0 million and from the accumulation of losses up to $150.0 million, except that we remain liable for 50% of the amount of any loss between $60.0 million and $100.0 million. The availability, amount and cost of reinsurance depend on market conditions and may vary significantly. As a result of catastrophic events, such as the events of September 11, 2001, we may incur significantly higher reinsurance costs, more restrictive terms and conditions, and decreased availability. Any decrease in the amount of our reinsurance will increase our risk of loss and could materially adversely affect our business and financial condition.

        In addition, we are subject to credit risk with respect to our reinsurers. Ceded reinsurance does not discharge our direct obligations under the policies we write. We remain liable to our policyholders, even if we are unable to make recoveries to which we believe we are entitled under our reinsurance contracts. Losses may not be recovered from our reinsurers until claims are paid, and, in the case of long-term workers' compensation cases, the creditworthiness of our reinsurers may change before we can recover amounts to which we are entitled.

Catastrophe losses in our assumed reinsurance business will cause fluctuations in our net income

        In our assumed reinsurance business, we participate in the assumed reinsurance of property catastrophe losses. The loss experience of property catastrophe reinsurers has generally been characterized as low frequency but high severity in nature. Because accounting rules do not permit reinsurers to reserve for such catastrophic events until they occur, claims from catastrophic events could cause substantial volatility in our financial results for any fiscal quarter or year. Accordingly, our net income typically decreases in periods when there are large catastrophe losses and typically increases in the absence of catastrophe losses. These fluctuations could have a material adverse effect on our financial condition.

        Various events cause catastrophes, including hurricanes, windstorms, earthquakes, hail, explosions, severe winter weather and fires as well as man-made events, such as acts of war, acts of terrorism and political instability. The frequency and severity of these catastrophes are inherently unpredictable. The extent of losses from a catastrophe is a function of both the total amount of insured exposures in the area affected and the severity of the event. The amount of catastrophe reinsurance we write in any one year is limited to produce an expected estimated maximum loss from a single worst-case scenario of approximately $16.0 million (which is approximately 5% of consolidated stockholders' equity), net of all applicable premiums and reinstatement premiums and net of tax. However, we participate in several global catastrophe reinsurance treaties, and catastrophe losses could be sizable enough to impact our annual earnings significantly, as they have in recent years. Our current estimated loss from the terrorist attack on the World Trade Center on September 11, 2001 is approximately $13.0 million after tax and all applicable premiums and reinstatement premiums.

The risks associated with property and casualty reinsurance underwriting could adversely affect us

        Because we participate in property and casualty reinsurance markets, the success of our underwriting efforts depends, in part, upon the policies, procedures and expertise of the ceding companies making the original underwriting decisions. We face the risk that these ceding companies may fail to accurately assess the risks that they assume initially, which, in turn, may lead us to inaccurately assess the risks we assume. If we fail to establish and receive appropriate premium rates, we could face significant losses on these contracts.

Acts of terrorism could negatively impact our business and our financial condition

        Under our workers' compensation policies, we are required to provide workers' compensation benefits for losses resulting from certain acts of terrorism. The impact of any terrorist act is unpredictable, and the ultimate impact on us will depend upon the nature, extent, location and timing of such an act. Any such impact on us could be material.

        The Terrorism Risk Insurance Act of 2002 is effective for the period from November 26, 2002 through December 31, 2005. Prior to the Act, insurance coverage by private insurers for losses (other than workers' compensation) arising out of acts of terrorism was severely limited. The Act provides, among other things, that all licensed insurers must offer terrorism coverage on most commercial lines of business for acts of terrorism. Losses arising out of acts of terrorism that are certified as such by the Secretary of the Treasury and that exceed $5.0 million will be reimbursed by the Federal Government subject to a limit of $100.0 billion in any year and less a deductible calculated for each insurer. Each insurance company is responsible for a deductible based on a percentage of direct earned premiums in the previous calendar year. For losses in excess of the deductible, the Federal Government will reimburse 90% of the insurer's loss, up to the insurer's proportionate share of the $100.0 billion.

        The Act contemplates that affiliated insurers will be treated collectively as one entity by the U.S. Treasury Department for purposes of calculating direct earned premiums and, therefore, an insurer's deductible. As of June 30, 2003, companies controlled by Fairfax Financial Holdings Limited, a Toronto based financial services holding company, owned approximately 42% of our outstanding common stock (not including shares issuable upon conversion of notes held by such companies). Fairfax has disclaimed any control of Zenith and has granted to a trustee a proxy to vote all of the shares of our common stock held by Fairfax and its subsidiaries. Due to the definitions of "affiliate" and "control" under the Act, however, it appears that the direct earned premiums for U.S. exposures of the insurers controlled by Fairfax (the "Fairfax direct earned premiums") will be required to be combined with our direct earned premiums for purposes of calculating our deductible under the Act. In July 2003, Treasury issued final rules under the Act. If the Fairfax direct earned premiums are combined with ours, our deductible for 2003 would be approximately $220 million. Excluding the Fairfax direct earned premiums, our deductible for 2003 would be approximately $38 million.

        We have purchased reinsurance for acts of terrorism in the amount of $9.0 million in excess of a retention of $1.0 million, and we have purchased additional reinsurance for acts of terrorism, excluding nuclear, biological and chemical attacks, of up to 50% of losses of $27.0 million in excess of $10.0 million.

        An act of terrorism may not be covered by the Act and, if it is covered, our ability to collect reimbursement from the federal government will be limited to the amounts permitted by the Act. In addition, we are subject to the risks with respect to reinsurance described above. Accordingly, any acts of terrorism could materially adversely affect our business and financial condition. Acts of war and acts of domestic terrorism are not covered by the Act.

The insurance business is subject to extensive regulation and legislative changes, which impact the manner in which we operate our business

        Our insurance business is subject to extensive regulation by the applicable state agencies in the jurisdictions in which we operate, perhaps most significantly by the departments of insurance in California and Texas. These state agencies have broad regulatory powers designed to protect policyholders, and not stockholders or other investors. These powers include, among other things, the ability to:

  •
  influence how we conduct our business;

  •
  place limitations on our investments and dividends;

  •
  place limitations on our ability to transact business with our affiliates;

  •
  set standards of solvency to be met and maintained; and

  •
  prescribe the form and content of, and to examine, our financial statements.

        In addition, workers' compensation insurance is statutorily provided for in all of the states in which we do business. State laws and regulations provide for the form and content of policy coverage and the rights and benefits that are available to injured workers, their representatives and medical providers. For example, in California, on January 1, 2003, workers' compensation legislation became effective that provides for increases in the benefits payable to injured workers. In Florida, the rates at which we provide coverage are determined by regulation. Legislation and regulation also impact our ability to investigate fraud and other abuses of the workers' compensation system in the states in which we do business. Our relationships with medical providers are also impacted by legislation and regulation, including penalties for failure to make timely payments.

        Federal legislation typically does not directly impact our workers' compensation business, but changes in health care and occupational, safety and health regulations can have an indirect impact on us. In addition, we were affected by the Terrorism Risk Insurance Act of 2002, as discussed above, and by the Gramm Leach Bliley Act of 2002 related to disclosure of personal information. Moreover, changes in federal tax laws also could have an impact on our business.

        This extensive regulation of our business may affect the cost or demand for our products and may limit our ability to obtain rate increases or to take other actions that we might desire to increase our profitability. In addition, we may be unable to maintain all required approvals or comply fully with the wide variety of applicable laws and regulations, which are continually undergoing revision, or the relevant authority's interpretation of such laws and regulations.

A downgrade in the financial strength rating of our insurance subsidiaries could reduce the amount of business we are able to write

        Rating agencies rate insurance companies based on financial strength as an indication of an ability to pay claims. Our insurance subsidiaries currently have a financial strength rating of "A-" (Excellent) from A.M. Best, which we believe has the most influence on our business. The financial strength ratings of A.M. Best and other rating agencies are subject to periodic review using, among other things, proprietary capital adequacy models, and are subject to revision or withdrawal at any time. Insurance financial strength ratings are directed toward the concerns of policyholders and insurance agents and are not intended for the protection of investors or as a recommendation to buy, hold or sell any of our securities, including the securities registered hereby. Our competitive position relative to other companies is determined in part by our financial strength rating. Any reduction in our A.M. Best rating below "A-", or a downgrading by one of the other rating agencies, could cause a reduction in the number of policies we write in both our workers' compensation and our assumed reinsurance business and could have a material adverse effect on our results of operations and our financial position.

Intense competition could adversely affect our ability to sell policies at rates we deem adequate

        In most of the states in which we operate, we face significant competition which, at times, is intense. If we are unable to compete effectively, our business and financial condition could be materially adversely affected. Competition in our businesses is based on many factors, including premiums charged, services provided, financial ratings assigned by independent rating agencies, speed of claims payments, reputation, perceived financial strength and general experience. In the workers' compensation area, we compete with regional and national insurance companies and state-sponsored insurance funds, as well as potential insureds that have determined to self-insure. Some of our competitors have greater financial, marketing and management resources than we do. Intensive competitive pressure on prices can result from the actions of even a single large competitor, such as the State Compensation Insurance Fund in California. Except in Florida, where rates for workers' compensation insurance are determined by regulation, we use our own rates to determine the price for our workers' compensation policies. Historically, when competition has been intense, the amount of business we are able to write has decreased because we have not reduced our prices to maintain market share or other revenue targets. As a result, our profitability during those times has decreased.

        In the assumed reinsurance business, our premium volume fluctuates as competitive conditions cause fluctuations in prevailing rates for reinsurance. In the reinsurance business, new capital can rapidly enter the market when prevailing prices are perceived to be favorable to reinsurers. The new capital is used to form new companies or increase the capacity of existing companies or other underwriting entities, such as syndicates of Lloyd's of London.

If we are unable to realize our investment objectives, our financial condition may be adversely affected

        Investment income is an important component of our revenues and net income. The ability to achieve our investment objectives is affected by factors that are beyond our control. For example, United States participation in hostilities with other countries and large-scale acts of terrorism may adversely affect the economy generally, and our investment income could decrease. Interest rates are highly sensitive to many factors, including governmental monetary policies and domestic and international economic and political conditions. These and other factors also affect the equities markets, and, consequently, the value of the equity securities we own. Any significant decline in our investment income as a result of falling interest rates, decreased dividend payment rates or general market conditions would have an adverse effect on our net income and, as a result, on our stockholders' equity and our policyholders' surplus.

        Interest rates have declined steadily in the past several years. The outlook for our investment income is dependent on the future direction of interest rates and the amount of cash flows from operations that are available for investment. The fair values of fixed maturity investments that are "available-for-sale" fluctuate with changes in interest rates and cause fluctuations in our balance sheet. Our stockholders' equity will continue to fluctuate with any future changes in interest rates.

        We also invest in below investment grade securities. The risk of default by borrowers that issue below investment grade securities is significantly greater than other borrowers because these borrowers are often highly leveraged and more sensitive to adverse economic conditions, including a recession. In addition, these securities are generally unsecured and often subordinated to other debt. The risk that we may not be able to recover our investments in below investment grade securities is higher than with investment grade securities.

Our geographic concentration ties our performance to the business, economic and regulatory conditions in California and Florida

        Our business is concentrated in California (55% of 2002 workers' compensation earned premiums) and in Florida (19% of 2002 workers' compensation earned premiums). Accordingly, unfavorable business, economic or regulatory conditions in those states could negatively impact our business. For example, regulatory changes in California in the early 1990s created intense price competition in our workers' compensation business from about 1995 to 1999, during which time our overall profitability experienced significant declines as a result. In addition, California and Florida are states that are exposed to severe natural perils, such as earthquakes and hurricanes, along with the possibility of terrorist acts. Accordingly, we could suffer losses as a result of catastrophic events in those states. Because our business is concentrated in this manner, we may be exposed to economic and regulatory risks or risks from natural perils that are greater than the risks of having our business spread more evenly by state.

We rely on independent insurance agents and brokers

        The failure or inability of independent insurance agencies and brokers to market our insurance programs successfully could have a material adverse effect on our business, financial condition and results of operations. The business in our workers' compensation operations is produced by approximately 2,000 licensed insurance agents and brokers. Our assumed reinsurance premiums are generated nationally by brokers and reinsurance intermediaries. Agencies and brokers are not obligated to promote our insurance programs and may sell competitors' insurance programs. As a result, our business depends in part on the marketing efforts of these agencies and brokers and on our ability to offer insurance programs and services that meet the requirements of the clients and customers of these agencies and brokers.

Assessments and other surcharges for guaranty funds and second-injury funds and other mandatory pooling arrangements my reduce our profitability.

        Virtually all states require insurers licensed to do business in their state to bear a portion of the loss suffered by some insureds as the result of impaired or insolvent insurance companies. These obligations are funded by assessments that are expected to continue in the future as a result of recent insolvencies. Many states also have laws that established second-injury funds to provide compensation to injured employees for aggravation of a prior condition or injury, which are funded by either assessments based on paid losses or premium surcharge mechanisms. In addition, as a condition to the ability to conduct business in some states, insurance companies are required to participate in mandatory workers' compensation shared market mechanisms or pooling arrangements, which provide workers' compensation insurance coverage from private insurers. The effect of these assessments and mandatory shared-market mechanisms or changes in them could reduce our profitability in any given period or limit our ability to grow our business.

The effects of the increasing amount of litigation against insurers on our business are uncertain.

        Like other members of the insurance industry, we are the target of an increasing number of class action lawsuits and other types of litigation, some of which involve claims for substantial and/or indeterminate amounts and the outcomes of which are unpredictable. This litigation is based on a variety of issues including insurance and claim settlement practices.

Risks Related to the Securities

Our status as an insurance holding company with no direct operations could adversely affect our ability to meet our debt obligations and pay dividends.

        We are a holding company and transact substantially all of our business through subsidiaries. Our primary assets are the stock of our operating subsidiaries. Our ability to meet our obligations on our outstanding debt, including the notes, and to pay expenses and dividends, depends upon the surplus and earnings of our subsidiaries and the ability of our subsidiaries to pay dividends to us. Payments of dividends by our insurance company subsidiaries are restricted by state insurance laws, including laws establishing minimum solvency and liquidity thresholds, and could be subject to contractual restrictions in the future. As a result, we may not be able to receive dividends from these subsidiaries at times and in amounts necessary to meet our debt obligations or to pay dividends on our capital stock. In addition, the payment of dividends by us is within the discretion of our board of directors and will depend on numerous factors, including our financial condition, our capital requirements and other factors that our board of directors considers relevant.

The notes are effectively subordinated to all liabilities of our subsidiaries and to our secured debt.

        None of our subsidiaries has guaranteed our obligations under, or has any obligation to pay any amounts due on, the notes. As a result, the notes are effectively subordinated to all liabilities of our subsidiaries. Our rights and the rights of our creditors, including holders of the notes, to participate in the assets of any of our subsidiaries upon their liquidation or recapitalization will generally be subject to the prior claims of those subsidiaries' creditors. At March 31, 2003, our subsidiaries had approximately $1.3 billion of outstanding liabilities and had assets constituting 95% of our consolidated assets.

        In addition, the notes are not secured by any of our assets or those of our subsidiaries. As a result, the notes are effectively subordinated to any secured debt we may incur. In any liquidation, dissolution, bankruptcy or other similar proceeding, holders of our secured debt may assert rights against any assets securing such debt in order to receive full payment of their debt before those assets may be used to pay the holders of the notes. At March 31, 2003, we had no secured debt outstanding.

The notes do not restrict our ability to incur additional debt or to take other actions that could negatively impact holders of the notes.

        We are not restricted under the terms of the notes from incurring additional indebtedness, including secured debt. In addition, the limited covenants applicable to the notes do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the notes could have the effect of diminishing our ability to make payments on the notes when due.

The price of our common stock, and therefore the price of the notes, may fluctuate significantly, which may make it difficult for holders to resell the notes or the shares of our common stock issuable upon conversion of the notes when desired or at attractive prices.

        The price of shares of our common stock on the New York Stock Exchange constantly changes. We expect that the market price of our common stock will continue to fluctuate. Because the notes are convertible into shares of our common stock, volatility or depressed prices for our common stock could have a similar effect on the trading price of the notes. Holders who receive common stock upon conversion also will be subject to the risk of volatility and depressed prices of our common stock. In addition, the existence of the notes may encourage short selling in our common stock by market participants because the conversion of the notes could depress the price of our common stock.

        The price of shares of our common stock can fluctuate as a result of a variety of factors, many of which are beyond our control. These factors include:

  •
  quarterly variations in our operating results;

  •
  operating results that vary from the expectations of management, securities analysts and investors;

  •
  changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

  •
  developments generally affecting the insurance industry;

  •
  announcements by us or our competitors of significant contracts, acquisitions, joint marketing relationships, joint ventures or capital commitments;

  •
  announcements by third parties of significant claims or proceedings against us;

  •
  our dividend policy;

  •
  the relatively low trading volume of our common stock;

  •
  future sales of our equity or equity-linked securities; and

  •
  general domestic and international economic conditions.

        In addition, the stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations also may adversely affect the market price of our common stock.

An active trading market for the notes may not develop.

        The notes are a new issue of securities. Although the notes initially sold to qualified institutional buyers are eligible for trading in the PORTAL market, the notes resold pursuant to this prospectus will no longer be eligible for trading in the PORTAL market. We do not intend to list the notes on any national securities exchange or automated quotation system. We cannot assure you that an active or sustained trading market for the notes will develop or that holders will be able to sell their notes at prices they desire.

        Moreover, even if holders are able to sell their notes, we cannot assure you as to the price at which any sales will be made. Future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results, the price of our common stock and the market for similar securities. Historically, the market for convertible debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the notes will be subject to disruptions, which may have a negative effect on the holders of the notes, regardless of our prospects or financial performance.

We may not have the ability to repurchase the notes in cash if a holder exercises its repurchase right on the dates specified herein or upon the occurrence of a change of control.

        Holders of the notes have the right to require us to repurchase the notes on specified dates or upon the occurrence of a change of control prior to maturity as described under the heading "Description of the Notes—Repurchase of Notes at the Option of Holders". We may not have sufficient funds to make the required repurchase in cash at such time or the ability to arrange necessary financing on acceptable terms. In addition, our ability to repurchase the notes in cash may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time. We have the ability under the terms of the notes to pay the repurchase price in shares of our common stock, regardless of whether we have cash available.

The conditional conversion feature of the notes could result in you receiving less than the value of the common stock into which a note is convertible.

        The notes are convertible into shares of our common stock only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your notes, and you may not be able to receive the value of the common stock into which the notes would otherwise be convertible.

Fairfax Financial Holdings Limited has granted a voting proxy with respect to the shares of our common stock owned by companies controlled by it, which may impede attempts to replace or remove our board or management.

        As of June 30, 2003, companies controlled by Fairfax Financial Holdings Limited owned approximately 42% of our outstanding common stock (not including shares issuable upon conversion of notes held by such companies). Fairfax has disclaimed any control of Zenith and has granted to a trustee a proxy to vote all of the shares of our common stock held by Fairfax and its subsidiaries. The proxy provides that the trustee must vote all such shares in proportion to the voting of all other Zenith stockholders, except in the event of a hostile proxy contest that occurs prior to the earlier of December 31, 2006 or the date on which Stanley R. Zax is no longer our full-time Chairman and President. If such a hostile proxy contest were to occur, the shares must be voted as recommended by management. This arrangement could prevent or delay a change in our board of directors or management, and could cause the value of our securities to decline.

Sales of a significant number of shares of our common stock in the public market, or the perception of such sales, could reduce our share price and impair our ability to raise funds in new share offerings.

        Sales of substantial amounts of shares of our common stock in the public market, or the perception that those sales may occur, could cause the market price of our common stock to decline or make it more difficult for us to sell equity and equity-linked securities in the future at a time and a price that we consider appropriate. Each of Fairfax and Odyssey Reinsurance Corporation, an affiliate of Fairfax, have certain registration rights with respect to the shares of our common stock owned by them and entities controlled by them, which, as of June 30, 2003, represented approximately 42% of our outstanding common stock (not including shares issuable upon conversion of notes held by such companies).

State insurance laws may discourage takeover attempts that could be beneficial to us and our stockholders.

        We are subject to state statutes governing insurance holding companies, which generally require that any person or entity desiring to acquire direct or indirect control of any of our insurance company subsidiaries obtain prior regulatory approval. Control would be presumed to exist under most state insurance laws with the acquisition of 10% or more of our outstanding voting securities. Applicable state insurance company laws and regulations could delay or impede a change of control of our company, which could prevent our stockholders from receiving a control premium.

You are urged to consider the United States federal income tax consequences of owning the notes.

        We will treat the notes for United States federal income tax purposes as contingent payment debt instruments subject to United States federal income tax rules applicable to contingent payment debt instruments. Under that treatment, holders are required to include amounts in income, as ordinary income, in advance of receipt of cash or other property attributable to the notes. You will recognize gain or loss on the sale, purchase by us at your option, exchange, conversion or redemption of a note in an amount equal to the difference between the amount realized, including the fair market value of any of our common stock received, and your adjusted tax basis in the note. Any gain recognized by you on the sale, purchase by us at your option, exchange, conversion or redemption of a note generally will be treated as ordinary interest income and any loss will be treated as ordinary loss to the extent of the interest previously included in income and, thereafter, as capital loss. A discussion of the United States federal income tax consequences of ownership of the notes is contained in this prospectus under the heading "United States Federal Income Tax Consequences."

RATIO OF EARNINGS TO FIXED CHARGES

        Our ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Year Ended December 31,					Three Months Ended March 31,
	2002	2001	2000	1999	1998	2003	2002
Ratio of earnings to fixed charges	—	—	—	5.26x	2.81x	7.78x	1.75x

        For purposes of calculating the ratio, earnings consist of income from continuing operations (excluding equity in investee earnings or losses) before provision for income taxes and fixed charges (except capitalized interest in discontinued operations). Fixed charges include interest expense, interest expense capitalized in discontinued operations and approximately 30% of rental expense, which is what we believe to be a reasonable approximation of the interest portion of rental expense. In 2002, 2001 and 2000, our earnings were insufficient to cover our fixed charges by $4.6 million, $46.5 million and $84.6 million, respectively.

USE OF PROCEEDS

        We will not receive any of the proceeds upon the resale of the notes or the common stock by any selling securityholder.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

        Our common stock is listed and traded on the New York Stock Exchange under the symbol "ZNT." The following table sets forth the high and low sale prices for the indicated periods as reported on the New York Stock Exchange and the quarterly cash dividends paid per share of our common stock during the periods indicated.

	High	Low	Common Dividends Paid
2001
First Quarter	$30.70	$22.80	$0.25
Second Quarter	27.92	23.41	0.25
Third Quarter	30.15	23.78	0.25
Fourth Quarter	29.30	24.40	0.25
2002
First Quarter	$31.25	$27.36	$0.25
Second Quarter	32.25	28.90	0.25
Third Quarter	31.81	23.35	0.25
Fourth Quarter	29.45	22.00	0.25
2003
First Quarter	$24.20	$19.15	$0.25
Second Quarter	30.23	21.30	0.25	(1)
Third Quarter (through July 17, 2003)	28.58	26.85	—	(2)

(1)
On May 20, 2003, our board of directors declared a regular quarterly cash dividend of $0.25 per share, payable August 14, 2003 to stockholders of record at the close of business on July 31, 2003.

(2)
No determination has yet been made regarding the declaration of the regular quarterly cash dividend for the third quarter of 2003.

        The closing sale price of our common stock on July 17, 2003, as reported on the New York Stock Exchange, was $27.30 per share.

        Dividends are paid as and when declared by our Board of Directors from funds legally available therefor. Our ability to pay dividends is dependent upon, among other things, the availability of dividends from our subsidiaries, which may be subject to regulatory and/or contractual restrictions.

        The California and Texas Insurance Holding Company System Regulatory Acts limit the ability of Zenith Insurance to pay dividends to Zenith, and of ZNAT Insurance and Zenith Star to pay dividends to Zenith Insurance, by providing that the appropriate insurance regulatory authorities in the states of California and Texas must approve any dividend that, together with all other such dividends paid during the preceding twelve months, exceed the greater of: (a) 10% of the paying company's statutory surplus as regards policyholders at the preceding December 31; or (b) 100% of the net income for the preceding year. In addition, any such dividend must be paid from policyholders' surplus attributable to accumulated earnings. No dividends requiring such approval were paid in 2002. In each of the years ended December 31, 2001 and 2000, Zenith Insurance paid $10.0 million in dividends to Zenith. During 2003, Zenith Insurance will be able to pay $31.0 million in dividends to Zenith without prior approval. In March 2003, Zenith Insurance paid a dividend of $10.0 million to Zenith. The restrictions on the payment of such dividends have not had, and under current regulations are not expected to have, a material adverse impact on the ability to pay dividends. In a recent court ruling, a California statute that allowed a deduction for the dividends received from wholly-owned insurance companies in the determination of taxable income for the California Franchise Tax was held unconstitutional in certain circumstances. The consequences of the decision are unclear, but it is possible that the California Franchise Tax Board ("FTB") could take the position that the decision has caused the statute to be invalid for all purposes and disallow in its entirety the deduction for dividends received from insurance subsidiaries. If sustained, such action by the FTB would have the effect of imposing a tax of approximately 6% (after the benefit of a federal tax deduction) on any dividends paid from Zenith Insurance to Zenith. Zenith is unable to predict the ultimate outcome of this matter, which depends upon the actions of the FTB, the prospects for appropriate legislative relief and various tax strategies that may be available to Zenith to alleviate the consequences of any actions by the FTB.

CAPITALIZATION

        The following table sets forth our capitalization as of March 31, 2003. You should read this table in conjunction with "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," our consolidated financial statements and related notes and the other financial information included elsewhere in this prospectus.

March 31, 2003
(in thousands)
Debt:
Revolving lines of credit	$—
Convertible senior notes, net of unamortized discount and issue costs of $4,848	120,152
Redeemable capital securities, net of unamortized discount and issue costs of $1,269	65,731

Total Debt	$185,883

Stockholders' equity:
Preferred stock, $1 par, 1,000 shares authorized; none issued and outstanding	$—
Common stock, $1 par, 50,000 shares authorized; issued 25,786; outstanding 18,768	25,786
Additional paid-in capital	296,989
Retained earnings	116,019
Accumulated other comprehensive income	18,661
Less treasury stock at cost (7,018 shares)	(132,142)

Total Stockholders' Equity	325,313

Total Capitalization	$511,196

Ratio of Total Debt to Total Capitalization	36%

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        The following table presents our selected historical consolidated financial data. The statement of operations data for each of the three years in the period ended December 31, 2002 and the balance sheet data as of December 31, 2002 and 2001 have been derived from our audited consolidated financial statements and related notes included elsewhere in this prospectus. The statement of operations data for each of the two years in the period ended December 31, 1999 and the balance sheet data as of December 31, 2000, 1999 and 1998 have been derived from our audited consolidated financial statements and related notes that are not included in this prospectus. The statement of operations data for the three months ended March 31, 2003 and 2002 and the balance sheet data as of March 31, 2003 have been derived from our unaudited interim consolidated financial statements and related notes included elsewhere in this prospectus. The balance sheet data as of March 31, 2002 have been derived from our unaudited interim consolidated financial statements and related notes that are not included in this prospectus. In the opinion of management, our unaudited interim consolidated financial statements include all adjustments necessary for a fair presentation of our financial position and operating results for the periods presented. The results of operations for interim periods are not necessarily indicative of results for a full year's operations.

        You should read the following information together with "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations," our consolidated financial statements and related notes and the other financial information included elsewhere in this prospectus.

		Years Ended December 31,					Three months ended March 31,
	Note(s)	2002	2001	2000	1999	1998	2003	2002
		(Dollars and shares in thousands, except per share data)					(unaudited)
Revenues:	1,2,3
Premiums earned		$557,055	$476,876	$338,752	$369,403	$529,855	$173,404	$121,274
Net investment income		48,811	51,178	51,766	53,662	53,593	12,567	12,662
Realized (losses) gains on investments		(3,631)	9,169	(15,467)	7,682	11,602	716	(828)
Service fee income		—	—	—	2,691	3,992	—	—

Total revenues		$602,235	$537,223	$375,051	$433,438	$599,042	$186,687	$133,108

Components of net income (loss) after tax:
Underwriting (loss) income	1,2	$(23,821)	$(59,936)	$(67,941)	$(85,189)	$(18,705)	$3,788	$(3,811)
Net investment income		32,489	33,841	34,243	35,632	35,907	8,363	8,439
Realized (losses) gains on investments		(2,360)	5,960	(10,054)	4,993	7,541	465	(538)
Parent expenses and interest expense	5	(6,655)	(7,411)	(6,600)	(8,043)	(6,511)	(2,274)	(2,179)
Equity in earnings (losses) of investee	4	1,363	(2,060)	—	—	—	1,358	—
Gain on sale of CalFarm	2	—	—	—	104,335	—	—	—

Income (loss) from continuing operations		1,016	(29,606)	(50,352)	51,728	18,232	11,700	1,911

Income from discontinued real estate operations	3	9,184	3,746	3,552	2,372	868	—	889

Net income (loss)		$10,200	$(25,860)	$(46,800)	$54,100	$19,100	$11,700	$2,800

Net income (loss) per common share:
Basic
Continuing operations		$0.05	$(1.68)	$(2.93)	$3.01	$1.07	$0.62	$0.10
Discontinued operations		0.50	0.21	0.21	0.14	0.05	—	0.05

Net income (loss)		$0.55	(1.47)	$(2.72)	$3.15	$1.12	$0.62	$0.15

Diluted:
Continuing operations		$0.05	$(1.68)	$(2.93)	$3.01	$1.06	$0.62	$0.10
Discontinued operations		0.49	0.21	0.21	0.14	0.05	—	0.05

Net income (loss)		$0.54	$(1.47)	$(2.72)	$3.15	$1.11	$0.62	$0.15

Cash dividends per share to common stockholders		1.00	1.00	1.00	1.00	1.00	0.25	0.25

Weighted average common shares outstanding		18,895	17,593	17,212	17,172	17,158	18,778	18,847

Financial condition:	1,2
Total assets	4	$1,615,113		$1,537,999		$1,472,190		$1,573,786		$1,818,726		$1,793,409		$1,553,040
Investments	4	1,098,284		941,527		852,734		901,734		1,048,681		1,263,177		959,133
Unpaid losses and loss adjustment expenses		1,041,532		946,822		877,883		880,929		997,647		1,074,056		949,877
Senior notes and bank debt	5	—		57,203		58,374		74,717		79,596		—		57,227
Convertible senior notes	6	—		—		—		—		—		120,152		—
Redeemable securities	5	65,719		65,669		65,618		73,397		73,341		65,731		65,681
Stockholders' equity	4	317,024		300,551		309,776		354,559		346,952		325,313		298,052
Stockholders' equity per share	4	16.89		16.20		17.76		20.67		20.23		17.33		16.00

Insurance statistics (GAAP):	1,2
Paid loss and loss adjustment expense ratio		64.4%		67.9%		90.9%		96.0%		82.9%		54.7%		71.6%
Combined ratio:
Loss and loss adjustment expense ratio		79.4		90.6		99.4		97.5		72.3		73.2		74.5
Underwriting expense ratio		27.1		28.3		30.8		37.7		33.0		23.2		30.0

Combined ratio		106.5%		118.9%		130.2%		135.2%		105.3%		96.4%		104.5%
Net premiums earned-to-surplus ratio	7	1.5	x	1.6	x	1.1	x	1.1	x	1.2	x	1.6	x	1.6	x
Loss and loss adjustment expense reserves-to-surplus ratio (net of reinsurance)		2.2	x	2.5	x	2.0	x	1.8	x	1.6	x	1.9	x	2.3	x

(1)
On April 1, 1998, Zenith acquired substantially all of the assets and certain liabilities of RISCORP, Inc. and subsidiaries. In 1999, Zenith recorded $50.0 million before tax ($32.5 million after tax, or $1.89 per share) of net charges associated with an increase in the purchase price thereof.

(2)
Zenith completed the sale of CalFarm Insurance Company ("CalFarm") effective March 31, 1999, resulting in a gain of $104.3 million after tax, or $6.08 per share, in the first quarter of 1999.

(3)
The home-building business and related real estate assets of Perma-Bilt, a Nevada Corporation were sold in 2002. Income from discontinued operations in 2002 includes the gain on the sale of $6.3 million after tax. Results for 2001 and prior years have been restated to present the real estate business as discontinued operations.

(4)
In 2002, Zenith acquired additional shares of Advent Capital (Holdings) PLC. Effective 2002, the investment in Advent Capital is being accounted for under the equity method. Results for 2001 have been restated to reflect the change in accounting from the cost method to the equity method.

(5)
In 2001 and 2000, Zenith repurchased $1.3 million and $16.5 million, respectively, aggregate principal amount of its outstanding 9% Senior Notes due 2002. In 2000, Zenith repurchased $8.0 million aggregate liquidation amount of outstanding 8.55% Capital Securities of Zenith National Insurance Capital Trust I, all of the voting securities of which are owned by Zenith. A gain of $1.6 million before tax, or $1.0 million after tax, was recorded on the repurchases in 2000. The gain was previously recorded as an extraordinary item and has been reclassified to reduce interest expense in conformity with Statement of Financial Accounting Standards, No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendments of FASB Statement No. 13 and Technical Corrections." In 2002, Zenith paid the outstanding principal of $57.2 million of its 9% senior notes.

(6)
On March 21, 2003, Zenith issued the $125.0 million aggregate principal amount of the notes covered by this prospectus and received net proceeds of approximately $120.1 million.

(7)
For three months ended March 31, 2003 and 2002, net premiums earned were annualized for the purposes of calculating these ratios.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

        Zenith's long-term source of consolidated earnings is principally the income and investment income from the operation of its property-casualty insurance business (workers' compensation and reinsurance) and its investment portfolio. workers' compensation represents insurance coverage for the statutorily prescribed benefits that employers are required to pay to their employees injured in the course of employment. During 2002, Zenith wrote workers' compensation insurance in 45 states, but the largest concentrations, 55% and 19% of the workers' compensation premiums earned during 2002, were in California and Florida, respectively. The concentration of Zenith's business in these states makes the results of operations highly dependent on the states' economic, social and cultural trends, legislative and regulatory changes, and catastrophic events such as windstorms and earthquakes. Reinsurance principally consists of assumed reinsurance of property losses from worldwide catastrophes and large property risks. Results of the reinsurance operations can be adversely impacted in periods that sustain large catastrophe losses. Our investment portfolio provides income and realized gains on investments, primarily from investments in debt securities. The holding company activities of Zenith are set forth as parent expenses and interest expense.

  Comparison of the three months ended March 31, 2003 and 2002

        The comparative components of net income after tax are set forth in the table below. This presentation of our results is consistent with results of our business segments described in our quarterly Consolidated Financial Statements—Note 5—"Segment Information" contained elsewhere in this prospectus.

	Three Months Ended March 31,
	2003	2002
	(Dollars in thousands)
Net investment income	$8,363	$8,439
Realized gains (losses) on investments	465	(538)

Subtotal	8,828	7,901
Property-casualty underwriting income (loss)	3,788	(3,811)
Interest expense	(1,287)	(1,365)
Parent expenses	(987)	(814)
Equity in earnings of investee	1,358

Income from continuing operations	11,700	1,911
Income from discontinued operations		889

Net income	$11,700	$2,800

        Results of operations improved in the three months ended March 31, 2003 compared to the three months ended March 31, 2002 principally as a result of improved underwriting results in the property-casualty operations.

        The comparative results of Zenith's property and casualty insurance operations before tax and combined ratios are set forth in the table below:

	Three Months Ended March 31,
	2003	2002
	(Dollars in thousands)
Net premiums earned:
Workers' compensation:
California	$95,180	$55,662
Outside California	60,844	51,636

Total workers' compensation	156,024	107,298
Reinsurance	17,380	13,976

Total	$173,404	$121,274

Underwriting income (loss) before tax:
Workers' compensation	$3,833	$(7,334)
Reinsurance	2,396	1,902

Total	$6,229	$(5,432)

Combined loss and expense ratios:
Workers' compensation:
Loss and loss adjustment expenses	73.6%	75.1%
Underwriting expenses	23.9%	31.7%

Combined ratio	97.5%	106.8%
Reinsurance:
Loss and loss adjustment expenses	69.0%	70.0%
Underwriting expenses	17.2%	16.4%

Combined ratio	86.2%	86.4%
Total:
Loss and loss adjustment expenses	73.2%	74.5%
Underwriting expenses	23.2%	30.0%

Combined ratio	96.4%	104.5%

  Comparison of the years ended December 31, 2002, 2001 and 2000

        The comparative components of net income (loss) after tax for the three years ended December 31, 2002 are set forth in the table below. This presentation of our after tax results is consistent with the results of our business segments described in our annual Consolidated Financial Statements—Note 20—"Segment Information" contained elsewhere in this prospectus.

	2002	2001	2000
	(Dollars in thousands)
Net investment income	$32,489	$33,841	$34,243
Realized (losses) gains on investments	(2,360)	5,960	(10,054)

Subtotal	30,129	39,801	24,189
Property-casualty underwriting loss	(23,821)	(59,936)	(67,941)
Interest expense	(3,317)	(4,924)	(3,666)
Parent expenses	(3,338)	(2,487)	(3,927)
Equity in earnings (losses) of investee	1,363	(2,060)

Income (loss) from continuing operations before extraordinary item	1,016	(29,606)	(51,345)
Income from discontinued operations(1)	9,184	3,746	3,552

Income (loss) before extraordinary item	10,200	(25,860)	(47,793)
Extraordinary item-gain on extinguishment of debt			993

Net income (loss)	$10,200	$(25,860)	$(46,800)

(1)
Includes realized gain on the sale of the real estate operations of $6.3 million in 2002.

        Results of continuing operations improved in 2002 compared to 2001 and 2000 principally as a result of reduced underwriting losses in the insurance operations. Net income in 2002 was reduced by a charge of $19.5 million, or $1.04 per share, for an increase in workers' compensation loss reserves in the fourth quarter of 2002. The net loss in 2001 includes $24.4 million, or $1.39 per share, of estimated losses attributable to the World Trade Center events of September 11, 2001.

        Results of the workers' compensation and reinsurance operations for the three years ended December 31, 2002 are set forth in the table that follows.

	2002	2001	2000
	(Dollars in thousands)
Premiums earned:
Workers' Compensation:
California	$277,120	$205,835	$137,497
Outside California	226,739	210,013	163,336

Total Workers' Compensation	503,859	415,848	300,833
Reinsurance	53,196	61,028	37,919

Total	$557,055	$476,876	$338,752

Underwriting (loss) income before tax:
Workers' Compensation	$(43,848)	$(58,329)	$(87,854)
Reinsurance	7,644	(31,918)	(14,536)

Total	$(36,204)	$(90,247)	$(102,390)

Combined loss and expense ratios:
Workers' Compensation
Loss and loss adjustment expenses	80.9%	83.8%	96.4%
Underwriting expenses	27.8	30.2	32.8

Combined ratio	108.7%	114.0%	129.2%

Reinsurance:
Loss and loss adjustment expenses	64.7%	136.9%	124.0%
Underwriting expenses	20.9	15.4	14.3

Combined ratio	85.6%	152.3%	138.3%

Total:
Loss and loss adjustment expenses	79.4%	90.6%	99.4%
Underwriting expenses	27.1	28.3	30.8

Combined ratio	106.5%	118.9%	130.2%

        The key operating goal for our insurance business is to achieve a combined ratio of 100% or lower. The combined ratio, expressed as a percentage, is the key measure of underwriting profitability traditionally used in the property-casualty insurance business. It is the sum of net incurred loss and loss adjustment expenses, underwriting expenses and policyholders' dividends, expressed as a percentage of net premiums earned.

        Zenith's profitability is principally dependent upon the adequacy of rates charged to the insured for insurance protection; the frequency and severity of claims and catastrophes; the ability to accurately estimate and accrue reported and unreported losses in the correct period; and the ability to manage claim costs and operating expenses. Some of the factors that continue to impact the business and economic environment in which Zenith operates include: competition; poor operating results and reports of substantial under estimation of reported loss reserves in the national workers' compensation insurance industry; an uncertain political and regulatory environment, both state and federal; the outlook for economic growth in geographic areas where Zenith operates; the frequency and severity of claims and catastrophes; the changing environment for controlling medical, legal and rehabilitation costs, as well as fraud and abuse; and any future terrorist attacks such as the September 11, 2001 attacks. Fluctuations in interest rates cause fluctuations in Zenith's investment income and the fair values of our investments. Although management is currently unable to predict the effect of any of the foregoing, these factors, related trends and uncertainties could have a material effect on Zenith's future operations, financial condition and cash flows.

Critical Accounting Policies and Estimates

        The preparation of financial statements in accordance with generally accepted accounting principles ("GAAP") requires both the use of estimates and judgment relative to the application of appropriate accounting policies. Zenith's accounting policies are described in the notes to our annual Consolidated Financial Statements, but we believe that the following matters are particularly important to an understanding of Zenith's financial statements.

        Loss Reserve Estimation.    Accounting for property and casualty insurance operations requires us to estimate the liability for unpaid losses and loss adjustment expenses ("loss reserves") as of the balance sheet date. The amount by which estimated losses, measured subsequently by reference to payments and additional estimates, differ from those originally reported for a period is known as "development." Development is unfavorable when losses ultimately settle for more than the levels at which they were reserved or subsequent estimates indicate a basis for reserve increases on open claims. Development is favorable when losses ultimately settle for less than the amount reserved or subsequent estimates indicate a basis for reducing loss reserves on open claims. Favorable or unfavorable development of loss reserves is reflected currently in earnings. The impact of loss reserve development on the results of operations is discussed below under "Loss Reserves." Also included is a discussion of some of the assumptions underlying our loss reserve estimates and the sensitivity of our loss reserve estimates to our important assumptions. A 10-year history of the development of Zenith's loss reserves is set forth in the Property-Casualty Loss Development table in this prospectus under "Business—Description of the Business—Loss and Loss Expense Reserves and Claims and Loss Developments." Our current loss reserve estimates may be subject to development in future years and reserve development may take a long time to appear because of the uncertainty inherent in currently estimating long-term liabilities.

        Investments.    The majority of our investments are investments in fixed maturity or equity securities, which are recorded at their fair values. Changes in these fair values are reflected as a separate component of stockholders' equity. However, when, in the opinion of management, a decline in the fair value of an investment is considered to be "other-than-temporary," such investment is written-down to its fair value and the amount written-down is reflected in earnings as a realized loss. The determination of other-than-temporary includes, in addition to other relevant factors, a presumption that if the market value is below cost by a significant amount for a period of time, a write-down is necessary. During the three months ended March 31, 2003 and 2002, there were $2.6 million and $1.1 million, respectively, of such write downs reflected as a reduction of net realized gains. During the years ended December 31, 2002, 2001 and 2000, there were $11.1 million, $12.7 million and $22.5 million, respectively, of such write-downs reflected as a reduction of net realized gains. A further discussion of investment write-downs is set forth under "Investments."

        Deferred Policy Acquisition Costs.    Certain direct policy acquisition costs consisting of commissions, premium taxes and certain other underwriting costs, are deferred and amortized as the underlying policy premiums are earned. At March 31, 2003 and at December 31, 2002 and 2001, deferred policy acquisition costs were $15.6  million, $13.4 million and $12.7 million, respectively, related to unearned premiums of $114.7 million, $97.4 million and $71.3 million, respectively. If the expected claims costs and other policy-related costs related to the unearned premiums exceeded those unearned premiums, a premium deficiency would exist and policy acquisition costs that otherwise were deferred would be expensed. At March 31, 2003 and at December 31, 2002 and 2001, our estimates indicated that there was no premium deficiency and a premium deficiency would not occur until our estimated loss and loss adjustment expense ratio in 2003 was increased by about 17 percentage points.

        Deferred Income Taxes.    Zenith makes provisions for deferred income taxes based on temporary differences between the tax bases and book bases of assets and liabilities. At March 31, 2003 and at December 31, 2002 and 2001, Zenith recorded net deferred tax assets of $32.2 million, $32.4 million and $35.6 million, respectively, including assets of $38.3 million, $35.8 million and $33.3 million, respectively, attributable to the fact that the Internal Revenue Code requires property and casualty insurance companies to discount the tax deduction for loss reserves. We do not discount loss reserves in our financial statements. We expect that the net deferred tax asset is fully recoverable because all future deductible amounts associated with temporary differences can be offset by anticipated future taxable income, including investment income or available refunds from prior years. If this assumption were to change, any amount of the net deferred tax asset which we could not expect to recover would be provided for as an allowance and would be reflected as an increase in income tax expense in the period in which it was established.

Loss Reserves

        Our loss reserves were as follows:

	December 31,			March 31,
	2002	2001	2000	2003
	(Dollars in millions)
Workers' compensation:
Unpaid loss and loss adjustment expenses	$910	$802	$778	$943
Receivable from reinsurers and state trust funds for unpaid losses	215	202	241	215

Unpaid loss and loss adjustment expenses, net of reinsurance	$695	$600	$537	$728

Reinsurance:
Unpaid loss and loss adjustment expenses	$132	$145	$100	$131
Receivable from reinsurers for unpaid losses	1	2	3	1

Unpaid loss and loss adjustment expenses, net of reinsurance	$131	$143	$97	$130

Total:
Unpaid loss and loss adjustment expenses	$1,042	$947	$878	$1,074
Receivable from reinsurers and state trust funds for unpaid losses	216	204	244	216

Unpaid loss and loss adjustment expenses, net of reinsurance	$826	$743	$634	$858

        We continually monitor loss development trends and data to establish adequate premium rates and reasonable loss reserve estimates. Loss reserves, which are based on estimates, are inherently uncertain and represent a significant risk to the business which we attempt to mitigate by continually improving and refining our workers' compensation claims processing practices and by employing actuarial estimation methods. More information about our workers' compensation claims operation can be found in this prospectus under "Business—Description of the Business—Loss and Loss Expense Reserves and Claims and Loss Developments." In our financial statements, actuarial techniques and methods are utilized to establish the most reasonably accurate estimate of loss reserves at a point in time including an estimate of the probable amount for unreported claims arising from accidents that have not yet been reported to us, commonly known in the industry as "incurred but not reported" or "IBNR." At the end of every quarter, our actuaries perform a comprehensive review of our loss reserves during which they consider the results of various methods of estimation. Generally, the results of any one method of estimation are not appropriate under all circumstances and do not produce reliable estimates for reserves for all accident years. Our actuaries use the results of their estimation methods to produce a single estimate (a "point estimate") of total loss reserves, and not a range of estimates. Management's best estimate of loss reserves (as recorded in the financial statements) is generally consistent with the actuarial estimate. At March 31, 2003, our loss reserves in the financial statements were lower than the actuarial point estimate by about $11 million (or 1%) of our loss reserves, net of reinsurance. The principal difference is attributable to management's estimate of liability reserves in the reinsurance business. Some of the important assumptions contained in our loss reserve estimates are as follows:

        Workers' compensation loss reserves.    First, we made an assumption that our workers' compensation loss reserve estimates for claims in the most recent years should continue to reflect the historical trend of increasing claims severity. Severity is the average cost of a claim, which has increased consistently over recent years. The trend of increasing severity, or inflation, is attributable to a combination of factors that include increasing medical costs and increasing indemnity payments (reimbursements to injured workers for lost wages) per claim. We have also observed a decline in the number of claims being reported over the last several years. The declining frequency of claims contributes to the increasing severity trend because the frequency decline has been concentrated in less expensive claims (claims involving less time-off from work and less severe injuries). We have observed this continuing inflationary trend in the amounts we have already paid out for claims in the most recent accident years, and we have assumed that our estimate of the ultimate cost of these claims, and, therefore, our loss reserve estimates, must reflect substantially similar rates of inflation. The average severity trend, or inflation rate, contained in our year-end loss reserve estimates is an increase of 14% for the average cost of 1999 claims over 1998, 10% for 2000 claims over 1999, 17% for 2001 claims over 2000 and 10% for 2002 claims over 2001.

        Second, we made an assumption that historical paid loss data are the most reliable indicator of the ultimate liability for loss reserves and we attributed greater weight to estimates using paid losses. Other data such as reserve estimates made by examiners in our claims department tend to reflect changes in operating and management practices over the years and underlying trends may be obscured. To obtain loss reserve estimates, paid loss data are arrayed by year of the underlying accident ("accident years") and the cumulative paid amounts at the end of subsequent accounting periods are displayed. The historical annual increase in cumulative totals, known as development factors, are used to project the ultimate amount to be paid for all years. We assumed that the development factor for the most recent annual change, known as the most recent or the one-year development factor, is the most reliable indicator of the future because it reflects current underlying inflation trends, particularly health care costs.

        Estimating the impact of the inflation trend is the major risk factor in our workers' compensation loss reserve estimates. Future earnings will be impacted by loss reserve development associated with any changes in our inflation assumptions. Estimates for the 2001 and 2002 accident year claims represent the majority of the uncertainty because these claims have the lowest proportionate amount of paid loss. Therefore, our loss reserve estimates are most sensitive to changes in the assumption about inflation for the 2001 and 2002 accident years. Each one-point increase or decrease in the inflation rate for both of these accident years would increase or decrease our year-end loss reserve estimates by approximately $10.0 million.

        The following table shows the adverse (favorable) loss reserve development for loss reserves in the three months ended March 31, 2003 and each of the three years ended December 31, 2002. The loss reserve development is the change recorded in the periods shown for the estimate of the loss reserves established at the end of the preceding year and reflects a cumulative adjustment to all estimates made in prior years.

	Workers' Compensation	Reinsurance	Total
	(Dollars in thousands)
Loss development in:
Three months ended March 31, 2003	$7,021	$—	$7,021
2002	29,346	(178)	29,168
2001	272	4,075	4,347
2000	8,251	22,629	30,880

        In the fourth quarter of 2002, we increased our estimate of workers' compensation loss reserves for prior periods by $30.0 million. The change in the estimate was composed of $2.4 million related to claims for 2002, $21.2 million related to claims for 2001 and $6.4 million related to claims in 2000. Therefore, workers' compensation loss reserves of $536.7 million at December 31, 2000 would have been higher by $6.4 million (or 1.2%); loss reserves of $599.7 million at December 31, 2001 would have been higher by $27.6 million (or 4.6%); and loss reserves of $641.2 million at September 30, 2002 would have been higher by $30.0 million (or 4.7%). Workers' compensation loss reserves are stated here net of reinsurance.

        During 2002, as in prior years, quarterly reviews of Zenith's workers' compensation reserves were performed. The observed paid loss development and inflation during the first two quarters were in-line with our estimates and expectations as of the previous year-end. The third quarter review showed greater than expected paid loss development and inflation. Given only one quarter of higher than expected inflation, we did not incorporate the new trend into our loss reserve estimates pending any confirmation of the increase in the inflation rate in any subsequent quarters. The fourth quarter review also showed higher than anticipated inflation.

        Given the confirmation of the higher inflation trend in the fourth quarter, we determined it was appropriate to increase our estimates of the ultimate losses for accident years 2000, 2001 and 2002 by $30.0 million to incorporate these higher levels of inflation. These adverse inflationary trends were most noticeable in our California business. Loss development trends elsewhere, principally in Florida, were more favorable than anticipated. The $30.0 million increase in loss reserves in 2002 was comprised of an increase of $50.0 million in California reserves offset by a decrease of $20.0 million in reserves outside of California, principally Florida.

        In 2000, Zenith increased the estimate of unpaid workers' compensation losses for the 1999 accident year by about $8.0 million, principally as a result of higher than expected claims severity. This change in estimate means that workers' compensation loss reserves of $516.9 million at December 31, 1999 should have been higher by $8.0 million (or 1.5%).

        Reinsurance loss reserves.    Loss reserve estimates in our reinsurance business are subject to uncertainties that are inherent to the reinsurance business. As a reinsurer, we are further removed from original loss events than we would be as a primary insurer. Therefore, we are subject to longer reporting lags. We are also subject to the estimates that ceding companies make before they determine when, if and how much to report to us. We operate a relatively small book of reinsurance business and therefore our historical data or industry-wide data have only limited value in making estimates of ultimate losses from currently reported paid and reported loss information. The inherent uncertainties in estimating our reinsurance reserves affect us particularly in two ways. First, estimating catastrophe losses in the reinsurance business is highly dependent upon the nature and timing of the event and Zenith's ability to obtain timely and accurate information with which to estimate its liability to pay losses. Therefore, our loss reserve estimates are subject to a higher risk of development when we report our results of operations after a large catastrophe loss has occurred. In the three months ended

March 31, 2003 and in the year ended December 31, 2002, we did not incur any significant catastrophe losses. The last major catastrophe loss we estimated was our share of the losses associated with the terrorist attack on the World Trade Center on September 11, 2001. We have estimated Zenith's share of the World Trade Center loss to be approximately $48.0 million, both gross and net of reinsurance recoverable, by estimating the probable impact to each of its reinsurance contracts based on currently available information. Approximately 70% of our estimated loss is attributable to the contractual maximum loss payable by Zenith under its excess of loss reinsurance contracts and therefore our loss cannot exceed the amount we have estimated and reserved on these contracts. The remainder of the estimated loss is an estimate of expected losses incurred on assumed quota share reinsurance contracts. The information we have received so far has resulted in no change in the estimate of Zenith's World Trade Center loss at March 31, 2003 compared to December 31, 2002 and 2001.

        Loss reserve estimates for catastrophe losses developed unfavorably in 2001 and 2000. In 1999, the worldwide catastrophe reinsurance business received a large number of claims attributable to a high frequency of natural disasters that year. These included hurricanes, tornadoes, earthquakes in Taiwan and Turkey and severe storms in Europe culminating in two very large storms at the end of December of 1999 in France. The amount of insurable damage in these storms and other events took time to assess and estimate and, therefore, our estimates at the end of 1999 and even at the end of 2000 were subject to the availability and reliability of estimates and claims being reported by the companies we reinsure. As a result of late reporting of claims and changes in estimates by companies we reinsure, we experienced adverse development of our estimates in 2000 and to a lesser extent in 2001. In 2001, we raised our estimates of prior year loss reserves by $4.1 million, or 4.2% of the 2000 loss reserve estimate of $97.5 million for our reinsurance business. In 2000, we raised our estimates of prior year loss reserves by $22.6 million, or 25.6% of the 1999 loss reserve estimate of $88.3 million.

        Estimates of the impact of the World Trade Center loss and other catastrophes are based on the information that is currently available. Such estimates could change based on any new information that becomes available or based upon reinterpretation of existing information.

        The second area of significant uncertainty in our reinsurance loss reserve estimates relates to liability reinsurance reserves. Our reinsurance business currently emphasizes property catastrophe reinsurance. We have, since the inception of our reinsurance operation, participated to a varying extent over the years in liability reinsurance, principally for general business liability coverage, directors' and officers' liability and excess liability and umbrella coverage. Liability reinsurance premiums represent about 20% of our reinsurance earned premiums during the ten years ended December 31, 2002. Our actuaries make reserve estimates for liability reinsurance by projecting current reported losses to an estimated ultimate value using a combination of historical reporting patterns for our business and original loss ratio assumptions for the class of business and the year it was written. Our best estimate of these reserves, as recorded in the financial statements, is based on loss ratio estimates from the original pricing assumptions, modified for actual claims experience, and is about $11 million lower than the point estimate of our actuaries.

        Asbestos and environmental loss reserves.    Zenith has exposure to asbestos losses in its workers' compensation operations for medical, indemnity and loss adjustment expenses associated with covered workers' long-term exposure to asbestos or asbestos-containing materials. Many of the claims we have received date back to accidents in the 1960's, 1970's and early 1980's. Zenith's exposure is generally limited to a proportionate share of the workers' compensation-related loss for the period of time coverage was provided because other insurance companies also provided coverage during the period in which the claimant was exposed. In our history, we have paid and closed about 3,200 such asbestos-related workers' compensation claims for a total of $8.3 million, or approximately $2,600 per claim. At the end of 2002, we had 382 such claims open, and reserved for about $2.2 million, compared to our total workers' compensation loss reserves of $695.2 million, including an IBNR reserve estimate of $123.1 million.

        Zenith also has potential exposure to environmental and asbestos losses and loss adjustment expenses beginning in 1985 through its reinsurance operations, but the business reinsured by Zenith in these operations contains exclusion clauses for such losses. Environmental and asbestos losses have not been material to Zenith's results of operations or financial condition. Zenith believes that its reserves for environmental and asbestos losses are currently appropriately established.

Terrorism Risk Insurance Act of 2002

        In November 2002, the Terrorism Risk Insurance Act of 2002 became effective. The principal purpose of the Act was to provide a role for the Federal Government in the provision of insurance for losses sustained in connection with terrorism. Prior to the Act, insurance (except for workers' compensation insurance) and reinsurance for losses arising out of acts of terrorism were severely restricted in their availability from private insurance and reinsurance companies. Under the Act, all licensed insurers must offer terrorism coverage on most commercial lines of business. The Act is effective for the period from November 26, 2002 until December 31, 2005. The Secretary of the Treasury must certify an act for it to constitute an act of terrorism. The definition of terrorism excludes domestic acts of terrorism and acts of terrorism committed in the course of a war declared by Congress. Losses arising out of the act of terrorism must exceed $5.0 million. If an event is certified, the Federal Government will reimburse losses not to exceed $100.0 billion in any year. Each insurance company will be responsible for a deductible based on a percentage of direct earned premiums in the previous calendar year—7% in 2003, 10% in 2004 and 15% in 2005. For losses in excess of the deductible, the Federal Government will reimburse companies for 90% of the loss up to their proportionate share of $100.0 billion of aggregate losses. Policy surcharges may be required to recover certain of any losses reimbursed by the Federal Government.

        The Act contemplates that affiliated insurers will be treated collectively as one entity by the U.S. Treasury Department for purposes of calculating direct earned premiums and, therefore, an insurer's deductible. As of June 30, 2003, companies controlled by Fairfax Financial Holdings Limited owned approximately 42% of our outstanding common stock (not including shares issuable upon conversion of notes held by such companies). Fairfax has disclaimed any control of Zenith and has granted to a trustee a proxy to vote all of the shares of our common stock held by Fairfax and its subsidiaries. Due to the definitions of "affiliate" and "control" under the Act, however, it appears that the direct earned premiums for U.S. exposures of the insurers controlled by Fairfax (the "Fairfax direct earned premiums") will be required to be combined with our direct earned premiums for purposes of calculating our deductible under the Act. If the Fairfax direct earned premiums are combined with ours, our deductible for 2003 would be approximately $220 million. Excluding the Fairfax direct earned premiums, our deductible for 2003 would be approximately $38 million.

        In connection with Treasury's promulgation of final rules under the Act, Zenith brought to the Department's attention certain ambiguities in the interpretation of these definitions of "affiliate" and "control." In February 2003, the Treasury Department issued interim final rules that did not provide clarification as to whether or not the Fairfax direct earned premiums must be included with those of Zenith for purposes of calculating Zenith's deductible. In July 2003, the Department issued final rules that generally adopted the interim final rule, but made revisions in, among other things, the definition of "affiliate." We believe, however, that the final rules retained some of the ambiguities of the interim final rules pertaining to how affiliation and control will be determined, and we may determine to seek interpretive advice regarding the final rules or request a hearing with respect to the affiliate issue in accordance with the provisions of the final rules. We cannot assure you that we would receive a favorable determination from Treasury. If we received an unfavorable determination, our deductible for 2003 would include the Fairfax direct earned premiums and would be approximately $220 million. In addition, Fairfax may determine to seek its own hearing or interpretive advice, which determination is solely within Fairfax's discretion. No prediction can be made as to whether Fairfax would make such a determination or, if made, whether it would receive a favorable determination from Treasury.

        We have purchased reinsurance for acts of terrorism in the amount of $9.0 million in excess of a retention of $1.0 million in 2003. In addition for 2003, we have purchased reinsurance for terrorism, excluding nuclear, biological and chemical attacks, up to 50% of losses of $27.0 million in excess of $10.0 million. The cost of such terrorism reinsurance is approximately $2.0 million including the reinsurance from $1.0 million to $10.0 million.

        Notwithstanding the protection provided by the Act and by the other reinsurance we have purchased, the risk of severe losses to Zenith from acts of terrorism has not been eliminated because events may not be covered by, or may exceed the capacity of, our reinsurance protection. In our workers' compensation business, we monitor the geographical concentrations of insured employees to help mitigate the risk of loss from terrorist acts. Also, small businesses constitute a large proportion of our policies, and we avoid risks in high profile locations. In our reinsurance business, most of the contracts we have written in 2002 and 2003 exclude losses from terrorism, and any terrorism exposure we have assumed is subject to our underwriting guidelines not to write business that could expose us to losses of greater than approximately $16 million after deducting applicable premium income and after tax. The impact of any future terrorist acts is unpredictable, and the ultimate impact on Zenith, if any, of losses from any future terrorist acts will depend upon their nature, extent, location and timing.

Inflation

        Inflation rates may impact the financial statements and operating results in several areas. Fluctuations in rates of inflation influence interest rates, which in turn impact the market value of the investment portfolio and yields on new investments. Inflation also impacts the portion of the loss reserves that relates to hospital and medical expenses and property claims and loss adjustment expenses, but not the portion of loss reserves that relates to workers' compensation indemnity payments for lost wages which are fixed by statute. Adjustments for inflationary impacts are implicitly included as part of the continual review of property-casualty reserve estimates. Actuarial account of increased costs is considered in setting adequate rates, and this is particularly important in the health care area where hospital and medical inflation rates have exceeded general inflation rates. Operating expenses, including payrolls, are impacted to a certain degree by the inflation rate.

Workers' Compensation

  Comparison of the three months ended March 31, 2003 and 2002

        Workers' compensation net premiums earned increased in the three months ended March 31, 2003 compared to the three months ended March 31, 2002 as a result of increases in rates and policies in-force. During 2002 and 2003, Zenith increased its workers' compensation premium rates in California as follows: effective February 1, 2002 by about 26%; effective August 1, 2002 by about 7%; and effective January 1, 2003 by about 11% on new and renewal policies and by about 5% on the unexpired term of policies in-force on January 1, 2003. In Florida, rates are set by the Department of Insurance. A 2.7% rate increase was approved by the Florida Department of Insurance and implemented by Zenith for new and renewal policies effective August 1, 2002. Zenith also implemented rate increases in most of the other states in which it does business at January 1, 2002 and 2003.

        Zenith's California workers' compensation premiums in-force increased from $210.4 million at December 31, 2001 to $233.4 million at March 31, 2002 and from $350.2 million at December 31, 2002 to $418.2 million at March 31, 2003. Outside of California, Zenith's in-force premiums increased from $209.7 million at December 31, 2001 to $215.8 million at March 31, 2002 and from $259.2 million at December 31, 2002 to $271.2 million at March 31, 2003. The number of polices in-force in California increased from 19,100 at December 31, 2001 to 19,200 at March 31, 2002 and from 22,600 at

December 31, 2002 to 23,700 at March 31, 2003. Outside of California, the number of polices in-force decreased from 16,400 at December 31, 2001 to 16,000 at March 31, 2002 and from 16,900 at December 31, 2002 to 16,500 at March 31, 2003. Net premiums earned in the three months ended March 31, 2003 and 2002 are net of $17.2 million and $3.5 million, respectively, of earned premiums ceded in connection with the 10% quota share reinsurance arrangement which was effective January 1, 2002 for policies written on or after January 1, 2002.

        Underwriting results and the combined ratio of the workers' compensation operation improved in the three months ended March 31, 2003 compared to the three months ended March 31, 2002. The improvement was principally due to the favorable impact of increased premiums in 2003 on the underwriting expense ratio and the accident year loss ratio, offset by some adverse loss development for prior years. The following table shows the components of the workers' compensation combined ratios in the three months ended March 31, 2003 and 2002.

	Three Months Ended March 31,
	2003	2002
Workers' compensation combined loss and expense ratios:
Loss and loss adjustment expenses
Current accident year	69.1%	75.1%
Prior accident years	4.5%
Underwriting expenses	23.9%	31.7%

Combined ratio	97.5%	106.8%

        We continually monitor loss development trends to establish adequate premium rates and reasonable loss reserve estimates. In the three months ended March 31, 2003, as is customary, we performed a full actuarial analysis of our loss reserve estimates. In our workers' compensation business the average cost of claims, known as severity, has been increasing in recent years. This trend of increasing severity, or inflation, is the most significant factor that gives rise to uncertainty in our workers' compensation loss reserve estimates. Paid loss development data in the three months ended March 31, 2003 indicated a higher inflation trend than we assumed in our estimates at December 31, 2002. As a result, we increased our estimate of prior year loss reserves, principally for the 2000 and 2001 accident years, at March 31, 2003 which added 4.5% to the loss ratio and combined ratio in the three months ended March 31, 2003.

        In California, on January 1, 2003, workers' compensation legislation became effective that provides for increases in the benefits payable to injured workers. Other changes included in the legislation are intended to help control costs and encourage the return to work of injured workers. We cannot quantify the impact of the legislation at this time, but we intend to estimate and implement appropriate rate increases. Effective January 1, 2003, Zenith implemented a rate increase of approximately 11% in California on new and renewal policies and approximately 5% on the unexpired term of policies in-force on January 1, 2003. Our California workers' compensation rates were increased by 6.6% on April 1, 2003 and were increased by a further 11% on July 1, 2003. The major risk factor is whether or not the legislation or the economy, or a combination of the two, will change the long-term favorable trend of reduced claim frequency and whether or not Zenith can estimate and implement timely and appropriate rate increases.

        The Florida Department of Insurance has approved, and we implemented, a 13.7% rate increase effective April 1, 2003 on new, renewal and in-force policies which were written on or after January 1, 2003. In addition, legislation has been adopted in Florida to reform elements of the workers' compensation system, effective October 1, 2003. One of the intended outcomes of the legislation is a reduction in the overall costs associated with delivering workers' compensation benefits in the state of

Florida. We expect that the Florida Department of Insurance will review the estimated cost savings that are expected to result from the legislation and may reduce Florida workers' compensation minimum rates. However, we are currently unable to predict if such a change will be made or, if so, the amount of such change.

        Zenith expects that the future profitability of the workers' compensation operations will be dependent upon the following: 1) general levels of competition; 2) industry pricing; 3) general levels of interest rates; 4) legislative and regulatory actions; 5) the frequency and severity of terrorist acts, if any, similar to the World Trade Center attack of September 11, 2001; 6) management's ability to estimate the impact of any continuing adverse claim severity trends, including increases in the cost of healthcare, on the adequacy of loss reserve estimates and premium rates; and 7) the impact in California of the new legislation that increases workers' compensation benefits. Claim frequency trends continue to decline, but the reasons therefor are not clear, and management is unable to predict whether these trends will continue.

  Comparison of the years ended December 31, 2002, 2001 and 2000

        Workers' compensation premiums earned increased in each of the three years ended December 31, 2002. This trend of increasing workers' compensation premiums earned started in 2000. Prior to 2000, we decreased our workers' compensation earned premiums consistently for several years because of unfavorable industry conditions, including intense competitive pricing pressure. In the past several years, national workers' compensation industry results have been extremely unprofitable as intense competition resulted in inadequate levels of premium rates at the same time as the industry experienced a general trend of declining frequency and of increasing claim severity. In addition, there are reports by certain industry organizations of significant under-estimation of loss reserves in the industry's reported results. Beginning in 2000 and continuing through 2002, competitive conditions began to improve, principally in California, and we began to increase our workers' compensation premium revenues through increases in the number of policies in-force and rates.

        In the three years ended 2002, Zenith increased its workers' compensation premium rates in California as follows: effective January 1, 2000 by about 8%; effective September 1, 2000 by about 9%; effective January 1, 2001 by about 8%; effective August 1, 2001 by about 5%; effective February 1, 2002 by about 26%; and effective August 1, 2002 by about 7%. In Florida, rates are set by the Department of Insurance, and were unchanged in 2000 and in 2001. Effective August 1, 2002, the Florida Department of Insurance approved a 2.7% rate increase for new and renewal policies, and Zenith increased its workers' compensation premium rates in Florida accordingly. Zenith also implemented rate increases in most of the other states in which it does business at January 1, 2001 and 2002.

        Our in-force premiums in California increased from $146.7 million at December 31, 2000, to $210.4 million at December 31, 2001 and to $350.2 million at December 31, 2002. Outside of California, where competition and pricing are improving only in certain states, our in-force premiums increased from $162.4 million at December 31, 2000, to $209.7 million at December 31, 2001 and to $259.2 million at December 31, 2002. The number of polices in-force in California increased from 15,600 at December 31, 2000, to 19,100 at December 31, 2001 and to 22,600 at December 31, 2002. Outside of California, the number of polices in-force decreased from 16,800 at December 31, 2000, to 16,400 at December 31, 2001 and increased to 16,900 at December 31, 2002.

        Net premiums earned in 2002 are net of $36.8 million of ceded earned premiums under a 10% quota share reinsurance agreement with a subsidiary of Fairfax effective January 1, 2002 on policies written on or after January 1, 2002. The effect of this quota share agreement is discussed further under "Liquidity and Capital Resources."

        Underwriting losses in the workers' compensation operations decreased in 2002 compared to 2001 and decreased in 2001 compared to 2000. The improvement trend was principally due to a decrease in the loss ratio in 2002 compared to 2001 and in 2001 compared to 2000 and due to the favorable impact of increased premium revenues on the underwriting expense ratios. The estimated average cost of claims, or severity, increased in 2002 compared to 2001 and also increased in 2001 compared to 2000. These severity increases were offset by decreases in the frequency of claims and by the impact of higher premium rates in 2002 and 2001, resulting in a lower estimated loss ratio for 2002 compared to 2001 and for 2001 compared to 2000. Improvement in the loss ratio and combined ratio in 2002 compared to 2001 was reduced by the need to increase loss reserves by $30.0 million in the fourth quarter of 2002. Results of the workers' compensation operations in 2001 were impacted by a charge of $4.5 million before tax, or $2.9 million and $0.17 per share after tax, for uncollectible reinsurance and accrued guarantee fund assessments in connection with the Order of Liquidation for Reliance Insurance Company.

        The Florida Special Disability Trust Fund ("SDTF") is a fund established in Florida to reimburse insurance companies and employers for the cost of certain workers' compensation claims. The SDTF was established to promote the re-hiring of injured workers by providing a reimbursement for certain qualifying claims made by a previously injured worker subsequent to their re-hiring. These claims are sometimes referred to as "second injuries." We are able to submit such second injury claims to the SDTF and, if the claims are accepted, we are reimbursed for part of the cost of the claim. The SDTF stopped accepting new second injury claims dated after January 1, 1998. Approximately 550 of our Florida claims have been accepted, for which we have recorded a recoverable of $12.6 million, net of amounts due to reinsurers, at March 31, 2003. The SDTF is funded by assessing a fee of 4.52% of premiums written in Florida, and we accrue the assessment as a liability when we write Florida business. If the legislature in Florida were to decide to cease or suspend the assessment, and thereby the funding of the SDTF, any recoverable that we may have at that time which is related to un-reimbursed claims might be at risk. However, we have no current information to indicate that the SDTF assessment in Florida will not continue. We continue to collect substantial recoveries for second injury claims from the SDTF. We received gross reimbursements from the SDTF of $3.8 million in the three months ended March 31, 2003, $5.6 million in 2002, $13.0 million in 2001 and $5.9 million in 2000. The SDTF is currently about 30 to 36 months behind schedule in reimbursing claims but we expect to fully recover the remaining amount receivable.

        At March 31, 2003 and at December 31, 2002 and 2001, Reliance Insurance Company owed Zenith Insurance $6.0 million of reinsurance recoverable on paid and unpaid losses in connection with the reinsurance arrangements assumed by Zenith Insurance in its 1996 acquisition of the Associated General Commerce Self-Insurers' Trust Fund. In January 2001, Reliance was subject to a Supervision Order by the Pennsylvania Department of Insurance. This is not the same as insolvency. Based on the published 1999 financial statements for Reliance, which showed considerable net worth, we had no reason to conclude that we had an impairment of our reinsurance recoverable at the time of the Supervision Order. On May 29, 2001, the Pennsylvania Department of Insurance issued an Order of Rehabilitation for Reliance. Rehabilitation raises the possibility of compromise with Reliance's creditors. Therefore, we disclosed a contingency in the second quarter of 2001 related to possible impairment of our receivable from Reliance. With no information with which to estimate our impairment (no financial statements were filed by Reliance for 2000), we concluded that we could not determine the outcome of the contingency at that time. On October 3, 2001, the Commonwealth Court of the State of Pennsylvania approved an Order of Liquidation for Reliance, which was experiencing cash flow problems caused by slow reinsurance recoveries. At that time, an estimated balance sheet of Reliance was made available as of December 31, 2000, from which we estimated that we could expect to recover no more than 50% of our receivable. This established a range of outcomes for the amount impaired between $3.0 million and $6.0 million (i.e., we expect to recover an amount between 50% and nothing). We have no information with which to establish an estimate within that range as better than any other and, therefore, we recorded an impairment provision of $3.0 million for our receivable from Reliance. We recorded the provision in the third quarter of 2001, the period for which the information became available to estimate the impairment provision. The impairment provision was $3.0 million at March 31, 2003 and at December 31, 2002 and 2001. The eventual outcome of this matter will be determined by the ultimate amount of Reliance's liabilities and whether or not Reliance has sufficient assets or can obtain recoveries and investment income in an amount sufficient to pay its liabilities. We will revise our impairment provision, if necessary, upon receipt of relevant information.

        State Guarantee Funds ("Guarantee Funds") exist to ensure that policyholders (holders of direct insurance policies but not of reinsurance policies) receive payment of their claims if insurance companies become insolvent. The Guarantee Funds are funded primarily by statutorily prescribed assessments they bill to other insurance companies doing business in their states. Various mechanisms exist in some of these states for assessed insurance companies to recover these assessments. Upon the insolvency of an insurance company, the Guarantee Funds become primarily liable for the payment of its policyholder liabilities. The declaration of an insolvency establishes the presumption that assessments by the Guarantee Funds are probable. Zenith Insurance writes workers' compensation insurance in many states in which unpaid workers' compensation liabilities are the responsibility of the Guarantee Funds and has received, and expects to continue to receive, Guarantee Fund assessments, some of which may be based on certain of the premiums it has already earned at March 31, 2003. Zenith recorded an estimate of $4.2 million (net of expected recoveries of $2.5 million recoverable before the end of 2004) for its expected liability at March 31, 2003 for Guarantee Fund assessments. Recoveries are attributable to premium tax credits in various states. The amount of the recovery we have recorded is limited to credits applicable to, and recoverable from, premiums earned at March 31, 2003. The estimated expense for Guarantee Fund assessments was $1.2 million in the three months ended March 31, 2003, $4.1 million in 2002 and $3.5 million in 2001. Our estimated liability is based on currently available information and could change based on additional information or reinterpretation of existing information concerning the actions of the Guarantee Funds. Zenith expects that it will continue to accrue and receive Guarantee Fund assessments; and the ultimate impact of such assessments will depend upon the amount and timing of the assessments and of any recoveries to which Zenith is entitled.

Reinsurance

  Comparison of the three months ended March 31, 2003 and 2002

        Underwriting income or loss and the combined ratio of the reinsurance operation fluctuates significantly depending upon the incidence or absence of large catastrophe losses. However, since its inception in 1985, the combined ratio of the reinsurance operations through March 31, 2003 was 101.2%.

        There were no major catastrophes that occurred in the three months ended March 31, 2003 or 2002, and results of the reinsurance operation were comparable between the two periods.

        Estimating catastrophe losses in the reinsurance business is highly dependent upon the nature and timing of the event and Zenith's ability to obtain timely and accurate information with which to estimate its liability to pay losses. Estimates of the impact of catastrophes on the reinsurance operation are based on the information that is currently available and such estimates could change based on new information that becomes available or based upon reinterpretation of existing information.

  Comparison of the years ended December 31, 2002, 2001 and 2000

        In 2002, estimated catastrophe losses were $0.4 million attributable to European floods; otherwise, there were no major catastrophe losses in the year ended December 31, 2002. In 2001, the reinsurance operations were adversely impacted by $41.7 million of catastrophe losses before tax, including $37.6 million for the World Trade Center loss, net of additional premium income earned in the year attributable to original and reinstatement premiums. Catastrophe losses of $22.6 million before tax in 2000 were attributable to additional estimates of the impact of the events in 1999 as discussed above under "Loss Reserves." There were frequent catastrophes of a moderate size culminating in severe storms in Europe at the end of 1999.

        Our assumed reinsurance business is written so that the exposure to reinsurance losses from any one event in a worst-case scenario is not expected to be more than approximately 5% of Zenith's consolidated stockholders' equity (or about $16 million). The ultimate impact of the World Trade Center loss of 2001 after deducting original and reinstatement premium income on Zenith's assumed reinsurance contracts for 2001 is estimated to be $20.0 million before tax, or $13.0 million after tax. The expected ultimate loss of $13.0 million after tax is within the 5% maximum.

Investments

        Zenith's investment portfolio increased in the three months ended March 31, 2003 principally as a result of favorable cash flow from operations and the net proceeds from the issuance of the $125.0 million aggregate principal amount of the notes covered by this prospectus. The investment portfolio also increased in 2002, principally as a result of favorable cash flow from operations offset in part by the use of funds for the repayment of senior indebtedness. At March 31, 2003, our investment portfolio was comprised of 81% of fixed maturity securities; 9% of short-term investments; 4% of equity securities; and 6% of other investments including mortgage loans, investments in limited partnerships and our investment in Advent Capital (Holdings) PLC, a U.K. company. At December 31, 2002, our investment portfolio was comprised of 74% of fixed maturity securities; 14% of short-term investments; 4% of equity securities; and 8% of other investments. Fixed maturity securities include corporate debt, municipal bonds, U.S. Government securities and mortgage-backed securities issued by the Government National Mortgage Association. The average maturity date of the fixed maturity securities portfolio, excluding short-term investments, was 8.1 years, 5.7 years and 7.2 years at March 31, 2003, December 31, 2002 and December 31, 2001, respectively.

        Investment income is an important component of our earnings. Investment income was comparable in each of the three years ended December 31, 2002 and in the three months ended March 31, 2003 compared to the corresponding period in 2002, because declining interest rates were partly offset by increases in available invested assets. The average yields on the investment portfolio in each of these periods were as follows:

	Years Ended December 31,			Three Months Ended March 31,
	2002	2001	2000	2003	2002
Investment yield:
Before tax	4.9%	5.6%	5.9%	4.3%	5.3%
After tax	3.3	3.7	3.9	2.8%	3.5%

        Certain securities, amounting to 90%, 89% and 97% of the investments in fixed maturity securities at March 31, 2003 and at December 31, 2002 and 2001, respectively, are identified as "available-for-sale." Stockholders' equity decreased by $0.1 million after deferred tax from December 31, 2002 to March 31, 2003; and increased by $20.2 million after deferred tax from December 31, 2001 to December 31, 2002; and increased by $8.8 million after deferred tax from December 31, 2000 to December 31, 2001 as a result of changes in the fair values of such investments. Stockholders' equity will fluctuate with changes in the fair values of available-for-sale securities. The unrealized net gain (loss) on held-to-maturity and available-for-sale fixed maturity investments were as follows:

	Held-to-maturity	Available-for-sale
	Before tax	Before tax	After tax
	(Dollars in thousands)
March 31, 2003	$3,937	$29,591	$19,235
December 31, 2002	3,768	29,821	19,384
December 31, 2001	691	(1,301)	(846)

        The fair values of investment securities are generally obtained from market sources. However, the fair values of non-traded fixed maturity securities of $49.6 million at March 31, 2003 were determined using quantitative analytical techniques to arrive at an estimate of fair value. Such techniques include a comparison of the security to traded securities with similar maturity and credit rating characteristics. The underlying assumption in this methodology is that fair values of non-traded securities can be reasonably estimated because if they were traded, our non-traded securities would probably have market yields with spreads to U.S. Government securities similar to the spread for traded securities with similar credit and maturity characteristics.

        Unrealized losses in the investment portfolio are not expected to have a material impact on liquidity because we can, if necessary, hold fixed maturity securities to maturity and because equity securities represent only about 4% of the portfolio. We diversify our corporate debt investments across a number of industries. The largest concentration of corporate debt is in investments in insurance companies (approximately $115.1 million at fair value at March 31, 2003). Investments in corporate debt expose us to the risk of loss of principal in the event of default by the issuer. Also, market prices of both corporate debt and equity investments can fall significantly below the prices at which we acquired the investment. We monitor our portfolio continuously and actively manage our investments to preserve principal values whenever possible. However, when, in the opinion of management, a decline in the fair value of an investment is considered to be other-than-temporary, such investment is written-down to its fair value as a charge to earnings in the form of a reduction of realized gains on investments. The determination of other-than-temporary includes, in addition to other relevant factors, a presumption that if the market value is below cost by a significant amount for a period of time, a write-down is necessary. During the years ended December 31, 2002, 2001 and 2000, there were $11.1 million, $12.7 million and $22.5 million, respectively, write-downs for other-than-temporary declines in fair value of investments, including $3.8 million, $4.4 million and $7.3 million during the fourth quarter of 2002, 2001 and 2000, respectively. The amount of these write-downs was determined by the difference between the cost or amortized cost of the investment and its fair value at the time the other-than-temporary decline was identified. Corporate bankruptcies (including WorldCom and Global Crossing) of the issuer accounted for $5.5 million, $4.3 million and $6.3 million of the write-downs in 2002, 2001 and 2000, respectively. The remaining write-downs were attributable to the amount and length of time for which fair value of the investment was below cost under the previously described presumption. During the three months ended March 31, 2003 and 2002, there were $2.6 million and $1.1 million, respectively, of write-downs determined by the difference between the cost or amortized cost of the investment and its fair value at the time the other-than-temporary decline was identified. The write-downs in 2003 were principally attributable to the impairment of two limited partnership investments. The write-downs in the three months ended March 31, 2002 were attributable to the amount and length of time for which fair value of the investment was below cost.

        Our own Investments Department manages our investment portfolio, and we do not rely on external portfolio managers. We continuously assess the prospects for individual securities as part of ongoing portfolio management, including the identification of other-than-temporary declines in fair values. This process includes reviewing historical and projected company financial performance, company-specific news and other developments, the outlook for industry sectors, credit ratings and macro-economic changes, including government policy initiatives. We believe that we have appropriately identified other-than-temporary declines in fair value in the three years ended December 31, 2002 and in the three months ended March 31, 2003 and that our remaining unrealized losses are not other-than-temporary. We base this conclusion on our current understanding of the issuers of these securities as described above and because we have also established a presumption that an unrealized loss of a significant amount for a specific period of time is other-than-temporary. We have consistently applied this presumption for eleven years. We also have the ability and intent to hold securities with unrealized losses for a sufficient amount of time for them to recover their values or reach maturity. In some cases, securities that we have written-down to their fair values have subsequently recovered some of their values and we have recognized gains when we sold them.

        Future earnings would be negatively impacted by any future write-downs of securities associated with other-than-temporary declines of their fair values. Investments that we currently own could be subject to default by the issuer or could suffer declines in value that become other-than-temporary. In some cases, we have acquired corporate debt securities with investment grade ratings that have suffered rapid ratings downgrades and declines in value for reasons that are not easy to determine as events are unfolding. Following is some relevant information about our investment portfolio:

	March 31, 2003
	Securities with
	Unrealized gains	Unrealized losses
	(Dollars in thousands)
Fixed maturity securities:
Fair value	$874,596	$146,169
Amortized cost	836,112	151,125
Gross unrealized gain (loss)	38,484	(4,956)
Fair value as a percentage of amortized cost	104.6%	96.7%
Number of security positions held	249	45
Number individually exceeding $0.5 million gain (loss)	10	2

Concentration of gains or losses by type or industry:
Insurance	$7,928	$(2,044)
Financial institutions	2,428	(190)
GNMA	3,401
Transportation services	3,597	(214)
Food and beverage	2,560	(82)
Communications	3,645
Gas transmission		(1,401)
Personal consumable goods	2,567
Other	12,358	(1,025)

Total	$38,484	$(4,956)

Investment grade:
Fair value	$863,742	$127,328
Amortized cost	826,022	129,122
Fair value as a percentage of amortized cost	104.6%	98.6%
Non-investment grade:
Fair value	$10,854	$18,841
Amortized cost	10,090	22,003
Fair value as a percentage of amortized cost	107.6%	85.6%

Equity securities:
Fair value	$35,701	$14,965
Cost	31,550	19,446
Gross unrealized gain (loss)	4,151	(4,481)
Fair value as a percentage of cost	113.2%	77.0%
Number of security positions held	16	13
Number individually exceeding $0.5 million gain (loss)	3	2

        The table that follows sets forth the scheduled maturities of fixed maturity securities based on their fair values.

	March 31, 2003
	Securities with
	Unrealized gains	Unrealized losses
	(Dollars in thousands)
Maturity categories:
1 year or less	$40,408	$3,789
After 1 year through 5 years	385,207	13,988
After 5 years through 10 years	219,469	49,500
After 10 years	229,512	78,892

	$874,596	$146,169

        The table below sets forth information about unrealized losses.

	March 31, 2003
	Fair value	Unrealized loss	Fair value as a percentage of cost basis
	(Dollars in thousands)
Fixed maturity securities with unrealized losses:
Exceeding $0.1 million at 03/31/03 and for:
Less than 6 months (4 issues)	$16,142	$(624)	96.3%
6-12 months (3 issues)	8,221	(710)	92.1
More than 1 year (4 issues)	15,067	(2,763)	84.5
Less than $0.1 million at 03/31/03 (34 issues)	106,739	(859)	99.2

	$146,169	$(4,956)	96.7%

Equity securities with unrealized losses:
Exceeding $0.1 million at 03/31/03 and for:
Less than 6 months (5 issues)	$8,036	$(3,476)	69.8%
6-12 months (3 issues)	3,063	(893)	77.4
Less than $0.1 million at 03/31/03 (5 issues)	3,866	(112)	97.2

	$14,965	$(4,481)	77.0%

        Of the unrealized losses on fixed maturity securities at March 31, 2003, $1.4 million was attributable to two investments in Sonat, Inc., a subsidiary of El Paso Corporation, a natural gas processing and transportation company, and $1.1 million was attributable to an investment in bonds issued by Fairfax. In addition to these bonds, we also owned 37,000 shares of common stock of Fairfax at March 31, 2003, which accounted for $2.2 million of the unrealized losses on our equity securities at March 31, 2003. Based on our assessment of the prospects for Sonat, Inc. and Fairfax and our intention to hold these securities, we believe it is likely that the fair values of our investments in Sonat, Inc. and

Fairfax will recover. The following table shows the unrealized losses on these securities as of March 31, 2003 and their subsequent recovery:

	March 31, 2003			June 30, 2003
	Amortized cost	Fair value	Unrealized (loss)	Fair value	Unrealized gain (loss)
	(Dollars in thousands)
Sonat, Inc. 7.625% bonds, $5,000 par value, maturing July 15, 2011	$5,088	$3,950	$(1,138)	$4,550	$(538)
Sonat, Inc. 6.625% bonds, $2,000 par value, maturing February 1, 2008	1,923	1,660	(263)	1,800	(123)
Fairfax 7.375% bonds, $5,000 par value, maturing March 15, 2006	4,837	3,700	(1,137)	4,850	13
37,000 shares of Fairfax common stock	4,051	1,890	(2,161)	5,626	1,575

        Following is a summary of securities sold at a loss during the three years ended December 31, 2002 and three months ended March 31, 2003.

	Years Ended December 31,			Three Months Ended March 31, 2003
	2002	2001	2000
	(Dollars in thousands)
Fixed maturity securities
Realized losses on sales	$(3,476)	$(3,988)	$(435)	$(1,080)
Fair value at the date of sale	88,890	88,678	64,521	16,177
Number of securities sold	19	28	22	8
Losses realized on securities with an unrealized loss preceding the sale for:
Less than 3 months	$(799)	$(654)	$(46)	$(301)
3-6 months	(1,976)		(30)
6-12 months	(58)	(18)	(15)
Greater than 12 months	(643)	(3,316)	(344)	(787)
Equity Securities:
Gross realized losses on sales	$(2,945)	$(1,640)	$(1,850)	$(2,438)
Fair value at the date of sale	13,597	17,869	5,041	4,725
Number of securities sold	83	56	25	8
Losses realized on securities with an unrealized loss preceding the sale for:
Less than 3 months	$(1,126)	$(1,438)	$(1,089)
3-6 months	(1,230)	(87)	(738)	$(743)
6-12 months	(282)	(103)	(22)	(857)
Greater than 12 months	(307)	(12)	(1)	(838)

        At the time we sold these investments, we had the ability to hold them for a sufficient time for them to recover their values and the sales were not related to any liquidity needs. However, our intent to hold them changed because we changed our conclusion about the outlook for the performance of the issuer or its industry. In some cases we may have decided that our overall exposure to a particular issue or type of security or concentration within an industry should be reduced as part of ongoing portfolio management and asset allocation. At March 31, 2003, those securities which we are holding in our portfolio with an unrealized loss were compatible with our current view of appropriate asset allocation and issuer prospects. Any future changes in those assumptions could result in sales at a loss or write-downs of securities.

        Mortgage loans at March 31, 2003 include a mortgage loan of $27.6 million secured by land located on Las Vegas Boulevard in Las Vegas, Nevada. The underlying property was valued in its then current condition at approximately $44.5 million in October 2002. The principal investor in the development company has also guaranteed $5.0 million of Zenith's mortgage loan. The mortgage loan matures on December 31, 2004 and bears interest at a rate of 8.0% on the first $22.5 million and 15.0% on the remaining balance. Zenith originally sold what was then approximately 183 acres of land to the development company in December 2000. The gain on the sale was $6.0 million, of which $3.6 million and $0.9 million were recognized in 2001 and 2000, respectively, and $1.5 million was deferred at December 31, 2002 and 2001.

        Other investments at March 31, 2003 include $6.8 million of real estate investments and $24.9 million of investments in limited partnerships. The real estate investments consist of $5.0 million invested in the development company that is developing the previously described property on Las Vegas Boulevard and $1.8 million of vacant land in downtown Sarasota, Florida. Our limited partnership investments represent ten separate investments in which we typically represent a very small percentage of the total capital of the partnership and which are reported at cost. However, if our share of the partnership capital is greater than 3%, we account for the investment on the equity method, and the carrying value of our investment is adjusted to reflect our share of the underlying equity of the partnership. These partnerships make long-term strategic investments in corporations, some of which are not publicly traded, with a view to exiting the investment position, sometimes after many years. The long-term value of some of these underlying investments are subject to uncertainties, including, in some cases, the impact of foreign economic and political developments. Write-downs of investments include $2.6 million in the three months ended March 31, 2003, $0.2 million in 2002 and $2.2 million in 2001 for other-than-temporary declines in the value of limited partnership investments.

        On August 23, 2002, Zenith Insurance acquired 19.2 million Ordinary Shares of Advent Capital for $14.6 million in an open offer and placing of shares made in July 2002. As a result of the purchase, Zenith owns approximately 20.9% of the outstanding shares of Advent Capital. Advent Capital and its subsidiaries operate in the property and casualty insurance business in the United Kingdom by providing corporate capital to support the underwriting of various Lloyd's syndicates and by managing those syndicates. Zenith Insurance used available funds from its short-term investments to fund the purchase of the Advent Capital shares.

        Prior to August 23, 2002, Zenith owned approximately 6.3% of the outstanding shares of Advent Capital and accounted for the investment on the cost basis. As of August 23, 2002, Zenith is accounting for its investment in Advent Capital based on the equity method in accordance with the provisions of Accounting Principles Board Opinion No. 18, "The Equity Method of Accounting for Investments in Common Stock ("APB No. 18"). The carrying value of the investment in the common stock of Advent Capital is equal to Zenith's equity in the underlying net assets of Advent Capital. In accordance with the provisions of APB No. 18, our investment in Advent Capital was restated in 2001 as if the equity method of accounting had been applied. The effect was a reduction in the carrying value of the investment of $3.2 million at December 31, 2001 and a reduction of net income for 2001 of $2.1 million, net of deferred tax benefit. The carrying value at March 31, 2003 was $20.1 million and at December 31, 2002 was $18.3 million, including goodwill of $10.5 million. Fairfax also participated in the open offer and placing of shares by Advent Capital and after the purchase, through its subsidiaries. Fairfax owns approximately 47% of the outstanding shares of Advent Capital.

        Under the criteria of Statement of Financial Accounting Standards No. 57, "Related Party Disclosures," certain of our investments meet the definition of investments in related parties. However, these investments were made in the ordinary course of business, in which we make investment and reinvestment decisions, and were purchased at prevailing market prices at the time of purchase. At March 31, 2003, Zenith owned $5.6 million at fair value of securities issued by Fairfax, $26.8 million at fair value of securities issued by Odyssey Re Holdings Corp., a New York Stock Exchange-listed subsidiary of Fairfax, and $2.0 million at fair value of securities issued by TIG Capital Trust I, also a subsidiary of Fairfax. Subsequent to March 31, 2003, we purchased $10.0 million aggregate principal amount of 5% Convertible Senior Debentures due 2023 issued by Fairfax. As noted previously, Fairfax has disclaimed control of Zenith. We also owned $15.4 million at fair value of common stock of Wynn Resorts, Limited at March 31, 2003. Subsequent to March 31, 2003, we purchased $2.5 million aggregate principal amount of 6% Convertible Subordinated Debentures due 2015 issued by Wynn Resorts, Limited. Two of Zenith's directors are also directors of Wynn Resorts, Limited.

Parent

        Parent expenses in 2000 include $1.8 million before tax of severance costs associated with the termination provisions of an employment contract of a company officer.

Liquidity and Capital Resources

        Zenith's insurance subsidiaries generally create liquidity because insurance premiums are collected prior to disbursements for claims and other policy benefits. Collected premiums may be invested, principally in fixed maturity securities, prior to their use in such disbursements, and investment income provides additional cash receipts. Claim payments may take place many years after the collection of premiums. In periods in which disbursements for claims and benefits, current policy acquisition costs and current operating and other expenses exceed operating cash receipts, cash flow is negative. Such negative cash flow is offset by cash flow from investments, principally from short-term investments and maturities of longer-term investments. The exact timing of the payment of claims and benefits cannot be predicted with certainty. The insurance subsidiaries maintain portfolios of invested assets with varying maturities and a substantial amount of short-term investments to provide adequate cash for the payment of claims. At March 31, 2003 and December 31, 2002 and 2001, cash and short-term investments in the insurance subsidiaries amounted to $115.4 million, $167.4 million and $63.5 million, respectively. The current trend of favorable cash flow from operations is attributable to the trend of increasing workers' compensation premiums. Cash used in operations in 2000 included $56.0 million of payment of federal income tax in connection with the sale of CalFarm Insurance Company, a subsidiary of Zenith Insurance, in 1999.

        Insurance companies are required to have securities on deposit for the protection of policyholders in accordance with various states' regulations. At March 31, 2003 and at December 31, 2002 and 2001, investments with a fair value of $416.7 million, $333.1 million and $270.8 million, respectively, were on deposit to comply with such regulations.

        Zenith requires cash to pay any dividends declared to its stockholders, make interest and principal payments on its outstanding debt obligations and fund its operating expenses. Such cash requirements are generally funded in the long-run by dividends received from Zenith Insurance and financing or refinancing activities by Zenith. Cash, short-term investments and other available assets in Zenith were $84.3 million, $8.2 million and $131.0 million at March 31, 2003 and December 31, 2002 and 2001, respectively. The increase in the three months ended March 31, 2003 was principally attributable to the net proceeds from the issuance of the $125.0 million aggregate principal amount of the notes covered by this prospectus, offset by a capital contribution to Zenith Insurance. On May 1, 2002, Zenith used $57.2 million of its available short-term investments to pay the principal of its 9% Senior Notes due 2002. As a result of the repayment of the 9% senior notes, interest expense was lower in 2002 compared to 2001. On September 6, 2002, Zenith contributed $47.5 million to the capital of Zenith Insurance. Zenith used $22.5 million of its available invested assets and borrowed $25.0 million under one of its available bank lines of credit to fund the contribution. On October 11, 2002, Zenith repaid in full the $25.0 million borrowed under one of its bank lines of credit by using the $28.4 million received in repayment of intercompany loans from Perma-Bilt. (See "—Discontinued Real Estate Operations" for information concerning the sale of the home-building business and related real estate assets.)

        On March 21, 2003, Zenith issued the $125.0 million aggregate principal amount of the notes covered by this prospectus and received net proceeds of $120.1 million (see our quarterly Consolidated Financial Statements—Note 6—"Convertible Senior Notes Payable" contained elsewhere in this prospectus). The notes are general unsecured obligations of Zenith and rank equally with Zenith's other unsecured and unsubordinated obligations. Interest on the notes is payable semi-annually on March 30 and September 30, beginning September 30, 2003. In addition, Zenith will pay contingent interest during any six-month period commencing with the six-month period beginning September 30, 2008, if the average market price of a note for the five trading days ending on the second trading day immediately preceding the relevant six-month period equals 120% or more of the principal amount of the notes. Each $1,000 principal amount of the notes will be convertible, at the purchaser's option, to 40 shares of Zenith's common stock at any time prior to stated maturity only if (1) the price of Zenith's common stock reaches specified thresholds, (2) the credit rating assigned to the notes by Standard & Poor's Rating Services falls below BB- or is suspended or withdrawn, (3) the notes are called for redemption, or (4) specified corporate transactions have occurred. The conversion rate of 40 shares of common stock for each $1,000 principal amount of the notes is equivalent to an initial conversion price of $25.00 per share of common stock. Zenith may redeem some or all of the notes for cash on or after March 30, 2008. Each holder may require Zenith to repurchase all or a portion of its notes on March 30, 2010, March 30, 2013, March 30, 2018, or, subject to specified exceptions, upon a change of control of Zenith.

        At March 31, 2003 and December 31, 2002, Zenith had two revolving, unsecured lines of credit in an aggregate amount of $70 million. In January 2003, we borrowed $45.0 million under our two bank lines of credit to make a capital contribution to Zenith Insurance, all of which was repaid in March 2003 from the net proceeds from the issuance of the notes on March 21, 2003. There were no outstanding borrowings under the two bank lines of credit at March 31, 2003 or December 31, 2002.

        One of these lines of credit, in the amount of $20 million, is a one-year revolving line of credit with a bank, expiring August 1, 2003. Interest is payable at the bank's prime rate on any borrowings under the line, and the agreement does not subject Zenith to any covenants. This line was fully available at March 31, 2003. The other line of credit is a $50.0 million credit agreement with a bank effective September 30, 2002, consisting of tranche A in an amount of $20.0 million, maturing September 30, 2003, and tranche B in an amount of $30.0 million, maturing September 30, 2005. Interest is payable on outstanding loans at either the bank's prime rate or a rate based on Eurodollar deposit rates plus a specified margin depending on Zenith's credit rating. The agreement contains covenants that require, among other things, Zenith to maintain certain financial ratios, including a minimum amount of capital in its insurance subsidiaries, a maximum debt-to-total capitalization ratio and a minimum interest coverage ratio. In the three months ended March 31, 2003, this credit agreement was amended to remove the requirement that Zenith maintains at least a Standard and Poor's BB counterparty credit rating. As a result of the effect of the issuance of the notes on certain of these financial ratios, Zenith is not permitted to incur additional indebtedness under this bank line. Accordingly, this bank line was unavailable to Zenith as of March 31, 2003.

        Zenith's insurance subsidiaries are subject to insurance regulations which restrict their ability to distribute dividends. These restrictions are set forth in our annual Consolidated Financial Statements—Note 16—"Dividend Restrictions" contained elsewhere in this prospectus. In 2003, Zenith Insurance may pay up to $31.0 million of dividends to Zenith without the prior approval of the California Department of Insurance. Zenith Insurance did not pay any dividends to Zenith in 2002. It paid dividends of $10.0 million to Zenith in each of 2001 and 2000. In March 2003, Zenith Insurance paid a dividend of $10.0 million to Zenith. The restrictions on the payment of dividends have not had, and under current regulations are not expected to have, a material adverse impact on the ability of Zenith Insurance to pay dividends. In a recent court ruling, a California statute that allowed a deduction for the dividends received from wholly-owned insurance companies in the determination of taxable income for the California Franchise Tax was held unconstitutional in certain circumstances. The consequences of the decision are unclear, but it is possible that the California Franchise Tax Board ("FTB") could take the position that the decision has caused the statute to be invalid for all purposes and disallow in its entirety the deduction for dividends received from insurance subsidiaries. If sustained, such action by the FTB would have the effect of imposing a tax of approximately 6% (after the benefit of a federal tax deduction) on any dividends paid from Zenith Insurance to Zenith. We are unable to predict the ultimate outcome of this matter, which depends upon the actions of the FTB, the prospects for appropriate legislative relief and various tax strategies that may be available to Zenith to alleviate the consequences of any actions by the FTB.

        The amount of capital in Zenith's insurance subsidiaries is maintained relative to standardized capital adequacy measures such as risk-based capital where ratios such as net premiums written to statutory surplus measure capital adequacy. Risk-based capital is used by regulators for financial surveillance purposes and by rating agencies to assign financial strength ratings to Zenith's insurance subsidiaries and ratings for the debt issued by Zenith. Insurance regulations require insurance companies to maintain capital and surplus at a minimum of 200% of regulatory risk-based capital. At December 31, 2002, Zenith Insurance's statutory capital and surplus was 349% of such minimum. From time to time, the level of capitalization of Zenith Insurance may be increased by contributions from Zenith. Zenith contributed $47.5 million, $14.2 million and $25.0 million to the capital and surplus of Zenith Insurance in 2002, 2001 and 2000, respectively. We will monitor the capital requirements, if any, of Zenith's insurance subsidiaries in connection with their business operations. We expect to be able to maintain adequate levels of capital from a combination of the earnings of the insurance subsidiaries and, if necessary and appropriate, contributions from Zenith (funded from Zenith's available lines of credit or other financing or refinancing activities by Zenith) and quota share reinsurance such as described below. In January 2003, we contributed an additional $45.0 million from Zenith to Zenith Insurance.

        Effective January 1, 2002, Zenith Insurance and a subsidiary of Odyssey Re Holdings entered into a 10% quota share ceded reinsurance agreement with respect to all new and renewal workers' compensation business written by Zenith Insurance in the three years commencing January 1, 2002. Quota share reinsurance allows the ceding company to increase the amount of business it writes while sharing the premiums and associated risks with the assuming company. The effect is similar to increasing the capital of the ceding company. Zenith expects that the quota share arrangement will favorably assist in the capitalization of Zenith Insurance over the term of the contract. Earned premiums ceded in connection with the quota share contract for the year ended December 31, 2002 were $36.8 million and $17.2 million in the three months ended March 31, 2003.

        On December 5, 2001, Zenith sold one million shares of its common stock, par value $1.00 per share, in a private placement for $25.00 per share to a subsidiary of Odyssey Re Holdings.

        In 2002, A.M. Best Company ("A.M. Best") affirmed the financial strength rating of Zenith's insurance subsidiaries at A- (Excellent), Moody's Investor's Service ("Moody's") affirmed the rating at Baa1 (Adequate) and Fitch Ratings ("Fitch") affirmed the financial strength rating at A-(Strong). In 2002, S&P reduced the financial strength rating of Zenith's insurance subsidiaries from A- (Strong) to BBB+ (Good). The action by S&P had no material impact on Zenith's operations.

        From time to time, Zenith may make repurchases of its outstanding common shares or outstanding debt. At March 31, 2003, Zenith was authorized to repurchase up to 929,000 shares of its common stock at prevailing market prices pursuant to a share repurchase program authorized by its Board of Directors. Any purchases are discretionary and are expected to be adequately funded from Zenith's existing sources of liquidity. In 2001, Zenith paid $1.3 million to repurchase $1.3 million aggregate principal amount of the outstanding 9% senior notes. In 2000, Zenith paid $22.8 million to repurchase $16.5 million aggregate principal amount of the outstanding 9% senior notes and $8.0 million aggregate liquidation amount of the outstanding 8.55% Capital Securities of Zenith National Insurance Capital Trust I, a Delaware statutory business trust, all of the voting securities of which are owned by Zenith. The repurchases in 2000 resulted in an extraordinary gain before tax of $1.5 million. Zenith used its available cash balances to fund these purchases.

        In connection with the sale of the home-building business and related real estate assets on October 8, 2002, all indebtedness under the secured revolving credit facility for real estate infrastructure and construction loans was repaid in full by the buyer.

Discontinued Real Estate Operations

        On October 8, 2002, Zenith closed the sale of its home-building business and related real estate assets in Las Vegas, Nevada to Meritage Corporation. The business had been operated by Zenith's indirect wholly-owned subsidiary, Perma-Bilt, a Nevada Corporation. In the transaction, Meritage, through its wholly-owned subsidiary, MTH-Homes Nevada, Inc., acquired substantially all of Perma-Bilt's assets, subject to the related liabilities, pursuant to a Master Transaction Agreement dated as of October 7, 2002, and related asset and real property acquisition agreements. Zenith received gross proceeds of $65.0 million in connection with the sale, including $28.4 million in repayment of intercompany loans to Zenith from Perma-Bilt, and recorded a gain on the sale in the fourth quarter of 2002 of $6.3 million after tax. In addition to the consideration received in October 2002, the agreements governing the sale entitle us to receive 10% of MTH Nevada's pre-tax net income, subject to certain adjustments, for each of the twelve-month periods ending September 30, 2003, September 30, 2004 and September 30, 2005. We are currently unable to estimate how much, if anything, we might receive under this earn-out provision.

        For the years ended December 31, 2002, 2001 and 2000, total revenues recognized in the Real Estate operations were $70.8 million, $84.8 million and $84.5 million, respectively, and pre-tax income, excluding the gain on the sale of the business in 2002, was $4.4 million, $5.8 million and $5.5 million, respectively. In the three months ended March 31, 2002, total revenues recognized in the real estate operations were $20.3 million and pre-tax income was $1.4 million.

Contractual Obligations and Contingent Liabilities

        All of Zenith's outstanding financing obligations are included in our consolidated financial statements and the accompanying notes contained elsewhere in this prospectus. There are no liquidity or financing arrangements with unconsolidated entities or any off-balance sheet arrangements. Zenith's available invested assets and other sources of liquidity are currently expected to be sufficient to meet its requirements for liquidity in the short-term and long-term.

        The table below sets forth the amounts of Zenith's contractual obligations, including interest payable, at March 31, 2003:

	Payments due by period
	Redeemable securities including interest	Convertible notes including interest	Operating lease commitments	Total
	(Dollars in thousands)
Less than 1 year	$5,729	$7,388	$4,718	$17,835
1-3 years	11,458	14,376	8,079	33,913
3-5 years	11,458	14,376	3,780	29,614
More than 5 years	184,444	232,810	489	417,743

Total	$213,089	$268,950	$17,066	$499,105

        Our contractual obligations under the outstanding redeemable securities are comprised of $146.1 million of interest payments over the next twenty-six years and $67.0 million of principal payable in 2028. Our contractual obligations under the outstanding notes are comprised of $144.0 million of interest payments over the next twenty years and $125.0 million of principal payable in 2023. In addition, Zenith National may be required to pay contingent interest during any six-month period commencing with the six-month period beginning September 30, 2008 if the average market price of a note for the five trading days ending on the second trading day immediately preceding the relevant six-month period equals 120% or more of the principal amount of the notes. See our quarterly Consolidated Financial Statements—Note 6—"Convertible Senior Notes Payable" contained elsewhere in this prospectus for more information concerning the notes.

        Zenith's contingent liabilities are discussed in our quarterly Consolidated Financial Statements—Note 3—"Contingent Liabilities" contained elsewhere in this prospectus. Accrued guarantee fund assessments would be payable within approximately one year, if they are ultimately assessed. We cannot currently predict the timing or the outcome of the contingencies surrounding reinsurance recoverable from Reliance Insurance Company or the contingencies surrounding recoveries from the Florida Special Disability Trust Fund.

Market Risk of Financial Instruments

        The fair value of the fixed maturity investment portfolio is exposed to interest rate risk—the risk of loss in fair value resulting from changes in prevailing market rates of interest for similar financial instruments. However, Zenith has the ability to hold fixed maturity investments to maturity. Zenith relies on the experience and judgment of senior management to monitor and mitigate the effects of market risk. Zenith does not utilize financial instrument hedges or derivative financial instruments to manage risks, nor does it enter into any swap, forward or options contracts, but will attempt to mitigate its exposure through active portfolio management. The allocation among various types of securities is adjusted from time to time based on market conditions, credit conditions, tax policy, fluctuations in interest rates and other factors. In addition, Zenith places the majority of its investments in high-quality, liquid securities and limits the amount of credit exposure to any one issuer.

        The table below provides information about Zenith's financial instruments for which fair values are subject to changes in interest rates. For fixed maturity investments, the table presents fair values of investments held and weighted average interest rates on such investments by expected maturity dates. Such investments include redeemable preferred stock, corporate bonds, municipal bonds, government bonds and mortgage-backed securities. For Zenith's debt obligations, the table presents principal cash flows by expected maturity dates (including interest).

	Expected Maturity Date
	2003	2004	2005	2006	2007	Thereafter	Total
	(Dollars in thousands)
As of March 31, 2003
Investments:
Held-to-maturity and available-for-sale securities:
Fixed rate	$31,985	$103,909	$102,590	$123,047	$74,125	$585,109	$1,020,765
Weighted average interest rate	2.0%	2.1%	1.9%	4.3%	3.7%	5.4%	4.4%
Short-term investments	$115,335						$115,335
Debt and interest obligations of Zenith:
Convertible senior notes payable	3,794	$7,188	$7,188	$7,188	$7,188	$236,404	268,950
Redeemable securities	2,864	5,729	5,729	5,729	5,729	187,309	213,089

As of December 31, 2002
Investments:
Held-to-maturity and available-for-sale securities:
Fixed rate	$54,096	$72,654	$52,034	$157,424	$79,501	$397,919	$813,628
Weighted average interest rate	2.6%	2.1%	3.4%	4.8%	3.7%	5.8%	4.7%
Short-term investments	$158,078						$158,078
Debt and interest obligations of Zenith:
Redeemable securities	5,729	$5,729	$5,729	$5,729	$5,729	$187,309	215,954

Recently Issued Accounting Standards

        In January 2003, Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities ("VIE")—an interpretation of Accounting Research Bulletin No. 51, 'Consolidated Financial Statements"' ("FIN No. 46"). A VIE is an entity in which equity investors do not have characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from investors. Among other things, FIN No. 46 requires the consolidation of the assets, liabilities and results of operations of VIEs by the primary beneficiary. FIN No. 46 also requires the disclosure of information concerning VIEs by entities that hold significant variable interest but may not be the primary beneficiary. FIN No. 46 applies immediately to VIEs created after January 31, 2003 and is effective for interim periods beginning after June 15, 2003 for interests in VIEs that were acquired before February 1, 2003. FIN No. 46 also requires the disclosure of the nature, purpose, size and activities of VIEs, as well as the maximum exposure to loss in connection with VIEs for any financial statements issued after January 31, 2003, if it is reasonably possible that an entity will consolidate or disclose information about a VIE. We expect that FIN No. 46 will not have a material impact on Zenith's consolidated statement of financial position, results of operations or cash flows.

        In April 2003, the FASB issued Statement of Financial Accounting Standards No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" ("SFAS No. 149"). Among other things, SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003 and all of its provisions should be applied prospectively. We expect SFAS No. 149 will not have a material impact on Zenith's consolidated statement of financial position, results of operations or cash flows.

        In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" ("SFAS No. 150"). Among other things, SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, and we expect it will not have a material impact on Zenith's consolidated statements of financial position, results of operations or cash flows.

BUSINESS

General

        Zenith is a holding company engaged through its wholly-owned insurance subsidiaries, Zenith Insurance Company, ZNAT Insurance Company and Zenith Star Insurance Company, in the property-casualty insurance business.

        On October 8, 2002, Zenith closed the sale of its home-building business and related real estate assets in Las Vegas, Nevada to Meritage Corporation. The business had been operated by Zenith's indirect wholly-owned subsidiary, Perma-Bilt, a Nevada Corporation. In the transaction, Meritage, through its wholly-owned subsidiary, MTH-Homes Nevada, Inc., acquired substantially all of Perma-Bilt's assets, subject to the related liabilities, pursuant to a Master Transaction Agreement, dated as of October 7, 2002, and related asset and real property acquisition agreements. Zenith received gross proceeds of $65.0 million in connection with the sale, including $28.4 million in repayment of intercompany loans to Zenith from Perma-Bilt.

        Zenith's insurance subsidiaries currently have a financial strength rating of A- (Excellent) by A.M. Best Company ("A.M. Best"); Baa1 (Adequate) by Moody's Investors Service ("Moody's"); BBB+ (Good) by Standard & Poor's ("S&P"); and A- (Strong) by Fitch Ratings ("Fitch"). These A.M. Best, Moody's, S&P and Fitch ratings are based upon factors of concern to policyholders and insurance agents and are not directed toward the protection of investors.

        At June 30, 2003, Zenith had approximately 1,300 full-time employees. The principal executive offices of Zenith are located at 21255 Califa Street, Woodland Hills, California 91367-5021, telephone (818) 713-1000.

Glossary of Selected Insurance Terms

        The following terms when used in this prospectus herein have the following meanings:

Assume	To receive from a ceding company all or a portion of a risk in consideration of receipt of a premium.
Cede	To transfer to a reinsurer all or a portion of a risk in consideration of payment of a premium.
Combined ratio
The sum of net incurred losses, loss adjustment expenses, underwriting expenses and policyholders' dividends, expressed as a percentage of net premiums earned. The combined ratio is the key measure of underwriting profitability used in the property-casualty insurance business.
Development
The amount by which estimated losses, measured subsequently by reference to payments and additional estimates, differ from those originally reported for a period. Development is favorable when losses ultimately settle for less than levels at which they were reserved or subsequent estimates indicate a basis for reserve decreases on open claims. Development is unfavorable when losses ultimately settle for more than levels at which they were reserved or subsequent estimates indicate a basis for reserve increases on open claims.

Excess of loss reinsurance	A form of reinsurance in which the reinsurer pays all or a specified percentage of a loss caused by a particular occurrence or event in excess of a fixed amount and up to a stipulated limit.
Incurred but not reported claims	Claims relating to insured events that have occurred but have not yet been reported to the insurer or reinsurer.
Loss adjustment expenses	The expenses of investigating and settling claims, including legal and other fees, and general expenses of administering the claims adjustment process.
Loss ratio	Net losses incurred expressed as a percentage of net premiums earned.
Net premiums earned	The portion of net premiums written applicable to the expired period of policies.
Participating policy	A policy upon which dividends may be paid after expiration.
Policyholders' surplus
The amount remaining after all liabilities are subtracted from all admitted assets, as determined in accordance with statutory accounting practices. This amount is regarded as financial protection to policyholders in the event an insurance company suffers unexpected or catastrophic losses.
Reinstatement premium	An additional premium paid after a claim on a catastrophe reinsurance contract to renew the contract for the unexpired term.
Reinsurance	A transaction in which an original insurer, or cedant, remits a portion of the premium to a reinsurer, or assuming company, as payment for the reinsurer's assumption of a portion of the risk.
Reserves or loss reserves	The balance sheet liability representing estimates of amounts needed to pay reported and unreported claims and related loss adjustment expenses.
Retention	The amount of loss(es) from a single occurrence or event which is paid by the company prior to the attachment of excess of loss reinsurance.
Retrocession	A reinsurance of reinsurance assumed.
Retrospectively-rated policy	A policy containing a provision for determining the insurance premium for a specified policy period on the basis of the loss experience for the same period.
Statutory accounting practices
Accounting practices prescribed or permitted by the states' departments of insurance. In general, statutory accounting practices address policyholder protection and solvency and are more conservative in presentation of earnings, surplus and assets than generally accepted accounting principles, or GAAP.
Treaty	A contract of reinsurance.

Underwriting	The process whereby an insurer reviews applications submitted for insurance coverage and determines whether it will accept all or part, and at what premium, of the coverage being requested.
Underwriting expenses	The aggregate of policy acquisition costs and the portion of administrative, general and other expenses attributable to the underwriting process as they are accrued and expensed.

Description of the Business

        Zenith is in the business of managing insurance risk and investment risk. Our main business activity is the workers' compensation insurance business. In addition, Zenith maintains a portfolio of investments, principally in fixed maturity securities, funded by the cash flows from its insurance operations and capital. Investment income from the portfolio is impacted by current and historical interest rates and the amount of funds generated annually from (or used by) insurance operations. Results of insurance operations, excluding investment income, may fluctuate due to, among other things, the possibility of material and unpredictable catastrophe losses in our reinsurance business.

        Our business is classified into the following segments: workers' compensation, reinsurance, investment and parent. Workers' compensation is our main insurance activity supplemented by a smaller assumed reinsurance operation. We sold our home-building business and related real estate assets in 2002. Results and descriptions of Zenith's business segments are contained in our annual Consolidated Financial Statements—Note 20—"Segment Information" contained elsewhere in this prospectus.

  Workers' Compensation

        Workers' compensation insurance provides coverage for the statutorily prescribed benefits that employers are required to pay to their employees injured in the course of employment. Zenith's workers' compensation policies are issued to employers who also pay the premiums. The policies provide payments to covered, injured employees of the policyholder for, among other things, temporary or permanent disability benefits, death benefits, medical and hospital expenses and expenses of vocational rehabilitation. The benefits payable and the duration of such benefits are set by statute, and vary by state and with the nature and severity of the injury or disease and the wages, occupation and age of the employee.

        Generally, premiums for workers' compensation insurance policies are a function of: the applicable premium rate, which varies with the nature of the employees' duties and the business of the employer; a factor reflecting the insured employer's historical loss experience; and the amount of the insured employer's payroll. Payrolls may be affected significantly by changes in employment and wage levels. A deposit premium is paid at the beginning of the policy period, periodic installments are paid during the policy period and the final amount of the premium is generally determined as of the end of the policy period after the policyholder's payroll records are audited. Except in Florida, where rates for workers' compensation insurance are set by the Department of Insurance, Zenith's rates for workers' compensation are actuarially determined in each state in which it does business. Rates are continually reviewed for adequacy using actuarial analysis of current and anticipated trends in costs. In certain circumstances a policyholder may be eligible for a return of a portion of the premium based on the loss experience during the policy term, either by way of a dividend or a retrospective-rating formula which may also involve additional premium being billed to the policyholder if loss experience is worse than expected. Although we have offered these types of policies at times and have written a small number of them, we prefer to offer our customers a policy with a guaranteed cost based on rates, payroll and experience modification factors. Competition in the national workers' compensation insurance industry is intense, even in Florida where dividend plans and retrospectively-rated policies form the basis for price competition.

        Zenith's long-term strategy in the national workers' compensation industry is to provide a value-added insurance policy based on adequate rates. During periods of intense competition or other adverse industry conditions, our premium revenue is reduced as employers buy elsewhere. Our basic value proposition is that our services, over the long run, provide employers the opportunity to reduce their experience modification factor and their long-term, net workers' compensation costs. Our loss prevention services focus on workplace safety, accident and illness prevention and safety awareness training. Claims management services include return to work programs, case management by nurses for serious injuries and management of medical provider services and billings. Investigation and legal services help policyholders to prevent fraud and assist them to favorably resolve litigated claims. Our premium auditors provide appropriate payroll classifications to assure equitable premium billing.

        During 2002, Zenith wrote workers' compensation insurance in 45 states. Prior to 1992, Zenith's workers' compensation operations were concentrated principally in California. Zenith's workers' compensation operations expanded to Texas in 1992 with other states following shortly thereafter. Florida operations commenced with the acquisition of the Associated General Commerce Self-Insurers' Trust Fund on December 31, 1996. On April 1, 1998, Zenith Insurance acquired substantially all of the assets and certain liabilities related to the workers' compensation business of RISCORP, Inc. and certain of its subsidiaries, which we refer to collectively in this prospectus as "RISCORP." The RISCORP acquisition added workers' compensation business in Florida and other states in the Southeast, principally in North Carolina and Alabama. Net premiums earned for the year ended December 31, 2002 by state are set forth in the table below (dollars in thousands):

California	$277,120	55.0%
Florida	97,925	19.4
North Carolina	26,291	5.2
Texas	23,065	4.6
Illinois	11,237	2.2
Pennsylvania	9,137	1.8
Georgia	8,264	1.6
Arizona	7,979	1.6
Iowa	6,287	1.2
Other	36,554	7.4
Net Premiums Earned	$503,859	100.0%

        A commonly used industry measurement of property and casualty insurance underwriting results is the combined ratio. It is the sum of net incurred losses, loss adjustment expenses, underwriting expenses and policyholders' dividends, expressed as a percentage of net premiums earned. Earned premiums and the combined ratios of our workers' compensation and reinsurance businesses for the each of the three years ended December 31, 2002 and the three months ended March 31, 2003 and March 31, 2002, are set forth in the "Overview" section of "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained elsewhere in this prospectus.

        For the past several years, national workers' compensation industry results have been extremely unprofitable as intense competition resulted in inadequate levels of premium rates at the same time as the industry experienced a general trend of declining frequency and of increasing claim severity. In addition, there are reports by certain industry organizations of significant under-reserving in the industry's reported results. Zenith's in-force workers' compensation premiums decreased consistently in the several years prior to 2000 as a result of Zenith's endeavors to maintain rate adequacy in the face of intense competition in the national workers' compensation insurance industry. Competitive pricing conditions began to improve, principally in California, in 2000 and continued through 2002. As a result of this improvement and in conjunction with the rate increases described below, Zenith increased its in-force premiums in California from $146.7 million at December 31, 2000 to $210.4 million at December 31, 2001 and to $350.2 million at December 31, 2002. At March 31, 2003, in-force premiums in California were $418.2 million. Outside of California, where competition and pricing are improving only in certain states, Zenith's in-force premiums increased from $162.4 million at December 31, 2000 to $209.7 million at December 31, 2001 and to $259.2 million at December 31, 2002. At March 31, 2003, in-force premiums outside of California were $271.2 million.

        Including rate increases through July 1, 2003, overall effective rate increases are about 34% for 2003 compared to 18% in 2002, including 45% increases in California for 2003 compared to 27% in the prior year.

        In California, on January 1, 2003, workers' compensation legislation became effective that provides for increases in the benefits payable to injured workers. Other changes included in the legislation are intended to help control costs and encourage the return to work of injured workers. We cannot quantify the impact of the legislation at this time, but intend to estimate and implement appropriate rate increases. Effective January 1, 2003, Zenith implemented a rate increase of approximately 11% in California on new and renewal policies and approximately 5% on the unexpired term of policies in-force on January 1, 2003. Our California workers' compensation rates were increased by a further 6.6% on April 1, 2003 and by 11% on July 1, 2003. The major risk factor is whether or not the legislation or the economy, or a combination of the two, will change the long-term favorable trend of reduced claim frequency and whether or not we can estimate and implement timely and appropriate rate increases.

        Zenith expects that the future profitability of its workers' compensation operations will be dependent upon the following: 1) general levels of competition; 2) industry pricing; 3) general levels of interest rates; 4) legislative and regulatory actions; 5) the frequency and severity of terrorist acts, if any, similar to the World Trade Center attack of September 11, 2001; 6) management's ability to estimate the impact of any continuing adverse claim severity trends, including increases in the cost of healthcare, on the adequacy of loss reserve estimates and premium rates; and 7) the impact in California of the new legislation that increases workers' compensation benefits. Claim frequency trends continue to decline, but the reasons therefor are not clear, and management is unable to predict whether these trends will continue.

  Reinsurance

        Reinsurance is a transaction between insurance companies in which an original insurer, or ceding company, remits a portion of its premiums to a reinsurer, or assuming company, as payment for the reinsurer's assumption of a portion of the risk. Our reinsurance operation participates in assumed reinsurance transactions in which, typically, the reinsurance coverage being purchased by the ceding company is shared among a number of assuming companies. We currently focus primarily on assumed reinsurance of worldwide property losses from catastrophes and large property risks. In the insurance industry, catastrophes are events such as tornadoes, hurricanes and earthquakes that cause widespread damage. Insurance companies purchase catastrophe reinsurance to protect themselves from the aggregation of losses caused by a large number of claims from policies written in the impacted geographical area. Contract language in catastrophe reinsurance contracts defines which perils will or will not be covered by the reinsurer and certain events such as acts of terrorism or flooding may not be covered, depending upon the terms of the contract.

        In addition to property reinsurance we have, historically, written reinsurance for liability insurance, such as general business liability coverage, directors' and officers' liability and excess or umbrella coverage. Although we wrote more of this type of business at the beginning of our involvement in the reinsurance business in 1985, liability reinsurance constituted about 20% of our earned reinsurance premiums in the ten years ended December 31, 2002.

        We participate in reinsurance contracts that are either proportional in nature, in which the assuming company shares pro-rata in the premiums and losses of the ceding company (quota share reinsurance), or arrangements under which the assuming company pays losses in excess of a certain limit in return for a premium, usually determined as a percentage of the ceding company's primary insurance premiums (excess of loss reinsurance). Depending upon market conditions and other factors, the volume of premiums written fluctuates from year to year. By diversifying the geographical spread of risk and limiting the number of contracts that we write, Zenith's assumed reinsurance business is written so as to limit expected losses, after deducting the applicable premium income and income taxes, from any one catastrophe event in a worst-case scenario to a maximum probable loss of approximately $16 million, which is approximately 5% of consolidated stockholders' equity.

        Underwriting income or loss and the combined ratio of the reinsurance operation fluctuate significantly depending upon the incidence or absence of large catastrophe losses. However, since its inception in 1985, the combined ratio of our reinsurance operation through March 31, 2003 was 101.2% on $666.2 million of net premiums earned. Loss reserves, net of reinsurance, at March 31, 2003 in our reinsurance operation were $130.4 million. In 2002, estimated catastrophe losses were $0.4 million, principally from losses associated with floods in Europe. Otherwise, there were no major catastrophe losses in 2002 and none in the three months ended March 31, 2003. The reinsurance operation was adversely impacted by catastrophe losses of $41.7 million and $22.6 million before tax in 2001 and 2000, respectively. Catastrophe losses in 2001 included $37.6 million, net of additional premium income earned in the year attributable to original and reinstatement premiums, associated with the terrorist attack on the World Trade Center on September 11, 2001. Catastrophe losses in 2000 were attributable to additional estimates of the impact of the events in 1999, particularly moderate-sized catastrophes which culminated in severe storms in Europe at the end of 1999.

        Estimating catastrophe losses in the reinsurance business is highly dependent upon the nature and timing of the event and Zenith's ability to obtain timely and accurate information with which to estimate its liability to pay losses. Estimates of the impact of catastrophes on the reinsurance operations are based on the information that is available and such estimates could change based on new information that becomes available or based upon reinterpretation of existing information.

  Investments

        Our Investments Department invests the funds made available by our capital and the cash flows from our insurance operations. Because the exact timing of the payment of claims and benefits cannot be predicted with certainty, the insurance subsidiaries maintain portfolios of invested assets with varying maturities and a substantial amount of short-term investments to provide adequate cash for the payment of claims. The objective of the investment operations is to provide income and realized gains on investments, primarily from investments in debt securities consistent with investment guidelines approved by the Board of Directors of each company making the investment and taking into consideration state regulatory restrictions. The allocation among various types of securities is adjusted from time to time based on market conditions, credit conditions, tax policy, fluctuations in interest rates and other factors. At March 31, 2003, Zenith's consolidated investment portfolio emphasized high-quality, taxable bonds and short-term investments, supplemented by smaller portfolios of redeemable and other preferred and common stocks. The portfolio of taxable bonds includes U.S. Government securities, mortgage-backed securities issued by the Government National Mortgage Association and corporate bonds diversified to produce a reasonable balance of risk and a stable source of earnings.

        Investment yields for the three months ended March 31, 2003 and March 31, 2002 and for each of the three years ended December 31, 2002 and a discussion of the composition of the investment portfolio at March 31, 2003 and December 31, 2002, are set forth under the "Investments" section of "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained elsewhere in the prospectus. This information shows the trend of an increasing investment portfolio as a result of increased cash flows from operations and the trend of declining interest rates resulting in roughly consistent net investment income over the past three years.

        Zenith has identified certain securities, amounting to 90% of the investments in debt securities at March 31, 2003, as "available-for-sale." Stockholders' equity increased by $20.2 million after deferred tax from December 31, 2001 to December 31, 2002 and decreased by $0.1 million after deferred tax in the three months ended March 31, 2003 as a result of changes in the fair values of such investments. Stockholders' equity will fluctuate with any changes in the fair values of available-for-sale securities.

        On August 23, 2002, Zenith Insurance acquired 19.2 million Ordinary Shares of Advent Capital (Holdings) PLC, a U.K. company for $14.6 million in an open offer and placing of shares made in July 2002. As a result of the purchase, Zenith owns approximately 20.9% of the outstanding shares of Advent Capital. Advent Capital and its subsidiaries operate in the property and casualty insurance business in the United Kingdom by providing corporate capital to support underwriting of various Lloyd's syndicates and by managing those syndicates. Zenith Insurance used available funds from its short-term investments to fund the purchase of the Advent Capital shares.

        Prior to August 23, 2002, Zenith owned approximately 6.3% of the outstanding shares of Advent Capital and accounted for the investment on the cost basis. As of August 23, 2002, Zenith is accounting for its investment in Advent Capital based on the equity method in accordance with the provisions of Accounting Principles Board Opinion No. 18, "The Equity Method of Accounting for Investments in Common Stock" ("APB No. 18"). In accordance with the provisions of APB No. 18, our investment in Advent Capital was restated in 2001 as if the equity method of accounting had been applied. The effect was a reduction in the carrying value of the investment of $3.2 million at December 31, 2001 and a reduction of net income for 2001 of $2.1 million, net of deferred tax benefit. The carrying value of the investment in the common stock of Advent Capital is equal to Zenith's equity in the underlying net assets of Advent Capital. The carrying value was $20.1 million at March 31, 2003 and at December 31, 2002 was $18.3 million, including goodwill of $10.5 million. At March 31, 2003, Zenith has accounted for its investment in Advent Capital using Advent Capital's December 31, 2002 financial statements. Zenith will continue to report its share of Advent Capital's income and net assets lagged by one quarter in order to allow sufficient time for Advent Capital to prepare the information. Fairfax Financial Holdings Limited also participated in the open offer and placing of shares by Advent Capital and after the purchase, through its subsidiaries, Fairfax owns approximately 47% of Advent Capital. Companies controlled by Fairfax owned 42% of the outstanding common stock of Zenith at June 30, 2003 (not including shares issuable upon conversion of notes held by such companies). Fairfax has disclaimed any control of Zenith and has granted a proxy covering all its shares of Zenith to an individual trustee with instructions to vote the shares in proportion to the voting of all other Zenith shareholders.

  Parent

        The parent operations represent the holding company activities of Zenith, which owns, directly or indirectly, all of the capital stock of its insurance and non-insurance subsidiaries. Results of the parent reflect the operating expenses that it incurs in the course of its holding company activities, such as directors fees; stock exchange listing and other licensing fees; insurance costs; and legal, auditing and other administrative fees. Interest expense incurred on outstanding debt pursuant to financing and refinancing activities is also a part of the parent operating results.

  Discontinued Real Estate Operations

        On October 8, 2002, Zenith closed the sale of its home-building business and related real estate assets in Las Vegas, Nevada to Meritage. The business had been operated by Perma-Bilt. In the transaction, Meritage, through MTH Nevada, acquired substantially all of Perma-Bilt's assets, subject to the related liabilities, pursuant to a Master Transaction Agreement, dated as of October 7, 2002, and related asset and real property acquisition agreements. Zenith received gross proceeds of $65.0 million in connection with the sale, including $28.4 million in repayment of intercompany loans to Zenith from Perma-Bilt, and recorded a gain on the sale in the fourth quarter of 2002 of $6.3 million after tax.

        In addition to the consideration received in October 2002, the agreements governing the sale entitle us to receive 10% of MTH Nevada's pre-tax net income, subject to certain adjustments, for each of the twelve-month periods ending September 30, 2003, September 30, 2004 and September 30, 2005. We are currently unable to estimate how much, if anything, we might receive under this earn-out provision.

        For the years ended December 31, 2002, 2001 and 2000, total revenues recognized in the Real Estate operations were $70.8 million, $84.8 million and $84.5 million, respectively, and pre-tax income, excluding the gain on the sale of the business in 2002, was $4.4 million, $5.8 million and $5.5 million, respectively. For the three months ended March 31, 2002, total revenues recognized by the real estate operations were $20.7 million and pre-tax income was $1.4 million.

Loss and Loss Expense Reserves and Claims and Loss Developments

        Accounting for property and casualty insurance operations requires us to estimate the liability for the expected ultimate cost of unpaid losses and loss adjustment expenses ("loss reserves") as of the balance sheet date. The amount by which estimated losses, measured subsequently by reference to payments and additional estimates, differ from those originally reported for a period is known as "development." Development is unfavorable when losses ultimately settle for more than the levels at which they were reserved or subsequent estimates indicate a basis for reserve increases on open claims. Development is favorable when losses ultimately settle for less than the amount reserved or subsequent estimates indicate a basis for reducing loss reserves on open claims. Favorable or unfavorable development of loss reserves is reflected currently in earnings.

        The adequacy of loss reserve estimates is an inherent risk of the property and casualty insurance business. We endeavor to minimize this risk by relying on the estimates of our professional claims adjusting staff, supplemented by actuarial estimation techniques. Loss reserves, as related to reported claims, are based upon periodic case-by-case evaluation and judgment by Zenith's claims adjusting staff, updated and reviewed continuously to reflect current information. Actuarial techniques and methods are utilized to establish the most reasonably accurate estimate of loss reserves at a point in time including an estimate of the probable amount for unreported claims arising from accidents which have not yet been reported to the Company, commonly known in the industry as "incurred but not reported" or "IBNR." Judgment is required in actuarial estimation to ascertain the relevance of historical payment and claim settlement patterns under current facts and circumstances. Zenith continually monitors loss development trends and data to establish adequate premium rates and reasonable loss reserves estimates. The adequacy of loss reserves, which are based on estimates, is inherently uncertain and represents a significant risk to the business which we attempt to mitigate. No assurance can be given whether the ultimate liability will be more or less than such estimates.

        The table that follows shows development of loss and loss adjustment expense liabilities as originally estimated in accordance with GAAP at December 31 of each year presented.

	2002	2001	2000	1999	1998	1997	1996	1995	1994	1993	1992
	(Dollars in thousands)
Liability for unpaid loss and loss adjustment expenses, net	$825,869	$742,678	$634,172	$605,250	$708,684	$525,601	$526,427	$463,123	$462,710	$474,499	$471,832

Paid, net (cumulative) as of:
One year later		239,098	243,506	235,968	271,019	195,596	209,346	185,764	175,488	173,699	184,498
Two years later			370,100	384,011	414,432	284,080	322,519	295,872	274,560	272,221	292,914
Three years later				457,717	500,672	338,530	373,383	350,279	331,532	325,916	355,710
Four years later					546,076	378,536	406,597	378,174	362,287	364,420	389,417
Five years later						400,853	433,583	398,951	379,517	384,303	416,297
Six years later							449,924	417,032	394,481	395,473	429,715
Seven years later								427,565	406,856	406,326	438,074
Eight years later									414,164	415,840	447,150
Nine years later										421,639	454,285
Ten years later											459,070

Liability, net re-estimated as of:
One year later		771,846	638,519	636,130	753,508	514,234	526,078	459,314	460,575	464,779	480,903
Two years later			651,266	635,750	753,511	511,343	520,114	464,830	450,675	453,497	483,334
Three years later				638,920	740,559	503,684	516,184	460,782	442,391	452,330	482,019
Four years later					751,546	516,426	503,821	457,177	437,216	446,746	487,447
Five years later						526,524	508,239	454,083	434,479	442,053	483,294
Six years later							515,205	452,035	439,871	439,446	477,642
Seven years later								457,059	436,294	443,887	475,650
Eight years later									437,623	439,728	480,399
Nine years later										438,851	476,453
Ten years later											474,747

Favorable (deficient) development, net		(29,168)	(17,094)	(33,670)	(42,862)	(923)	11,222	6,064	25,087	35,648	(2,915)

Net Liability— December 31,	825,869	742,678	634,172	605,250	708,684	525,601	526,427	463,123	462,710	474,499	471,832
Receivable from reinsurers and state trust funds for unpaid losses	215,663	204,144	243,711	275,679	288,963	87,665	93,651	54,429	47,696	44,919	33,070

Gross liability—December 31,	1,041,532	946,822	877,883	880,929	997,647	613,266	620,078	517,552	510,406	519,418	504,902
Re-estimated liability, net of reinsurance		771,846	651,266	638,920	751,546	526,524	515,205	457,059	437,623	438,851	474,747
Re-estimated receivable from reinsurers and state trust funds for unpaid losses		198,606	215,858	244,133	306,033	114,947	109,623	79,346	67,770	74,420	88,352

Re-estimated liability, gross		970,452	867,124	883,053	1,057,579	641,471	624,828	536,405	505,393	513,271	563,099

Favorable (deficient) development, gross		(23,630)	10,759	(2,124)	(59,932)	(28,205)	(4,750)	(18,853)	5,013	6,147	(58,197)

        The accounting policies used to estimate the liabilities in the preceding table are described in our annual Consolidated Financial Statements—Note 1—"Summary of Accounting Policies, Operations and Principles of Consolidation" contained elsewhere in this prospectus.

        The analysis in the preceding table presents the development of Zenith and subsidiaries' balance sheet liabilities for unpaid loss and loss adjustment expenses. The first line in the table shows the liability for unpaid loss and loss adjustment expenses, net of reinsurance, as estimated at the end of each calendar year. The first section below that line shows the cumulative actual payments of loss and loss adjustment expenses, net of reinsurance, that relate to each year-end liability as they were paid at the end of subsequent annual periods. The second section shows revised estimates of the original unpaid amounts, net of reinsurance, including the subsequent payments and re-estimates of the remaining unpaid liabilities. The next line shows the favorable or deficient developments of the original estimates for each year, net of reinsurance. This loss reserve development table is cumulative and, therefore, balances at the end of an accounting period should not be added since the amount at the end of each calendar year includes activity for both the current and prior years. The liability at the end of each year includes an estimate of the amount yet unpaid and still due at the subsequent re-evaluation date for all previously estimated liabilities. For example, the liability at the end of 2002 includes an estimate of the amount still due on the 2001 and prior liabilities.

        Starting with the liability at the end of 1998, our loss reserve estimates include amounts for the loss reserves we assumed from RISCORP in the RISCORP acquisition. The purchase price of RISCORP was determined in a three-step process, which culminated in the determination by a neutral auditor and neutral actuary of the GAAP values of the assets and liabilities being acquired from RISCORP. In 1999, we determined that it was necessary to increase the estimate of the loss reserves assumed from RISCORP by about $46.0 million, net of reinsurance. This adjustment to the RISCORP purchase price is reflected in the preceding table as adverse development in 1999 of the 1998 loss reserve liability.

        In 1999, we sold CalFarm Insurance Company, a wholly-owned subsidiary of Zenith Insurance, which we had owned since 1985. CalFarm wrote insurance coverage for automobile, homeowners, group health, farm owners and other businesses, principally in California. We retained no liabilities for any of CalFarm's unpaid losses or loss adjustment expenses after the sale. In the preceding table, CalFarm's loss reserves are included in the first line through December 31, 1998. Subsequent payments for CalFarm's loss reserve estimates include payments through March 31, 1999, the date of the sale. Subsequent re-estimates of CalFarm's loss reserves are also included in the preceding table. After the date of sale, the re-estimated liability for CalFarm's loss reserves reflects the last re-estimate of CalFarm's liabilities that we made prior to the sale.

        Adverse development in 2002 on the reserves established at December 31, 2001 is attributable principally to an increase in workers' compensation loss reserve estimates in the fourth quarter of 2002 due to higher than previously estimated inflation trends, which is discussed below under "—Workers' Compensation Loss Reserves." Adverse development in 2001 on the reserves established at December 31, 2000 and adverse development in 2000 on the reserves established at December 31, 1999 is attributable, principally, to additional estimates of 1999 catastrophe losses which is discussed below under "—Reinsurance Loss Reserves."

        Since conditions and trends that have affected loss and loss adjustment expense development in the past may not occur in the future in exactly the same manner, if at all, future results may not be reliably predicted by extrapolation of the data presented.

        Additional information concerning the effect of loss reserve estimates on the Consolidated Financial Statements is included under "—Critical Accounting Policies and Estimates" and under "—Loss Reserves" in "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained elsewhere in this prospectus.

        Reference is made to the table setting forth the reconciliation of changes in the liabilities for loss and loss adjustment expenses included in our annual Consolidated Financial Statements—Note 7—"Liability for Unpaid Loss and Loss Adjustment Expenses" contained elsewhere in this prospectus.

  Workers' Compensation Loss Reserves

        Workers' compensation loss reserves constitute about 84.2% of the net liabilities for unpaid losses and loss adjustment expenses in Zenith's Consolidated Balance Sheet at December 31, 2002. The amount and timing of payments for benefits for workers' compensation claims varies considerably with the nature and severity of the injury and the timeliness of reporting the claim. Payments may take place many years after the initial injury and the establishment of a loss reserve. Zenith regards the timely settlement of its workers' compensation claims as important to its profitability and settles cases in exchange for lump-sum payments, where possible, to expedite this process.

        Zenith maintains four regional offices in California and offices in Florida, Texas, Pennsylvania, Utah, Illinois and North Carolina, each of which is fully staffed to conduct all workers' compensation claims operations, including review of initial reports of work injury, assignment of appropriate field investigation and determination of whether subrogation should be pursued. In addition, we maintain three offices in California which service claims, including legal support. Workers' compensation claims operations are supported by computer systems that provide immediate access to policy coverage verification and claims records and enable Zenith to detail claims payment histories and policy loss experience reports. Our home office technical claims staff provides training, quality assurance and technical support to our field offices. Independent consultants are routinely used to visit our field claims offices to audit and assess the quality of our operations. A fully staffed, in-house legal department is available to assist with litigated claims. Our Medical Management Department provides medical cost containment support to our claims department, through medical bill review and negotiation, case management services, identifying and maintaining preferred medical provider relationships and establishing best practices in treating common workplace injuries.

        Estimating the impact of adverse severity trends is a major risk factor in estimating adequate loss reserves for our workers' compensation business. In the fourth quarter of 2002, we increased our estimate of workers' compensation loss reserves for prior periods by $30.0 million. The change in the estimate was composed of $2.4 million related to claims for 2002, $21.2 million related to claims for 2001 and $6.4 million related to claims for 2000. Therefore, workers' compensation loss reserves of $536.7 million at December 31, 2000 would have been higher by $6.4 million (or 1.2%); loss reserves of $599.7 million at December 31, 2001 would have been higher by $27.6 million (or 4.6%); and loss reserves of $641.2 million at September 30, 2002 would have been higher by $30.0 million (or 4.7%). Workers' compensation loss reserves are stated here net of reinsurance.

        During 2002, as in prior years, quarterly reviews of Zenith's workers' compensation reserves were performed. The observed paid loss development and inflation during the first two quarters were in-line with our estimates and expectations as of the previous year-end. The third quarter review showed greater than expected paid loss development and inflation. Given only one quarter of higher than expected inflation, we did not incorporate the new trend into our loss reserve estimates pending confirmation of the increase in the inflation rate in any subsequent quarters. The fourth quarter review also showed higher than anticipated inflation.

        Given the confirmation of the higher inflation trend in the fourth quarter, we determined it was appropriate to increase our estimates of the ultimate losses for accident years 2000, 2001 and 2002 by $30.0 million to incorporate these higher levels of inflation. These adverse inflationary trends were most noticeable in our California business. Loss development trends elsewhere, principally in Florida, were more favorable than anticipated. The $30.0 million increase in loss reserves in 2002 was comprised of an increase of $50.0 million in California reserves offset by a decrease of $20.0 million in reserves outside of California, principally in Florida.

        In 2000, Zenith increased the estimate of unpaid workers' compensation losses for the 1999 accident year by about $8.0 million, principally as a result of higher than expected claims severity. This change in estimate means that workers' compensation loss reserves of $516.9 million at December 31, 1999 should have been higher by $8.0 million (or 1.5%).

        The Florida Special Disability Trust Fund ("SDTF") is a fund established in Florida to reimburse insurance companies and employers for the cost of certain workers' compensation claims. The SDTF was established to promote the re-hiring of injured workers by providing a reimbursement for certain qualifying claims made by a previously injured worker subsequent to their re-hiring. These claims are sometimes referred to as "second injuries." We are able to submit such second injury claims to the SDTF and, if the claims are accepted, we are reimbursed for part of the cost of the claim. The SDTF stopped accepting new second injury claims dated after January 1, 1998. Approximately 550 of our Florida claims have been accepted, for which we have recorded a recoverable of $12.6 million, net of amounts due to reinsurers, at March 31, 2003. We bill the SDTF and receive reimbursements as we make payments on accepted claims. The SDTF is funded by assessing a fee of 4.52% of premiums written in Florida, and we accrue the assessment as a liability when we write Florida business. If the legislature in Florida were to decide to cease or suspend the assessment and thereby the funding of the SDTF, any recoverable that we may have at that time which is related to un-reimbursed claims might be at risk. However, we have no current information to indicate that the SDTF assessment in Florida will not continue. We continue to collect substantial recoveries for second injury claims from the SDTF. We received gross reimbursements from the SDTF of $3.8 million in the three months ended March 31, 2003, $5.6 million in 2002, $13.0 million in 2001 and $5.9 million in 2000. The SDTF is currently about 30 to 36 months behind schedule in reimbursing claims but we expect to fully recover the remaining amount receivable.

  Reinsurance Loss Reserves

        Reinsurance loss reserves constitute about 15.8% of the net liabilities for unpaid losses and loss adjustment expenses in Zenith's Consolidated Balance Sheet at December 31, 2002. For the past several years, Zenith has written predominantly property reinsurance for which loss reserves are paid within a few years. Zenith also maintains loss reserves related to assumed reinsurance liability business written as early as 1985, the year of inception of its reinsurance operations. Liability reserves in the reinsurance business may take many years to be paid in full. Zenith uses information supplied by ceding companies in addition to its own data and opinions in arriving at estimates of ultimate losses for assumed reinsurance business. Estimating catastrophe losses in the reinsurance business is highly dependent upon the nature and timing of the event and Zenith's ability to obtain timely and accurate information with which to estimate its liability to pay losses. Loss reserve estimates for catastrophe losses in recent years have developed unfavorably as discussed below.

        In 2002, estimated catastrophe losses were $0.4 million before tax, principally from losses associated with floods in Europe. Otherwise, there were no major catastrophe losses in 2002. In 2001, the reinsurance operations were adversely impacted by $41.7 million of catastrophe losses before tax, including $37.6 million for the World Trade Center loss, net of additional premium income earned in the year attributable to original and reinstatement premiums. The World Trade Center loss is discussed in detail below. Catastrophe losses of $22.6 million before tax in 2000 are attributable to estimates of additional losses from the events in 1999. In 1999, the worldwide catastrophe reinsurance business received a large number of claims attributable to a high frequency of natural disasters that year, culminating in severe storms in Europe at the end of 1999.

        In 2001, Zenith incurred a significant loss in connection with the attack on the World Trade Center on September 11. There is considerable uncertainty as to the aggregate amount of insured loss associated with the World Trade Center attack. Zenith has estimated its share of the loss to be approximately $48.0 million, both gross and net of reinsurance recoverable, by estimating the probable impact to each of its reinsurance contracts based on currently available information. Approximately 70% of the estimated loss is attributable to the contractual maximum loss payable by Zenith under its excess of loss reinsurance contracts and, therefore, our loss cannot exceed the amount we have estimated and reserved on those contracts. The remainder of the estimated loss is an estimate of expected losses incurred on assumed quota share reinsurance contracts. Customarily, after a claim, catastrophe reinsurance contracts are renewed for the unexpired term of the original contract and an additional premium, called a reinstatement premium, is due in consideration of the renewal. Zenith has also estimated such reinstatement premiums in connection with its estimate of the World Trade Center loss. The ultimate impact of the World Trade Center loss, after deducting original and reinstatement premium income on Zenith's assumed reinsurance contracts for 2001 is estimated to be $20.0 million before tax, or $13.0 million after tax. Zenith has written its assumed reinsurance business so that its exposure to reinsurance losses from any one event in a worst-case scenario is not expected to be more than approximately 5% of Zenith's stockholders' equity (currently about $16 million). The expected ultimate loss from the World Trade Center of $13.0 million after tax is within that 5% maximum. The information we have received so far has resulted in no change in the estimate of Zenith's World Trade Center loss at March 31, 2003 compared to December 31, 2002 and 2001.

        Estimates of the impact of the World Trade Center loss and other catastrophes are based on the information that is currently available. Such estimates could change based on any new information that becomes available or based upon reinterpretation of existing information.

  Advent Capital

        In August 2002, Zenith acquired additional shares of Advent Capital and, as a result of the purchase, Zenith owns 20.9% of the outstanding shares of Advent Capital at December 31, 2002. Zenith is accounting for its investment on the equity method of accounting, lagged by one quarter to allow sufficient time for Advent Capital to prepare its financial information. Advent Capital manages and provides capital to support the underwriting of Lloyd's syndicates that underwrite, principally, insurance and reinsurance for property, property catastrophe and marine business. Advent Capital's net loss in 2001 of $53.2 million was attributable, principally, to its estimated net pre-tax loss of $66 million due to the terrorist attack on the World Trade Center.

        The table that follows represents a reconciliation of changes in the liability for unpaid loss and loss adjustment expenses in Advent Capital's financial statements:

	Advent Capital
	2002(1)	2001(1)	2000(1)
	(Dollars in thousands)
Beginning of year, net of receivable from reinsurers	$185,922	$48,334	$37,416
Incurred claims:
Current year	32,929	177,995	25,771
Prior years	49,953	11,565	13,463

Total incurred claims	82,882	189,560	39,234
Payments:
Current year	(4,023)	(32,081)	(6,474)
Prior years	(54,973)	(19,891)	(21,842)

Total payments	(58,996)	(51,972)	(28,316)

End of period, net of receivable from reinsurers	209,808	185,922	48,334
Receivable from reinsurers for unpaid losses	859,538	589,101	381,911

End of period(1)	$1,069,346	$775,023	$430,245

(1)
Reconciliation of changes in the liability for unpaid loss and loss adjustment expenses are presented for the years ended December 31, 2000 and 2001, and the nine months ended September 30, 2002.

        The table that follows shows development of loss and loss adjustment expense liabilities as originally estimated at December 31 of each year presented for Advent Capital. Advent Capital became a corporate underwriting member of Lloyd's in 1995.

	at Sept. 30	at December 31,
	2002	2001	2000	1999	1998	1997	1996	1995
	(Dollars in thousands)
Liability for unpaid loss and loss adjustment expenses, net	$209,808	$185,922	$48,334	$37,416	$15,512	$7,129	$3,000	$629
Adjustment(1)			8,802	11,035	10,926	8,096	5,027	1,578
Revised liability for unpaid loss and loss adjustment expenses, net	209,808	185,922	57,136	48,451	26,438	15,225	8,027	2,207

Paid, net (cumulative) as of(2):
One year later		54,973	19,891	21,842	7,277	1,717	801	360
Two years later			25,105	29,318	10,527	2,925	1,206	419
Three years later				29,163	12,445	4,139	1,809	505
Four years later					15,672	5,802	2,433	703
Five years later						6,975	3,171	872
Six years later							3,517	1,037
Seven years later								1,066

Liability, net re-estimated as of(2):
One year later		235,875	59,899	50,879	26,076	8,639	2,799	839
Two years later			69,101	54,160	29,085	12,363	4,441	797
Three years later				58,942	29,526	15,586	7,719	1,684
Four years later					32,665	12,956	8,158	2,300
Five years later						14,109	6,603	2,215
Six years later							6,903	2,094
Seven years later								2,116

Favorable (deficient) development, net		(49,953)	(11,965)	(10,491)	(6,227)	1,116	1,124	91

Net Liability	209,808	185,922	57,136	48,451	26,438	15,225	8,027	2,207
Receivable from reinsurers for unpaid losses	859,538	589,101	381,911	17,716	9,739	1,051	555	339

Gross liability	1,069,346	775,023	439,047	66,167	36,177	16,276	8,582	2,546
Re-estimated liability, net of reinsurance		235,875	69,101	58,942	32,665	14,109	6,903	2,116
Re-estimated receivable from reinsurers for unpaid losses		908,629	624,041	21,552	12,033	974	478	325

Re-estimated liability, gross		1,144,504	693,142	80,494	44,698	15,083	7,381	2,441

Favorable (deficient) development, gross		(369,481)	(254,095)	(14,327)	(8,521)	1,193	1,201	105

(1)
Adjustment to reflect current syndicates participation level in the underlying Lloyd's syndicates.

(2)
Subsequent cumulative net paid losses and the re-estimated net liability are presented as of one year later for all except the most recent cumulative net paid totals and re-estimated liabilities which are as of September 30, 2002.

        Adverse development in 2002 on the reserves established at December 31, 2001 was attributable, principally, to increased estimates in 2002 for losses sustained by Advent Capital in connection with the terrorist attack on the World Trade Center on September 11, 2001. Adverse loss reserve development in 2002 was offset, in part, by approximately $32 million of additional estimated reinstatement and other premium income. Adverse loss reserve development, gross of reinsurance, on the reserves established at December 31, 2001 and December 31, 2000 is attributable principally to development of the gross reserves acquired by Advent Capital in the 2000 acquisition of the Kingsmead Underwriting Agency.

  Environmental and Asbestos Losses

        Zenith has exposure to asbestos losses in its workers' compensation operations for medical, indemnity and loss adjustment expenses associated with covered workers' long-term exposure to asbestos or asbestos-containing materials. Many of the claims we have received date back to accidents in the 1960's, 1970's and early 1980's. Zenith's exposure is generally limited to a proportionate share of the workers' compensation-related loss for the period of time coverage was provided because other insurance companies also provided coverage during the period in which the claimant was exposed. In our history, we have paid and closed about 3,200 such asbestos-related workers' compensation claims for a total of $8.3 million, or approximately $2,600 per claim. At the end of 2002, we had 382 such claims open, and reserved for about $2.2 million, compared to our total workers' compensation loss reserves of $695.2 million, including an IBNR reserve estimate of $123.1 million.

        Zenith also has potential exposure to environmental and asbestos losses and loss adjustment expenses beginning in 1985 through its reinsurance operations, but the business reinsured by Zenith in these operations contains exclusion clauses for such losses. Environmental and asbestos losses have not been material to Zenith's results of operations or financial condition. Zenith believes that its reserves for environmental and asbestos losses are currently appropriately established.

Reinsurance Ceded

  Excess of loss reinsurance

        Excess of loss reinsurance is a form of reinsurance in which the reinsurer pays all or a specified percentage of a loss caused by a particular occurrence or event in excess of a fixed amount and up to a stipulated limit. In accordance with general industry practices, we purchase excess of loss reinsurance to protect Zenith against the impact of large, irregularly-occurring losses in the workers' compensation business, which would otherwise cause sudden and unpredictable changes in net income and capital in our insurance business. Although we buy reinsurance to protect Zenith against very large workers' compensation losses, the largest individual workers' compensation claim we have ever had is for about $10.5 million excluding the benefit of reinsurance.

        Effective July 1, 2002, Zenith entered into an excess of loss reinsurance treaty with Employers Reinsurance Corporation which provides $9.0 million of reinsurance protection, per occurrence, for workers' compensation losses in excess of a $1.0 million retention, and applies to loss occurrences on or after July 1, 2002. The Employers Re treaty replaced the two previous excess of loss reinsurance contracts which provided for $9.2 million of reinsurance protection, per occurrence, in excess of a $0.8 million retention during the first six months of 2002, and reinsurance of $9.4 million, per occurrence, in excess of a retention of $0.6 million in 2001. In 2002, and for 2003, Zenith has also purchased from Employers Re $9.0 million of reinsurance protection, per occurrence or in the aggregate, during a treaty year in excess of a $1.0 million retention for losses arising out of terrorist acts. Effective January 1, 2003, Zenith has purchased additional reinsurance for losses arising out of terrorist acts, excluding nuclear, biological and chemical attacks, which provides 50% of $27.0 million of reinsurance protection in excess of $10.0 million. Losses arising out of acts of terrorism are otherwise excluded in all of our ceded reinsurance contracts (see "—Terrorism Risk Insurance Act of 2002" below).

        In each of the three years ended December 31, 2002, and in 2003, reinsurance provides protection for losses in excess of $10.0 million up to $60.0 million. In 2002, this reinsurance was provided primarily by AXA Reinsurance Company, XL Re America, Transatlantic Reinsurance Company, Odyssey America Reinsurance Corporation, Arch Reinsurance Company, ICH (Hanover) Re, Liberty Mutual Insurance Company and the London reinsurance market (primarily Lloyds Syndicates and certain United Kingdom insurance companies). In the three years ended December 31, 2002, Zenith has purchased catastrophe reinsurance coverage for losses as follows: for the two years ended December 31, 2001—$40.0 million in excess of $60.0 million; for the years ended December 31, 2002 and 2003—50% of $40.0 million in excess of $60.0 million. In 2002, this reinsurance was placed with Ace Tempest Re, Hart Re, Everest Reinsurance Company and Converium Reinsurance Company. Effective January 1, 2003, catastrophe reinsurance covers an additional $50.0 million of losses in excess of $100.0 million. The coverage is provided by Swiss Re-Insurance Company, Everest Reinsurance Company, Hart Re and the London reinsurance market.

        In summary, Zenith has reinsurance protection for large catastrophe losses, excluding terrorism, of $150.0 million in excess of a retention of $1.0 million, except that Zenith remains 50% liable for the amount of any loss between $60.0 million and $100.0 million.

        Ceded reinsurance premiums for all of Zenith's excess of loss reinsurance protection for workers' compensation was $20.4 million, or 3.6% of workers' compensation earned premiums, in 2002, compared to $13.8 million, or 3.2% of workers' compensation earned premiums, in 2001, and $8.2 million, or 2.6% of workers' compensation earned premiums, in 2000. We expect our excess of loss reinsurance premiums to cost about 4.0% of workers' compensation premiums in the first half of 2003 and may change effective July 1, 2003 when the arrangements with Employers Re are scheduled for renewal.

  Quota share reinsurance

        Quota share reinsurance is a form of reinsurance in which the assuming company accepts a pro-rata share of the ceding company's losses and an equal share of the applicable premiums. In addition, the assuming company pays the ceding company a fee, known as a ceding commission, which is usually a percentage of the premiums ceded. Quota share reinsurance allows the ceding company to increase the amount of business it could otherwise write by sharing the risks with the assuming company. The effect on the ceding company is similar to increasing its capital, the principal constraint on the amount of business an insurance company can prudently write. Zenith and a subsidiary of Odyssey Re Holdings, a subsidiary of Fairfax, entered into a 10% quota share ceded reinsurance agreement with respect to all new and renewal workers' compensation business written by Zenith in the three years commencing January 1, 2002. Ceded earned premiums under the quota share were $36.8 million in 2002 and $17.2 million for the three months ended March 31, 2003.

  Other reinsurance ceded

        Other than our excess of loss reinsurance protection and the quota share agreement, we are involved in collecting reinsurance recoverable under reinsurance contracts that were entered into by companies that we acquired and whose reinsurance arrangements we terminated. Our total recoverable on unpaid loss and loss adjustment expenses from all reinsurance at March 31, 2003 was $225.0 million and at December 31, 2002 was $220.6 million compared to $221.6 million at December 31, 2001. Included in these amounts are reinsurance recoverables of $47.2 million, $50.8 million and $67.8 million at March 31, 2003, December 31, 2002 and 2001, respectively, relating to reinsurance arrangements entered into by RISCORP and assumed by Zenith in the acquisition of RISCORP in

1998. The principal reinsurers from which such RISCORP-related amounts are recoverable are: American Re-Insurance Company, Chartwell Reinsurance Company, Continental Casualty Co., Swiss Re-Insurance Company and Trenwick Reinsurance Company. Also, in connection with the RISCORP acquisition, Zenith Insurance entered into an aggregate excess of loss reinsurance agreement with Inter-Ocean Reinsurance Company, Ltd., which provides ceded reinsurance for unpaid loss and allocated loss adjustment expenses assumed by Zenith from RISCORP at April 1, 1998 up to $50.0 million in excess of $182.0 million. Reinsurance recoverable from Inter-Ocean Reinsurance Company is secured by a trust account.

  Recoverability of ceded reinsurance

        Reinsurance makes the assuming reinsurer liable to the ceding company to the extent of the reinsurance. It does not, however, discharge the ceding company from its primary liability to its policyholders in the event the reinsurer is unable to meet its obligations under such reinsurance treaty. We monitor the financial condition of our reinsurers and do not believe that Zenith is currently exposed to any material credit risk through its ceded reinsurance arrangements other than in connection with Reliance Insurance Company. Historically, no material amounts due from reinsurers have been written-off as uncollectible because most of our reinsurance is recoverable from large, well-capitalized reinsurance companies. However, on October 3, 2001, the Commonwealth Court of Pennsylvania approved an Order of Liquidation for Reliance in response to a petition from the Pennsylvania Department of Insurance. At March 31, 2003 and December 31, 2002, Reliance owed Zenith Insurance $6.0 million of reinsurance recoverable on paid and unpaid losses in connection with reinsurance arrangements assumed by Zenith Insurance in its 1996 acquisition of the Associated General Commerce Self-Insurers' Trust Fund. Zenith Insurance has recorded a provision for impairment of its reinsurance recoverable from Reliance of $3.0 million at March 31, 2003 and December 31, 2002. The eventual outcome of this matter will be determined by the ultimate amount of Reliance's liabilities and whether or not Reliance has sufficient assets or can obtain recoveries and investment income in an amount sufficient to pay its liabilities.

  Terrorism Risk Insurance Act of 2002

        In November 2002, the Terrorism Risk Insurance Act of 2002 became effective. The principal purpose of the Act was to provide a role for the Federal Government in the provision of insurance for losses sustained in connection with terrorism. Prior to the Act, insurance (except for workers' compensation insurance) and reinsurance for losses arising out of acts of terrorism were severely restricted in their availability from private insurance and reinsurance companies. Under the Act, all licensed insurers must offer terrorism coverage on most commercial lines of business. The Act is effective for the period from November 26, 2002 until December 31, 2005. The Secretary of the Treasury must certify an act for it to constitute an act of terrorism. The definition of terrorism excludes domestic acts of terrorism and acts of terrorism committed in the course of a war declared by Congress. Losses arising out of the act of terrorism must exceed $5.0 million. If an event is certified, the Federal Government will reimburse losses not to exceed $100.0 billion in any year. Each insurance company will be responsible for a deductible based on a percentage of direct earned premiums in the previous calendar year—7% in 2003, 10% in 2004 and 15% in 2005. For losses in excess of the deductible, the Federal Government will reimburse companies for 90% of the loss up to their proportionate share of $100.0 billion of aggregate losses. Policy surcharges may be required to recover certain of the losses reimbursed by the Federal Government.

        The Act contemplates that affiliated insurers will be treated collectively as one entity by the U.S. Treasury Department for purposes of calculating direct earned premiums and, therefore, an insurer's deductible. As of June 30, 2003, companies controlled by Fairfax Financial Holdings Limited owned approximately 42% of our outstanding common stock (not including shares issuable upon conversion of notes held by such companies). Fairfax has disclaimed any control of Zenith and has granted to a trustee a proxy to vote all of the shares of our common stock held by Fairfax and its subsidiaries. Due to the definitions of "affiliate" and "control" under the Act, however, it appears that the direct earned premiums for U.S. exposures of the insurers controlled by Fairfax (the "Fairfax direct earned premiums") will be required to be combined with our direct earned premiums for purposes of calculating our deductible under the Act. If the Fairfax direct earned premiums are combined with ours, our deductible for 2003 would be approximately $220 million. Excluding the Fairfax direct earned premiums, our deductible for 2003 would be approximately $38 million.

        In connection with Treasury's promulgation of final rules under the Act, Zenith brought to the Department's attention certain ambiguities in the interpretation of these definitions of "affiliate" and "control." In February 2003, the Treasury Department issued interim final rules that did not provide clarification as to whether or not the Fairfax direct earned premiums must be included with those of Zenith for purposes of calculating Zenith's deductible. In July 2003, the Department issued final rules that generally adopted the interim final rule, but made revisions in, among other things, the definition of "affiliate." We believe, however, that the final rules retained some of the ambiguities of the interim final rules pertaining to how affiliation and control will be determined, and we may determine to seek interpretive advice regarding the final rules or request a hearing with respect to the affiliate issue in accordance with the provisions of the final rules. We cannot assure you that we would receive a favorable determination from Treasury. If we received an unfavorable determination, our deductible for 2003 would include the Fairfax direct earned premiums and would be approximately $220 million. In addition, Fairfax may determine to seek its own hearing or interpretive advice, which determination is solely within Fairfax's discretion. No prediction can be made as to whether Fairfax would make such a determination or, if made, whether it would receive a favorable determination from Treasury.

        We have purchased reinsurance for acts of terrorism in the amount of $9.0 million in excess of a retention of $1.0 million in 2003. In addition for 2003, we have purchased reinsurance for terrorism, excluding nuclear, biological and chemical attacks, up to 50% of losses of $27.0 million in excess of $10.0 million. The cost of such terrorism reinsurance is approximately $2.0 million including the reinsurance from $1.0 million to $10.0 million.

        Notwithstanding the protection provided by the Act and by the other reinsurance we have purchased, the risk of severe losses to Zenith from acts of terrorism has not been eliminated because events may not be covered by, or may exceed the capacity of, our reinsurance protection. In our workers' compensation business, we monitor the geographical concentrations of insured employees to help mitigate the risk of loss from terrorist acts. Also, small businesses constitute a large proportion of our policies, and we avoid risks in high profile locations. In our reinsurance business, most of the contracts we have written in 2002 and 2003 exclude losses from terrorism, and any terrorism exposure we have assumed is subject to our underwriting guidelines not to write business that could expose us to losses of greater than approximately $16 million after deducting applicable premium income and after tax. The impact of any future terrorist acts is unpredictable, and the ultimate impact on Zenith, if any, of losses from any future terrorist acts will depend upon their nature, extent, location and timing.

  Intercompany reinsurance pooling agreement

        Zenith's insurance subsidiaries are parties to an intercompany pooling agreement. Under such agreement, the results of underwriting operations are ceded (the risks are transferred) to Zenith Insurance and are then reapportioned, or retro-ceded (the risks are transferred back), to the companies party to the agreement. At June 30, 2003, the proportions of the pooling agreement were as follows: Zenith Insurance—97.5%; ZNAT Insurance—2.0%; and Zenith Star—0.5%. Transactions pursuant to the pooling agreement are eliminated on consolidation and have no impact on Zenith's consolidated financial statements.

Marketing and Staff

        The business in the workers' compensation operations is produced by approximately 2,000 independent licensed insurance agents and brokers throughout California, Florida, Texas, North Carolina and other states in which Zenith conducts its business. Zenith's assumed reinsurance premiums are generated nationally by brokers and reinsurance intermediaries.

        Applications for insurance and reinsurance submitted by all agents and brokers are evaluated by professional underwriters based upon numerous factors, including underwriting criteria and standards, geographic areas of underwriting concentration, actuarial judgments of rate adequacy, economic considerations, and review of known data on the particular risk. We retain all authority over underwriting, claims processing, safety engineering and auditing and do not delegate any such authority to our agents or brokers.

Competition

        Competition in the insurance business is based upon price, product design and quality of service. The insurance industry is highly competitive, and competition is particularly intense in the national workers' compensation industry. Zenith competes not only with other stock companies, but with mutual companies and other underwriting organizations such as the State Compensation Insurance Fund in California. Recent regulatory action should mitigate the competitive behavior of the State Compensation Insurance Fund in California. Competition also exists with self-insurance and captive insurers. Many companies in competition with us have been in business for a much longer time, have a larger volume of business, are more widely known, and/or possess substantially greater financial resources.

Regulation

        The insurance business is subject to state-by-state regulation and legislation focused on solvency, pricing, market conduct, claims practices, underwriting, accounting, investment criteria and other areas. Such regulation and legislation is subject to continual change, and compliance is an inherent risk of the business.

  State Departments of Insurance

        Insurance companies are primarily subject to regulation and supervision by the department of insurance in the state in which they are domiciled and, to a lesser extent, other states in which they conduct business. Our insurance subsidiaries are primarily subject to regulation and supervision by the California Department of Insurance, except for Zenith Star, which is primarily subject to regulation and supervision by the Texas Department of Insurance. These state agencies have broad regulatory, supervisory and administrative powers, including, among other things, the power to grant and revoke licenses to transact business; license agents; set the standards of solvency to be met and maintained; determine the nature of, and limitations on, investments and dividends; approve policy forms and rates; periodically examine financial statements; determine the form and content of required financial statements; and periodically examine market conduct.

        Detailed annual and quarterly financial statements and other reports are required to be filed with the departments of insurance in which we are licensed to transact business. The financial statements of our insurance subsidiaries are subject to periodic examination by the California and Texas Departments of Insurance. Zenith Insurance and ZNAT Insurance were examined by the California Department of Insurance as of December 31, 2001 and the Report of Examination contained no material findings. The Texas Department of Insurance is currently conducting an examination of Zenith Star as of December 31, 2001. Zenith Star was examined by the Texas Department of Insurance as of December 31, 1996, and the Report of Examination contained no material findings.

        In California, Zenith Insurance and ZNAT Insurance are required to maintain investments on deposit meeting specified standards that have an aggregate market value equal to the companies' workers' compensation loss reserves. For this purpose, loss reserves are defined as the current estimate of reported and unreported claims net of reinsurance, plus a statutory formula reserve based on a minimum of 65% of workers' compensation earned premiums for the latest three years. Zenith Insurance and ZNAT Insurance are subject to similar deposit requirements in certain other states based on those states' statutes.

  The National Association of Insurance Commissioners

        The National Association of Insurance Commissioners (the "NAIC") is a group formed by state Insurance Commissioners to discuss issues and formulate policy with respect to regulation, reporting and accounting of insurance companies. Although the NAIC has no legislative authority and insurance companies are at all times subject to the laws of their respective domiciliary states and, to a lesser extent, other states in which they conduct business, the NAIC is influential in determining the form in which such laws are enacted. Model Insurance Laws, Regulations and Guidelines, or the Model Laws, have been promulgated by the NAIC as a minimum standard by which state regulatory systems and regulations are measured. Adoption of state laws which provide for substantially similar regulations to those described in the Model Laws is a requirement for accreditation by the NAIC.

        In 1998, the NAIC adopted the Codification of Statutory Accounting Principles guidance, or the Codification, which, effective January 2001, replaced the previous Accounting Practices and Procedures manual as the NAIC's primary guidance on statutory accounting. (Statutory accounting is a comprehensive basis of accounting for insurance companies based on the Codification and state laws, regulations and general administrative rules.) The Codification provides guidance for the areas where statutory accounting had been silent and changed previous statutory accounting in some areas. The California and Texas Departments of Insurance have adopted the Codification. The Codification did not have a material impact on the statutory capital and surplus of Zenith's insurance operations when it was adopted.

        Under NAIC Model Laws, insurers are required to maintain minimum levels of capital based on their investments and operations. These "risk-based capital" ("RBC") requirements provide a standard by which regulators can assess the adequacy of an insurance company's capital and surplus relative to its operations. An insurance company must maintain capital and surplus of at least 200% of the RBC computed by the NAIC's RBC model (known as the "Authorized Control Level" of RBC). At December 31, 2002, the capital and surplus of Zenith Insurance was 349% of the Authorized Control Level of RBC.

        The NAIC Insurance Regulatory Information System ("IRIS") key financial ratios, developed to assist insurance departments in overseeing the financial condition of insurance companies, are reviewed by experienced financial examiners of the NAIC and State Insurance Departments to select those companies that merit highest priority in the allocation of the regulators' resources. The 2002 IRIS results for Zenith Insurance showed one result outside the "normal" range for such ratios, as such range is determined by the NAIC. This result was attributable to the growth in workers' compensation premiums in 2002 compared to 2001.

  Insurance Holding Company System Regulatory Act

        Zenith's insurance operations are subject to the California and Texas Insurance Holding Company System Regulatory Acts, which contain certain reporting requirements, including the requirement that such subsidiaries file information relating to capital structure, ownership, financial condition and general business operation. The Holding Company Acts also limit dividend payments and material transactions by Zenith's insurance operations. Please refer to "Price Range of Common Stock and

Dividend Policy" contained in elsewhere in this prospectus for a discussion of dividend restrictions related to the Holding Company Acts.

Properties

        Zenith Insurance owns a 130,000 square foot office facility in Woodland Hills, California which is the corporate home office of Zenith and its subsidiaries. Zenith Insurance also owns a 120,000 square foot branch office facility in Sarasota, Florida. In the regular conduct of business, Zenith Insurance leases offices in various cities. Please refer to our annual Consolidated Financial Statements—Note 14—"Commitments and Contingent Liabilities" contained elsewhere in this prospectus for additional information. Zenith considers its owned and leased facilities to be adequate for the needs of the organization.

Legal Proceedings

        On April 1, 1998, pursuant to an Asset Purchase Agreement dated June 17, 1997 between Zenith Insurance and RISCORP, Zenith Insurance acquired substantially all of the assets and certain liabilities of RISCORP related to RISCORP's workers' compensation business. On January 13, 2000, RISCORP filed a complaint against Zenith Insurance and another defendant in the Superior Court of Fulton County in the State of Georgia. RISCORP's lawsuit sought a declaration that would have had the effect of requiring Zenith to pay either $18.1 million (and related charges) or $5.9 million. On September 4, 2002, by stipulation, the litigation filed by RISCORP was dismissed with prejudice and with no liability to Zenith.

        Other than the RISCORP litigation described above, Zenith and its subsidiaries are defendants in various other litigation. In the opinion of management, after consultation with legal counsel, such litigation is either without merit or the ultimate liability, if any, is not expected to have a material adverse effect on the consolidated financial condition, results of operations or cash flows of Zenith.

MANAGEMENT

Directors and Executive Officers

        The following individuals serve as directors of Zenith:

Name	Age	Served as Director Since	Positions and Offices Held with Zenith	Principal Occupations and Employment During Past Five Years	Other Publicly Held Corporations in which Directorships Held
Max M. Kampelman	82	February 1989	Director of Zenith and Zenith Insurance; and Chairman of Nominating and Corporate Governance Committee
				Attorney, Of Counsel, since March 1991, and Partner, January 1989 to March 1991, Fried, Frank, Harris, Shriver & Jacobson; Counselor of the Department of State and Head of the U.S. Delegation to Negotiations on Nuclear and Space Arms with the Soviet Union from January 1985 to January 1989	None
Robert J. Miller	58	February 1999	Director of Zenith and Zenith Insurance; Member of Audit Committee; and Member of Nominating and Corporate Governance Committee	Attorney, Senior Partner, Jones Vargas since January 1999; Governor of Nevada for the ten years prior to January 1999	America West Holdings Corporation; International Game Technology; Newmont Mining Corporation; Wynn Resorts, Limited
Leon E. Panetta	65	May 2000	Director of Zenith and Zenith Insurance; Member of Audit Committee; and Member of Nominating and Corporate Governance Committee
				Founder and Director, The Leon & Sylvia Panetta Institute for Public Policy since December 1998; White House Chief of Staff, July 1994 to January 1997; Director, White House Office of Management and Budget, January 1993 to July 1994; U.S. Representative, January 1977 to January 1993	Connetics Corp.; Firstwave Technology, Inc.

Alan I. Rothenberg	64	September 2002	Director of Zenith and Zenith Insurance; and Member of Compensation Committee
				Attorney, Neutral—Mediation & Arbitrations since 2000; Founder and Board Member, Major League Soccer since 1993; Partner, Latham & Watkins LLP, 1990-2000; Chairman of the Board, 1999 Women's World Cup; Chairman and CEO, World Cup 1994, Inc.; Founder and Managing Partner, Manatt, Phelps, Rothenberg & Phillips, 1966-67, 1968-1990	None
William S. Sessions(1)	73	September 1993	Director of Zenith and Zenith Insurance; and Member of Nominating and Corporate Governance Committee
				Attorney, Holland & Knight LLP since September 2000 and Sessions & Sessions, L.C. from March 1995 to August 2000; Security Consultant since July 1993; Director, Federal Bureau of Investigation from 1987 to 1993	None
Gerald Tsai, Jr.	74	December 1991	Director of Zenith and Zenith Insurance; Chairman of Compensation Committee and Member of Audit Committee
				Management of private investments since January 1989; Chairman, President, and Chief Executive Officer of Delta Life Corporation, February 1993 to October 1997; Chairman (January 1987 to December 1988) and CEO (April 1986 to December 1988), Primerica Corp.	Sequa Corporation, Triarc Companies, Inc. United Rentals, Inc.
Michael Wm. Zavis	66	September 1998	Director of Zenith and Zenith Insurance; Chairman of Audit Committee; and Member of Compensation Committee	Attorney, Retired Founding Partner since March 2001, and for more than five years prior thereto, Co-Managing Partner, Katten Muchin Zavis Rosenman	None

Stanley R. Zax(2)	65	July 1977
			Chairman of the Board and President of Zenith and Zenith Insurance for more than the past five years; Chairman of the Board of CalFarm Life Insurance Company for more than five years prior to December 1995; Chairman of the Board and President of CalFarm Insurance Company for more than five years prior to January 1995; and Chairman of the Executive Committee of the Board of Directors of CalFarm Insurance Company from January 1995 to March 1999(3)	Wynn Resorts, Limited

(1)
Mr. Sessions is a Partner of Holland & Knight LLP, which provided legal services to Zenith in 2002 in a litigation matter that predated Mr. Sessions' becoming associated with the firm. The amount paid to Holland & Knight LLP for services in the matter, which was concluded in 2002, was approximately $15,000 (substantially less than 5% of the gross revenues of Holland & Knight LLP in 2002). Zenith does not plan to utilize the services of Holland & Knight LLP in 2003.

(2)
Holly Zax, M.B.A., the adult daughter of Mr. Zax, is employed by Zenith Insurance at an annual salary of $128,400.

(3)
Zenith Insurance is a wholly-owned subsidiary of Zenith, as were CalFarm Life Insurance Company and CalFarm Insurance Company, until they were sold in December 1995 and March 1999, respectively.

        The following individuals serve as executive officers of Zenith:

Name	Age	Position	Term	Executive Officer Since
Stanley R. Zax	65	Chairman of the Board and President	Annual	1977
Jack D. Miller	58	Executive Vice President	Annual	1998
Robert E. Meyer	54	Senior Vice President and Actuary	Annual	2000
William J. Owen	46	Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary	Annual	2000
John J. Tickner	64	Senior Vice President and Secretary	Annual	1985

        Each of the executive officers is an officer of Zenith and certain of its subsidiaries and each has occupied an executive position with Zenith or a subsidiary of Zenith for more than five years. There are no family relationships between any of the executive officers, and there are no arrangements or understandings pursuant to which any of them were selected as officers.

Board of Directors and Committees

        The Board of Directors communicated frequently during the year ended December 31, 2002, held four formal meetings and also acted by unanimous written consent. Zenith's Board of Directors has a standing Compensation Committee, a Nominating and Corporate Governance Committee, and an Audit Committee. Each director attended at least seventy-five percent of the meetings of the Board of Directors and of any committees thereof on which such director served.

        Compensation Committee.    The Compensation Committee consists of Messrs. Tsai (Chairman), Rothenberg and Zavis, all of whom are independent directors, as defined by the New York Stock Exchange rules. This committee discharges the Board of Directors' responsibilities relating to compensation of Zenith's executive officers, including: (1) establishing, implementing and reviewing policies relating to, and the goals and objectives of, compensation plans and practices for Zenith's executive officers; (2) evaluating the performance of Zenith's executive officers in light of established compensation goals and practices and setting appropriate compensation levels based on this evaluation; (3) providing for the administration of executive officer compensation plans and practices (and discharging any duties or responsibilities imposed on the Compensation Committee thereby); (4) reviewing Zenith's equity and incentive compensation plans and their goals and objectives; (5) amending, or recommending that the Board of Directors amend, Zenith's equity and incentive compensation plans; (6) performing any duties assigned to the Compensation Committee under Zenith's equity and incentive compensation plans; (7) evaluating compensation levels for non-employee members of the Board of Directors; and (8) producing an annual report on executive compensation for inclusion in Zenith's proxy statement. The Compensation Committee held two formal meetings in 2002.

        The Compensation Committee was formerly known as the Performance Bonus Committee. On May 22, 2002, the Performance Bonus Committee was given additional duties and responsibilities and renamed the Compensation Committee. On December 10, 2002, the Board of Directors adopted a Charter for the Compensation Committee, which is posted on Zenith's website, www.thezenith.com.

        Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee consists of Messrs. Kampelman (Chairman), Miller, Panetta and Sessions, all of whom are independent directors, as defined by the New York Stock Exchange rules. The primary purpose of this committee is to assist the Board of Directors in identifying and recommending to the Board of Directors for nomination, qualified individuals to serve as members of the Board of Directors and committees of the Board of Directors. The committee is also responsible for (1) developing and recommending to the Board of Directors a set of corporate governance principles applicable to Zenith; (2) reviewing those principles adopted by the Board of Directors at least annually to assure that they are appropriate for Zenith and consistent with applicable laws, rules and regulations; and (3) overseeing the evaluation of the Board of Directors as a whole and the management of Zenith, including the Chief Executive Officer of Zenith. The Nominating and Corporate Governance Committee held two formal meetings in 2002.

        The Nominating and Corporate Governance Committee was formed on May 22, 2002 and on December 10, 2002, the Board of Directors adopted a Charter for the Nominating and Corporate Governance Committees, which is posted on Zenith's website, www.thezenith.com.

        Audit Committee.    The Audit Committee consists of Messrs. Zavis (Chairman), Miller, Panetta and Tsai, all of whom are independent directors, as defined by the New York Stock Exchange rules. The primary purpose of this committee is to assist the Board of Directors' oversight of (1) the integrity of Zenith's financial statements; (2) Zenith's compliance with legal and regulatory requirements; (3) the qualifications and independence of Zenith's independent auditors; and (4) the performance of Zenith's independent auditors and Zenith's internal audit function. The Audit Committee is directly responsible, in its sole discretion, for the selection, evaluation and compensation of Zenith's independent auditors. In connection with the oversight of the integrity of Zenith's financial statements, among other responsibilities, the Audit Committee (i) reviews with management and the independent auditors and, if appropriate, the director of Zenith's internal audit department, Zenith's annual audited financial statements and quarterly financial statements, Zenith's critical and other accounting policies, and any major financial reporting issues that have arisen in connection with the preparation of the financial statements; (ii) attempts to resolve all disagreements between Zenith's independent auditors and management regarding financial reporting; (iii) reviews on a regular basis any problems or difficulties encountered by the independent auditors in the course of any audit work; and (iv) regularly reviews the adequacy and effectiveness of Zenith's internal control policies, including the responsibilities, budget and staffing of Zenith's internal audit function. During 2002, the Audit Committee communicated frequently with personnel from Zenith's financial and accounting department, internal audit department, actuarial department, corporate legal staff and independent auditors, including at six formal meetings. The Audit Committee also acted by unanimous written consent.

        On May 18, 2000, the Board of Directors adopted a Charter for the Audit Committee, which was revised and readopted by the Board of Directors on March 13, 2002 and on February 12, 2003. A copy of the current amended and restated Charter is posted on Zenith's website, www.thezenith.com.

        On February 12, 2003, the Board of Directors determined that at least one of the members of the Audit Committee is an audit committee financial expert. Mr. Tsai, an independent director, has been so identified as the audit committee financial expert.

Code of Ethics for Senior Financial Officers

        On February 12, 2003, the Board of Directors adopted a "Code of Ethics for Senior Financial Officers" that applies to Zenith's principal executive officers, its principal financial officer and its principal accounting officer. The Code of Ethics is posted on Zenith's website, www.thezenith.com.

Compensation Committee Interlocks and Insider Participation

        All decisions on executive officer compensation for fiscal year 2002 were made by the Compensation Committee. The committee consisted of Messrs. Tsai, Zavis, and Harvey L. Silbert until September 2002, when Mr. Silbert passed away. The committee now consists of Messrs. Tsai (Chairman), Rothenberg, and Zavis.

Director's Compensation

        Zenith pays each director (other than Mr. Zax, who receives no additional compensation therefor) a fee of $50,000 per annum for serving as a member of the Board of Directors. Each director who serves on a committee of the Board of Directors also receives an additional $25,000 per annum for each committee on which he or she serves. On May 20, 2003, our Board of Directors adopted a deferred compensation plan for non-employee directors. No director has yet elected to participate in this plan.

Executive Compensation

        The following table sets forth information regarding the compensation paid during the 2002, 2001 and 2000 fiscal years to the Named Executive Officers. The Named Executive Officers are Zenith's Chief Executive Officer and its four other most highly compensated executive officers serving as of December 31, 2002.

Summary Compensation Table

Long Term Compensation
		Annual Compensation				Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Other Annual Compensation ($)		Securities Underlying Options/SARs (#)	All Other Compensation ($)(4)
Stanley R. Zax Chairman of the Board and President of Zenith and Zenith Insurance	2002 2001 2000	1,230,443 1,230,150 1,023,514	1,500,000 500,000 0	16,163 17,129 0	(2) (2)	0 0 0	140,769 48,426 1,033,750

Jack D. Miller Executive Vice President of Zenith and Zenith Insurance	2002 2001 2000	544,333 503,133 461,933	30,000 0 0	0 0 0		0 0 50,000	9,101 7,680 7,872
John J. Tickner Senior Vice President and Secretary of Zenith and Senior Vice President, General Counsel and Secretary of Zenith Insurance	2002 2001 2000	386,638 347,889 309,122	30,000 0 0	0 0 0		0 0 25,000	73,298 22,385 23,589
Robert E. Meyer Senior Vice President of Zenith and Senior Vice President and Actuary, Zenith Insurance	2002 2001 2000	346,058 320,308 294,558	30,000 0 0	0 0 0		0 0 50,000	7,426 6,480 5,792
William J. Owen Senior Vice President and Chief Financial Officer of Zenith and Zenith Insurance	2002 2001 2000	236,100 236,100 221,225	30,000 0 0	0 0 2,400	(3)	0 0 30,000	6,631 5,700 4,440

(1)
Amounts shown are discretionary bonuses not determined or paid under Zenith's Executive Officer Bonus Plan. Of the bonuses shown for Messrs. Miller, Tickner, Meyer and Owen, $15,000 was paid in December 2002, with the remaining $15,000 payable in 2003, contingent upon a finding by the Compensation Committee that there is no material adverse loss reserve development in the workers' compensation operation during the first two quarters of 2003 for accident years 2002 and prior.

(2)
Amount shown represents reimbursements of certain income tax liabilities.

(3)
Amount shown reflects Zenith's matching contributions under its employee stock purchase plan.

(4)
The following amounts are included in the above table: (a) Zenith's matching contributions made in fiscal year 2002 to The Zenith 401(k) Plan, as follows: Stanley R. Zax, none; Jack D. Miller, $5,500; John J. Tickner, $5,500; Robert E. Meyer, $5,500; and William J. Owen, $5,500; and (b) the dollar value of insurance premiums paid in fiscal year 2002 by, or on behalf of, Zenith with respect to term life insurance for the benefit of the Named Executive Officers, as follows: Stanley R. Zax, $35,836; Jack D. Miller, $3,601; John J. Tickner, $5,528; Robert E. Meyer, $1,926; and William J. Owen, $1,131. Amounts shown for fiscal years 2001 and 2000 include the dollar value of insurance premiums paid by, or on behalf of Zenith, in those years for Messrs. Zax and Tickner, with respect to certain split dollar life insurance polices. In 2002, these policies in the total face amounts of $1,250,000 and $750,000 on Mr. Zax's life and Mr. Tickner's life, respectively, were surrendered and Mr. Zax received $104,933 and Mr. Tickner $62,270 after repayment to Zenith of the premiums it had paid on such policies. The amounts received by Messrs. Zax and Tickner are included in the amount shown for them in fiscal year 2002.

Options/SAR Grants in Last Fiscal Year

        No options or SARs were granted to any of the Named Executive Officers in fiscal year 2002.

Aggregated Options/ SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

        The following table shows information concerning (1) the value realized from the exercise of options in 2002 by the Named Executive Officers and (2) the number and value of unexercised options held by each of the Named Executive Officers at December 31, 2002. The fiscal year-end value of unexercised in-the-money options listed below has been calculated on the basis of the fair market value of our common stock as of December 31, 2002, less the applicable exercise price per share, multiplied by the number of shares underlying such options. The fair market value of our common stock on December 31, 2002 was determined to be $23.52 per share, the closing price of our common stock on the New York Stock Exchange on such date.

			Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options/SARs at Fiscal Year-End ($)
	Shares Acquired on Exercise (#)
Name		Value Realized ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Stanley R. Zax	—	—	1,000,000	0	0	0
Jack D. Miller	25,000	57,951	25,000	25,000	109,094	109,094
John J. Tickner	—	—	12,500	12,500	54,547	54,547
Robert E. Meyer	33,900	129,244	25,000	25,000	109,094	109,094
William J. Owen	—	—	15,000	15,000	65,456	65,456

Equity Compensation Plan Information

        The following is a summary of the shares of our common stock reserved for issuance pursuant to outstanding options, rights or warrants granted under Zenith's equity compensation plans as of December 31, 2002.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrant and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,738,125	$23.93	327,250
Equity compensation plans not approved by security holders	0	0	0

Total	1,738,125	$23.93	327,250

Employment Agreement and Termination of Employment and Change of Control Arrangements

        In December 2000, Zenith entered into an amended and restated employment agreement with Mr. Zax, which extended the expiration date of his employment agreement from December 31, 2002 to December 31, 2006. In consideration of Mr. Zax's agreement to extend his employment term, he received a one-time payment of $1,000,000 in 2000. The amended and restated employment agreement provides for an annual base compensation plus an annual bonus to be determined under Zenith's Executive Officer Bonus Plan. Under the agreement, Mr. Zax's annual base compensation is $1,200,000 for calendar years 2001 and 2002, $1,350,000 for calendar years 2003 and 2004, and $1,500,000 for calendar years 2005 and 2006, subject to such increases as the Board of Directors may determine from time to time. Zenith provides term life insurance on Mr. Zax's life in an aggregate amount of

$5,000,000. Upon Mr. Zax's death, Zenith will continue to pay either his wife, children or estate his base compensation and annual bonus for a period of approximately twelve months. If Mr. Zax's employment is terminated for disability, he will receive his base compensation and annual bonus for a period of approximately twelve months less amounts received pursuant to any long term disability plans. If Mr. Zax's employment is terminated as a result of a breach by him of his employment agreement, he will receive his base compensation through the end of the month in which the termination occurs. If his employment is terminated for any reason other than for breach of his employment agreement, death, or disability, Zenith will pay Mr. Zax his base compensation and annual bonus through the term of his employment agreement. Upon a Change in Control (as defined in the employment agreement) of Zenith, all stock options and stock appreciation rights granted to Mr. Zax, to the extent not vested and exercisable at such time, become immediately vested and exercisable. If Mr. Zax's employment terminates within 270 days following a Change in Control, Mr. Zax may elect to be cashed-out of his stock options in lieu of exercising the options. In addition, if Mr. Zax's employment is terminated subsequent to any Change in Control, either by Mr. Zax within 180 days of the Change in Control or by Zenith for any reason other than disability or breach of his employment agreement, Mr. Zax is entitled to receive Severance Payments (as defined below). Upon Mr. Zax's retirement, a five-year consulting relationship would be entered into between Mr. Zax and Zenith, pursuant to which Mr. Zax would provide a specified number of consulting hours per quarter in return for Zenith's providing an office, secretarial assistance, an automobile allowance, health insurance and a consulting fee in a declining amount for each year of the five-year term of $750,000, $600,000, $500,000, $400,000, and $300,000, respectively. Mr. Zax's base compensation is currently $1,350,000.

        Zenith Insurance entered into an amendment, dated as of March 1, 2000, to Jack D. Miller's employment agreement, extending the expiration date of his employment agreement from October 31, 2002 to October 31, 2004 and establishing future annual base compensation. The employment agreement, as amended, provides for: (1) annual base compensation of $453,200, $494,400, $535,600, $618,000 and $700,400, effective on March 1 of 2000, 2001, 2002, 2003 and 2004, respectively, subject to such increases as the Board of Directors of Zenith Insurance may determine from time to time; (2) annual discretionary bonuses; and (3) certain additional benefits, including an automobile allowance. Mr. Miller's original employment agreement was entered into prior to his becoming an executive officer in 1998, but he is eligible for annual bonuses determined under Zenith's Executive Officer Bonus Plan. Mr. Miller's base compensation is currently $618,000.

        Zenith entered into an amendment, dated as of September 17, 2002, to Mr. Tickner's employment agreement, extending the expiration date of his employment agreement from March 1, 2003 to March 1, 2005 and establishing annual base compensation. The employment agreement, as amended, provides for: (1) annual base compensation of $311,163, $349,376, $387,589, $422,589, and $447,589 effective on March 1 of 2000, 2001, 2002, 2003, and 2004 respectively, subject to such increases as the Board of Directors may determine from time to time; (2) annual bonuses to be determined under Zenith's Executive Officer Bonus Plan; and (3) certain additional benefits, including the use of an automobile. Mr. Tickner's base compensation is currently $422,589.

        Zenith Insurance entered into an amendment, dated as of March 1, 2000, to Mr. Meyer's employment agreement, extending the expiration date of his employment agreement from October 31, 2002 to October 31, 2004 and establishing future annual base compensation. The employment agreement, as amended, provides for: (1) annual base compensation of $283,250, $309,000, $334,750, $386,250 and $437,750, effective on March 1 of 2000, 2001, 2002, 2003 and 2004, respectively, subject to such increases as the Board of Directors of Zenith Insurance may determine from time to time; (2) annual discretionary bonuses; and (3) certain additional benefits, including an automobile allowance. Mr. Meyer's original employment agreement was entered into prior to his becoming an executive officer in 2000, but he is eligible for annual bonuses determined under Zenith's Executive Officer Bonus Plan. Mr. Meyer's base compensation is currently $386,250.

        Each of Zenith's employment agreements with Messrs. Miller, Meyer and Tickner provides that if the executive's employment is terminated by Zenith other than for cause or disability, the executive is entitled to Severance Payments. Also, each of Messrs. Miller, Meyer and Tickner may terminate his employment with Zenith and receive Severance Payments should (a) he be prohibited or restricted in the performance of his duties, (b) any payment due him under his agreement remain unpaid for more than 60 days, or (c) he give written notice to Zenith of termination of his employment agreement within 180 days following a Change in Control (as defined in the employment agreements) of Zenith.

        For purposes of the foregoing, "Severance Payments" include the following benefits: (1) in the case of Mr. Tickner, all salary payments that would have been payable to him for the greater of (a) the remaining term of the employment agreement or (b) one year, plus a pro rata portion of any bonus that would have been payable to him with respect to the year of termination; (2) in the case of Messrs. Miller and Meyer, all salary payments that would have been payable to the executive for the greater of (a) the remaining term of the employment agreement or (b) two years, plus any bonus that would otherwise have been payable to him for such period; (3) in the case of Mr. Zax, a cash lump sum payment equal to the greater of (a) twice the sum of the executive's then current base compensation and the highest annual bonus paid or payable during the three consecutive years immediately preceding termination of employment or (b) the actuarial equivalent of the base compensation and annual bonuses that would have been payable to the executive under the remaining term of the employment agreement; (4) continuation of life, disability, dental, accident and group health insurance benefits, plus an additional amount necessary to reimburse the executive for any taxes attributable solely to the executive's receipt of such benefits; (5) in the case of Messrs. Miller, Meyer and Tickner, full vesting of all stock option and similar rights; and (6) in the case of Messrs. Zax, Miller and Meyer, an additional payment, if necessary, to assure that none of the above benefits are subject to net reduction due to the imposition of excise taxes under section 4999 of the Internal Revenue Code of 1986, as amended.

        The acquisition by Fairfax of shares of our common stock in October 1999 constituted a Change in Control under the employment agreement of each of Messrs. Zax, Miller, Meyer and Tickner. Messrs. Zax, Miller, Meyer and Tickner waived rights that would otherwise have arisen under the Change in Control provisions of their employment agreements as a result of Fairfax's acquisition of such shares of our common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        In December 2001, Zenith Insurance and its insurance subsidiaries entered into a 10% quota share ceded reinsurance agreement with Odyssey America relating to all new and renewal business written by Zenith Insurance and its insurance subsidiaries for three years commencing January 1, 2002. Fairfax owns approximately 81% of the outstanding shares of common stock of Odyssey Re Holdings. Odyssey America is a wholly owned subsidiary of Odyssey Re Holdings. From January 1, 2002 to June 30, 2003, pursuant to the 10% quota share ceded reinsurance agreement, Zenith Insurance and its insurance subsidiaries paid $68.0 million in premiums to Odyssey America (approximately $6.9 million of which is considered unearned as of June 30, 2003) and Odyssey America paid approximately $35.1 million to Zenith Insurance and its insurance subsidiaries for commissions, losses and loss expenses. In addition, $35.2 million has been established as an estimate to be paid by Odyssey America to Zenith Insurance and its insurance subsidiaries for losses and loss expenses subsequently determined for prior periods.

        In connection with Zenith's private offering of the $125 million aggregate principal amount of the notes covered by this prospectus on March 21, 2003, Odyssey America purchased $30 million aggregate principal amount of such notes from the initial purchasers in the offering. The notes purchased by Odyssey America are initially convertible into 1,200,000 shares of common stock upon the occurrence of any of the following events: (i) if during any fiscal quarter (beginning with the third quarter of 2003) the sale price of the common stock for at least 20 trading days in the 30 trading-day period ending on the last trading day of the immediately preceding fiscal quarter exceeds 120% of the conversion price on that 30th trading day; (ii) after the 30th day following the initial issuance of the notes, if the credit rating assigned to the notes by Standard & Poor's Rating Services falls below a specified level; (iii) if Zenith has called the notes for redemption; or (iv) certain corporate events. Zenith waived the provisions of the Standstill Agreement, dated June 30, 1999, that it has with Fairfax to the extent necessary to enable Fairfax and its affiliates to participate in the offering.

        In addition, in a transaction unrelated to the offering, on March 21, 2003, the Standstill Agreement was amended to extend the term thereof to the earlier of (i) December 31, 2006 and (ii) the date that Stanley R. Zax is no longer Zenith's Chairman of the Board and President. Prior to such amendment, the agreement would have terminated upon the earlier of October 25, 2004 and Mr. Zax no longer serving in such positions.

PRINCIPAL STOCKHOLDERS

        The following table contains certain information as of June 30, 2003 as to: (1) all persons who, to the knowledge of Zenith, were the beneficial owners of more than 5% of the outstanding shares of its common stock, (2) each of the Named Executive Officers, (3) each of the directors of Zenith, and (4) all executive officers and directors as a group. The persons named hold sole voting and investment power with respect to the shares shown opposite their respective names, unless otherwise indicated. The information with respect to each person specified is as supplied or confirmed by such person.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Fairfax Financial Holdings Limited, et. al.(2) 95 Wellington St. West Suite 800 Toronto, Ontario, Canada M5J 2N7	7,811,445	41.6%
Stanley R. Zax(3)(4) 21255 Califa St. Woodland Hills, CA 91367	2,114,564	10.7%
Capital Research and Management Company(5) 333 South Hope St. Los Angeles, CA 90071	1,284,500	6.8%
Royce & Associates, LLC(6) 1414 Avenue of the Americas New York, New York 10019	1,181,000	6.3%
SMALLCAP World Fund, Inc.(5) 333 South Hope St. Los Angeles, CA 90071	1,114,500	5.9%
Lynne Goldman Silbert(7) c/o Lewis, Joffe & Company 10889 Wilshire Blvd. Suite 520 Los Angeles, CA 90024	1,056,250	5.6%
Gilder, Gagnon, Howe & Co. LLC 1775 Broadway, 26th Floor New York, New York 10019	1,024,705	5.5%
Gerald Tsai, Jr.(3)(9) 200 Park Ave. New York, New York 10166	50,000	*
Robert E. Meyer(10) 21255 Califa St. Woodland Hills, CA 91367	39,823	*
Jack D. Miller(11) 21255 Califa St. Woodland Hills, CA 91367	38,059	*
William J. Owen(12) 21255 Califa St. Woodland Hills, CA 91367	26,426	*
John J. Tickner(13) 21255 Califa St. Woodland Hills, CA 91367	21,419	*
Max M. Kampelman(3) 1001 Pennsylvania Avenue N.W. Washington, D.C. 20004	4,992	*

Alan I. Rothenberg(3) 633 West Fifth St. Suite 4000 Los Angeles, CA 90071	2,000	*
William S. Sessions(3)(14) 2099 Pennsylvania Ave., N.W. Suite 100 Washington, D.C. 20006-6801	1,461	*
Robert J. Miller(3) 3773 Howard Hughes Parkway Third Floor South Las Vegas, NV 89109	0	*
Leon E. Panetta(3) P.O. Box 42 Carmel Valley, CA 93924	0	*
Michael Wm. Zavis(3) 525 West Monroe St. Suite 1600 Chicago, IL 60661	0	*
All executive officers and directors as a group (12 persons)(15)	2,298,744	11.6%

*
Less than 1%

(1)
Subject to applicable community property and similar statutes.

(2)
On March 26, 2003, Amendment No. 2 to a Statement on Schedule 13D was filed with the Securities and Exchange Commission (the "Commission") jointly by V. Prem Watsa ("Watsa"), 1109519 Ontario Limited ("1109519"), The Sixty Two Investment Company Limited ("Sixty Two"), 810679 Ontario Limited ("810679"), Fairfax Financial Holdings Limited ("Fairfax"), Odyssey Re Group Led. (now named FFHL Group Ltd.) ("FFHL Group"), Fairfax Inc. ("Fairfax Inc."), TIG Holdings, Inc. ("TIG Holdings"), TIG Insurance Group ("TIG Insurance Group"), TIG Insurance Company ("TIG Insurance Company"), Odyssey Re Holdings Corp. ("Odyssey Re Holdings"), Odyssey America Reinsurance Corporation ("Odyssey America"), Odyssey Reinsurance Corporation ("Odyssey Reinsurance"), Crum & Forster Holdings, Inc. ("Crum & Forster"), United States Fire Insurance Company ("U.S. Fire Insurance"), and The North River Insurance Company ("North River Insurance") (individually, a "Reporting Person" and collectively, the "Reporting Persons"). Another entity owned by Fairfax that owns shares of our common stock is CRC (Bermuda) Reinsurance Limited ("CRC Limited"). The information in the table is based on such Schedule 13D filing, other filings with the Commission and other information supplied by Fairfax. The filings and other information indicate that a total of 7,811,445 shares are held by the Reporting Persons and CRC Limited and that the number of shares and, subject to the Proxy Agreement described below, the sole voting power, shared voting power, sole dispositive power and shared dispositive power with respect to such shares held by each of the Reporting Persons and CRC Limited are as follows:

Reporting Person	Amount Beneficially Owned	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power
Watsa	7,811,445	0	7,811,445	0	7,811,445
Sixty Two	7,811,445	0	7,811,445	0	7,811,445
810679	7,811,445	0	7,811,445	0	7,811,445
1109519	7,811,445	0	7,811,445	0	7,811,445

Fairfax	7,811,445	0	7,811,445	0	7,811,445
FFHL Group	7,487,871	0	7,487,871	0	7,487,871
Fairfax Inc.	7,487,871	0	7,487,871	0	7,487,871
TIG Holdings	4,180,649	0	4,180,649	0	4,180,649
TIG Insurance Group	4,180,649	0	4,180,649	0	4,180,649
TIG Insurance Company	2,966,449	0	2,966,449	0	2,966,449
Odyssey Re Holdings	1,214,200	0	1,214,200	0	1,214,200
Odyssey America	1,214,200	0	1,214,200	0	1,214,200
Odyssey Reinsurance	1,150,000	0	1,150,000	0	1,150,000
Crum & Forster	3,307,222	0	3,307,222	0	3,307,222
U.S. Fire Insurance	3,287,222	0	3,287,222	0	3,287,222
CRC Limited	323,574	0	323,574	0	323,574
North River Insurance	20,000	0	20,000	0	20,000

  The Schedule 13D filing also indicates that Odyssey America purchased in the March 21, 2003 private offering of the notes covered by this prospectus $30 million aggregate principal amount of such notes, which were convertible at the conversion rate then applicable into 1,200,000 shares of Zenith common stock upon the occurrence of specified events in accordance with the terms of the notes and the applicable indenture. The Schedule 13D filing indicates that, if the notes had been convertible into such shares of common stock at the time of the filing at the conversion rate then applicable, the following reporting persons would have been deemed to beneficially own, as of such date, the aggregate number and percentage of the shares of Zenith common stock set forth below. Such shares are not reflected in the aggregate number and percentage of shares shown above.

Name of Reporting Person	Aggregate Amount Beneficially Owned	Percent of Class Represented by Such Amount
Odyssey America, Odyssey Re Holdings	2,414,200	12.1%
TIG Insurance Group, TIG Holdings	5,380,649	26.9%
Fairfax Inc., FFHL Group	8,687,871	43.5%
Fairfax, 810679, Sixty Two, 1109519, Watsa	9,011,445	45.1%

  Watsa controls Sixty Two, 810679 and 1109519. Watsa, Sixty Two, and 1109519 control Fairfax. Each of the other Reporting Persons (except for Odyssey Re Holdings, Odyssey America, Odyssey Reinsurance, TIG Insurance Group and TIG Insurance Company) and CRC Limited is either a direct or indirect wholly owned subsidiary of Fairfax. Fairfax owns approximately 81% of the outstanding shares of common stock of Odyssey Re Holdings. Odyssey America and Odyssey Reinsurance are wholly owned subsidiaries of Odyssey Re Holdings. TIG Insurance Group and TIG Insurance Company are majority-owned subsidiaries of Fairfax.

  On March 28, 2002, Fairfax entered into a Proxy Agreement with John Clark, the Trustee, whose address is J.C. Clark Ltd, BCE Place, Suite 2240, 161 Bay Street, P.O. Box 218, Toronto, ON M58 2S1. Pursuant to such Proxy Agreement, Fairfax grants the Trustee a proxy to vote all of the shares of our common stock held at any time by Fairfax and its subsidiaries. The Proxy Agreement does not affect title to, or the dispositive power of, the shares of our common stock held by Fairfax and its subsidiaries, as described above. The Proxy Agreement requires such Trustee to vote such shares of our common stock in the same proportion as the votes cast by all other voting stockholders of Zenith, except in the case of a hostile proxy contest (one not supported by management). In the event of such hostile proxy contest and so long as the Standstill Agreement, dated June 30, 1999, between Fairfax and Zenith remains in effect, the Trustee is required to vote such shares of our common stock as recommended by management. The Proxy Agreement has an indefinite term and may only be terminated by Fairfax if it determines that the Trustee is no longer acting materially in accordance with voting procedures contained in such Proxy Agreement, if a government agency or department determines that the proxy or its exercise is not permitted either by law or by any regulation, rule or order, or if the Trustee dies. The Trustee may terminate the Proxy Agreement upon 30 days written notice.

(3)
Director of Zenith.

(4)
Chief Executive Officer of Zenith. Number of shares shown includes 1,000,000 shares as to which options are or will become exercisable within sixty days after June 30, 2003; 1,030 shares owned by Mr. Zax as custodian for his adult children, as to which shares Mr. Zax disclaims beneficial ownership; and 866,000 shares held by Mr. Zax as co-trustee of The Harvey L. and Lillian Silbert 1992 Family Trust, as to which shares Mr. Zax disclaims beneficial ownership and as to which he shares voting and dispositive power.

(5)
On February 13, 2003, Amendment No. 2 to a Joint Statement on Schedule 13G/A was filed with the Commission by Capital Research and Management Company, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and SMALLCAP World Fund, Inc., an investment company registered under Section 8 of the Investment Company of 1940, which is advised by Capital Research. Information in the table is based on such filing and other information provided by Capital Research and SMALLCAP. Capital Research is deemed the beneficial owner of the 1,284,500 shares as a result of acting as investment adviser to various investment companies. It has sole dispositive power, but no voting power over the 1,284,500 shares, as to which shares it disclaims beneficial ownership. Included within the 1,284,500 shares are 1,114,500 shares beneficially held by SMALLCAP, which has sole voting power, but no dispositive power over such shares.

(6)
On February 6, 2003, a Statement on Schedule 13G/A was filed with the Commission by Royce & Associates, LLC, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. The information in the table is based on such filing.

(7)
On November 5, 2002, Lynne Goldman Silbert filed a Schedule 13G with the Commission. Information in the table is based on such filing. Ms. Silbert is deemed the beneficial owner of 1,056,250 shares including 866,000 shares held by Ms. Silbert as co-trustee, along with Mr. Zax, of The Harvey L. and Lillian Silbert 1992 Family Trust; 116,017 shares held by Ms. Silbert as trustee of The Lynne Goldman Silbert Living Trust; 62,884 shares held by Ms. Silbert as co-trustee of The Harry Goldman Trust B; 7,149 shares held by Ms. Silbert as co-trustee of The Norris Goldman Trust; and 4,200 shares held by Ms. Silbert as president of The Harry and Barbara Goldman Foundation. Ms. Silbert has sole voting and dispositive power over 116,017 shares and shared voting and dispositive power over 940,233 shares.

(8)
On May 12, 2003, a statement on Schedule 13G was filed with the Commission by Gilder, Gagnon, Howe & Co. LLC ("Gilder Gagnon"), a Broker or Dealer registered under Section 15 of the Securities Exchange Act of 1934. Information in the table is based on such filing. The filing indicates that Gilder Gagnon has sole voting power over 3,000 shares, shared dispositive power over 1,024,705 shares and no shared voting power or sole dispositive power over any shares. The filing further indicates that the 1,024,705 shares includes 1,012,655 shares held in customer accounts over which the partners and/or employees of Gilder Gagnon have discretionary authority to dispose of or direct the disposition of shares, 9,050 shares held in accounts owned by partners of Gilder Gagnon and their families, and 3,000 shares held in the account of the profit sharing plan of Gilder Gagnon.

(9)
Shares are held in Mr. Tsai's Individual Retirement Plan account.

(10)
Executive officer of Zenith. Number of shares shown includes 556 shares allocated to such executive officer's account in The Zenith 401(k) Plan as of June 30, 2003, and 37,500 shares as to which options are or will become exercisable within sixty days after June 30, 2003.

(11)
Executive officer of Zenith. Number of shares shown consists of 559 shares allocated to such executive officer's account in The Zenith 401(k) Plan as of June 30, 2003, and 37,500 shares as to which options are or will become exercisable within sixty days after June 30, 2003.

(12)
Executive officer of Zenith. Number of shares shown includes 978 shares allocated to such executive officer's account in The Zenith 401(k) Plan as of June 30, 2003, and 22,500 shares as to which options are or will become exercisable within sixty days after June 30, 2003.

(13)
Executive officer of Zenith. Number of shares shown consists of 2,669 shares allocated to such executive officer's account in The Zenith 401(k) Plan as of June 30, 2003, and 18,750 shares as to which options are or will become exercisable within sixty days after June 30, 2003.

(14)
Shares shown are held in Mr. Sessions' Simplified Employee Pension—Individual Retirement Account.

(15)
Number of shares shown includes 1,116,250 shares as to which options are or will become exercisable within sixty days after June 30, 2003 and excludes shares allocated to The Zenith 401(k) Plan accounts of executive officers since June 30, 2003.

DESCRIPTION OF THE NOTES

        We have summarized provisions of the notes below. It is important for you to consider the information contained in this prospectus before making your decision to invest in the notes.

        The notes were issued by us under an indenture, dated as of March 21, 2003, between us and Wells Fargo Bank Minnesota, N.A., as trustee. The notes mature on March 30, 2023. Wells Fargo Bank Minnesota, N.A., also currently acts as paying agent, conversion agent, transfer agent, and bid solicitation agent for the notes.

        The following description is only a summary of the material provisions of the notes. We urge you to read the indenture in its entirety because it, and not this description, defines the rights of holders of the notes. See "Where You Can Find More Information" for information on how to obtain a copy of the indenture.

        When we refer to "Zenith," "we," "our," or "us" in this section, we refer only to Zenith National Insurance Corp., a Delaware corporation, and not its subsidiaries.

Brief Description of the Notes

        The notes registered hereby:

  •
  bear interest at a per annum rate of 5.75%, payable semi-annually on each September 30 and March 30, beginning September 30, 2003;

  •
  accrue contingent cash interest, which may be payable as set forth below under "—Contingent Interest;"

  •
  were issued only in denominations of $1,000 principal amount and integral multiples thereof;

  •
  are senior unsecured obligations of Zenith and rank equally in right of payment with all of our other unsecured and unsubordinated indebtedness and senior to any of our subordinated indebtedness; as indebtedness of Zenith, the notes are effectively subordinated to all indebtedness and other liabilities of our subsidiaries;

  •
  are convertible into our shares of common stock initially at a conversion rate of 40 shares per $1,000 principal amount of notes (equivalent to an initial conversion price of $25.00 per share), subject to our ability to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of our common stock, in each case under the conditions and subject to such adjustments as are described under "—Conversion Rights;"

  •
  are redeemable by us for cash, at our option in whole or in part, beginning on March 30, 2008 at the redemption prices set forth below under "—Optional Redemption by Us;"

  •
  are subject to repurchase by us at the option of the holders on March 30, 2010, March 30, 2013 and March 30, 2018, or upon a change of control of Zenith, upon the terms and at the repurchase prices set forth below under "—Repurchase of Notes at the Option of Holders—Optional Put;" and

  •
  are due on March 30, 2023, unless earlier converted, redeemed by us at our option or repurchased by us at the option of the holders.

        The indenture does not contain any financial covenants and does not restrict us from paying dividends, incurring additional indebtedness or issuing or repurchasing our other securities. The indenture also does not protect the holders in the event of a highly leveraged transaction or a change of control of Zenith, except to the extent described under "—Repurchase of Notes at the Option of Holders—Change of Control Put" below.

        No sinking fund is provided for the notes, and the notes are not subject to defeasance. The notes were issued only in registered form, without coupons, in denominations of $1,000 principal amount and integral multiples thereof.

        Holders may present definitive notes for conversion, registration of transfer and exchange at our office or agency in New York City, which shall initially be the office of the trustee currently located at 45 Broadway, 12th Floor, MAC N2666-120, New York, New York 10006. For information regarding conversion, registration of transfer and exchange of global notes, see "—Book-Entry Delivery and Settlement." No service charge is required for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Interest

        The notes bear interest at a rate of 5.75% per annum from March 21, 2003. We also will pay contingent interest on the notes in the circumstances described under "—Contingent Interest." We will pay interest semi-annually on March 30 and September 30 of each year beginning September 30, 2003, to the holders of record at the close of business on the preceding March 15 and September 15, respectively. There are two exceptions to the preceding sentence:

  •
  In general, we will not pay accrued interest on any notes that are converted into shares of our common stock. See "—Conversion Rights." If a holder of notes converts after a record date for an interest payment but prior to the corresponding interest payment date, the holder on the record date will receive on that interest payment date accrued interest on those notes, notwithstanding the conversion of those notes prior to that interest payment date, because that holder will have been the holder of record on the corresponding record date. However, at the time that the holder surrenders notes for conversion, the holder must pay to us an amount equal to the interest that has accrued and that will be paid on the related interest payment date. The preceding sentence does not apply, however, to a holder that converts notes that are called by us for redemption after a record date for an interest payment but prior to the corresponding interest payment date. Accordingly, if we elect to redeem notes on a date that is after a record date for the payment of interest on notes of any holder, and such holder chooses to convert those notes, the holder will not be required to pay us, at the time that holder surrenders those notes for conversion, the amount of interest it will receive on the interest payment date.

  •
  We will pay interest to a person other than the holder of record on the record date if we elect to redeem the notes on a date that is after a record date but on or prior to the corresponding interest payment date. In this instance, we will pay accrued interest on the notes being redeemed to, but not including, the redemption date to the same person to whom we will pay the principal of those notes.

        Except as provided below, we will pay interest on:

  •
  the global note to DTC in immediately available funds; and

  •
  any definitive notes by check mailed to the holders of those notes.

        At maturity, interest on the definitive notes will be payable at the office of the trustee as set forth above.

        Interest generally will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Conversion Rights

  General

        Holders may convert any outstanding notes into shares of our common stock, subject to the conditions described below, initially at a conversion rate of 40 shares per $1,000 principal amount of the notes (equal to an initial conversion price of $25.00 per share). The conversion rate is subject to adjustment as described below. We will not issue fractional shares of common stock upon conversion of the notes. Instead, we will pay the cash value of such fractional shares based upon the sale price of our common stock on the business day immediately preceding the conversion date. Holders may convert notes only in denominations of $1,000 principal amount and integral multiples thereof.

        Holders may surrender notes for conversion into shares of our common stock prior to the stated maturity in the following circumstances:

  •
  during any fiscal quarter (beginning with the third quarter of 2003) if the sale price of our common stock for at least 20 trading days in the 30 trading-day period ending on the last trading day of the immediately preceding fiscal quarter exceeds 120% of the conversion price on that 30th trading day;

  •
  if after the 30th day following the date that notes were first issued, the notes are rated by Standard & Poor's Rating Services ("S&P") below "BB-" (or an equivalent successor rating), or the credit rating assigned to the notes is suspended or withdrawn by S&P, until such time as such credit rating is restored to "BB-" (or the equivalent successor rating) or a higher rating;

  •
  if we have called the notes for redemption; or

  •
  upon the occurrence of the specified corporate transactions discussed below.

        As used herein, the "sale price" of our common stock on any date means the closing per share sale price (or if no closing sale price is reported, the average of the bid and ask prices or, if there is more than one bid or ask price, the average of the average bid and the average ask prices) as reported in composite transactions for the principal U.S. securities exchange on which the common stock is traded or, if the common stock is not listed on a U.S. national or regional securities exchange, as reported by the National Association of Securities Dealers Automated Quotation system or by the National Quotation Bureau Incorporated. In the absence of such a quotation, the board of directors of Zenith will make a good faith determination of the sale price. The "conversion price" of a note as of any day will equal $1,000, the issue price of the note, divided by the number of shares of common stock issuable upon conversion of $1,000 principal amount of notes on that day. If a holder exercises its right to require us to repurchase its notes as described under "—Repurchase of Notes at the Option of Holders," such holder may convert its notes into shares of our common stock only if it withdraws its repurchase or change of control repurchase notice and converts its notes prior to the close of business on the business day immediately preceding the repurchase date.

  Conversion Upon Satisfaction of Market Price Conditions

        A holder may surrender any of its notes for conversion into shares of our common stock during any fiscal quarter (beginning with the third quarter of 2003) if the sale price of our common stock for at least 20 trading days in the 30 trading-day period ending on the last trading day of the immediately preceding fiscal quarter exceeds 120% of the conversion price on that 30th trading day.

  Conversion Upon Credit Rating Event

        A holder may surrender any of its notes for conversion if after the 30th day following the date that notes were first issued, the notes are rated by S&P below "BB-" (or an equivalent successor rating), or the credit rating assigned to the notes is suspended or withdrawn by S&P. The notes will cease to be convertible pursuant to this paragraph during any periods in which the credit ratings are restored to "BB-" (or the equivalent successor rating) or a higher rating.

  Conversion Upon Notice of Redemption

        A holder may surrender for conversion any notes we call for redemption at any time prior to the close of business on the day that is two business days prior to the redemption date, even if the notes are not otherwise convertible at that time. If a holder already has delivered a repurchase notice or a change of control repurchase notice with respect to a note, however, the holder may not surrender that note for conversion until the holder has withdrawn the notice in accordance with the indenture.

  Conversion Upon Specified Corporate Transactions

        In the event that:

  •
  we distribute to all holders of our common stock rights entitling them to purchase, for a period expiring within 60 days, common stock at less than the average sale price of the common stock for the 10 trading days preceding the declaration date for such distribution;

  •
  we elect to distribute to all holders of our common stock, cash or other assets, debt securities or rights to purchase our securities, which distribution has a per share value exceeding 15% of the sale price of the common stock on the business day preceding the declaration date for the distribution; or

  •
  a change of control as described under "—Repurchase of Notes at the Option of Holders—Change of Control Put" occurs but holders of notes do not have the right to require us to repurchase their notes as a result of such change of control because either (1) the sale price of our common stock for a specified period prior to such change of control exceeds a specified level or (2) the consideration received in such change of control consists of freely tradeable stock and the notes become convertible into that stock (each as more fully described under "—Repurchase of Notes at the Option of Holders—Change of Control Put"); then at least 20 days prior to the ex-dividend date for the distribution or within 30 days of the occurrence of the change of control, as the case may be, we must notify the holders of the notes in writing of the occurrence of such event. Once we have given that notice, holders may surrender their notes for conversion at any time (1) until the earlier of the close of business on the business day immediately prior to the ex-dividend date or the date of our announcement that the distribution will not take place, in the case of a distribution or (2) within 30 days of the change of control notice, in the case of a change of control. In the case of a distribution, no adjustment to the conversion price or the ability of a holder of notes to convert would be made if the holder will otherwise participate in the distribution without conversion.

        In addition, if we are party to a consolidation, merger or binding share exchange pursuant to which our common stock would be converted into cash, securities or other property, a holder may surrender notes for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual date of the transaction. If we are a party to a consolidation, merger or binding share exchange pursuant to which our common stock would be converted into cash, securities or other property, then at the effective time of the transaction, the right to convert a note into common stock will be changed into a right to convert a note into the kind and amount of cash, securities or other property which the holder would have received if the holder had converted such notes immediately prior to the transaction. If the transaction also constitutes a "change of control," as defined below, the holder can require us to repurchase all or a portion of its notes as described under "—Repurchase of Notes at the Option of Holders—Change of Control Put."

  Payment Upon Conversion

        Upon conversion, we may choose to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of our common stock as described below.

        Conversion On or Prior to the Final Notice Date.    In the event that we receive your notice of conversion on or prior to the day that is 20 days prior to the redemption date, if any, or maturity (the "final notice date"), and we choose to satisfy all or any portion of our obligation upon conversion (the "conversion obligation") in cash, we will notify the holder electing to convert through the trustee of the dollar amount to be satisfied in cash (which must be expressed either as 100% of the conversion obligation or as a fixed dollar amount) at any time on or before the date that is two business days following receipt of the holder's notice of conversion ("cash settlement notice period"). If we timely elect to pay cash for any portion of the shares of common stock otherwise issuable to the holder, the holder may retract the conversion notice at any time during the two business day period beginning on the day after the final day of the cash settlement notice period ("conversion retraction period"); no such retraction can be made (and a conversion notice shall be irrevocable) if we do not elect to deliver cash in lieu of shares of our common stock (other than cash in lieu of fractional shares). If the conversion notice has not been retracted, then settlement (in cash and/or shares) will occur on the business day following the final trading day of the 20 trading-day period beginning on the first trading day after the final day of the conversion retraction period (the "cash settlement averaging period"). Settlement amounts will be computed as follows:

  •
  If we elect to satisfy the entire conversion obligation in shares of common stock, we will deliver to the electing holder a number of shares of common stock equal to (1) the aggregate principal amount of notes to be converted divided by 1,000, multiplied by (2) the conversion rate.

  •
  If we elect to satisfy the entire conversion obligation in cash, we will deliver to the electing holder cash in an amount equal to the product of: a number equal to (1) the aggregate principal amount of notes to be converted divided by 1,000, multiplied by (2) the conversion rate, and the average sale price of our shares of common stock during the cash settlement averaging period.

  •
  If we elect to satisfy a fixed portion (other than 100%) of the conversion obligation in cash, we will deliver to the holder such cash amount ("cash amount") and a number of shares equal to (1) the number of shares of common stock calculated as set forth in the first bullet of this paragraph minus (2) the number of shares equal to the sum, for each day of the cash settlement averaging period, of (a) the pro-rated portion of the cash amount for such day divided by (b) the sale price of our common stock on such day.

        If a holder exercises its right to require us to repurchase its notes as described under "—Repurchase of Notes at the Option of Holders," such holder may convert its notes as provided above only if it withdraws its repurchase or change of control repurchase notice and converts its notes prior to the close of business on the business day immediately preceding the applicable repurchase date.

        Conversion After the Final Notice Date.    In the event that we receive your notice of conversion after the final notice date, and we choose to satisfy all or any portion of the conversion obligation in cash, we will notify the holder electing to convert through the trustee of the dollar amount to be satisfied in cash (which must be expressed either as 100% of the conversion obligation or as a fixed dollar amount) at any time on or before the final notice date. Settlement amounts will be computed and settlement dates will be determined in the same manner as set forth above under "Conversion On or Prior to the Final Notice Date" except that the "cash settlement averaging period" shall be the 20 trading-day period beginning on the first trading day after the maturity date or redemption date as the case may be. Settlement will occur on the business day following the final day of such cash settlement averaging period.

  Conversion Procedures

        By delivering to the holder the number of shares issuable upon conversion, together with a cash payment in lieu of any fractional shares, we will satisfy our obligation with respect to the notes. That is, accrued interest will be deemed to be paid in full rather than canceled, extinguished or forfeited. We will not adjust the conversion rate to account for any accrued interest or, except as described below, any contingent interest.

        If the holder converts after a record date for an interest payment but prior to the corresponding interest payment date, such holder will receive on the interest payment date interest accrued on those notes, notwithstanding the conversion of notes prior to the interest payment date, assuming the holder was the holder of record on the corresponding record date. However, each holder agrees, by accepting a note, that if the holder surrenders any notes for conversion during such period, such holder must pay us an amount equal to the interest that has accrued and that will be paid on the notes being converted on the interest payment date. The preceding sentence does not apply to notes that are converted after being called by us for redemption after a record date for an interest payment date. If in such case prior to the redemption date the holder chooses to convert its notes, such holder will not be required to pay us at the time it surrenders its notes for conversion the amount of interest on the notes it will receive on the date that has been fixed for redemption.

        Holders of the notes are not required to pay any taxes or duties relating to the issuance or delivery of our common stock upon exercise of conversion rights, but they are required to pay any tax or duty which may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than the name of the holder of the note. Certificates representing shares of our common stock will be issued or delivered only after all applicable taxes and duties, if any, payable by the holder have been paid. We and each holder of a note also agree that delivery to the holder of the shares of common stock into which the note is convertible, together with any cash payment, will be treated as a payment (in an amount equal to the sum of the then fair market value of such shares and such cash payment if any) on the note for purposes of the regulations governing contingent payment debt instruments. See "United States Federal Income Tax Consequences."

        To convert interests in a global note, the holder must deliver to DTC the appropriate instruction form for conversion pursuant to DTC's conversion program. To convert a definitive note, the holder must:

  •
  complete and manually sign the conversion notice on the back of the note (or a facsimile thereof);

  •
  deliver the completed conversion notice and the note to be converted to the specified office of the conversion agent;

  •
  pay all funds required, if any, relating to interest including contingent interest, on the note to be converted to which the holder is not entitled, as described in the second preceding paragraph and below in "—Contingent Interest;" and

  •
  pay all taxes or duties, if any, as described in the preceding paragraph.

        The conversion date will be the date on which all of the foregoing requirements have been satisfied. The notes will be deemed to have been converted immediately prior to the close of business on the conversion date. Settlement of our obligation to deliver shares and cash (if any) with respect to a conversion will occur on the dates described above. Delivery of shares will be accomplished by delivery to the conversion agent of certificates for the relevant number of shares, other than in the case of holders of notes in book-entry form with DTC, which shares shall be delivered in accordance with DTC customary practices. In addition, we will make any cash payment, including in lieu of any fractional shares, as described above. A holder will not be entitled to any rights as a holder of our common stock, including, among other things, the right to vote and receive dividends and notices of stockholder meetings, until the conversion is effective.

  Conversion Rate Adjustments

        We will adjust the conversion rate if any of the following events occur:

  (1)
  we issue common stock as a dividend or distribution on our common stock to all holders of our common stock;

  (2)
  we issue to all holders of our common stock rights or warrants to purchase our common stock or securities convertible into or exchangeable or exercisable for our common stock, which rights or warrants are exercisable for not more than 60 days, at less than the sale price of our common stock on the business day immediately preceding the time of announcement of such issuance;

  (3)
  we subdivide or combine our common stock;

  (4)
  we distribute to all holders of our common stock shares of our capital stock, evidences of our indebtedness or assets, including securities, but excluding:

  •
  rights or warrants listed in (2) above;

  •
  dividends or distributions listed in (1) above;

  •
  dividends and distributions in connection with any reclassification, consolidation, merger, exchange, combination, sale or conveyance resulting in a change in the conversion consideration pursuant to the third succeeding paragraph; and

  •
  any dividends or distributions paid exclusively in cash;

  (5)
  we make distributions consisting exclusively of cash to all holders of our common stock to the extent that those distributions, combined with:

  •
  all other such distributions made exclusively in cash within the preceding 12 months for which no adjustment has been made, plus

  •
  any cash and the fair market value of other consideration paid in any tender offers by us or any of our subsidiaries for our common stock expiring with the preceding 12 months for which no adjustment has been made exceeds 10% of our market capitalization on the record date for that distribution; our "market capitalization," as of any date, is the product of the sale price of our common stock on such date times the number of shares of our common stock then outstanding; and

  (6)
  we or one of our subsidiaries make purchases of our common stock pursuant to a tender offer or exchange offer for our common stock to the extent such purchases involve an aggregate consideration that, together with:

  •
  any cash and the fair market value of any other consideration paid in any other tender offer by us or any of our subsidiaries for our common stock expiring within the 12 months preceding the tender offer for which no adjustment has been made, plus

  •
  the aggregate amount of any all-cash distributions referred to in (5) above to all holders of our common stock within 12 months preceding the expiration of the tender offer for which no adjustments have been made exceeds 10% of our market capitalization on the expiration of the tender offer.

        To the extent that we have a rights plan in effect upon conversion of the notes into common stock, the holder will receive, in addition to the common stock, the rights under the rights plan whether or not the rights have separated from the common stock at the time of conversion, subject to limited exceptions, and no adjustments to the conversion price will be made, except in limited circumstances.

        We will not make any adjustment if holders of notes may participate in the transactions described above.

        In the event of:

  •
  any reclassification of our common stock;

  •
  a consolidation, merger, binding share exchange or combination involving us; or

  •
  a sale or conveyance to another person or entity of all or substantially all of our property or assets;

in which holders of our common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, upon conversion of notes, the holder will be entitled to receive the same type of consideration which it would have been entitled to receive if it had converted the notes into our common stock immediately prior to any of these events.

        In the event that we distribute shares of capital stock of a subsidiary of ours, the conversion rate will be adjusted, if at all, based on the market value of the subsidiary stock so distributed relative to the market value of our common stock, in each case over a measurement period following the distribution.

        In the event we elect to make a distribution described in (2) or (4) above, which, in the case of (4) above, has a per share value equal to more than 15% of the sale price of shares of our common stock on the business day preceding the declaration date for the distribution, then, if the distribution would also trigger a conversion right under "—Conversion Upon Specified Corporate Transactions," or if the notes are otherwise convertible, we will be required to give notice to the holders of notes at least 20 days prior to the ex-dividend date for the distribution and, upon the giving of notice, the notes may be surrendered for conversion at any time until the close of business on the business day immediately prior to the ex-dividend date or until we announce that the distribution will not take place. No adjustment to the conversion price or the ability of a holder of a note to convert will be made if the holder would otherwise participate in the distribution without conversion.

        To the extent permitted by law, we may, from time to time, increase the conversion rate for a period of at least 20 days if our board of directors has made a determination that this increase would be in our best interests. Any such determination by our board will be conclusive. We would give holders at least 15 days notice of any increase in the conversion rate. In addition, we may increase the conversion rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of common stock resulting from any stock distribution.

        We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least one percent in the conversion rate. However, we will carry forward any adjustments that are less than one percent of the conversion rate. Except as described above in this section, we will not adjust the conversion rate.

Contingent Interest

        Subject to the accrual and record date provisions described below, we will pay contingent cash interest to the holders of notes during any six-month period from March 30 to September 29 and from September 30 to March 29, commencing with the six-month period beginning on September 30, 2008 if the average market price of a note for the five trading days ending on the second trading day immediately preceding the relevant six-month period equals 120% or more of the principal amount of the note.

        The amount of contingent cash interest payable per note in respect of any six-month period will equal 0.375% of the average market price of a note for the five trading-day period referred to above.

        We will pay contingent interest, if any, in the same manner as we will pay interest described above under "—Interest."

        The market price of a note on any date of determination means the average of the secondary market bid quotations per $1,000 principal amount of note obtained by the bid solicitation agent for $5.0 million principal amount of notes at approximately 4:00 p.m., New York City time, on such determination date from three unaffiliated securities dealers we select, which may include any of the initial purchasers, provided that if:

  •
  the bid solicitation agent, through the exercise of reasonable efforts, is unable to obtain a bid from the securities dealers, or

  •
  in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the notes,

then the market price of the notes will equal (1) the then-applicable conversion rate of the notes multiplied by (2) the average sale price of our common stock on the five trading days ending on such determination date, appropriately adjusted. The bid solicitation agent shall not be required to determine the market price of the notes unless requested in writing by us.

        The bid solicitation agent will initially be Wells Fargo Bank Minnesota, N.A. We may change the bid solicitation agent, but the bid solicitation agent will not be our affiliate. The bid solicitation agent will solicit bids from securities dealers that are believed by us to be willing to bid for the notes.

        Upon determination that holders of notes will be entitled to receive contingent interest which may become payable during a relevant six-month period, on or prior to the start of such six-month period, we will provide notice to the trustee setting forth the amount of contingent interest per $1,000 principal amount of notes and disseminate a press release through a public medium that is customary for such press releases.

Payment at Maturity

        Each holder of $1,000 principal amount of the notes shall be entitled to receive $1,000, and accrued and unpaid interest, including contingent interest, if any, at maturity.

Optional Redemption by Us

        Prior to March 30, 2008, the notes will not be redeemable at our option. Beginning on March 30, 2008, we may redeem the notes for cash at any time as a whole, or from time to time in part, at the following redemption prices (expressed as a percentage of the principal amount of the notes) plus accrued and unpaid interest, including contingent interest, if any, to the redemption date:

During the Twelve Months Commencing	Redemption Price
March 30, 2008	101.6429%
March 30, 2009	100.8214%
and 100% from March 30, 2010 until maturity of the notes.

        We will give at least 30 days but not more than 60 days notice of redemption by mail to holders of notes. Notes or portions of notes called for redemption are convertible by the holder until the close of business on the second business day prior to the redemption date.

        If we do not redeem all of the notes, the trustee will select the notes to be redeemed in principal amounts of $1,000 or integral multiples thereof, by lot or on a pro rata basis. If any notes are to be redeemed in part only, we will issue a new note or notes with a principal amount equal to the unredeemed principal portion thereof. If a portion of a holder's notes is selected for partial redemption and the holder converts a portion of its notes, the converted portion will be deemed to be taken from the portion selected for redemption.

Repurchase of Notes at the Option of Holders

  Optional Put

        On each of March 30, 2010, March 30, 2013 and March 30, 2018, a holder may require us to repurchase any outstanding notes for which the holder has properly delivered and not withdrawn a written repurchase notice, subject to certain additional conditions, at a purchase price equal to 100% of the principal amount of those notes plus accrued and unpaid interest, including contingent interest, if any, to the repurchase date. Holders may submit their notes for repurchase to the paying agent at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the business day immediately preceding the repurchase date.

        Instead of paying the purchase price in cash, we may elect to pay the purchase price in shares of our common stock or a combination of shares of our common stock and cash, at our option. The number of shares of our common stock a holder will receive will equal the relevant amount of the purchase price divided by 97.5% of the average of the sale price of our common stock for the 20 trading days immediately preceding and including the third business day immediately preceding the repurchase date. However, we may not pay the purchase price in shares of our common stock or a combination of shares of our common stock and cash, unless we satisfy certain conditions prior to the repurchase date as provided in the indenture, including:

  •
  registration of the shares of our common stock to be issued upon repurchase under the Securities Act and the Exchange Act, if required;

  •
  qualification of the shares of our common stock to be issued upon repurchase under applicable state securities laws, if necessary, or the availability of an exemption therefrom; and

  •
  listing of our common stock on a U.S. national securities exchange or quotation thereof in an inter-dealer quotation system of any registered U.S. national securities association.

        We are required to give notice at least 20 business days prior to each repurchase date to all holders at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law stating, among other things, the procedures that holders must follow to require us to repurchase their notes as described below and whether the purchase price will be paid in cash or shares of our common stock, or a combination with a portion payable in cash or shares of our common stock.

        Because the sale price of our common stock will be determined prior to the applicable repurchase date, holders of notes bear the market risk that our common stock will decline in value between the date the sale price is calculated and the repurchase date.

        The repurchase notice given by each holder electing to require us to repurchase notes shall be given so as to be received by the paying agent no later than the close of business on the business day immediately preceding the repurchase date and must state:

  •
  the certificate numbers of the holders' notes to be delivered for repurchase;

  •
  the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

  •
  that the notes are to be repurchased by us pursuant to the applicable provisions of the notes.

        A holder may withdraw any repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the business day immediately preceding the repurchase date. The notice of withdrawal shall state:

  •
  the principal amount of notes being withdrawn;

  •
  the certificate numbers of the notes being withdrawn; and

  •
  the principal amount, if any, of the notes that remain subject to the repurchase notice.

        In connection with any repurchase, we will, to the extent applicable:

  •
  comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

  •
  file Schedule TO or any other required schedule under the Exchange Act.

        Our obligation to pay the purchase price for notes for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon the holder delivering the notes, together with necessary endorsements, to the paying agent at any time after delivery of the repurchase notice. We will cause the purchase price for the notes to be paid promptly following the later of the repurchase date or the time of delivery of the notes, together with such endorsements.

        If the paying agent holds money or shares of our common stock sufficient to pay the purchase price of the notes for which a repurchase notice has been given on the business day immediately following the repurchase date in accordance with the terms of the indenture, then, immediately after the repurchase date, the notes will cease to be outstanding and interest, including contingent interest, if any, on the notes will cease to accrue, whether or not the notes are delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the notes.

        Our ability to repurchase notes for cash may be limited by restrictions on the ability of Zenith to obtain funds for such repurchase through dividends from our subsidiaries and the terms of our then existing borrowing agreements. We cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the purchase price in cash for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right.

  Change of Control Put

        If a change of control, as described below, occurs, each holder will have the right (subject to certain exceptions set forth below) to require us to repurchase all of its notes not previously called for redemption, or any portion of those notes that is equal to $1,000 in principal amount or integral multiples thereof, at a purchase price equal to 100% of the principal amount of all notes it requires us to repurchase, plus accrued and unpaid interest, including contingent interest, if any, on those notes to the repurchase date. Notwithstanding the foregoing, we may be required to offer to repurchase any of our other senior debt on a pro rata basis with the notes, upon a change of control, if similar change of control offers are or will be required by our other senior debt.

        Instead of paying the purchase price in cash, we may elect to pay the purchase price in shares of our common stock or, in the case of a merger in which we are not the surviving corporation, common stock, ordinary shares or American Depositary Shares of the surviving corporation or its direct or indirect parent corporation or a combination of the applicable securities and cash, at our option. The number of shares of the applicable common stock or securities a holder will receive will equal the relevant amount of the purchase price divided by 97.5% of the average of the sale prices of the applicable common stock or securities for the 20 trading days immediately preceding and including the third business day immediately preceding the repurchase date. However, we may not pay the purchase price in the applicable common stock or securities or a combination of the applicable common stock or securities and cash, unless we satisfy certain conditions prior to the repurchase date as provided in the indenture, including:

  •
  registration of the shares of the applicable common stock or securities to be issued upon repurchase under the Securities Act and the Exchange Act, if required;

  •
  qualification of the shares of the applicable common stock or securities to be issued upon repurchase under applicable state securities laws, if necessary, or the availability of an exemption therefrom; and

  •
  listing of the applicable common stock or securities on a U.S. national securities exchange or quotation thereof in an inter-dealer quotation system of any registered U.S. national securities association.

        Within 30 days after the occurrence of a change of control, we are required to give each holder notice of the occurrence of the change of control and of its resulting repurchase right and whether the purchase price will be paid in cash, the applicable common stock or securities, or a combination with a portion payable in cash and the applicable common stock or securities. The repurchase date will be within 30 days after the date on which we give notice of a change of control. To exercise the repurchase right, the holder must deliver prior to the close of business on the business day immediately preceding the repurchase date, written notice to the trustee of its exercise of its repurchase right, together with the notes with respect to which the right is being exercised. The holder may withdraw this notice by delivering to the paying agent a notice of withdrawal prior to the close of business on the business day immediately preceding the repurchase date.

        Because the sale price of the applicable common stock or securities is determined prior to the applicable repurchase date, holders of notes bear the market risk that the applicable common stock or securities will decline in value between the date the sale price is calculated and the repurchase date.

        A "change of control" will be deemed to have occurred at such time after the original issuance of the notes when any of the following has occurred:

  •
  the acquisition by any person of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchase, merger or other acquisition transactions, of shares of our capital stock entitling that person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than any acquisition by any of our subsidiaries or any of our employee benefit plans; or

  •
  the acquisition by any person of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchase, merger or other acquisition transactions, of shares of our capital stock as a result of which (1) our common stock ceases (or, upon consummation of or immediately following such transaction or event, will cease) to be listed on a United States national securities exchange or approved for quotation on the Nasdaq National Market or any similar United States system for automated dissemination of quotations of securities prices or (2) less than 20% of the outstanding shares of our common stock remain beneficially owned by persons other than affiliates; or

  •
  during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors (together with any new directors whose election by such board of directors or whose nomination for election by the shareholders of Zenith was approved pursuant to a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors then in office; or

  •
  our consolidation or merger with or into any other person, any merger of another person into us, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of our properties and assets to another person, other than:

  —
  any transaction:

  (i)
  that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock; and

  (ii)
  pursuant to which holders of our capital stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in elections of directors of the continuing or surviving person immediately after giving effect to such issuance; and

  —
  any merger, share exchange, transfer of assets or similar transaction solely for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of our common stock, if at all, solely into shares of common stock, ordinary shares or American Depositary Shares of the surviving entity or a direct or indirect parent of the surviving corporation.

        However, notwithstanding the foregoing, a holder will not have the right to require us to repurchase its notes if:

  •
  the sale price per share of our common stock for any five trading days within:

  •
  the period of 10 consecutive trading days ending immediately after the later of the change of control or the public announcement of the change of control, in the case of a change of control under the first, second or third bullet point above, or

  •
  the period of 10 consecutive trading days ending immediately before the change of control, in the case of a change of control under the fourth bullet point above,

        equals or exceeds 100% of the conversion price of the notes in effect on each of those five trading days; or

  •
  100% of the consideration in the transaction or transactions (other than cash payments for fractional shares and cash payments made in respect of dissenters' appraisal rights) constituting a change of control consists of shares of common stock, ordinary shares or American Depositary Shares traded or to be traded immediately following a change of control on a national securities exchange or the Nasdaq Stock Market's National Market, and, as a result of the transaction or transactions, the notes become convertible into that common stock, ordinary shares or American Depositary Shares (and any rights attached thereto).

        For the purposes of the foregoing, "affiliate" shall mean any person beneficially owning shares of our capital stock entitling that person to exercise 10% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors.

        Beneficial ownership shall be determined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act. The term "person" includes any syndicate or group that would be deemed to be a "person" under Section 13(d)(3) of the Exchange Act.

        Rule 13e-4 under the Exchange Act requires the dissemination of certain information to securityholders if an issuer tender offer occurs and may apply if the repurchase option becomes available to holders of the notes. We will comply with this rule and file Schedule TO (or any similar schedule) to the extent applicable at that time.

        The definition of change of control includes a phrase relating to the conveyance, transfer, sale, lease or disposition of "all or substantially all" of our assets. There is no precise, established definition of the phrase "substantially all" under applicable law. Accordingly, a holder's ability to require us to repurchase notes as a result of a conveyance, transfer, sale, lease or other disposition of less than all our assets may be uncertain.

        If the paying agent holds money or shares of our common stock sufficient to pay the purchase price of the notes which holders have elected to require us to repurchase on the business day following the repurchase date in accordance with the terms of the indenture, then, immediately after the repurchase date, those notes will cease to be outstanding and interest, including contingent interest, if any, on the notes will cease to accrue, whether or not the notes are delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the notes.

        The foregoing provisions would not necessarily protect holders of the notes if highly leveraged or other transactions involving us occur that may affect holders adversely. We could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a change of control with respect to the change of control purchase feature of the notes but that would increase the amount of our (or our subsidiaries') outstanding indebtedness.

        Our ability to repurchase notes for cash upon the occurrence of a change of control is subject to important limitations. Our ability to repurchase the notes for cash may be limited by restrictions on the ability of Zenith to obtain funds for such repurchase through dividends from our subsidiaries and the terms of our then existing borrowing agreements. In addition, the occurrence of a change of control could cause an event of default under, or be prohibited or limited by, the terms of our other senior debt. Consequently it is possible that we would not have the financial resources, or would not be able to arrange financing, to pay the purchase price in cash for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right.

        The change of control purchase feature of the notes may in certain circumstances make more difficult or discourage a takeover of our company. The change of control purchase feature, however, is not the result of our knowledge of any specific effort:

  •
  to accumulate shares of our common stock;

  •
  to obtain control of us by means of a merger, tender offer solicitation or otherwise; or

  •
  by management to adopt a series of anti-takeover provisions.

        Instead, the change of control purchase feature is a standard term contained in securities similar to the notes.

Events of Default

        Each of the following constitutes an event of default with respect to the notes:

  •
  default in the payment of any principal amount (or premium, if any), redemption price, purchase price, or change in control purchase price due with respect to the notes, when the same become due and payable;

  •
  default in payment of any interest (including contingent interest, if any) under the notes, which default continues for 30 days;

  •
  default in our obligation to satisfy our conversion obligation upon exercise of a holder's conversion right, unless such default is cured within five days after written notice of default is given to us by the Trustee or the holder of such note;

  •
  our failure to comply with any of our other agreements in the notes or the indenture upon our receipt of notice to us of such default from the trustee or to us and the trustee from holders of not less than 25% in aggregate principal amount at maturity of the notes, and our failure to cure (or obtain a waiver of) such default within 60 days after we receive such notice;

  •
  default in the payment of principal when due or resulting in acceleration of other indebtedness of ours or any significant subsidiary of ours for borrowed money where the aggregate principal amount with respect to which the default or acceleration has occurred exceeds $10 million, and such acceleration has not been rescinded or annulled within a period of 30 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount at maturity of the notes;

  •
  certain events of bankruptcy, insolvency or reorganization affecting us or any or our significant subsidiaries.

        "Significant subsidiary" shall have the meaning set forth in Rule 1-02(w) of Regulation S-X.

        If an event of default shall have happened and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount at maturity of the notes then outstanding may declare the principal amount of the notes then outstanding plus any interest (including contingent interest) on the notes accrued and unpaid through the date of such declaration to be immediately due and payable. At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the trustee, and subject to applicable law and certain other provisions of the indenture, the holders of a majority in aggregate principal amount of the notes then outstanding may, under certain circumstances, rescind and annul such acceleration. In the case of certain events of bankruptcy or insolvency, the principal amount of the notes then outstanding together with any accrued and unpaid cash interest (including contingent interest) through the occurrence of such event shall automatically become and be immediately due and payable.

        The indenture provides that, if any event occurs which is, or after notice or lapse of time or both would become, an event of default with respect to the notes, the trustee will transmit, within 90 days of the occurrence of a default known to the trustee, notice of such default to the holders of the notes unless such default has been cured or waived; provided, however, that, except in the case of a default in the payment of the principal of or any premium on or interest on (including contingent interest, if any) a note, the trustee may withhold such notice if and so long as the board of directors, the executive committee or a trust committee of directors and/or responsible officers of the trustee in good faith determine that the withholding of such notice is in the best interest of the holders of the notes; and provided, further, that in the case of any default of the character described in the fourth bullet above of the first paragraph of this section, no such notice to holders will be given until at least 30 days after the default occurs.

        If an event of default occurs and is continuing with respect to the notes, the trustee may in its discretion proceed to protect and enforce its rights and the rights of the holders of the notes by all appropriate judicial proceedings. The indenture provides that, subject to the duty of the trustee during any default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the notes, unless such holders shall have offered to the trustee indemnity reasonably satisfactory to the trustee. Subject to such provisions for the indemnification of the trustee, and subject to applicable law and certain other provisions of the indenture, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the notes.

        Our obligations under the indenture are not intended to provide creditor rights for amounts in excess of par plus accrued and unpaid interest, including, contingent interest, if any.

Mergers and Sales of Assets

        The indenture provides that we may not consolidate with or merge into any person or convey, transfer or lease all or substantially all of our assets as an entity to another person as an entirety unless:

  •
  the resulting, surviving or transferee person is organized and existing under the laws of the United States, any state thereof or the District of Columbia, and such person (if other than us) assumes all our obligations under the notes and the indenture;

  •
  after giving effect to the transaction no event of default, and no event that, after notice or passage of time, would become an event of default, has occurred and is continuing; and

  •
  other conditions described in the indenture are met.

        Upon the assumption of our obligations by such corporation in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the notes and the indenture. Although such transactions are permitted under the indenture, certain of the foregoing transactions occurring could constitute a change in control of Zenith, permitting each holder to require us to purchase the notes of such holder as described above.

Modification and Waiver

        We and the trustee may modify or amend the indenture with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding notes; provided, however, that no such modification or amendment may, without the written consent or the affirmative vote of the holder of each note affected thereby:

  •
  change the stated maturity of the principal of, or any premium due on, or any installment of interest, including contingent interest, if any, on or with respect to the notes;

  •
  reduce the principal amount, premium amount, redemption price or purchase price (including the change of control purchase price and the price payable upon exercise by a holder of its option to require us to repurchase such holder's notes) of, or the rate of interest, including contingent interest, if any, on, any note;

  •
  adversely affect the right of holders to convert or require us to repurchase any of the notes;

  •
  alter the manner of calculation or rate of accrual of contingent interest on any note;

  •
  impair the right to institute suit for the enforcement of any repurchase of, payment on or with respect to, or conversion of any note, including any payment on or after the stated maturity of the notes, in the case of redemption, on or after the redemption date or, in the case of repayment at the option of any holder, on or after the repayment date;

  •
  modify the optional redemption provisions in a manner that adversely affects the holders;

  •
  change the place of payment or the coin or currency in which the principal of or any premium or interest with respect to the notes is payable;

  •
  reduce the percentage in principal amount of the outstanding notes, the consent of whose holders is required in order to take specific actions including, but not limited to, the waiver of past defaults; or

  •
  modify any of the above provisions.

        We and the trustee may modify or amend the indenture and the notes without the consent of any holder in order to, among other things:

  •
  provide for our successor pursuant to a consolidation, merger or sale of assets;

  •
  add to our covenants for the benefit of the holders of all or any of the notes or to surrender any right or power conferred upon us by the indenture;

  •
  provide for a successor trustee with respect to the notes;

  •
  cure any ambiguity or correct or supplement any provision in the indenture which may be defective or inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the indenture which, in each case, will not adversely affect the interests of the holders of the notes;

  •
  add any additional events of default with respect to all or any of the notes;

  •
  secure the notes;

  •
  reduce the conversion price, provided that the reduction is in accordance with the terms of the indenture or will not adversely affect the interests of the holders of the notes;

  •
  supplement any of the provisions of the indenture to such extent as shall be necessary to permit or facilitate the discharge of the notes, provided that such change or modification does not adversely affect the interests of the holders of the notes in any material respect;

  •
  make any changes or modifications necessary in connection with the registration of the notes under the Securities Act as contemplated in the registration rights agreement; provided that such change or modification does not adversely affect the interests of the holders of the notes in any material respect; or

  •
  add or modify any other provisions with respect to matters or questions arising under the indenture which we and the trustee may deem necessary or desirable and which will not adversely affect the interests of the holders of notes in any material respect.

        The holders of not less than a majority in aggregate principal amount of the outstanding notes may, on behalf of the holders of all of the notes, waive any past default and its consequences under the indenture, except a default (1) in the payment of the principal of or any premium or interest on or with respect to the notes or (2) in respect of a covenant or provision that cannot be modified without the consent of the holder of each note affected thereby.

Calculations in Respect of Notes

        We or our agents will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determination of the market price of the notes and our common stock, and amounts of contingent interest payments, if any, on the notes, and the projected payment schedule. See "United States Federal Income Tax Consequences." We or our agents will make all these calculations in good faith and, absent manifest error, our and their calculations will be final and binding on holders of notes. We or our agents will provide a schedule of these calculations to the trustee, and the trustee is entitled to conclusively rely upon the accuracy of these calculations without independent verification.

Ranking

        The notes will be senior unsecured obligations of Zenith and will rank equally in right of payment with all of our other senior unsecured and unsubordinated indebtedness. The notes will rank senior to any of our subordinated indebtedness.

        We are a holding company and will primarily depend on the receipt of dividends from our insurance company subsidiaries to meet our obligations under the notes and our other outstanding obligations, including debt obligations. See "Risk Factors—Risks Related to the Securities—Our status as an insurance holding company with no direct operations could adversely affect our ability to meet our debt obligations and pay dividends". Because the creditors of our subsidiaries, including our insurance company subsidiaries' policyholders, generally would have a right to receive payment superior to our right to receive payment from the assets of our subsidiaries, the holders of our notes will effectively be subordinated to the creditors of our subsidiaries. If we were to liquidate or reorganize, your right to participate in any distribution of our subsidiaries' assets is necessarily subject to the claims of the subsidiaries' creditors, including their policyholders.

Notices

        We will mail notices and communications to the holder's address shown on the register of the notes.

The Trustee, Paying Agent, Transfer Agent and Bid Solicitation Agent

        Wells Fargo Bank Minnesota, N.A. is the trustee under the indenture. The trustee and its affiliates also perform certain commercial banking and other services for us for which they receive customary fees. The trustee is also the paying agent, conversion agent, transfer agent and bid solicitation agent for the notes.

Book-Entry Delivery and Settlement

        We originally issued the notes in the form of permanent global notes in definitive, fully registered, book-entry form. The global notes were deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC.

        DTC has advised us as follows:

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  DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934.

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  DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities, through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates.

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  Direct participants include securities brokers and dealers, trust companies, clearing corporations and other organizations.

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  DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc.

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  Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

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  The rules applicable to DTC and its participants are on file with the SEC.

        We have provided the following descriptions of the operations and procedures of DTC solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by them from time to time. None of Zenith, the initial purchasers nor the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC or its participants directly to discuss these matters.

        We expect that under procedures established by DTC:

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  Upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the initial purchasers with portions of the principal amounts of the global notes.

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  Ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

        The laws of some jurisdictions require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global notes to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global notes to pledge or transfer those interests to persons or entities that do not participate in DTC's system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

        So long as DTC or its nominee is the registered owner of a global notes, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global notes for all purposes under the indenture and under the notes. Except as provided below, owners of beneficial interests in a global notes will not be entitled to have notes represented by that global notes registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global notes must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or the global notes.

        Notes represented by a global security will be exchangeable for registered certificated securities with the same terms only if: (1) DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days; (2) we decide to discontinue use of the system of book-entry transfer through DTC (or any successor depositary); or (3) a default under the indenture occurs and is continuing.

        Neither Zenith nor the trustee has any responsibility or liability for (i) any aspect of the records relating to or payments made on account of notes by DTC, (ii) maintaining, supervising or reviewing any records of DTC relating to the notes, or (iii) any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global notes owning through such participants.

        Payments on the notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global notes, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the global notes as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global notes held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

        Payments on the notes represented by the global notes will be made in immediately available funds. Transfers between participants in DTC will be effected in accordance with DTC rules and will be settled in immediately available funds.

Registration Rights

        We entered into a registration rights agreement with the initial purchasers of the notes. If you sell the notes or shares of common stock issued upon conversion of the notes under this registration statement, you generally will be required to be named as a selling securityholder in this prospectus, deliver this prospectus to purchasers and be bound by applicable provisions of the registration rights agreement, including some indemnification provisions.

        In the registration rights agreement, we agreed to use our reasonable best efforts to keep the registration statement effective until the earlier of (1) March 21, 2005; (2) the date when the holders of the notes and the common stock issuable upon conversion of the notes are able to sell all such securities immediately without restriction pursuant to Rule 144(k) under the Securities Act or any successor rule thereto or otherwise; (3) the sale pursuant to this shelf registration statement of all securities registered hereunder; or (4) the date when all of the notes and the common stock issuable upon conversion of the notes are no longer outstanding.

        We may suspend the use of this prospectus under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events for a period not to exceed 45 days in any three-month period and not to exceed an aggregate of 120 days in any 12-month period. We also agreed to pay liquidated damages to holders of the notes and shares of common stock issued upon conversion of the notes if this registration statement is not timely filed or made effective or if the prospectus is unavailable for periods in excess of those permitted above. You should refer to the registrations rights agreement for a description of these liquidated damages.

DESCRIPTION OF CAPITAL STOCK

        The following is a description of our capital stock and certain provisions of our certificate of incorporation, bylaws and agreements with our stockholders as well as certain provisions of applicable law. The following is only a summary and is qualified by applicable law and by the provisions of our certificate of incorporation, bylaws and such other agreements, copies of which are available as set forth under "Where You Can Find More Information" contained elsewhere in this prospectus.

General

        Our authorized capital stock consists of 50,000,000 shares of common stock, par value $1.00 per share, and 1,000,000 shares of preferred stock, par value $1.00 per share. As of June 30, 2003, we had 18,786,399 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. In addition, at such time there were 7,018,000 shares of our common stock in treasury and approximately 2,046,625 shares of our common stock reserved for issuance upon exercise or conversion of outstanding options (which does not include shares issuable upon conversion of the notes). All of our outstanding shares are fully paid and nonassessable and all shares issuable upon conversion or repurchase of the notes will be fully paid and nonassessable upon issuance.

Common Stock

        Voting.    Each share of our common stock entitles the record holder thereof to one vote on all matters. With respect to the election of our directors only, however, every stockholder may cumulate his votes with respect to candidates whose names have been placed in nomination prior to the vote if, but only if, any stockholder has given notice at the annual meeting prior to voting of his intention to cumulate his votes. In the event there is cumulative voting for directors, each stockholder will be entitled to give one candidate the number of votes equal to the number of directors to be elected multiplied by the number of votes to which the stockholder' shares are entitled, or to distribute his votes on the same principle among as many candidates as the stockholder deems appropriate.

        Dividend Rights.    Subject to the dividend rights of the holders of any outstanding series of preferred stock, holders of our common stock are entitled to receive ratably such dividends and other distributions of cash or any other right or property as may be declared by our board of directors out of our assets or funds legally available for such dividends or distributions.

        Liquidation Rights.    In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of our common stock would be entitled to share ratably in our assets that are legally available for distribution to stockholders after payment of liabilities. If we have any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distribution and/or liquidation preferences. In either such case, we must pay the applicable distribution to the holders of our preferred stock before we may pay distributions to the holders of our common stock. Because we are a holding company, holders of our common stock may not receive assets of our subsidiaries in the event of our liquidation until the claims of our subsidiaries' creditors and insurance policyholders (in the case of insurance subsidiaries) are paid, except to the extent that we are creditors of, and may have recognized claims against, such subsidiaries.

        Conversion, Redemption and Preemptive Rights.    Holders of our common stock have no conversion, redemption, preemptive, subscription or similar rights.

        Stock Exchange Listing.    Our common stock is listed on the New York Stock Exchange under the symbol "ZNT."

Preferred Stock

        Under our certificate of incorporation, our board of directors is authorized, subject to limitations prescribed by law, to issue up to 1,000,000 shares of preferred stock in one or more series without further stockholder approval. The board has discretion to determine the number and the rights, preferences, privileges and restrictions of each series, including, without limitation, voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences. Thus, our board of directors could authorize the issuance of shares of preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest.

Delaware Law

        Zenith is incorporated under the Delaware General Corporation Law (the "DGCL"). Under the DGCL and our certificate of incorporation, the affirmative vote of a majority of the shares entitled to vote is required to amend our certificate of incorporation. This vote would be in addition to any separate vote to which a future class of our preferred stock may be entitled. Our bylaws may be amended or repealed by the affirmative vote of a majority of the stock issued and outstanding and entitled to vote thereon or by the affirmative vote of a majority of our board of directors.

        We have elected not to be subject to Section 203 of the DGCL, which, in general, prevents an interested stockholder (defined generally as a person owning 15% or more of our outstanding voting stock) from engaging in a business combination with us for three years following the date that person became an interested stockholder, subject to certain conditions and exceptions. A business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder.

Limitation on Liability of Directors and Indemnification

        Our certificate of incorporation and bylaws contain provisions indemnifying our directors and officers to the fullest extent permitted by law. We also maintain directors' and officers' liability insurance.

        As permitted by Delaware law, our certificate of incorporation provides that no director will be liable to us or our stockholders for monetary damages for breach of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of certain fiduciary duties as a director, except that a director will be personally liable for:

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  acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law;

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  the payment of dividends or the redemption or purchase of stock in violation of Delaware law;

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  any breach of his or her duty of loyalty to us or our stockholders; or

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  any transaction from which the director derived an improper personal benefit.

        This provision does not affect a director's liability under the federal securities laws.

        To the extent that our directors, officers and controlling persons are indemnified under the provisions contained in our certificate of incorporation, Delaware law or contractual arrangements against liabilities arising under the Securities Act, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Insurance Laws and Regulations

        Although our certificate of incorporation and bylaws do not contain any provisions restricting ownership of our capital stock, as a result of the application of various state insurance laws, any person seeking to acquire control of us may be deterred. The insurance holding company laws of each of the jurisdictions in which our insurance subsidiaries are incorporated or commercially domiciled apply to any acquisition of control of our insurance subsidiaries or of us. In general, these laws provide that no person or entity may directly or indirectly acquire control of an insurance company unless that person or entity has received the prior approval of the insurance regulatory authorities. Under most state insurance laws, an acquisition of control would be presumed in the case of any person or entity who purchases 10% or more of our outstanding common stock, unless the applicable insurance regulatory authorities determine otherwise.

Significant Stockholder

        In connection with its acquisition of shares of our common stock in October 1999, our largest stockholder, Fairfax Financial Holdings Limited, which together with its affiliates holds approximately 42% of our common stock (not including shares issuable upon conversion of notes held by such companies), entered into a standstill agreement with us that provides, in general, that neither Fairfax nor any of its affiliates will, without the prior written consent of our board of directors, acquire any of our securities or otherwise seek to acquire control of us. The agreement is in effect until the earlier of December 31, 2006 or the date on which Stanley R. Zax is no longer our full-time Chairman of the Board and President. We have waived the standstill provision to the extent necessary to enable Fairfax to participate in this offering.

        In addition, Fairfax has granted to a trustee a proxy to vote all of the shares of our common stock held by Fairfax and its subsidiaries. The proxy provides that, except in the case of a hostile proxy contest occurring while the standstill agreement is in effect, the trustee must vote all such shares in proportion to the voting of all other Zenith stockholders. In the event of a hostile proxy interest, the trustee must vote the shares in the manner recommended by our management. Fairfax also has disclaimed control of Zenith in separate filings with the Departments of Insurance in California, Texas and New York.

        Each of Fairfax Financial Holdings Limited and Odyssey Reinsurance Corporation, an affiliate of Fairfax Financial Holdings Limited, have certain registration rights with respect to the shares of our common stock owned by them and companies controlled by them.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Mellon Investor Services LLC.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following is a summary of United States federal income tax consequences of the purchase, ownership, conversion, or other disposition of the notes by a holder of the notes and common stock received upon a conversion or repurchase of the notes. This summary is based upon existing United States federal income tax law, which is subject to change or different interpretations, possibly with retroactive effect. This summary does not discuss all aspects of United States federal income taxation which may be important to particular investors in light of their individual investment circumstances, such as notes held by investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, and domestic and foreign tax-exempt organizations (including private foundations)) or to persons that will hold the notes as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction for United States federal income tax purposes or that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not discuss any foreign, state, or local tax considerations. This summary assumes that investors will hold their notes as "capital assets" (generally, property held for investment) under the Internal Revenue Code of 1986, as amended (the "Code"). Each prospective investor is urged to consult his tax advisor regarding the United States federal, state, local, and foreign income and other tax considerations of the purchase, ownership, conversion, or other disposition of the notes and common stock received upon a conversion or repurchase of the notes.

        For purposes of this summary, a "U.S. Holder" is a beneficial owner of a note that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation, partnership, or other entity created in, or organized under the law of, the United States or any State or political subdivision thereof, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust, or (B) that was in existence on August 20, 1996, was treated as a United States person on the previous day, and elected to continue to be so treated. A beneficial owner of the note that is not a U.S. Holder is referred to herein as a "Non-U.S. Holder."

U.S. Holders

  Classification of the Notes

        We have received an opinion from our counsel, Skadden, Arps, Slate, Meagher & Flom LLP, that the notes will be characterized as "indebtedness" for United States Federal income tax purposes. We intend to take the position that the notes will be subject to the Treasury regulations governing contingent payment debt instruments (the "CPDI Regulations"). Pursuant to the terms of the indenture, we and each U.S. Holder of a note agree to treat the notes, for United States federal income tax purposes, as debt instruments that are subject to the CPDI Regulations and to be bound by our application of the CPDI Regulations to the notes, including generally our determination of the rate at which interest will be deemed to accrue on the notes and the related "projected payment schedule" determined by us as described below.

        No authority directly addresses the treatment of all aspects of the notes for United States federal income tax purposes. The Internal Revenue Service (the "Service") has issued Revenue Ruling 2002-31 and Notice 2002-36, in which the Service addressed the United States federal income tax classification and treatment of a debt instrument similar, although not identical, to the notes, and the Service concluded that the debt instrument addressed in that published guidance was subject to the CPDI Regulations. In addition, the Service clarified various aspects of the applicability of certain other provisions of the Code to the debt instrument addressed in that published guidance. The applicability of Revenue Ruling 2002-31 and Notice 2002-36 to any particular debt instrument, however, such as the notes, is uncertain. In addition, no rulings are expected to be sought from the Service with respect to any of the United States federal income tax consequences discussed below, and no assurance can be given that the Service will not take contrary positions. As a result, no assurance can be given that the Service will agree with the tax characterizations and the tax consequences described below. The remainder of this discussion assumes that the notes are subject to the CPDI Regulations. A different treatment of the notes for United States federal income tax purposes could significantly alter the amount, timing, character, and treatment of income, gain or loss recognized in respect of the notes from that which is described below and could require a U.S. Holder to accrue interest income at a higher or lower rate than the "comparable yield" rate as described below.

  Interest Income

        Pursuant to the CPDI Regulations, which require us to construct a projected payment schedule for the notes, U.S. Holders of the notes will be required to accrue interest income on the notes on a constant yield basis regardless of whether such U.S. Holders use the cash or accrual method of tax accounting. The receipt of interest on the notes will be subject to the CPDI Regulations. U.S. Holders will generally recognize all interest income with respect to the notes on a constant yield basis based on this projected payment schedule (but will not recognize ordinary income upon receipt of cash payments denominated as interest), subject to certain adjustments if actual contingent payments differ from those projected. Such interest income as determined under the projected payment schedule is treated as "original issue discount" for United States federal income tax purposes.

        The projected payment schedule will include each noncontingent payment, an estimate of the amount and timing of each contingent payment on the notes determined as of the issue date, and an estimate for a payment at maturity taking into account the conversion feature. The projected payment schedule must produce the "comparable yield." We intend to take the position that the comparable yield is 7.64%, which is the yield at which we would issue a fixed rate nonconvertible debt instrument with terms and conditions similar to those of the notes. The specific yield, however, is not entirely clear. If the comparable yield were successfully challenged by the Service, the redetermined yield could be materially greater or less than the comparable yield provided by us. Because the yield to maturity of the notes, for United States federal income tax purposes, will be determined by assuming that the projected payments will be made on specific dates, U.S. Holders of notes may be required to include amounts in income prior to the receipt of cash payments attributable to such income. The comparable yield and the schedule of projected payments are not determined for any purpose other than for the determination of a U.S. Holder's interest accruals and adjustments thereof in respect of the notes for United States federal income tax purposes and do not constitute a projection or representation regarding the actual amounts payable on the notes.

        The amount of interest that accrues during each accrual period is the product of the "comparable yield" and the note's "adjusted issue price" at the beginning of each accrual period. The "adjusted issue price" of a note is equal to its "issue price" as described below, increased by interest previously accrued on the note determined under the assumption that payment on the notes will be made in accordance with the projected payment schedule, and decreased by the amount of any noncontingent payments and the projected amount of any contingent payments previously made on the note. A note's "issue price" is the first price at which a substantial amount of the notes are sold to the public, excluding sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. To the extent that a payment made in respect of the notes is consistent with the projected payment schedule, the receipt of any such payment will not be subject to United States federal income taxation but rather will first be treated as paid in respect of accrued but unpaid original issue discount and thereafter as a repayment of principal.

        If, during any taxable year, a U.S. Holder receives actual payments with respect to the notes for that taxable year that in the aggregate exceed the total amount of projected payments for that taxable year, the U.S. Holder will incur a "net positive adjustment" under the CPDI Regulations equal to the amount of such excess. The U.S. Holder will treat a "net positive adjustment" as additional interest income for the taxable year. For this purpose, the payments in a taxable year include the fair market value of property (including shares of our common stock) received in that year.

        If a U.S. Holder receives in a taxable year actual payments with respect to the notes for that taxable year that in the aggregate are less than the amount of projected payments for that taxable year, the U.S. Holder will incur a "net negative adjustment" under the CPDI Regulations equal to the amount of such deficit. The adjustment will (a) first reduce the U.S. Holder's interest income on the notes for that taxable year, and (b) to the extent of any excess after the application of clause (a), give rise to an ordinary loss to the extent of the U.S. Holder's interest income on the notes previously included in income during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments. Any negative adjustment in excess of the amounts described in clauses (a) and (b) will be carried forward to offset future interest income accruals in respect of the notes or to reduce the amount realized on the sale, exchange, conversion, or retirement of the notes.

        We will provide to U.S. Holders the projected payment schedule for the notes. The payment amounts, timing thereof, and the comparable yield set forth on the projected payment schedule are for United States federal income tax purposes only and the amount of contingent interest paid by us in cash, or the value of our common stock paid upon a conversion, could differ materially from the amount of contingent interest reflected on the projected payment schedule. The Service, however, may not respect the projected payment schedule including the comparable yield set forth therein if it determines such schedule or yield to be unreasonable, in which case a U.S. Holder could be required for any particular taxable year to include a greater or lesser amount of interest in income. A U.S. Holder may obtain the projected payment schedule by submitting a written request for such information to us at: Zenith National Insurance Corp., Chief Financial Officer, 21255 Califa Street, Woodland Hills, CA 91367-5021.

        Each U.S. Holder is urged to consult their tax advisor with respect to the application of the CPDI Regulations described above to the notes.

  Notes Purchased at other than the Adjusted Issue Price

        A U.S. Holder acquiring a note for an amount other than its "adjusted issue price," as defined above under "—Interest Income" will generally accrue original issue discount and make adjustments to such accruals in accordance with the rules described above under "—Interest Income." To the extent that a U.S. Holder's adjusted tax basis in the note differs from the note's adjusted issue price, however, the U.S. Holder must reasonably allocate any such difference among the daily portions of original issue discount accruing over the remaining term of the note and/or the remaining projected payments. Amounts so allocated will be treated as a positive or negative adjustment, as the case may be, on the date of accrual or payment and the U.S. Holder's adjusted tax basis in the note will be increased or decreased, as the case may be, to reflect such adjustment.

  Sale, Exchange, Conversion, or Redemption

        Generally, the sale or exchange of a note, or the redemption of or repurchase a note for cash or shares of our common stock, will result in taxable gain or loss to a U.S. Holder. As described above, our calculation of the comparable yield and the schedule of projected payments for the notes includes the receipt of shares of our common stock upon conversion as a contingent payment with respect to the notes. Accordingly, we intend to treat the payment of shares of our common stock to a U.S. Holder upon the conversion of a note as a contingent payment under the CPDI Regulations. As described above, U.S. Holders are generally bound by our determination of the comparable yield and the schedule of projected payments. Under this treatment, a conversion will also result in taxable gain or loss to a U.S. Holder. The amount of gain or loss on a taxable sale, exchange, conversion, or redemption will be equal to the difference between (a) the amount of cash plus the fair market value of any other property received by the U.S. Holder, including the fair market value of any of shares of our common stock received, reduced by any negative adjustment carryforward as described above and (b) the U.S. Holder's adjusted tax basis in the note. A U.S. Holder's adjusted tax basis in a note on any date will generally be equal to the holders original purchase price for the note, increased by any interest income previously accrued by the U.S. Holder under the CPDI Regulations as described above (determined without regard to any adjustments to interest accruals described above), and decreased by the amount of any projected payments, as described above, scheduled to be made on the notes to the U.S. Holder through such date (without regard to the amount paid).

        Gain recognized upon a sale, exchange, conversion, or redemption of a note will generally be treated as ordinary interest income. Any loss recognized upon a sale, exchange, conversion, or redemption of a note will be treated as an ordinary loss to the extent of original issue discount previously included in income, and thereafter, as capital loss (which will be long-term if the note is held for more than one year). The claim of a deduction in respect of a capital loss is subject to certain limitations.

        A U.S. Holder's tax basis in shares of our common stock received upon a conversion of a note will equal the fair market value of such common stock at the time of conversion. The U.S. Holder's holding period for the shares of our common stock received will commence on the day immediately following the date of conversion.

  Constructive Dividends

        If at any time we make a distribution of property to our stockholders that would be taxable to the stockholders as a dividend for United States federal income tax purposes and, in accordance with the anti-dilution provisions of the notes, the conversion rate of the notes is increased, such increase may be deemed to be the payment of a taxable dividend to U.S. Holders of the notes. For example, an increase in the conversion rate in the event of distributions of our debt instruments, or our assets, or an increase in the event of an extraordinary cash dividend, generally will result in deemed dividend treatment to U.S. Holders of the notes, but an increase in the event of stock dividends or the distribution of rights to subscribe for our common stock generally will not.

  Dividends on Common Stock

        If we make cash distributions on our common stock, the distributions generally will be treated as dividends to a U.S. Holder of our common stock to the extent of our current or accumulated earnings and profits as determined under United States federal income tax principles at the end of the taxable year of distribution, then as tax-free return of capital to the extent of the U.S. Holder's adjusted tax basis in the common stock and thereafter as gain from the sale or exchange of that stock.

  Disposition of Common Stock

        Upon the disposition of our common stock received on conversion or repurchase of a note, a U.S. Holder will generally recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) the U.S. Holder's adjusted tax basis in our common stock. That capital gain or loss will be long-term if the U.S. Holder's holding period in respect of such note is more than one year. The claim of a deduction in respect of a capital loss is subject to certain limitations.

  Information Reporting and Backup Withholding

        Information returns will be filed with the Service and provided to U.S. Holders in connection with the accrual of original issue discount and payments on the notes or our common stock and the proceeds from a sale or other disposition of the notes or our common stock. A U.S. Holder may be subject to United States backup withholding on these payments at the rates specified in the Code if it fails to provide an accurate taxpayer identification number and to comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment will be allowed as a credit against the U.S. Holder's United States federal income tax liability and may entitle the U.S. Holder to a refund, provided the required information is furnished to the Service.

Non-U.S. Holders

  Notes

        All payments on the notes made to a Non-U.S. Holder, including a payment in our common stock pursuant to a conversion or repurchase, and any gain realized on a sale or exchange of the notes, will be exempt from United States income or withholding tax, provided that: (i) such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership, and is not a bank receiving certain types of interest, (ii) the statement requirement set forth in section 871(b) or section 881(c) of the Code has been fulfilled with respect to the beneficial owner, as discussed below, (iii) such payments and gain are not effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States and (iv) our common stock continues to be actively traded within the meaning of section 871(h)(4)(C)(v)(I) of the Code (which, for these purposes and subject to certain exceptions, includes trading on the New York Stock Exchange). If a Non-U.S. Holder of a note were deemed to have received a constructive dividend (see "U.S. Holders—Constructive Dividends" above), however, the Non-U.S. Holder generally would be subject to United States withholding tax at a 30% rate on the taxable amount of such dividend subject to reduction (i) by an applicable treaty if the Non-U.S. Holder provides an IRS Form W-8BEN certifying that it is entitled to such treaty benefits or (ii) upon the receipt of an IRS Form W-8ECI from a Non-U.S. Holder claiming that the payments are effectively connected with the conduct of a United States trade or business.

        The statement requirement referred to in the preceding paragraph generally will be fulfilled if the beneficial owner of a note certifies on IRS Form W-8BEN, under penalties of perjury, that it is not a United States person and provides its name and address or otherwise satisfies applicable documentation requirements.

  Common Stock

        Dividends paid to a Non-U.S. Holder of common stock generally will be subject to withholding tax at a 30% rate subject to reduction (a) by an applicable treaty if the Non-U.S. Holder provides an IRS Form W-8BEN certifying that it is entitled to such treaty benefits or (b) upon the receipt of an IRS Form W-8ECI from a Non-U.S. Holder claiming that the payments are effectively connected with the conduct of a United States trade or business.

        A Non-U.S. Holder generally will not be subject to United States federal income tax on gain realized on the sale or exchange of the note or common stock received upon a conversion or repurchase of the note unless (a) the gain is effectively connected with the conduct of a trade or business of the Non-U.S. Holder or (b) in the case of a Non-U.S. Holder who is a nonresident alien individual, the individual is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met.

  Income Effectively Connected with a United States Trade or Business

        If a Non-U.S. Holder of notes or our common stock is engaged in a trade or business in the United States, and if interest on the notes, dividends on our common stock, or gain realized on the sale, exchange, conversion, repurchase, or other disposition of the notes and gain realized on the sale or exchange of our common stock is effectively connected with the conduct of such trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be subject to regular United States federal income tax on such interest, dividends or gain in the same manner as if it were a U.S. Holder. Such a Non-U.S. Holder would be required to provide to the withholding agent a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. In addition, if such a Non-U.S. Holder is a foreign corporation, such holder may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

  Information Reporting and Backup Withholding

        Information returns will be filed annually with the Service and provided to each Non-U.S. Holder with respect to any payments on the notes or our common stock and the proceeds from their sale or other disposition that are subject to withholding or that are exempt from United States withholding tax pursuant to an income tax treaty or other reason. Copies of these information returns also may be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides. Under certain circumstances, the Code imposes a backup withholding obligation. Dividends or interest paid to a Non-U.S. Holder of our common stock or notes generally will be exempt from backup withholding if the Non-U.S. Holder provides a properly executed IRS Form W-8BEN or otherwise establishes an exemption.

        The payment of the proceeds from the disposition of the notes or our common stock to or through the United States office of any broker, United States or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-United States status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know that the holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of the notes or our common stock to or through a non-United States office of a non-United States broker will not be subject to information reporting or backup withholding unless the non-United States broker has certain types of relationships with the United States (a "United States related person"). In the case of the payment of the proceeds from the disposition of the notes or common stock to or through a non-United States office of a broker that is either a United States person or a United States related person, the Treasury regulations require information reporting (but not backup withholding) on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge or reason to know otherwise.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be refunded or credited against the Non-U.S. Holder's United States federal income tax liability, if any, if the Non-U.S. Holder provides, on a timely basis, the required information to the Service.

SELLING SECURITYHOLDERS

        The notes were originally issued by us and sold by Banc of America Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Dowling and Partners Securities, L.L.C. (the "initial purchasers") in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be "qualified institutional buyers" as defined by Rule 144A under the Securities Act. The selling securityholders may from time to time offer and sell pursuant to this prospectus any or all of the notes listed below and the shares of common stock issued upon conversion of such notes. When we refer to the "selling securityholders" in this prospectus, we mean those persons listed in the table below, as well as the pledges, donees, assignees, transferees, successors and others who later hold any of the selling securityholders' interests.

        The table below sets forth the name of each selling securityholder, the principal amount at maturity of notes that each selling securityholder may offer pursuant to this prospectus and the number of shares of common stock into which such notes are convertible. Unless set forth below, to our knowledge, none of the selling securityholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates or beneficially owns in excess of 1% of the outstanding common stock.

        The principal amounts of the notes provided in the table below is based on information provided to us by each of the selling securityholders and the percentages are based on $125.0 million principal amount at maturity of notes outstanding. The number of shares of common stock that may be sold is calculated based on the current conversion price of $25.00 per share.

        Since the date on which each selling securityholder provided this information, each selling securityholder identified below may have sold, transferred or otherwise disposed of all or a portion of its notes in a transaction exempt from the registration requirements of the Securities Act. Information concerning the selling securityholders may change from time to time and any changed information will be set forth in supplements to this prospectus to the extent required. In addition, the conversion ratio, and therefore the number of shares of our common stock issuable upon conversion of the notes, is subject to adjustment. Accordingly, the number of shares of common stock issuable upon conversion of the notes may increase or decrease.

        The selling securityholders may from time to time offer and sell any or all of the securities under this prospectus. Because the selling securityholders are not obligated to sell the notes or the shares of common stock issuable upon conversion of the notes, we cannot estimate the amount of the notes or how many shares of common stock that the selling securityholders will hold upon consummation of any such sales.

NAME OF SELLING SECURITY HOLDER	Principal Amount at Maturity of Notes Owned	Amount of Notes Offered Hereby	Percentage of Notes Outstanding	Number of Shares of Common Stock Owned(1)(2)	Number of Shares of Common Stock That May Be Sold(1)(2)	Percentage of Common Stock Out- standing(3)
BP Amoco PLC Master Trust	280,000	280,000	0.2	11,200	11,200	*
Calamos® Market Neutral Fund—Calamos® Investment Trust	2,000,000	2,000,000	1.6	80,000	80,000	0.4
Chrysler Corporation Master Retirement Trust	2,150,000	2,150,000	1.7	86,000	86,000	0.5
CNH CA Master Account, L.P.	150,000	150,000	0.1	6,000	6,000	*
Delta Air Lines Master Trust—CV	955,000	955,000	0.8	38,200	38,200	0.2
Delta Pilots Disability & Survivorship Trust—CV	425,000	425,000	0.3	17,000	17,000	*
Great American Insurance Co.	500,000	500,000	0.4	20,000	20,000	0.1
Great American Life Insurance Co.	500,000	500,000	0.4	20,000	20,000	0.1

Hotel Union & Hotel Industry of Hawaii Pension Plan	124,000	124,000	*	4,960	4,960		*
Jefferies & Company Inc.	5,000	5,000	*	200	200		*
JP Morgan Securities Inc.	4,000,000	4,000,000	3.2	160,000	160,000		0.8
KBC Financial Products USA Inc.	5,000	5,000	*	200	200		*
Microsoft Corporation	1,305,000	1,305,000	1.0	52,200	52,200		0.3
Motion Picture Industry Health Plan—Active Member Fund	245,000	245,000	0.2	9,800	9,800		*
Motion Picture Industry Health Plan—Retiree Member Fund	145,000	145,000	0.1	5,800	5,800		*
OCM Convertible Trust	2,350,000	2,350,000	1.9	94,000	94,000		0.5
Partner Reinsurance Company Ltd.	470,000	470,000	0.4	18,800	18,800		0.1
Putnam Convertible Income—Growth Trust	6,000,000	6,000,000	4.8	240,000	240,000		1.3
Qwest Occupational Health Trust	255,000	255,000	0.2	10,200	10,200		*
RBC Alternative Assets, L.P.	200,000	200,000	0.2	8,000	8,000		*
S.A.C. Capital Associates, LLC	1,000,000	1,000,000	0.8	40,000	40,000		0.2
Sage Capital	2,900,000	2,900,000	2.3	116,000	116,000		0.6
Sphinx Convertible Arb Fund SPC	96,000	96,000	*	3,840	3,840		*
State Employees' Retirement Fund of the State of Delaware	1,000,000	1,000,000	0.8	40,000	40,000		0.2
Sunrise Partners Limited Partnership	5,100,000	5,100,000	4.1	204,000	204,000		1.1
TQA Master Plus Fund, Ltd.	1,250,000	1,250,000	1.0	50,000	50,000		0.3
Viacom Inc. Pension Plan Master Trust	10,000	10,000	*	400	400		*
XAVEX-Convertible Arbitrage % Fund c/o TQA Investors, LLC	250,000	250,000	0.2	10,000	10,000		*
Zazove Convertible Arbitrage Fund L.P.	2,000,000	2,000,000	1.6	80,000	80,000		0.4
Zazove Hedged Convertible Fund L.P.	1,000,000	1,000,000	0.8	40,000	40,000		0.2
Zurich Institutional Benchmarks Master Fund, Ltd. c/o SSI Investment Management Inc.	735,000	735,000	0.6	29,400	29,400		0.2
Zurich Institutional Benchmarks Master Fund, Ltd. c/o TQA Investors, LLC	500,000	500,000	0.4	20,000	20,000		0.1
Zurich Institutional Benchmarks Master Fund, Ltd. c/o Zazore Associates	1,750,000	1,750,000	1.4	70,000	70,000		0.4
All other holders of notes or future transferees, pledgees, donees, assignees, or successors of any such holders(2)(4)	85,345,000	85,345,000	68.3	3,413,800	3,413,800		15.4

Total	$125,000,000	$125,000,000	100%	5,000,000	5,000,000	(5)	21.0	%(6)

*
Represents less than 0.1%.

(1)
Assumes conversion of all of the holder's notes at a conversion rate of 40 shares of common stock per $1,000 principal amount at maturity of the notes. This conversion rate is subject to adjustment, however, as described under "Description of the Notes—Conversion Rights." As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)
Assumes that any other holders of the notes or any future pledges, donees, assignees, transferees or successors of or from any other such holders of the notes, do not beneficially own any shares of common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.

(3)
Calculated based on Rule 13d-3(d)(i) of the Exchange Act, using 18,786,399 common shares outstanding as of June 30, 2003. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all that holder's notes, but we did not assume conversion of any other holder's notes.

(4)
Information about other selling shareholders will be set forth in prospectus supplements, if required.

(5)
Represents the number of shares of common stock into which $125.0 million aggregate principal amount of notes would be convertible at the conversion rate described in footnote 1 above.

(6)
Represents the amount which the selling securityholders may sell under this prospectus divided by the sum of the common stock outstanding as of June 30, 2003, plus the 5,000,000 shares of common stock into which the $125.0 million aggregate principal amount notes are convertible.

PLAN OF DISTRIBUTION

        The notes and the underlying common stock are being registered to permit the resale of such securities by the holders of such securities from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling securityholders of the notes or the common stock. We will bear the fees and expenses incurred in connection with our obligation to register the notes and the underlying common stock. However, the selling securityholders will pay all underwriting discounts, commissions and agent's commissions, if any.

        The selling securityholders may offer and sell the notes and the common stock into which the notes are convertible from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These prices will be determined by the selling securityholder or by agreement between such holder and underwriters or dealers who may receive fees or commissions in connection with such sale. Such sales may be effected by a variety of methods, including the following:

  •
  in market transactions;

  •
  in privately negotiated transactions;

  •
  through the writing of options;

  •
  in a block trade in which a broker-dealer will attempt to sell a block of securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  if we agree to it prior to the distribution, through one or more underwriters on a firm commitment or best-efforts basis;

  •
  through broker-dealers, which may act as agents or principals;

  •
  directly to one or more purchasers;

  •
  through agents; or

  •
  in any combination of the above or by any other legally available means.

        In connection with the sales of the notes and the common stock into which the notes are convertible or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the offered securities, short and deliver the notes and the common stock into which the notes are convertible to close out such short positions, or loan or pledge the notes and the common stock into which the notes are convertible to broker-dealers that in turn may sell such securities.

        If a material arrangement with any underwriter, broker, dealer or other agent is entered into for the sale of any notes and the common stock into which the notes are convertible through a secondary distribution or a purchase by a broker or dealer, or if other material changes are made in the plan of distribution of the notes and the common stock into which the notes are convertible, a prospectus supplement will be filed, if necessary, under the Securities Act disclosing the material terms and conditions of such arrangement. The underwriter or underwriters with respect to an underwritten offering of notes and the common stock into which the notes are convertible and the other material terms and conditions of the underwriting will be set forth in a prospectus supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of the prospectus supplement. In connection with the sale of the notes and the common stock into which the notes are convertible, underwriters will receive compensation in the form of underwriting discounts or commissions and may also receive commissions from purchasers of notes and underlying common stock for whom they may act as agent. Underwriters may sell to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

        To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the notes or the underlying common stock by the selling securityholders. Selling securityholders may decide not to sell all or a portion of the notes or the underlying common stock offered by them pursuant to this prospectus or may decide not to sell notes or the underlying common stock under this prospectus. In addition, any selling securityholder may transfer, devise or give the notes or the underlying common stock by other means not described in this prospectus. Any notes or underlying common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

        The selling securityholders and any underwriters, broker-dealers or agents participating in the distribution of the notes and the common stock into which the notes are convertible may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the notes or common stock by the selling securityholders and any commissions received by any such underwriters, broker-dealers or agents may be deemed to be underwriting commissions under the Securities Act. If the selling securityholders were deemed to be underwriters, the selling securityholders may be subject to statutory liabilities including, but not limited to, those of Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

        The selling securityholders and any other person participating in the distribution will be subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and the common stock into which the notes are convertible by the selling securityholders and any other relevant person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the notes and the common stock into which the notes are convertible to engage in market-making activities with respect to the particular notes and the common stock into which the notes are convertible being distributed. All of the above may affect the marketability of the notes and the common stock into which the notes are convertible and the ability of any person or entity to engage in market-making activities with respect to the notes and the common stock into which the notes are convertible.

        Under the securities laws of certain states, the notes and the common stock into which the notes are convertible may be sold in those states only through registered or licensed brokers or dealers. In addition, in certain states the notes and the common stock into which the notes are convertible may not be sold unless the notes and the common stock into which the notes are convertible have been registered or qualified for sale in the state or an exemption from registration or qualification is available and complied with.

        We have agreed to indemnify the selling securityholders against certain civil liabilities, including certain liabilities arising under the Securities Act, and the selling securityholders will be entitled to contribution from us in connection with those liabilities. The selling securityholders will indemnify us against certain civil liabilities, including liabilities arising under the Securities Act, and will be entitled to contribution from the selling securityholders in connection with those liabilities.

        We are permitted to suspend the use of this prospectus under certain circumstances relating to corporate developments, public filings with the SEC and similar events for a period not to exceed 45 days in any three-month period and not to exceed an aggregate of 120 days in any 12-month period. If the duration of such suspension exceeds any of the periods above-mentioned, we have agreed to pay liquidated damages.

LEGAL MATTERS

        Certain legal matters regarding the notes and the shares of our common stock issuable upon conversion of the notes will be passed upon for Zenith by Skadden, Arps, Slate, Meagher & Flom LLP (and affiliated partnerships), Los Angeles, California.

EXPERTS

        The audited financial statements included in this prospectus, except as they relate to Advent Capital (Holdings) PLC, have been audited by PricewaterhouseCoopers LLP, independent auditors, and, insofar as they relate to Advent Capital (Holdings) PLC, by Littlejohn Frazer, independent auditors, whose reports thereon appear herein. Such financial statements have been so included in reliance on the reports of such independent auditors given on the authority of such firms as experts in auditing and accounting.

ZENITH NATIONAL INSURANCE CORP. AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND
FINANCIAL STATEMENT SCHEDULES

Page
Unaudited Consolidated Financial Statements of Zenith National Insurance Corp. and Subsidiaries as of March 31, 2003 and for the three months ended March 31, 2003 and 2002:
Consolidated Balance Sheet as of March 31, 2003 and December 31, 2002	F-2
Consolidated Statement of Operations for the three months ended March 31, 2003 and March 31, 2002	F-3
Consolidated Statement of Cash Flows for the three months ended March 31, 2003 and March 31, 2002	F-4
Notes to Consolidated Financial Statements	F-6
Audited Consolidated Financial Statements of Zenith National Insurance Corp. and Subsidiaries as of December 31, 2002 and 2001 and for the three years ended December 31, 2002:
Consolidated Balance Sheet as of December 31, 2002 and 2001	F-13
Consolidated Statement of Operations for the years ended December 31, 2002, 2001, 2000	F-14
Consolidated Statement of Cash Flows for the years ended December 31, 2002, 2001, and 2000	F-15
Consolidated Statement of Stockholders' Equity for the years ended December 31, 2002, 2001 2000	F-17
Notes to Consolidated Financial Statement	F-18
Report of Independent Auditors	F-48
Financial Statement Schedules:
Schedule I—Summary of Investments—Other than Investments in Related Parties	F-49
Schedule II—Condensed Financial Information of Registrant	F-50
Schedule III—Supplementary Insurance Information	F-58
Schedule IV—Reinsurance	F-59
Schedule V—Valuation and Qualifying Accounts	F-59
Schedule VI—Supplementary Information Concerning Property—Casualty Insurance Operations	F-60
Report of Independent Auditors	F-61
Financial Statements of Equity Investee-Advent Capital (Holdings) PLC:
Group Profit and Loss Account for the years ended December 31, 2002, 2001, and 2000	F-62
Group Balance Sheet as of December 31, 2002 and 2001	F-64
Company Balance Sheet as of December 31, 2002 and 2001	F-65
Group Cash Flow Statements for the fiscal years ended December 31, 2002, 2001, and 2000	F-66
Statement of Directors' Responsibilities and Accounting Polices	F-67
Notes to the Accounts	F-72
Report of Independent Auditors	F-95

ZENITH NATIONAL INSURANCE CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET

(Dollars in thousands, except per share data)	March 31, 2003	December 31, 2002
	(Unaudited)
Assets:
Investments:
Fixed maturity investments:
At amortized cost (fair value $117,630 in 2003 and $108,732 in 2002)	$113,693	$104,964
At fair value (amortized cost $873,544 in 2003 and $675,075 in 2002)	903,135	704,896
Equity securities, at fair value (cost $50,996 in 2003 and $51,686 in 2002)	50,666	48,634
Mortgage loans (at unpaid principal balance)	28,219	26,924
Short-term investments (at cost, which approximates fair value)	115,335	158,078
Investment in Advent Capital (Holdings) PLC	20,066	18,319
Other investments	32,063	36,469

Total investments	1,263,177	1,098,284
Cash	20,025	17,452
Accrued investment income	13,810	10,990
Premiums receivable, less bad debt allowance of $1,320 in 2003 and $2,300 in 2002	87,524	77,298
Receivable from reinsurers and state trust funds for paid and unpaid losses	270,723	272,013
Deferred policy acquisition costs	15,578	13,374
Current and deferred income taxes	32,235	35,820
Goodwill	20,985	20,985
Other assets	69,352	68,897

Total assets	$1,793,409	$1,615,113

Liabilities:
Policy liabilities and accruals:
Unpaid loss and loss adjustment expenses	$1,074,056	$1,041,532
Unearned premiums	114,683	97,387
Policyholders' dividends accrued	3,443	3,362
Federal income tax payable	3,494
Convertible senior notes payable, less unamortized discount and issue costs of $4,848 in 2003 (Note 6)	120,152
Redeemable securities, less unamortized discount and issue costs of $1,269 in 2003 and $1,281 in 2002	65,731	65,719
Other liabilities	86,537	90,089

Total liabilities	1,468,096	1,298,089

Commitments and contingent liabilities
Stockholders' equity:
Preferred stock, $1 par, 1,000 shares authorized; none issued or outstanding in 2003 and 2002
Common stock, $1 par, 50,000 shares authorized; issued 25,786 in 2003 and 2002, outstanding 18,768 in 2003 and 2002	25,786	25,786
Additional paid-in capital	296,989	296,974
Retained earnings	116,019	109,008
Accumulated other comprehensive income	18,661	17,398

	457,455	449,166
Treasury stock, at cost (7,018 shares in 2003 and 2002)	(132,142)	(132,142)

Total stockholders' equity	325,313	317,024

Total liabilities and stockholders' equity	$1,793,409	$1,615,113

The accompanying notes are an integral part of these financial statements.

ZENITH NATIONAL INSURANCE CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	Three Months Ended March 31,
(Dollars in thousands, except per share data)
	2003	2002
		(Restated— see Note 4)
Revenues:
Premiums earned	$173,404	$121,274
Net investment income	12,567	12,662
Realized gains (losses) on investments	716	(828)

Total revenues	186,687	133,108
Expenses:
Loss and loss adjustment expenses incurred	126,886	90,363
Policy acquisition costs	26,363	22,044
Other underwriting and operating expenses	15,276	14,952
Policyholders' dividends and participation	169	599
Interest expense	1,981	2,099

Total expenses	170,675	130,057
Income from continuing operations before tax and equity in earnings of investee	16,012	3,051
Federal income tax expense	5,670	1,140

Income from continuing operations, net of tax and before equity in earnings of investee	10,342	1,911
Equity in earnings of investee, net of federal income tax expense of $732 in 2003	1,358

Income from continuing operations	11,700	1,911
Income from discontinued real estate operations, net of federal income tax expense of $478 in 2002 (Note 4)		889

Net income	$11,700	$2,800

Net income per common share (Note 2):
Basic:
Continuing operations	$0.62	$0.10
Discontinued operations (Note 4)		0.05

Net income	$0.62	$0.15

Diluted:
Continuing operations	$0.62	$0.10
Discontinued operations (Note 4)		0.05

Net income	$0.62	$0.15

Disclosure regarding comprehensive income (loss):
Net income	$11,700	$2,800
Change in unrealized depreciation on investments	1,620	(2,871)
Change in cumulative translation adjustment	(357)

Comprehensive income (loss)	$12,963	($71)

The accompanying notes are an integral part of these financial statements.

ZENITH NATIONAL INSURANCE CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
(UNAUDITED)

	Three Months Ended March 31,
(Dollars in thousands)
	2003	2002
		(Restated— see Note 4)
Cash flows from operating activities:
Premiums collected	$204,841	$138,563
Investment income received	10,196	10,087
Loss and loss adjustment expenses paid	(92,505)	(77,787)
Underwriting and other operating expenses paid	(68,855)	(50,943)
Interest paid	(3,235)	(2,256)
Income taxes (paid) refunded	(2)	5,439

Net cash provided by continuing operating activities	50,440	23,103
Net cash provided by discontinued operating activities		2,083

Net cash provided by operating activities	50,440	25,186

Cash flows from investing activities:
Purchases of investments:
Investment securities available-for-sale	(391,782)	(78,210)
Fixed maturity securities held-to-maturity	(14,979)	(39,650)
Other investments	(1,840)	(2,889)
Proceeds from maturities and redemptions of investments:
Fixed maturity securities held-to-maturity	6,227	2,045
Investment securities available-for-sale	12,432	15,066
Other investments	75
Proceeds from sales of investments:
Investment securities available-for-sale	184,245	78,915
Other investments	2,190	156
Net decrease in short-term investments	42,927	2,432
Capital expenditures and other, net	(2,807)	(2,051)

Net cash used in continuing investing activities	(163,312)	(24,186)
Net cash used in discontinued investing activities		(2)

Net cash used in investing activities	(163,312)	(24,188)

Cash flows from financing activities:
Net proceed from issuance of convertible senior notes (Note 6)	120,136
Cash advanced from bank lines of credit	46,500
Cash repaid on bank lines of credit	(46,500)
Cash dividends paid to common stockholders	(4,691)	(4,641)
Proceeds from exercise of stock options		2,112

Net cash provided by (used in) continuing financing activities	115,445	(2,529)
Net cash used in discontinued financing activities		(474)

Net cash provided by (used in) financing activities	115,445	(3,003)

Net increase (decrease) in cash	2,573	(2,005)
Net change in cash reclassified to real estate assets held for sale		(389)
Cash at beginning of period	17,452	22,812

Cash at end of period	$20,025	$20,418

(continued)

ZENITH NATIONAL INSURANCE CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS (CONTINUED)
(UNAUDITED)

	Three Months Ended March 31,
(Dollars in thousands)
	2003	2002
		(Restated— see Note 4)
Reconciliation of net income to net cash flows from operating activities:
Net income	$11,700	$2,800
Adjustments to reconcile net income to net cash flows from operating activities:
Income from discontinued operations		(889)
Net depreciation, amortization and accretion	1,899	1,804
Realized (gains) losses on investments	(716)	828
Equity in earnings of investee	(1,358)
Decrease (increase) in:
Accrued investment income	(2,820)	(1,929)
Premiums receivable	(10,226)	339
Receivable from reinsurers and state trust funds on paid and unpaid losses	1,123	3,343
Federal income tax	5,668	6,579
Deferred policy acquisition costs	(2,204)	(464)
Increase (decrease) in:
Unpaid loss and loss adjustment expenses	32,524	3,055
Unearned premiums	17,296	8,911
Policyholders' dividends accrued	81	(162)
Other	(2,527)	(1,112)

Net cash provided by continuing operating activities	50,440	23,103
Net cash provided by discontinued operating activities		2,083

Net cash provided by operating activities	$50,440	$25,186

The accompanying notes are an integral part of these financial statements.

ZENITH NATIONAL INSURANCE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Note 1. Basis of Presentation

        Zenith National Insurance Corp. ("Zenith National") is a holding company engaged, through its wholly-owned subsidiaries (primarily Zenith Insurance Company ("Zenith Insurance")), in the property and casualty insurance business. Unless otherwise indicated, all references to "Zenith," "we," "us," "our," the "Company" or similar terms refer to Zenith National together with its subsidiaries. The accompanying unaudited, consolidated financial statements of Zenith National and subsidiaries have been prepared in accordance with generally accepted accounting principles ("GAAP") for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X of the Securities Exchange Act of 1934, as amended. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal, recurring adjustments) necessary for a fair presentation of the financial position and results of operations of Zenith for the periods presented have been included. The results of operations for an interim period are not necessarily indicative of the results for an entire year. For further information, refer to our historical consolidated financial statements and related notes and other financial information included elsewhere in this prospectus. The results of the real estate operations and cash flows from real estate operations have been restated and presented as discontinued operations in 2002 (see Note 4). Zenith has elected to round to the nearest thousand dollars, except for per share data, in reporting amounts in these statements.

Note 2. Earnings and Dividends Per Share

        The following table sets forth the computation of basic and diluted net income per common share:

		Three Months Ended March 31,
(Dollars in thousands, except per share data)
		2003	2002
(A)	Net income	$11,700	$2,800

(B)	Weighted average outstanding shares during the period	18,768	18,598
	Additional common shares issuable under employee stock option plans using the treasury stock method	10	249

(C)	Weighted average number of common shares outstanding assuming exercise of stock options	18,778	18,847

	Net income per common share—
(A)/(B)	Basic	$0.62	$0.15
(A)/(C)	Diluted	0.62	0.15

	Dividends per common share	0.25	0.25

        The computation of fully diluted earnings per share does not include any common shares that would be issued in connection with Zenith National's 5.75% Convertible Senior Notes due March 30, 2023 (the "Convertible Notes") (see Note 6) because it is our policy and intention to redeem them for cash.

Note 3. Contingent Liabilities

Contingencies Surrounding Reinsurance Receivable from Reliance Insurance Company

        At March 31, 2003 and December 31, 2002, Reliance Insurance Company ("Reliance") owed Zenith Insurance $6.0 million of reinsurance recoverable on paid and unpaid losses in connection with the reinsurance arrangements assumed by Zenith Insurance in its 1996 acquisition of the Associated General Commerce Self-Insurers' Trust Fund.

        In January 2001, Reliance was subject to a Supervision Order by the Pennsylvania Department of Insurance. This is not the same as insolvency. Based on the published 1999 financial statements for Reliance, which showed considerable net worth, we had no reason to conclude that we had an impairment of our reinsurance recoverable at the time of the Supervision Order. On May 29, 2001, the Pennsylvania Department of Insurance issued an Order of Rehabilitation for Reliance. Rehabilitation raises the possibility of compromise with Reliance's creditors. Therefore, we disclosed a contingency in the second quarter of 2001 related to possible impairment of our receivable from Reliance. With no information with which to estimate our impairment (no financial statements were filed by Reliance for 2000), we concluded that we could not determine the outcome of the contingency at that time. On October 3, 2001, the Commonwealth Court of the State of Pennsylvania approved an Order of Liquidation for Reliance, which was experiencing cash flow problems caused by slow reinsurance recoveries. At that time, an estimated balance sheet of Reliance was made available as of December 31, 2000, from which we estimated that we could expect to recover no more than 50% of our receivable. This established a range of outcomes for the amount impaired between $3.0 million and $6.0 million (i.e., we expect to recover an amount between 50% and nothing). We have no information with which to establish an estimate within that range as better than any other and, therefore, we recorded an impairment provision of $3.0 million for our receivable from Reliance. We recorded the provision in the third quarter of 2001, the period for which the information became available to estimate the impairment provision. The impairment provision was $3.0 million at March 31, 2003 and December 31, 2002. The eventual outcome of this matter will be determined by the ultimate amount of Reliance's liabilities and whether or not Reliance has sufficient assets or can obtain recoveries and investment income in an amount sufficient to pay its liabilities. We will revise our impairment provision, if necessary, upon receipt of relevant information.

Contingencies Surrounding State Guarantee Fund Assessments

        State Guarantee Funds ("Guarantee Funds") exist to ensure that policyholders (holders of direct insurance policies but not of reinsurance policies) receive payment of their claims if insurance companies become insolvent. The Guarantee Funds are funded primarily by statutorily prescribed assessments they bill to other insurance companies doing business in their states. Various mechanisms exist in some of these states for assessed insurance companies to recover these assessments. Upon the insolvency of an insurance company, the Guarantee Funds become primarily liable for the payment of its policyholder liabilities. The declaration of an insolvency establishes the presumption that assessments by the Guarantee Funds are probable. Zenith Insurance writes workers' compensation insurance in many states in which unpaid workers' compensation liabilities are the responsibility of the Guarantee Funds and has received, and expects to continue to receive, Guarantee Fund assessments, some of which may be based on certain of the premiums it has already earned at March 31, 2003.

        Zenith recorded an estimate of $4.2 million (net of expected recoveries of $2.5 million recoverable before the end of 2004) for its expected liability at March 31, 2003 for Guarantee Fund assessments. Recoveries are attributable to premium tax credits in various states. The amount of the recovery we have recorded is limited to credits applicable to, and recoverable from, premiums earned at March 31, 2003. The estimated expense for Guarantee Fund assessments was $1.2 million in the first quarter of 2003 compared to $0.9 million for the same period in 2002. Our estimated liability is based on currently available information and could change based on additional information or reinterpretation of existing information concerning the actions of the Guarantee Funds. Zenith expects that it will continue to accrue and receive Guarantee Fund assessments; and the ultimate impact of such assessments will depend upon the amount and timing of the assessments and of any recoveries to which Zenith is entitled.

Contingencies Surrounding Recoverability of Special Disability Trust Fund Receivable

        The Florida Special Disability Trust Fund ("SDTF") is a fund established in Florida to reimburse insurance companies and employers for the cost of certain workers' compensation claims. The SDTF was established to promote the re-hiring of injured workers by providing a reimbursement for certain qualifying claims made by a previously injured worker subsequent to their re-hiring. These claims are sometimes referred to as "second injuries." We are able to submit such second injury claims to the SDTF and, if the claims are accepted, we are reimbursed for part of the cost of the claim. The SDTF stopped accepting new second injury claims dated after January 1, 1998. Approximately 550 of our Florida claims have been accepted, for which we have recorded a recoverable of $12.6 million, net of amounts due to reinsurers, at March 31, 2003. We bill the SDTF and receive reimbursements as we make payments on accepted claims. The SDTF is funded by assessing a fee of 4.52% of premiums written in Florida, and we accrue the assessment as a liability when we write Florida business. If the legislature in Florida were to decide to cease or suspend the assessment, and thereby the funding of the SDTF, any recoverable that we may have at that time which is related to un-reimbursed claims might be at risk. However, we have no current information to indicate that the SDTF assessment in Florida will not continue. We continue to collect substantial recoveries for second injury claims from the SDTF. We received gross reimbursements from the SDTF of $3.8 million in the first quarter of 2003. The SDTF is currently about 30 to 36 months behind schedule in reimbursing claims but we expect to fully recover the remaining amount receivable.

Other Litigation

        Zenith National and its subsidiaries are defendants in various litigation. In the opinion of management, after consultation with legal counsel, such litigation is either without merit or the ultimate liability, if any, is not expected to have a material adverse effect on the consolidated financial condition, results of operations or cash flows of Zenith.

Note 4. Discontinued Operations—Sale of Real Estate Business

        On October 8, 2002, Zenith closed the sale of its home-building business and related real estate assets in Las Vegas, Nevada to Meritage Corporation ("Meritage"). The business had been operated by Zenith's wholly-owned subsidiary, Perma-Bilt, a Nevada corporation ("Perma-Bilt"). In the transaction, Meritage, through its wholly-owned subsidiary, MTH-Homes Nevada, Inc. ("MTH Nevada"), acquired substantially all of Perma-Bilt's assets, subject to the related liabilities, pursuant to a Master Transaction Agreement, dated as of October 7, 2002, and related asset and real property acquisition agreements (the "Agreement"). Zenith received gross proceeds of $65.0 million in connection with the sale, including $28.4 million in repayment of intercompany loans to Zenith National from Perma-Bilt, and recorded a gain on the sale in the fourth quarter of 2002 of $6.3 million after tax.

        In addition to the consideration received in October 2002, the Agreement entitles Zenith to receive 10% of MTH Nevada's pre-tax net income, subject to certain adjustments, for each of the twelve-month periods ending September 30, 2003, September 30, 2004 and September 30, 2005. We are currently unable to estimate how much, if anything, we might receive under this earn-out provision.

        For the three months ended March 31, 2002, the results of operations and cash flows for Zenith's real estate business have been restated and presented as discontinued operations. In the first quarter of

2002, total revenues recognized in the real estate operations were $20.3 million and pre-tax income was $1.4 million.

Note 5. Segment Information

        Segment information is set forth below:

(Dollars in thousands)	Workers' compensation	Reinsurance	Real estate(1)	Investments	Parent	Total
For the Three Months Ended March 31, 2003
Revenues:
Premiums earned	$156,024	$17,380				$173,404
Net investment income				$12,567		12,567
Realized gains on investments				716		716

Total revenues	156,024	17,380		13,283		186,687

Interest expense					$(1,981)	(1,981)

Income (loss) before tax and equity in earnings of investee	3,833	2,396		13,283	(3,500)	16,012
Federal income tax (benefit) expense	1,602	839		4,455	(1,226)	5,670

Income (loss) after tax and before equity in earnings of investee	2,231	1,557		8,828	(2,274)	10,342
Equity in earnings of investee, net of tax expense of $732				1,358		1,358

Net income (loss)	$2,231	$1,557		$10,186	$(2,274)	$11,700

Combined ratios	97.5%	86.2%				96.4%

As of March 31, 2003
Total assets	$442,809	$49,153		$1,297,012	$4,435	$1,793,409

For the Three Months Ended March 31, 2002
Revenues:
Premiums earned	$107,298	$13,976				$121,274
Net investment income				$12,662		12,662
Realized losses on investments				(828)		(828)

Total revenues	107,298	13,976		11,834		133,108

Interest expense					$(2,099)	(2,099)

(Loss) income from continuing operations before tax	(7,334)	1,902		11,834	(3,351)	3,051
Federal income tax (benefit) expense	(2,189)	568		3,933	(1,172)	1,140

(Loss) income from continuing operations	(5,145)	1,334		7,901	(2,179)	1,911
Income from discontinued operations, net of tax expense of $478			$889			889

Net (loss) income	$(5,145)	$1,334	$889	$7,901	$(2,179)	$2,800

Combined ratios	106.8%	86.4%				104.5%

As of March 31, 2002
Total assets	$438,705	$53,175	$59,824	$998,796	$4,600	$1,555,100

(1)
Discontinued Real Estate operations—see Note 1 and Note 4.

Note 6. Convertible Senior Notes Payable

        On March 21, 2003, Zenith National issued $125.0 million aggregate principal amount of the Convertible Notes in a private placement, from which Zenith National received net proceeds of $120.1 million. The Convertible Notes are general unsecured obligations of Zenith National and rank equally with Zenith's other unsecured and unsubordinated obligations. Interest on the Convertible Notes is payable semi-annually on March 30 and September 30, beginning September 30, 2003. In addition, Zenith National will pay contingent interest during any six-month period commencing with the six-month period beginning September 30, 2008, if the average market price of a Convertible Note for the five trading days ending on the second trading day immediately preceding the relevant six-month period equals 120% or more of the principal amount of the Convertible Notes.

        Each $1,000 principal amount of the Convertible Notes will be convertible at each holder's option into 40 shares of Zenith's common stock (subject to adjustment as provided in the Indenture dated March 21, 2003, by and between Zenith National and Wells Fargo Bank Minnesota, N.A., as Trustee (the "Indenture")) only if: (i) during any fiscal quarter (beginning with the third quarter of 2003) the sale price of the common stock for at least 20 trading days in the 30 trading-day period ending on the last trading day of the immediately preceding fiscal quarter exceeds 120% of the conversion price on that 30th trading day; (ii) after the 30th day following the initial issuance of the Convertible Notes, the credit rating assigned to the Convertible Notes by Standard & Poor's Rating Services falls below BB- or is suspended or withdrawn; (iii) Zenith has called the Convertible Notes for redemption; or (iv) certain corporate events have occurred. The conversion rate of 40 shares for each $1,000 principal amount of Convertible Notes is equivalent to an initial conversion price of $25.00 per share of Zenith's common stock.

        Zenith may redeem some or all of the Convertible Notes for cash on or after March 30, 2008 at the prices specified in the Indenture. Each holder may require Zenith to repurchase all or a portion of its Convertible Notes on March 30, 2010, March 30, 2013, March 30, 2018, or, subject to certain exceptions, upon a change of control of Zenith. If any holder requires Zenith to repurchase its Convertible Notes in any of these events, Zenith may choose to pay the repurchase price in cash or shares of its common stock or a combination of cash and shares of its common stock. Zenith has agreed to file a shelf registration statement with respect to the resale of the Convertible Notes and the shares of its common stock issuable upon conversion of the Convertible Notes and to cause the shelf registration statement to become effective within 180 days after the original issuance of the Convertible Notes.

        Issue costs and discount of $4.9 million are being amortized using the effective interest method over the period from issuance to March 30, 2010. In the three months ended March 31, 2003, $0.2 million of interest, discount and issue costs was expensed.

        An affiliate of Fairfax Financial Holdings Limited ("Fairfax") purchased $30.0 million aggregate principal amount of the Convertible Notes. Companies controlled by Fairfax own 42% of the outstanding shares of Zenith National at March 31, 2003 (without giving effect to the shares issuable upon conversion of the Convertible Notes). Notwithstanding the 42% ownership of the shares of Zenith National, in separate filings with the Departments of Insurance in California, Texas and New York, Fairfax has disclaimed control of Zenith National. Fairfax has also granted a proxy covering all of its shares of Zenith National to an individual trustee with instructions to vote the shares in proportion to the voting of all other Zenith National shareholders, subject to limited exceptions. Fairfax and Zenith have no common Directors, management, employees or business infrastructure.

        The aggregate maturities for all of Zenith's long-term borrowings for each of the five years after December 31, 2002 are as follows:

Maturing in: (Dollars in thousands)	Redeemable Securities	Convertible Notes	Total
2003
2004
2005
2006
2007
Thereafter	$67,000	$125,000	$192,000

Total	$67,000	$125,000	$192,000

Note 7. Bank Lines of Credit

        In January 2003, we borrowed $45.0 million under our two bank lines of credit to make a capital contribution to Zenith Insurance, all of which was repaid in March 2003 from the net proceeds from the issuance of the Convertible Notes on March 21, 2003. There were no outstanding borrowings under the two bank lines of credit at March 31, 2003 or December 31, 2002.

        One of the bank lines of credit is for $50.0 million and is governed by a credit agreement, which contains covenants that require, among other things, Zenith National to maintain certain financial ratios, including a minimum amount of capital in its insurance subsidiaries, a maximum debt-to-total capitalization ratio and a minimum interest coverage ratio. In the first quarter of 2003, this credit agreement was amended to remove the requirement that Zenith National maintains at least a Standard and Poor's BB counterparty credit rating. As a result of the effect of the issuance of the Convertible Notes on certain of these financial ratios, Zenith National is not permitted to incur additional indebtedness under this bank line. Accordingly, this bank line was unavailable to Zenith National as of March 31, 2003. However, the second line of credit, a one-year $20.0 million revolving line of credit, expiring August 1, 2003, was fully available at March 31, 2003. Interest on any borrowings under the line is payable at the bank's prime rate, and the agreement does not subject Zenith National to any covenants.

Note 8. Accounting for Employee Stock Options

        Effective in the fourth quarter of 2002, Zenith began to expense the cost of employee stock options using the fair value based method of recording stock options in accordance with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" and accounted for the change in accounting principle using the prospective method in accordance with Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure." Under the prospective method, all employee stock option grants beginning with January 2002 were expensed over the stock option vesting period based on the fair value at the date the options were granted. Prior to the fourth quarter of 2002, Zenith applied the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25") in accounting for stock options issued prior to January 2002. Under the intrinsic value method of APB No. 25, Zenith had not been required to recognize compensation expense for stock option grants.

        The effect of the change in accounting principle and the pro-forma effect of all stock options accounted for under the intrinsic value method for the three months ended March 31, 2003 and 2002 was as follows:

	Three Months Ended March 31,
(Dollars in thousands, except per share data)
	2003	2002
Net income as reported	$11,700	$2,800
Stock-based employee compensation expense included in reported net income, net of federal income tax benefit	10
Total stock-based employee compensation expense determined under fair value method for all awards, net of federal income tax benefit	(80)	(100)

Pro-forma net income	$11,630	$2,700

Net income per share—basic
Net income per share as reported	$0.62	$0.15
Net income per share—pro-forma	0.62	0.15
Net income per share—diluted
Net income per share as reported	0.62	0.15
Net income per share—pro-forma	0.62	0.14

Note 9. Investment in Advent Capital (Holdings) PLC

        On August 23, 2002, Zenith Insurance acquired 19.2 million Ordinary Shares of Advent Capital (Holdings) PLC, a U.K. company ("Advent Capital"), for $14.6 million in an open offer and placing of shares made in July 2002. As a result of the purchase, Zenith owns approximately 20.9% of the outstanding shares of Advent Capital. Advent Capital and its subsidiaries operate in the property and casualty insurance business in the United Kingdom by providing corporate capital to support the underwriting of various Lloyd's syndicates and by managing those syndicates.

        Prior to August 23, 2002, Zenith owned approximately 6.3% of the outstanding shares of Advent Capital and accounted for the investment on the cost basis. As of August 23, 2002, Zenith is accounting for its investment in Advent Capital based on the equity method in accordance with the provisions of Accounting Principles Board Opinion No. 18, "The Equity Method of Accounting for Investments in Common Stock." At March 31, 2003, Zenith has accounted for its investment in Advent Capital using Advent Capital's December 31, 2002 financial statements. The carrying value of the investment in the common stock of Advent Capital is equal to Zenith's equity in the underlying net assets of Advent Capital. The carrying value at March 31, 2003 was $20.1 million, including goodwill of $10.4 million. Zenith's equity in Advent Capital's results of operations for the quarter ended March 31, 2002 is not material and results of operations for the prior period have not been restated to retroactively apply equity accounting to that period.

        Advent Capital's consolidated revenues were approximately $247.7 million for the year ended December 31, 2002 and net income was approximately $16.1 million, after adjustments to reflect GAAP in the United States.

CONSOLIDATED BALANCE SHEET

Zenith National Insurance Corp. and Subsidiaries

December 31,
	Note(s)	2002	2001
(Dollars in thousands)			(Restated—see Note 1)
Assets:
Fixed maturity investments:
At amortized cost (fair value $108,732 in 2002 and $29,284 in 2001)		$104,964	$28,593
At fair value (amortized cost $675,075 in 2002 and $699,967 in 2001)		704,896	698,666
Equity securities, at fair value (cost $51,686 in 2002 and $41,698 in 2001)		48,634	40,282
Mortgage loans (at unpaid principal balance)		26,924	23,149
Short-term investments (at cost, which approximates fair value)		158,078	119,066
Investment in Advent Capital (Holdings) PLC		18,319	1,028
Other investments		36,469	30,743

Total investments	1, 2, 3	1,098,284	941,527
Cash		17,452	22,812
Accrued investment income		10,990	11,659
Premiums receivable, less bad debt allowance of $2,300 in 2002 and $7,704 in 2001		77,298	86,823
Receivable from reinsurers and state trust funds for paid and unpaid losses	7, 14	272,013	263,500
Deferred policy acquisition costs		13,374	12,679
Current and deferred income taxes	5	35,820	48,993
Goodwill	1	20,985	21,485
Real estate assets held for sale	6		66,384
Other assets	4	68,897	62,137

Total assets		$1,615,113	$1,537,999

Liabilities:
Policy liabilities and accruals:
Unpaid loss and loss adjustment expenses	7	$1,041,532	$946,822
Unearned premiums		97,387	71,313
Policyholders' dividends accrued		3,362	3,316
Senior notes payable, less unamortized issue costs of $32 in 2001	3, 9, 12		57,203
Redeemable securities, less unamortized issue costs of $1,281 and $1,331 in 2002 and 2001	3, 11, 12	65,719	65,669
Real estate liabilities held for sale	6		21,953
Other liabilities		90,089	71,172

Total liabilities		1,298,089	1,237,448

Commitments and contingent liabilities	14
Stockholders' equity:
Preferred stock, $1 par, 1,000 shares authorized; none issued or outstanding in 2002 or 2001
Common stock, $1 par 50,000 shares authorized; issued 25,786 and 25,571 in 2002 and 2001, outstanding 18,768 and 18,553 in 2002 and 2001		25,786	25,571
Additional paid-in capital		296,974	291,348
Retained earnings		109,008	117,540
Accumulated other comprehensive income (loss)	19	17,398	(1,766)

		449,166	432,693
Treasury stock, at cost (7,018 shares in 2002 and 2001)	15	(132,142)	(132,142)

Total stockholders' equity		317,024	300,551

Total liabilities and stockholders' equity		$1,615,113	$1,537,999

The accompanying notes are an integral part of this statement.

CONSOLIDATED STATEMENT OF OPERATIONS

Zenith National Insurance Corp. and Subsidiaries

Years ended December 31,
	Note(s)	2002	2001	2000
(Dollars and shares in thousands, except per share data)			(Restated—see Note 1)
Revenues:
Premiums earned	13	$557,055	$476,876	$338,752
Net investment income	2	48,811	51,178	51,766
Realized (losses) gains on investments	2	(3,631)	9,169	(15,467)

Total revenues		602,235	537,223	375,051

Expenses:
Loss and loss adjustment expenses incurred	7, 13	442,051	432,290	336,962
Policy acquisition costs	1	92,202	87,823	62,891
Other underwriting and operating expenses		61,138	48,858	45,787
Policyholders' dividends and participation		3,003	1,978	1,544
Interest expense	9, 10, 11, 12	5,102	7,576	5,640

Total expenses		603,496	578,525	452,824

Loss from continuing operations before federal income tax benefit, equity in earnings of investee and extraordinary item		(1,261)	(41,302)	(77,773)
Federal income tax benefit	5	(914)	(13,756)	(26,428)

Loss from continuing operations after federal income tax benefit and before equity in earnings of investee and extraordinary item		(347)	(27,546)	(51,345)
Equity in earnings (losses) of investee, net of federal income tax expense (benefit) of $734 in 2002 and $(1,110) in 2001	2	1,363	(2,060)

Income (loss) from continuing operations before extraordinary item		1,016	(29,606)	(51,345)

Income from discontinued real estate operations, net of federal income tax expense of $1,547 in 2002, $2,017 in 2001 and $1,912 in 2000	6	2,872	3,746	3,552
Gain on sale of real estate operations, net of federal income tax expense of $3,399	6	6,312

Total income from discontinued operations		9,184	3,746	3,552

Income (loss) before extraordinary item		10,200	(25,860)	(47,793)
Extraordinary item — gain on extinguishment of debt, net of federal income tax expense of $534	12			993

Net income (loss)	15	$10,200	$(25,860)	$(46,800)

Net income (loss) per common share:
Basic:
Continuing operations		$0.05	$(1.68)	$(2.99)
Discontinued operations	6	0.50	0.21	0.21
Extraordinary item	12			0.06

Net income (loss)	15, 18	$0.55	$(1.47)	$(2.72)

Diluted:
Continuing operations		$0.05	$(1.68)	$(2.99)
Discontinued operations	6	0.49	0.21	0.21
Extraordinary item	12			0.06

Net income (loss)	15, 18	$0.54	$(1.47)	$(2.72)

The accompanying notes are an integral part of this statement.

CONSOLIDATED STATEMENT OF CASH FLOWS

Zenith National Insurance Corp. and Subsidiaries

Years ended December 31,
	Note(s)	2002	2001	2000
(Dollars in thousands)			(Restated—see Note 1)
Cash flows from operating activities:
Premiums collected		$650,407	$493,021	$355,538
Investment income received		49,439	50,319	48,802
Net proceeds from trading portfolio investments			3,000
Loss and loss adjustment expenses paid	7	(351,400)	(320,852)	(298,777)
Underwriting and other operating expenses paid		(202,157)	(152,204)	(129,282)
Interest paid		(6,078)	(7,647)	(6,216)
Income taxes (paid) refunded		(740)	14,662	(22,175)

Net cash provided by (used in) continuing operating activities		139,471	80,299	(52,110)
Net cash provided by discontinued operating activities	6	3,703	4,308	5,072

Net cash provided by (used in) operating activities		143,174	84,607	(47,038)

Cash flows from investing activities:
Purchases of investments:
Investment securities available-for-sale		(405,262)	(1,362,903)	(164,485)
Fixed maturities held-to-maturity		(90,207)	(9,956)
Other investments		(22,722)	(10,487)	(4,252)
Proceeds from maturities and redemptions of investments:
Fixed maturities held-to-maturity		13,704	5,780	2,962
Investment securities available-for-sale		42,660	60,430	48,319
Other investments		284
Proceeds from sales of investments:
Investment securities available-for-sale		370,674	1,180,668	173,490
Other investments		636	16,354	8,807
Net (increase) decrease in short-term investments		(38,167)	41,966	25,026
Net proceeds from sale of real estate operations		54,246
Capital expenditures and other, net		(6,353)	(7,036)	(5,727)

Net cash (used in) provided by continuing investing activities	2	(80,507)	(85,184)	84,140
Net cash used in discontinued investing activities	6	(11)	(99)	(62)

Net cash (used in) provided by investing activities		(80,518)	(85,283)	84,078

Cash flows from financing activities:
Repurchase of redeemable securities	12			(6,164)
Repayment of 9% Notes	9	(57,235)
Repurchase of 9% Notes	12		(1,265)	(16,585)
Sale of treasury shares	15		25,000
Cash advanced from bank lines of credit	8	25,000
Cash repaid on bank lines of credit	8	(25,000)
Cash dividends paid to common stockholders		(18,677)	(17,502)	(17,183)
Proceeds from exercise of stock options	15	5,431	3,022	7,246
Purchase of treasury shares	15		(207)	(38)

Net cash (used in) provided by continuing financing activities		(70,481)	9,048	(32,724)
Net cash provided by (used in) discontinued financing activities	6	367	512	(4,004)

Net cash (used in) provided by financing activities		(70,114)	9,560	(36,728)

Net (decrease) increase in cash		(7,458)	8,884	312
Net change in cash reclassified to real estate assets held for sale	6	2,098	283	(417)
Cash at beginning of year		22,812	13,645	13,750

Cash at end of year		$17,452	$22,812	$13,645

The accompanying notes are an integral part of this statement.

Continued

CONSOLIDATED STATEMENT OF CASH FLOWS (CONTINUED)

Zenith National Insurance Corp. and Subsidiaries

Years ended December 31,
	Note(s)	2002	2001	2000
(Dollars in thousands)			(Restated—see Note 1)
Reconciliation of net income (loss) to net cash flows from operating activities:
Net income (loss)		$10,200	$(25,860)	$(46,800)
Adjustments to reconcile net income (loss) to net cash flows provided by (used in) operating activities:
Income from discontinued operations	6	(9,184)	(3,746)	(3,552)
Net depreciation, amortization and accretion		6,003	6,730	5,465
Realized losses (gains) on investments	2	3,631	(9,169)	15,467
Equity in (earnings) losses of investee		(1,363)	2,060
Net proceeds from sales of trading portfolio investments			3,000
(Increase) decrease in:
Premiums receivable		9,525	(10,418)	(1,819)
Receivable from reinsurers and state trust funds for paid and unpaid losses	7	(9,048)	41,562	36,184
Federal income tax	5	(1,654)	1,302	(48,152)
Increase (decrease) in:
Unpaid loss and loss adjustment expenses	7	94,710	68,939	(3,046)
Unearned premiums		26,074	12,406	8,001
Policyholders' dividends accrued		46	543	(602)
Accrued expenses		9,908	(2,373)	570
Other		623	(4,677)	(13,826)

Net cash provided by (used in) continuing operating activities		139,471	80,299	(52,110)
Net cash provided by discontinued operating activities	6	3,703	4,308	5,072

Net cash provided by (used in) operating activities		$143,174	$84,607	$(47,038)

The accompanying notes are an integral part of this statement.

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
Zenith National Insurance Corp. and Subsidiaries

Three years ended December 31, 2002	Note(s)	Common shares outstanding	Preferred stock $1 par	Common stock $1 par	Additional paid-in capital	Retained earnings	Accumulated other comprehensive income (loss)	Treasury stock	Total
(Dollars and shares in thousands, except per share data)
Balance at December 31, 1999		17,150		$25,157	$274,897	$225,229	$(19,998)	$(150,726)	$354,559
Net loss for 2000						(46,800)			(46,800)
Other comprehensive income — unrealized gain on investments, net of deferred tax expense of $6,349 and net of reclassification adjustment	19						11,792		11,792

Comprehensive loss									(35,008)
Exercise of stock options	15	295		295	6,951				7,246
Tax benefit on options exercised in 2000					272				272
Purchase of treasury shares at cost	15	(2)						(38)	(38)
Cash dividends declared to common stockholders ($1.00 per share, paid quarterly)						(17,255)			(17,255)

Balance at December 31, 2000		17,443		25,452	282,120	161,174	(8,206)	(150,764)	309,776
Net loss for 2001(1)	1					(25,860)			(25,860)
Other comprehensive income — unrealized gain on investments, net of deferred tax expense of $3,468 and net of reclassification adjustment	19						6,440		6,440

Comprehensive loss									(19,420)
Exercise of stock options	15	119		119	2,903				3,022
Tax benefit on options exercised in 2001					154				154
Purchase of treasury shares at cost	15	(9)						(207)	(207)
Sale of treasury shares	15	1,000			6,171			18,829	25,000
Cash dividends declared to common stockholders ($1.00 per share, paid quarterly)						(17,774)			(17,774)

Balance at December 31, 2001		18,553		25,571	291,348	117,540	(1,766)	(132,142)	300,551
Net income for 2002						10,200			10,200
Other comprehensive income, net of tax:
Unrealized gain on investments, net of deferred tax expense of $10,320 and net of reclassification adjustment	19						19,166		19,166
Foreign currency translation adjustment, net of deferred tax benefit of $1							(2)		(2)

Total other comprehensive income	19								19,164

Comprehensive income									29,364
Exercise of stock options	15	215		215	5,216				5,431
Tax benefit on options exercised in 2002					373				373
Recognition of stock-based compensation	15				37				37
Cash dividends declared to common stockholders ($1.00 per share, paid quarterly)						(18,732)			(18,732)

Balance at December 31, 2002		18,768		$25,786	$296,974	$109,008	$17,398	$(132,142)	$317,024

(1)
2001 net loss was restated — see Note 1.

The accompanying notes are an integral part of this statement.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
ZENITH NATIONAL INSURANCE CORP. AND SUBSIDIARIES

NOTE 1

Summary of Accounting Policies, Operations and Principles of Consolidation

        The accompanying financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") in the United States and include Zenith National Insurance Corp. ("Zenith National") and its subsidiaries (collectively, "Zenith"). All significant intercompany transactions and balances have been eliminated in consolidation. Zenith National is engaged through its wholly-owned property-casualty insurance subsidiaries (primarily Zenith Insurance Company ("Zenith Insurance")) in Workers' Compensation insurance and Reinsurance. Approximately 55% and 19% of the premiums earned in the Workers' Compensation operations in 2002 was in California and Florida, respectively. The concentration of Zenith's business in these states makes the results of operations highly dependent upon the states' economies, social and cultural trends, legislative and regulatory changes, and catastrophic events such as windstorms and earthquakes. Zenith sells insurance and reinsurance through agents and brokers and not directly to consumers and is subject to regulation and supervision by the California and Texas Departments of Insurance. In addition to the insurance business, Zenith conducts Investment and Parent operations. See Note 20 for a description of Zenith's business segments. Zenith's home-building business and related real estate assets were sold in 2002. The results of real estate operations and cash flows from real estate operations have been restated and presented as discontinued operations for all periods presented. The associated assets and liabilities at December 31, 2001 have been restated and presented as assets and liabilities held for sale (see Note 6). The carrying value of other investments, deferred income taxes and retained earnings at December 31, 2001 and results of operations for the year ended December 31, 2001 have been restated in connection with the acquisition of additional shares of Advent Capital (Holdings) PLC ("Advent Capital") in 2002 (see Note 2). Certain disclosures in the following notes have also been restated for the sale of the real estate operations and change in accounting for our investment in Advent Capital.

        GAAP requires the use of assumptions and estimates in reporting certain assets and liabilities and related disclosures. Actual results could differ from those estimates.

Investments

        Zenith's investments in debt and equity securities are identified in three categories as follows: (1) held-to-maturity — those securities, which by their terms must be redeemed by the issuing company and that Zenith has the positive intent and ability to hold to maturity and are reported at amortized cost; (2) trading — those securities that are held principally for the purpose of selling in the near term and are reported at fair value with unrealized gains and losses included in earnings; and (3) available-for-sale — those securities not classified as either held-to-maturity or trading and are reported at fair value with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity, net of deferred tax. There were no investments identified to the trading securities portfolio at December 31, 2002 or 2001. The majority of held-to-maturity securities are Government National Mortgage Association securities on which Zenith receives periodic returns of principal.

        Short-term investments include debt securities such as corporate, municipal and treasury securities with maturities of less than one year at the date of purchase. For these short-term investments, the amortized cost is a reasonable estimate of fair value.

        Mortgage loans are carried at unpaid principal balance. All of the unpaid principal on Zenith's mortgage loans is considered to be collectible and there is no provision for uncollectible amounts. Other investments include: (1) investments in real estate that are reported at cost and (2) limited partnerships in which our investment typically represents a very small percentage of the total capital of the partnership and which are reported at cost. If our share of the partnership capital is greater than 3%, we account for the investment on the equity method, and the carrying value of our investment is adjusted to reflect our share of the underlying equity of the partnership. The investment in Advent Capital is accounted for under the equity method (see Note 2).

        When, in the opinion of management, a decline in the fair value of an investment is considered to be "other-than-temporary," such investment is written-down to its fair value. The determination of other-than-temporary includes, in addition to other relevant factors, a presumption that if the market value is below cost by a significant amount for a period of time, a write-down is necessary. Such write-downs are reflected as a reduction of net realized gains on investments. During the years ended December 31, 2002, 2001 and 2000, there were $11.1 million, $12.7 million and $22.5 million, respectively, of such write-downs.

        Investment income is recorded when earned. Realized capital gains and losses are calculated based on the cost of securities sold, which is determined by the "identified cost" method.

Cash

        Cash includes currency on hand and demand deposits with financial institutions.

Recognition of Property-Casualty Revenue and Expense

        Revenue recognition.    The consideration paid for an insurance or reinsurance policy is generally known as a "premium." Policy premiums paid by our policyholders and reinsured companies are the revenue stream attributable to our property-casualty insurance operations. Premiums are billed and collected according to policy terms, predominantly in the form of installments during the policy period. Any amounts receivable for billed premiums are charged-off if they are submitted to our in-house legal collections department. An estimate of amounts that are past due and which are likely to be charged-off is established as an allowance for doubtful accounts. Premiums are earned pro-rata over the terms of the policies. Billed premiums applicable to the unexpired terms of policies in-force are recorded as unearned premiums. Workers' compensation premiums are determined based upon the payroll of the insured and applicable premium rates. An audit of the policyholders' records is conducted after policy expiration, usually within about 90 days, to make a final determination of applicable premiums. Included with premiums earned is an estimate for earned but unbilled audit premiums. We can estimate earned but unbilled premiums because we keep track, by policy, of how much additional premium is billed in final audit invoices as a percentage of the original estimated amount that was billed. We use the historical percentage to estimate the probable additional amount that we have earned but not yet billed as of the balance sheet date. Estimated earned but not billed premiums included in premiums receivable were $11.5 million at December 31, 2002 and $9.9 million at December 31, 2001.

        We have written a relatively small number of workers' compensation policies that are retrospectively-rated. Under this type of policy, the policyholder may be entitled, at a date subsequent to policy expiration, to a refund or may owe us for additional premium based on the amount of losses sustained under the policy. These retrospective premium adjustments are confined to a limited amount plus or minus the standard amount of premium applicable to the policy. We can estimate these retrospective adjustments because we know the underlying loss experience of the policies involved. The estimated liability for return of premiums under retrospectively-rated workers' compensation policies included in unearned premiums was $4.4 million at December 31, 2002 and $5.4 million at

December 31, 2001. The estimated amount receivable for additional premiums receivable under retrospectively-rated workers' compensation policies included in premiums receivable was $8.8 million at December 31, 2002 and $17.1 million at December 31, 2001. The decrease in the amount receivable is attributable to a reduction in the number of retrospectively-rated policies in our Florida workers' compensation business.

        Catastrophe reinsurance contracts are customarily written to provide reinsurance for one event with a provision to reinstate the contract for the unexpired term of the original contract. An additional premium, called a reinstatement premium, is due in consideration of the reinstatement. If a catastrophe loss is reported and accrued, any unearned premium associated with the contract at that time becomes fully earned. The reinstatement premium is then earned over the remaining term of the contract. Additional premiums earned attributable to original and reinstatement premiums for catastrophe reinsurance contracts were $1.4 million in 2002 and $11.1 million in 2001.

        Deferred policy acquisition costs.    Policy acquisition costs, consisting of commissions, premium taxes and certain other underwriting costs, are deferred and amortized as the related premiums are earned. A premium deficiency is recognized if the sum of expected claims costs, claims adjustment expenses, expected dividends to policyholders, unamortized acquisition costs and maintenance costs exceed the related unearned premiums. A premium deficiency would first be recognized by charging any unamortized acquisition costs to expense to the extent required to eliminate the deficiency. If the premium deficiency were greater than unamortized acquisition costs, a liability would be accrued for the excess deficiency. At December 31, 2002 and 2001, deferred policy acquisition costs were $13.4 million and $12.7 million, respectively, and Zenith's estimate indicated that there was no premium deficiency and a premium deficiency would not occur until our estimated loss and loss adjustment expense ratio in 2002 was increased by about 12 percentage points.

        Claims expense.    Zenith makes provisions for the settlement of all incurred claims, both reported and unreported. The liabilities for unpaid loss and loss adjustment expenses are estimates of the eventual costs of claims incurred but not settled, less estimates of salvage and subrogation. Actuarial techniques and estimation methods are utilized to establish the most reasonably accurate estimate of loss reserves at a point in time including an estimate of the probable amount for unreported claims arising from accidents which have not yet been reported to the Company, commonly known in the industry as "incurred but not reported" or "IBNR." Estimates for reported claims are also determined by evaluation of individual reported claims and amounts reported by ceding companies. The methods for making such estimates and for establishing the resulting liabilities are continually reviewed and updated, and any adjustments resulting therefrom are reflected in earnings currently. Estimates of losses from environmental and asbestos-related claims are included in overall loss reserves and to date have not been material.

        Policyholder dividends.    An estimated provision for Workers' Compensation policyholders' dividends is accrued as the related premiums are earned. Such dividends do not become a fixed liability unless and until declared by the respective Boards of Directors of Zenith's insurance subsidiaries. The dividend to which a policyholder is entitled is set forth in the policy and is related to the amount of losses sustained under the policy. Dividends are paid after policy expiration (usually at 6 months and at 18 months). We are able to estimate any liability we may have because we know the underlying loss experience of the policies we have written with dividends and can estimate future dividend payments from the policy terms.

        Catastrophes.    Insurance and reinsurance coverages expose Zenith to the risk of significant loss in the event of major loss events, known in the insurance industry as catastrophes. Catastrophes may cause significant contemporaneous financial statement losses since catastrophe losses may not be accrued in advance of the event. Underwriting losses in 2001 in the Reinsurance operations were attributable to losses incurred in connection with the terrorist attack on the World Trade Center on September 11, 2001. There is considerable uncertainty as to the nature and amount of monetary losses associated with the World Trade Center loss. Zenith has currently estimated its share of the World Trade Center loss to be $48.0 million before tax, both gross and net of reinsurance recoverable, by estimating the probable impact to each of its assumed reinsurance contracts based on currently available information. Approximately 70% of the estimated loss is attributable to the contractual maximum loss payable by Zenith under its excess of loss reinsurance contracts; the remainder of the estimated loss is an estimate of its expected loss incurred on assumed quota share reinsurance contracts. The ultimate impact of the World Trade Center loss after deducting original and reinstatement premium income on Zenith's assumed reinsurance contracts for 2001 is estimated to be $20.0 million before tax, or $13.0 million after tax. Zenith has written its assumed reinsurance business so that its exposure to reinsurance losses from any one event in a worst-case scenario is not expected to be more than approximately 5% of Zenith's consolidated stockholders' equity; the expected ultimate loss of $13.0 million after tax is within that 5% maximum. The information we have received so far has resulted in no change in the estimate of Zenith's World Trade Center loss at December 31, 2002 compared to December 31, 2001. Estimates of the impact of the World Trade Center loss and other catastrophes are based on the information that is currently available and such estimates could change based on any new information that becomes available or based upon reinterpretation of existing information.

Reinsurance Ceded

        In accordance with general industry practices, we annually purchase excess of loss reinsurance to protect Zenith against the impact of large, irregularly-occurring losses. Such reinsurance reduces the magnitude of sudden and unpredictable changes in net income and the capitalization of Zenith's insurance operations. Reinsurance makes the assuming reinsurer liable to the ceding company to the extent of the reinsurance. It does not, however, discharge the ceding company from its primary liability to its policyholders in the event the reinsurer is unable to meet its obligations under such reinsurance treaty. Zenith monitors the financial condition of its reinsurers and does not believe that it is exposed to any material credit risk through its ceded reinsurance arrangements other than in connection with Reliance Insurance Company ("Reliance"). Historically, no material amounts due from reinsurers have been written-off as uncollectible, but in 2001, Zenith recognized an impairment for reinsurance recoverable from Reliance. Reinsurance recoverable from Reliance was acquired by Zenith from an acquisition in 1996 (see Note 14).

        Earned premiums and loss and loss adjustment expenses incurred are stated in the Consolidated Statement of Operations after deduction of amounts ceded to reinsurers. Balances due from reinsurers on unpaid losses, including an estimate of such recoverables related to reserves for incurred but not reported losses, are reported as assets and are included in receivable from reinsurers even though amounts due on unpaid loss and loss adjustment expenses are not recoverable from the reinsurer until such losses are paid. Receivable from reinsurers on unpaid loss and loss adjustment expenses amounted to $220.6 million and $221.6 million at December 31, 2002 and 2001, respectively. Included in these amounts were reinsurance recoverables of $50.8 million and $67.8 million, respectively, relating to reinsurance arrangements entered into by RISCORP and acquired by Zenith in the acquisition of RISCORP in 1998. Such RISCORP-related reinsurance amounts are primarily recoverable from large United States reinsurance companies. In connection with the acquisition of RISCORP, Zenith entered into an aggregate excess of loss reinsurance agreement which provides ceded reinsurance for unpaid losses assumed by Zenith from RISCORP up to $50.0 million in excess of $182.0 million. Receivable from reinsurers on unpaid loss and loss adjustment expenses at December 31, 2002 and 2001 includes $24.8 million and $35.2 million, respectively, recoverable under such reinsurance and is secured by a trust account. The deferred benefit associated with such reinsurance was $10.3 million and $12.1 million at December 31, 2002 and 2001, respectively.

Properties and Equipment

        Properties and equipment are stated at cost less accumulated depreciation. Depreciation is calculated on a straight-line basis using the following useful lives: buildings — 10 to 40 years; and furniture, fixtures and equipment — 3 to 10 years. Expenditures for maintenance and repairs are charged to operations as incurred. Additions and improvements to buildings and other fixed assets are capitalized and depreciated over the useful lives of the properties and equipment. Upon disposition, the asset cost and related depreciation are removed from the accounts and the resulting gain or loss is included in income.

Intangible Assets

        Effective January 1, 2002, Zenith adopted the provisions of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142"), which addresses the accounting for goodwill and other intangible assets. Under SFAS No. 142, goodwill and intangible assets with indefinite lives are no longer amortized and other intangible assets are amortized over their useful lives (which may exceed forty years). The standard also requires that goodwill and intangible assets with indefinite lives be tested for impairment at least annually and sets forth criteria for recognition and measurement of impairment.

        As of January 1, 2002, other than goodwill, Zenith had no intangible assets and had recognized goodwill from previous acquisitions. Zenith ceased the amortization of goodwill as of January 1, 2002. Goodwill was $21.0 million and $21.5 million at December 31, 2002 and 2001, respectively. Zenith evaluated this goodwill for impairment at January 1, 2002 as part of implementation of SFAS No. 142, and then at December 31, 2002 in accordance with the SFAS No. 142 annual goodwill impairment test requirement and determined that such goodwill was not impaired. Goodwill was reduced by $0.5 million in 2002 to reflect the reduction of a contingent liability related to income taxes in an acquisition.

        The following table presents Zenith's pro-forma net income (loss) and per share amounts excluding goodwill amortization expense:

Years ended December 31,
	2002	2001	2000
(In thousands, except per share data)
Net income (loss):
Net income (loss) as reported	$10,200	$(25,860)	$(46,800)
Goodwill amortization		925	925

Pro-forma net income (loss)	$10,200	$(24,935)	$(45,875)

Basic earnings per common share:
Net income (loss) as reported	$0.55	$(1.47)	$(2.72)
Goodwill amortization		0.05	0.05

Pro-forma net income (loss)	$0.55	$(1.42)	$(2.67)

Diluted earnings per common share:
Net income (loss) as reported	$0.54	$(1.47)	$(2.72)
Goodwill amortization		0.05	0.05

Pro-forma net income (loss)	$0.54	$(1.42)	$(2.67)

Employee Stock Options

        Under an employee non-qualified stock option plan adopted by the Board of Directors and Stockholders of Zenith National in 1996 (the "Plan"), options are granted to certain officers and key employees for the purchase of Zenith National's common stock at 100% of the market price at the date of grant. The majority of the options outstanding at December 31, 2002 and 2001 expire five years after the date of the grant or three months after termination of employment and vest one-fourth per year after the first year. One grant for 1,000,000 shares is for a term of ten years and vests one-fifth per year after the first year and expires on March 14, 2006.

        The following table provides certain information regarding the shares authorized and outstanding under the Plan:

(Shares in thousands)	December 31, 2002
Number of shares to be issued upon exercise of outstanding options	1,738
Number of shares authorized for option grants	2,676
Number of shares remaining available for future issuance	327
Weighted-average exercise price of outstanding options	$23.93

        Effective in the fourth quarter of 2002, Zenith adopted the fair value based method of recording stock-based employee compensation in accordance with the Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). Zenith accounted for the change in accounting principle using the prospective method in accordance with the Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure" ("SFAS No. 148"). Under the prospective method, all employee stock option grants beginning with January 2002 were expensed over the stock option vesting period based on the fair value at the date the options were granted. Prior to the fourth quarter of 2002, Zenith applied the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25") in accounting for stock options issued prior to January 2002. Under the intrinsic value method of APB No. 25, Zenith had not been required to recognize compensation expense for stock option grants. The effect of the change in accounting principle and the pro-forma effect of all stock options accounted for under the intrinsic value method for the three years ended December 31, 2002, 2001 and 2000 are set forth in Note 15.

Foreign Exchange

        Translation gains or losses, net of applicable tax, associated with investments accounted for under the equity method are credited or charged directly to a separate component of other comprehensive income.

Recently Issued Accounting Standards

        In April 2002, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 145, "Recision of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections" ("SFAS No. 145"). Among other things, SFAS No. 145 revises the criteria for classifying gains and losses associated with the extinguishment of debt as extraordinary and the accounting treatment of certain lease modifications. SFAS No. 145 is effective in fiscal year 2003, and we expect it will not have a material impact on Zenith's consolidated statements of financial position, results of operations or cash flows.

        On July 30, 2002, the FASB issued Statement of Financial Accounting Standards No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" ("SFAS No. 146"). Among other things, SFAS No. 146 establishes accounting guidelines for the recognition and measurement of a liability for the cost associated with an exit or disposal activity initially at its fair value in the period in which the liability is incurred, rather than at the date of a commitment to an exit or disposal plan. This standard is effective January 1, 2003 for all exit or disposal activities initiated after that date and we expect it will not have a material impact on Zenith's consolidated statements of financial position, results of operations or cash flows.

NOTE 2

Investments

        The amortized cost and fair values of investments were as follows:

		Gross unrealized
December 31, 2002	Amortized cost			Fair value	Carrying value
		gains	(losses)
(Dollars in thousands)
Held-to-maturity:
Corporate debt	$5,308	$318		$5,626	$5,308
Mortgage-backed	99,656	3,450		103,106	99,656

Total held-to-maturity	$104,964	$3,768		$108,732	$104,964

Available-for-sale:
U.S. government debt	$67,088	$726		$67,814	$67,814
State and local government debt	53,665	769	$(122)	54,312	54,312
Corporate debt	511,012	27,115	(5,231)	532,896	532,896
Mortgage-backed	21,548	3,043	(2)	24,589	24,589
Redeemable preferred stocks	21,762	3,651	(128)	25,285	25,285
Equities	51,686	1,278	(4,330)	48,634	48,634
Short-term investments	158,078			158,078	158,078

Total available-for-sale	$884,839	$36,582	$(9,813)	$911,608	$911,608

		Gross unrealized
December 31, 2001	Amortized cost			Fair value	Carrying value
		gains	(losses)
(Dollars in thousands)
Held-to-maturity:
Corporate debt	$5,314	$275		$5,589	$5,314
Mortgage-backed	23,279	416		23,695	23,279

Total held-to-maturity	$28,593	$691		$29,284	$28,593

Available-for-sale:
U.S. government debt	$143,311	$389	$(873)	$142,827	$142,827
State and local government debt	7,797	91		7,888	7,888
Corporate debt	499,673	8,571	(9,253)	498,991	498,991
Mortgage-backed	22,163	168	(77)	22,254	22,254
Redeemable preferred stocks	27,023	17	(334)	26,706	26,706
Equities	41,698	1,715	(3,131)	40,282	40,282
Short-term investments	119,066			119,066	119,066

Total available-for-sale	$860,731	$10,951	$(13,668)	$858,014	$858,014

        Debt securities, including short-term investments, by contractual maturity were as follows:

December 31, 2002	Amortized cost	Fair value
(Dollars in thousands)
Held-to-maturity:
Due after 1 year through 5 years	$99,656	$103,106
Due after 10 years	5,308	5,626

Total held-to-maturity	$104,964	$108,732

Available-for-sale:
Due in 1 year or less	$211,452	$212,175
Due after 1 year through 5 years	280,355	288,500
Due after 5 years through 10 years	234,236	248,495
Due after 10 years	107,110	113,804

Total available-for-sale	$833,153	$862,974

        Mortgage-backed securities are shown as being due at their average expected maturity dates. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

        The gross realized gains on sales of investments classified as available-for-sale during 2002, 2001 and 2000 were $11.8 million, $20.9 million and $8.7 million, respectively, and the gross realized losses were $6.4 million, $5.6 million and $2.4 million, respectively. The change in net unrealized holding (losses) gains on trading securities, which is included in realized gains, was $46,000 and $10,000 for the years ended December 31, 2001 and 2000, respectively.

        At December 31, 2002 and 2001, 89% and 97% of Zenith's consolidated portfolio of fixed maturity investments were classified as available-for-sale with the unrealized appreciation or depreciation recorded as a separate component of stockholders' equity, net of deferred tax. The change in fair value of fixed maturity investments classified as available-for-sale resulted in an increase in stockholders' equity of $20.2 million after deferred tax from December 31, 2001 to December 31, 2002, compared to an increase of $8.8 million from December 31, 2000 to December 31, 2001. Fluctuating interest rates will impact stockholders' equity, profitability and maturities of certain debt and preferred securities.

        Realized and unrealized investment gains and losses on fixed maturity investments and equity securities were as follows:

Years ended December 31,
	2002	2001	2000
(Dollars in thousands)
Realized (losses) gains:
Fixed maturities	$(3,245)	$753	$(19,063)
Equity securities	(2,140)	3,718	2,733
Change in fair value over (under) cost:
Fixed maturities	34,199	13,922	15,562
Equity securities	(1,636)	(3,645)	3,297

        Net investment income was as follows:

Years ended December 31,
	2002	2001	2000
(Dollars in thousands)
Fixed maturities:
Bonds	$44,421	$41,892	$43,415
Redeemable preferred stocks	2,410	2,086	1,165
Equity securities:
Floating rate preferred stocks	401	401	401
Convertible and non-redeemable preferred stocks	257	256	254
Common stocks	663	807	862
Mortgage loans	1,903	2,690	138
Short-term investments	3,017	6,973	9,355
Other	549	287	539

Subtotal	53,621	55,392	56,129
Investment expenses	(4,810)	(4,214)	(4,363)

Net investment income	$48,811	$51,178	$51,766

        Investments with a fair value of $333.1 million and $270.8 million at December 31, 2002 and 2001, respectively, were on deposit with regulatory authorities in compliance with insurance company regulations.

        On August 23, 2002, Zenith Insurance acquired 19.2 million Ordinary Shares of Advent Capital, a U.K. company, for $14.6 million in an open offer and placing of shares made in July 2002. As a result of the purchase, Zenith owns approximately 20.9% of the outstanding shares of Advent Capital. Advent Capital and its subsidiaries operate in the property and casualty insurance business in the United Kingdom by providing corporate capital to support the underwriting of various Lloyd's syndicates and by managing those syndicates. Zenith Insurance used available funds from its short-term investments to fund the purchase of the Advent Capital shares.

        Prior to August 23, 2002, Zenith owned approximately 6.3% of the outstanding shares of Advent Capital and accounted for the investment on the cost basis. As of August 23, 2002, Zenith is accounting for its investment in Advent Capital based on the equity method in accordance with the provisions of Accounting Principles Board Opinion No. 18, "The Equity Method of Accounting for Investments in Common Stock" ("APB No. 18"). The carrying value of the investment in the common stock of Advent Capital is equal to Zenith's equity in the underlying net assets of Advent Capital. In accordance with the provisions of APB No. 18, our investment in Advent Capital was restated in 2001 as if the equity method of accounting had been applied. The effect was a reduction in the carrying value of the investment of $3.2 million at December 31, 2001 and a reduction of net income for 2001 of $2.1 million, net of deferred tax benefit. The carrying value at December 31, 2002 was $18.3 million, including goodwill of $10.5 million.

        At December 31, 2002, Zenith has accounted for its investment in Advent Capital using Advent Capital's September 30, 2002 financial statements. Zenith will continue to report its share of Advent Capital's income and net assets lagged by one quarter in order to allow sufficient time for Advent Capital to prepare the information.

        Advent Capital's shareholders' equity at September 30, 2002 and December 31, 2001 was approximately $57.4 million and $3.3 million, respectively, after adjustments to reflect GAAP in the

United States. Advent Capital's consolidated revenues were approximately $130.3 million for the nine months ended September 30, 2002, and net income was approximately $6.5 million, after adjustments to reflect GAAP in the United States. For the year ended December 31, 2001, Advent Capital's consolidated revenues were approximately $237.0 and net loss was approximately $53.2 million, after adjustments to reflect GAAP in the United States. The net loss in 2001 was attributable principally to Advent Capital's losses in connection with the terrorist attack on the World Trade Center on September 11, 2001.

        Fairfax Financial Holdings Limited ("Fairfax") also participated in the open offer and placing of shares by Advent Capital and after the purchase, through its subsidiaries, Fairfax owns approximately 47% of Advent Capital. Companies controlled by Fairfax owned 42% of the outstanding common stock of Zenith National at December 31, 2002. Notwithstanding its ownership of 42% of Zenith National's common stock, Fairfax, in separate filings with the Departments of Insurance in California, Texas and New York, has disclaimed control of Zenith.

        The tables that follow contain additional summary information with respect to Advent Capital's results of operations for each of the twelve months ended September 30, 2002 and 2001, and with respect to Advent Capital's financial position as of September 30, 2002, after adjustments to reflect GAAP in the United States:

Twelve months ended September 30,
	2002	2001
(Dollars in thousands)
Revenues	$197,655	$194,118
Claims incurred net of reinsurance	146,950	206,056
Profit (loss) on ordinary activities before taxation	6,205	(72,444)
Profit (loss) on ordinary activities after taxation	4,539	(50,990)

As of September 30,
2002
(Dollars in thousands)
Assets:
Investments	$185,882
Deferred acquisition costs	33,691
Reinsurance recoverable on paid and unpaid losses	859,538
Liabilities:
Provision for unearned premiums	$214,627
Provision for outstanding claims	1,069,346

NOTE 3

Fair Values of Financial Instruments

        Financial instruments are contractual obligations that result in the delivery of cash or an ownership interest in an entity. Disclosures regarding the fair value of financial instruments have been derived using external market sources or estimates using present value and other valuation techniques.

        The following summarizes the carrying amounts and fair value of Zenith's financial instruments. For financial instruments not discussed below, the carrying amount is a reasonable estimate of the fair value.

	2002		2001

December 31,	Carrying value	Fair value	Carrying value	Fair value
(Dollars in thousands)
Assets:
Non-trading investments	$1,098,284	$1,102,052	$941,527	$942,218
Liabilities:
Senior notes payable			57,203	57,203
Redeemable securities	65,719	49,974	65,669	47,244

        Fair values of investments, which are further detailed in Note 2, are determined using bond prices obtained from Merrill Lynch Securities Pricing Service and equity prices obtained from Muller Data. When prices for securities cannot be obtained from these sources, they are obtained from Bloomberg financial news service and various broker-dealers, or the fair value is estimated using analytical methods.

NOTE 4

Properties and Equipment

        Properties and equipment, included in other assets, consist of the following:

December 31,
	2002	2001
(Dollars in thousands)
Land	$9,650	$9,650
Buildings	32,696	32,617
Furniture, fixtures and equipment	45,151	47,964

Subtotal	87,497	90,231
Accumulated depreciation	(39,182)	(41,283)

Total	$48,315	$48,948

        Depreciation expense was $6.2 million, $7.1 million and $7.8 million and in the years ended December 31, 2002, 2001 and 2000, respectively.

NOTE 5

Federal Income Tax

        Zenith files a consolidated federal income tax return. The insurance subsidiaries pay premium taxes on gross premiums written in lieu of most state income or franchise taxes.

        Current taxes receivable and deferred income taxes were:

December 31,
	2002	2001
(Dollars in thousands)
Current federal income tax receivable	$3,422	$13,357
Deferred income tax asset	32,398	35,636

Current and deferred income taxes	$35,820	$48,993

        The components of the provision (benefit) for tax on the loss from continuing operations were:

Years ended December 31,
	2002	2001	2000
(Dollars in thousands)
Current	$2,535	$(10,566)	$(19,245)
Deferred	(3,449)	(3,190)	(7,183)

Federal income tax benefit	$(914)	$(13,756)	$(26,428)

        The difference between the statutory federal income tax rate of 35% and Zenith's effective tax rate on loss from continuing operations, as reflected in the financial statements, was as follows:

Years ended December 31,
	2002	2001	2000
(Dollars in thousands)
Statutory federal income tax benefit	$(441)	$(14,456)	$(27,220)
(Reduction) increase in tax:
Dividend received deduction and tax-exempt interest	(780)	(576)	(596)
Reduction in tax estimate for a prior year	(789)
Non-deductible expenses and other	1,096	1,276	1,388

Federal income tax benefit	$(914)	$(13,756)	$(26,428)

        Deferred tax is provided based upon temporary differences between the tax and book basis of assets and liabilities. The components of the deferred tax assets and liabilities were as follows:

	2002		2001
	Deferred Tax		Deferred Tax
Years ended December 31,
	Assets	Liabilities	Assets	Liabilities
(Dollars in thousands)
Investments		$5,962	$8,195
Deferred policy acquisition costs		4,681		$4,438
Properties and equipment		2,826		3,625
Unpaid loss and loss adjustment expenses discount	$35,775		33,306
Limitation on deduction for unearned premiums	8,455		5,114
Policyholders' dividends accrued	1,177		1,161
Deferred income on retroactive reinsurance	3,599		4,218
Deferred gain on land sale		2,433		2,433
Other	2,142	2,848	2,048	7,910

	51,148	18,750	54,042	18,406

Net deferred tax asset	$32,398		$35,636

        Zenith's net deferred tax asset is expected to be fully recoverable because all future deductible amounts can be offset by reversing deferred tax liabilities, recovery of federal income taxes paid within the statutory carryback period or anticipated future taxable income, including investment income. Property-casualty loss reserves are not discounted for book purposes; however, the Tax Reform Act of 1986 requires property and casualty loss reserves to be discounted for tax purposes.

NOTE 6

Discontinued Operations — Sale of Real Estate Business

        On October 8, 2002, Zenith closed the sale of its home-building business and related real estate assets in Las Vegas, Nevada to Meritage Corporation ("Meritage"). The business had been operated by Zenith National's indirect wholly-owned subsidiary, Perma-Bilt, a Nevada corporation ("Perma-Bilt"). In the transaction, Meritage, through its wholly-owned subsidiary, MTH-Homes Nevada, Inc. ("MTH Nevada"), acquired substantially all of Perma-Bilt's assets, subject to the related liabilities, pursuant to a Master Transaction Agreement, dated as of October 7, 2002, and related asset and real property acquisition agreements (the "Agreement").

        Zenith received gross proceeds of $65.0 million in connection with the sale, including $28.4 million in repayment of intercompany loans to Zenith National from Perma-Bilt. Zenith recorded a gain on the sale in the fourth quarter of 2002 of $6.3 million after tax.

        In addition to the consideration received in October 2002, the Agreement entitles Zenith to receive 10% of MTH Nevada's pre-tax net income, subject to certain adjustments, for each of the twelve-month periods ending September 30, 2003, September 30, 2004 and September 30, 2005. We are currently unable to estimate how much, if anything, Zenith might receive under this earn-out provision.

        For the years ended December 31, 2002, 2001 and 2000, the results of operations and cash flows for Zenith's Real Estate business have been restated and presented as discontinued operations, and at

December 31, 2001, the assets and liabilities have been restated and classified as "real estate assets held for sale" and "real estate liabilities held for sale" in Zenith's Consolidated Balance Sheet.

        The following table summarizes the assets and liabilities classified as "held for sale":

December 31,	2001
(Dollars in thousands)
Assets:
Cash and short-term investments	$2,098
Land and real estate construction in progress	63,243
Other assets	1,043

Total real estate assets held for sale	$66,384

Liabilities:
Payable to banks	$16,186
Accounts payable and other liabilities	5,767

Total real estate liabilities held for sale	$21,953

        The following table summarizes the revenues and income from discontinued Real Estate operations:

Years ended December 31,
	2002	2001	2000
(Dollars in thousands)
Real estate sales	$70,789	$84,823	$84,518

Income from discontinued operations before federal income tax expense	$4,419	$5,763	$5,464
Income tax expense	1,547	2,017	1,912

Income from discontinued operations after federal income tax expense	$2,872	$3,746	$3,552

        Prior to the sale of the Real Estate operations, land, land development costs and construction costs, including costs of acquisition and development, property taxes and related interest, were capitalized. Such costs, and an estimate of the costs to complete a project, were recognized pro-rata against sales of completed units.

NOTE 7

Liability for Unpaid Loss and Loss Adjustment Expenses

        The following table represents a reconciliation of changes in the liability for unpaid loss and loss adjustment expenses:

Years ended December 31,
	2002	2001	2000
(Dollars in thousands)
Beginning of year, net of receivable from reinsurers	$742,678	$634,172	$605,250
Incurred claims:
Current year	412,883	427,943	306,082
Prior years	29,168	4,347	30,880

Total incurred claims	442,051	432,290	336,962

Payments:
Current year	(119,762)	(80,278)	(72,072)
Prior years	(239,098)	(243,506)	(235,968)

Total payments	(358,860)	(323,784)	(308,040)

End of year, net of receivable from reinsurers	825,869	742,678	634,172
Receivable from reinsurers and state trust funds for unpaid losses	215,663	204,144	243,711

End of year	$1,041,532	$946,822	$877,883

        Adverse development in 2002 is principally attributable to an increase in workers' compensation loss reserves in the fourth quarter as a result of higher than previously estimated claims severity. Adverse development in 2001 on the reserves established at December 31, 2000 and adverse development in 2000 on the reserves established at December 31, 1999 is attributable, principally, to additional estimates of 1999 catastrophe losses in the reinsurance business.

NOTE 8

Bank Lines of Credit

        At December 31, 2002, Zenith National had two revolving, unsecured lines of credit in an aggregate amount of $70.0 million, all of which was available at December 31, 2002. One of these lines of credit, in the amount of $20.0 million, is a one-year revolving line of credit with a bank, expiring July 31, 2003. Interest is payable at the bank's prime rate on any borrowings under the line, and the agreement does not subject Zenith to any covenants. The other line of credit is a $50.0 million credit agreement with a bank effective September 30, 2002. Borrowings under the agreement are available as follows: (a) up to $20.0 million may be drawn under Tranche A of the agreement; and (b) up to $30.0 million may be drawn under Tranche B of the agreement. Tranche A loans are due September 30, 2003. Tranche B loans are due September 30, 2005. Interest is payable on outstanding loans at either the bank's prime rate or a rate based on Eurodollar deposit rates plus a specified margin depending on Zenith's credit rating. Zenith National drew down $25.0 million on the Tranche B loan in the third quarter of 2002, but repaid the entire borrowing in the fourth quarter of 2002 from the $28.4 million received in repayment of intercompany loans from Perma-Bilt. The agreement contains covenants that require, among other things, Zenith to maintain certain financial ratios, including a minimum amount of capital in its insurance subsidiaries, a maximum debt-to-total capitalization ratio and a minimum interest coverage ratio. Zenith National must also maintain at least a BB counterparty rating from Standard and Poor's. Zenith was in compliance with all such requirements at December 31, 2002 and does not expect these requirements to impact the availability of funds under the line of credit, if required.

        In January 2003, we borrowed $45.0 million under the lines of credit to make a capital contribution to Zenith Insurance. We drew $30.0 million on Tranche B of the $50.0 million credit agreement. The interest rate is 2.465% on the Tranche B loan. The other $15.0 million was drawn on the bank line which is due July 31, 2003 and the interest rate is 4.25%. Available bank lines were reduced to $25.0 million as a result of these drawings.

NOTE 9

Senior Notes Payable

        On May 1, 2002, Zenith National used $57.2 million of its available short-term investments to pay the principal of its 9% Senior Notes due May 1, 2002 (the "9% Notes").

        Zenith National had $57.2 million outstanding of the $75.0 million issued of its 9% Notes at December 31, 2001 (see Note 12), which were general unsecured obligations of Zenith National. Interest on the 9% Notes was payable semi-annually. Issue costs of $1.2 million were being amortized over the term of the 9% Notes. In the years ended December 31, 2002, 2001 and 2000, $1.7 million, $5.3 million and $5.8 million, respectively, of interest and issue costs were expensed.

NOTE 10

Interest Incurred

        Interest incurred on borrowings was as follows:

Years ended December 31,
	2002	2001	2000
(Dollars in thousands)
Interest capitalized for discontinued Real Estate operations	$3,356	$5,230	$8,364
Interest expense not related to discontinued Real Estate operations	5,102	7,576	5,640

Total interest incurred	$8,458	$12,806	$14,004

NOTE 11

Redeemable Securities

        Zenith National Insurance Capital Trust I, a Delaware statutory business trust (the "Trust"), all of the voting securities of which are owned by Zenith National, had $67.0 million outstanding of the $75.0 million issued of its 8.55% Capital Securities at December 31, 2002 and 2001. The Capital Securities pay semi-annual cumulative cash distributions at the annual rate of 8.55% of the $1,000 liquidation amount per security.

        The Trust had invested $77.3 million in Zenith National's 8.55% Subordinated Deferrable Interest Debentures due 2028 (the "Subordinated Debentures") at December 31, 2002 and 2001, which constitute the principal asset of the Trust. The semi-annual interest payments on the Subordinated Debentures may be deferred by Zenith National for up to ten consecutive semi-annual periods. The Subordinated Debentures are redeemable at any time by Zenith National at the then present value of the remaining scheduled payments of principal and interest. Payments on the Capital Securities, including distributions and redemptions, follow those of the Subordinated Debentures. Zenith National fully and unconditionally guaranteed the distributions on, and the liquidation amount generally of, the Capital Securities to the extent the Trust has funds legally available therefor. Zenith National's guarantee of the Capital Securities, as well as the Subordinated Debentures, are subordinated to all other indebtedness of Zenith National.

        The issue cost and discount on the Subordinated Debentures of $1.7 million are being amortized over the term of the Subordinated Debentures. During the years ended December 31, 2002, 2001 and 2000, $5.8 million, $5.8 million and $5.9 million, respectively, of interest, issue costs and discount were expensed.

        The aggregate maturities for all long-term borrowings for each of the five years after December 31, 2002 are as follows:

Maturing in:	Amount
(Dollars in thousands)
2003
2004
2005
2006
2007
Thereafter	$67,000

Total	$67,000

NOTE 12

Extraordinary Item: Gain on Extinguishment of Debt

        In 2000, Zenith National paid $22.8 million to repurchase $16.5 million aggregate principal amount of the outstanding 9% Notes and $8.0 million aggregate liquidation amount of the outstanding 8.55% Capital Securities. The repurchases resulted in an extraordinary gain before tax of $1.5 million. In 2001, Zenith National paid $1.3 million to repurchase $1.3 million aggregate principal amount of the outstanding 9% Notes. Zenith National used its available cash balances to fund these purchases.

NOTE 13

Reinsurance

        We annually purchase excess of loss reinsurance to protect Zenith against the impact of large, irregularly-occurring losses in its Workers' Compensation business. Such reinsurance reduces the magnitude of sudden and unpredictable changes in net income and the capitalization of insurance operations. Zenith maintains excess of loss and catastrophe reinsurance protection, which varies based on the type of coverage, as follows: excess of loss reinsurance per occurrence in excess of $1.0 million up to $150.0 million except between $60.0 million and $100.0 million, Zenith has retained 50% of any loss.

        Effective January 1, 2002, Zenith Insurance and a subsidiary of Odyssey Reinsurance Corp., a subsidiary of Fairfax ("Odyssey Re") entered into a 10% quota share ceded reinsurance agreement with respect to all new and renewal workers' compensation business written by Zenith Insurance in the three years commencing January 1, 2002. Quota share reinsurance allows the ceding company to increase the amount of business it writes while sharing the premiums and associated risks with the assuming company. The effect is similar to increasing the capital of the ceding company. Zenith expects that the quota share arrangement will favorably assist in the capitalization of its insurance subsidiaries over the term of the quota share reinsurance contract.

        Reinsurance transactions reflected in the financial statements were as follows:

Years ended December 31,
	2002	2001	2000
(Dollars in thousands)
Direct premiums earned	$555,023	$427,331	$307,514
Assumed premiums earned	59,771	63,975	41,848
Ceded premiums earned	(57,739)	(14,430)	(10,610)

Net premiums earned	$557,055	$476,876	$338,752

Ceded loss and loss adjustment expenses incurred	$24,704	$5,728	$8,186

        2002 ceded premiums and loss and loss adjustment expenses incurred reflect the results of the quota share agreement with the subsidiary of Odyssey Re.

NOTE 14

Commitments and Contingent Liabilities

        Zenith has office space leases, equipment leases and automobile leases expiring through 2008. The minimum rentals on these operating leases as of December 31, 2002 were as follows:

(Dollars in thousands) Years	Equipment and auto fleet	Offices	Total
2003	$1,024	$3,544	$4,568
2004	509	3,549	4,058
2005	100	2,906	3,006
2006	14	2,002	2,016
2007	5	1,762	1,767
2008		404	404

Total	$1,652	$14,167	$15,819

        Rental expenses for the years ended December 31, 2002, 2001 and 2000 amounted to $5.0 million, $5.4 million and $5.2 million, respectively.

Settlement of RISCORP Litigation and Resolution of Contingency

        On April 1, 1998, pursuant to an Asset Purchase Agreement dated June 17, 1997 (the "Asset Purchase Agreement") between Zenith Insurance and RISCORP Inc. and certain of its subsidiaries (collectively, "RISCORP"), Zenith Insurance acquired substantially all of the assets and certain liabilities of RISCORP related to RISCORP's workers' compensation business (the "RISCORP Acquisition"). On January 13, 2000, RISCORP filed a complaint against Zenith Insurance and another defendant in the Superior Court of Fulton County in the State of Georgia. RISCORP's lawsuit sought a declaration that would have had the effect of requiring Zenith to pay either $18.1 million (and related charges) or $5.9 million. On September 4, 2002, by stipulation, the litigation filed by RISCORP was dismissed with prejudice and with no liability to Zenith.

Contingencies Surrounding Reinsurance Receivable from Reliance

        At December 31, 2002 and 2001, Reliance owed Zenith Insurance $6.0 million of reinsurance recoverable on paid and unpaid losses in connection with the reinsurance arrangements assumed by Zenith Insurance in its 1996 acquisition of the Associated General Commerce Self-Insurers' Trust Fund.

        In January 2001, Reliance was subject to a Supervision Order by the Pennsylvania Department of Insurance. This is not the same as insolvency. Based on the published 1999 financial statements for Reliance, which showed considerable net worth, we had no reason to conclude that we had an impairment of our reinsurance recoverable at the time of the Supervision Order. On May 29, 2001, the Pennsylvania Department of Insurance issued an Order of Rehabilitation for Reliance. Rehabilitation raises the possibility of compromise with Reliance's creditors. Therefore, we disclosed a contingency in the second quarter of 2001 related to possible impairment of our receivable from Reliance. With no information with which to estimate our impairment (no financial statements were filed by Reliance for 2000), we concluded that we could not determine the outcome of the contingency at that time. On October 3, 2001, the Commonwealth Court of the State of Pennsylvania approved an Order of Liquidation for Reliance, which was experiencing cash flow problems caused by slow reinsurance recoveries. At that time, an estimated balance sheet of Reliance was made available as of December 31, 2000, from which we estimated that we could expect to recover no more than 50% of our receivable. This established a range of outcomes for the amount impaired between $3.0 million and $6.0 million (i.e., we expect to recover an amount between 50% and nothing). We have no information with which to establish an estimate within that range as better than any other and, therefore, we recorded an impairment provision of $3.0 million for our receivable from Reliance. We recorded the provision in the third quarter of 2001, the period for which the information became available to estimate the impairment provision. The impairment provision was $3.0 million at December 31, 2002 and 2001. The eventual outcome of this matter will be determined by the ultimate amount of Reliance's liabilities and whether or not Reliance has sufficient assets or can obtain recoveries and investment income in an amount sufficient to pay its liabilities. We will revise our impairment provision, if necessary, upon receipt of relevant information.

Contingencies Surrounding State Guarantee Fund Assessments

        State Guarantee Funds ("Guarantee Funds") exist to ensure that policyholders (holders of direct insurance policies but not of reinsurance policies) receive payment of their claims if insurance companies become insolvent. The Guarantee Funds are funded primarily by statutorily prescribed assessments they bill to other insurance companies doing business in their states. Various mechanisms exist in some of these states for assessed insurance companies to recover these assessments. Upon the insolvency of an insurance company, the Guarantee Funds become primarily liable for the payment of its policyholder liabilities. The declaration of an insolvency establishes the presumption that assessments by the Guarantee Funds are probable. Zenith Insurance writes workers' compensation insurance in many states in which unpaid workers' compensation liabilities are the responsibility of the Guarantee Funds and has received, and expects to continue to receive, Guarantee Fund assessments, some of which may be based on certain of the premiums it has already earned at December 31, 2002. Zenith recorded an estimate of $6.0 million (net of expected recoveries of $2.0 million recoverable before the end of 2003) for its expected liability at December 31, 2002 for Guarantee Fund assessments. Recoveries are attributable to premium tax credits in various states. The amount of the recovery we have recorded is limited to credits applicable to, and recoverable from, premiums earned at December 31, 2002. The estimated expense for Guarantee Fund assessments was $4.1 million in 2002 compared to $3.5 million in 2001. Our estimated liability is based on currently available information and could change based on additional information or reinterpretation of existing information concerning the actions of the Guarantee Funds. Zenith expects that it will continue to accrue and receive Guarantee Fund assessments; and the ultimate impact of such assessments will depend upon the amount and timing of the assessments and of any recoveries to which Zenith is entitled.

Contingencies Surrounding Recoverability of Special Disability Trust Fund Receivable

        The Florida Special Disability Trust Fund ("SDTF") is a fund established in Florida to reimburse insurance companies and employers for the cost of certain workers' compensation claims. The SDTF was established to promote the re-hiring of injured workers by providing a reimbursement for certain qualifying claims made by a previously injured worker subsequent to their re-hiring. These claims are sometimes referred to as "second injuries." We are able to submit such second injury claims to the SDTF and, if the claims are accepted, we are reimbursed for part of the cost of the claim. The SDTF stopped accepting new second injury claims dated after January 1, 1998. Approximately 550 of our Florida claims have been accepted, for which we have recorded a recoverable of $13.1 million, net of amounts due to reinsurers, at December 31, 2002. We bill the SDTF and receive reimbursements as we make payments on accepted claims. The SDTF is funded by assessing a fee of 4.52% of premiums written in Florida, and we accrue the assessment as a liability when we write Florida business. If the legislature in Florida were to decide to cease or suspend the assessment, and thereby the funding of the SDTF, any recoverable that we may have at that time which is related to un-reimbursed claims might be at risk. However, we have no current information to indicate that the SDTF assessment in Florida will not continue. We continue to collect substantial recoveries for second injury claims from the SDTF. We received reimbursements from the SDTF of $5.6 million in 2002, $13.0 million in 2001 and $5.9 million in 2000. The SDTF is currently about 30 to 36 months behind schedule in reimbursing claims but we expect to fully recover the remaining amount receivable.

Other Litigation

        Zenith National and its subsidiaries are defendants in various litigation. In the opinion of management, after consultation with legal counsel, such litigation is either without merit or the ultimate liability, if any, is not expected to have a material adverse effect on the consolidated financial condition, results of operations or cash flows of Zenith.

NOTE 15

Common Stock

        Effective in the fourth quarter of 2002, Zenith began to expense the cost of employee stock options using the fair value based method of recording stock options in accordance with SFAS No. 123 and accounted for the change in accounting principle using the prospective method in accordance with SFAS No. 148 (see Note 1). The total cost of Zenith's 2002 option grants, which will be reflected in earnings ratably through 2006, is estimated to be about $0.2 million before tax. The pro-forma effect of all stock options accounted for under the intrinsic value method for the years ended December 31, 2002, 2001 and 2000 was as follows:

Years ended December 31,
	2002	2001	2000
(Dollars in thousands, except per share data)
Net income (loss) as reported(2)	$10,200	$(25,860)	$(46,800)
Stock-based employee compensation expense included in reported net income (loss), net of income tax benefit	24
Total stock-based employee compensation expense determined under fair value method for all awards, net of income tax benefit	(424)	(800)	(1,500)

Pro-forma net income (loss)	$9,800	$(26,660)	$(48,300)

Net income (loss) per share — basic(1)
Net income (loss) per share as reported	$0.55	$(1.47)	$(2.72)
Net income (loss) per share — pro-forma	0.52	(1.52)	(2.80)
Net income (loss) per share — diluted(1)
Net income (loss) per share as reported	0.54	(1.47)	(2.72)
Net income (loss) per share — pro-forma	0.52	(1.52)	(2.80)

(1)
Additional common shares issuable under employee stock option plans using the treasury stock method are anti-dilutive for 2001 and 2000 because there is a loss from continuing operations for these years.

(2)
2001 is restated for equity in losses of investee (see Note 1).

        The fair value of each option grant was estimated on the date of grant using the Black- Scholes option pricing model with the following weighted average assumptions:

	2002 Grants	2001 Grants	2000 Grants
Risk-free interest rates	4.16% - 4.29%	4.45% - 4.92%	5.45% - 6.85%
Dividend yields	4.21%	3.45%	3.55%
Volatility factors	24.00% - 24.09%	23.39% - 23.47%	20.87% - 22.97%
Weighted average expected life (five-year term options)	4.5 yrs.	4.5 yrs.	4.5 yrs.
Weighted average fair value per share	$5.23	$5.09	$4.44

        Additional information with respect to stock options was as follows:

	Number of shares	Weighted average exercise price
(Shares in thousands)
Outstanding at December 31, 1999	2,115	$24.76
Granted	537	21.15
Exercised	(295)	24.54
Expired or cancelled	(209)	25.76

Outstanding at December 31, 2000	2,148	24.03
Granted	95	27.60
Exercised	(119)	25.38
Expired or cancelled	(60)	26.98

Outstanding at December 31, 2001	2,064	24.03
Granted	90	31.19
Exercised	(215)	25.34
Expired or cancelled	(201)	26.73

Outstanding at December 31, 2002	1,738	23.93

        Certain information on outstanding options at December 31, 2002 was as follows:

Range of exercise price (Shares in thousands)	Number outstanding	Weighted average remaining life in years	Outstanding options weighted average exercise price
$23.63	1,000	3.2	$23.63
19.16 - 31.32	738	2.5	23.66

        Options exercisable at December 31, 2002, 2001 and 2000 were 1,378,000, 1,534,000 and 1,205,000, respectively. Certain information on exercisable options at December 31, 2002 was as follows:

Range of exercise prices (Shares in thousands)	Number exercisable	Exercisable options weighted average exercise price
$23.63	1,000	$23.63
19.16 - 31.32	378	22.93

        From time to time, Zenith National may make repurchases of its outstanding common shares. At December 31, 2002, Zenith National was authorized to repurchase up to 929,000 shares of its common stock at prevailing market prices pursuant to a share repurchase program authorized by its Board of Directors. Any purchases are discretionary and can be adequately funded from Zenith National's existing sources of liquidity.

        On December 5, 2001, Zenith National sold one million shares of its common stock, par value $1.00 per share, in a private placement for $25.00 per share to Odyssey Re.

NOTE 16

Dividend Restrictions

        The California and Texas Insurance Holding Company System Regulatory Acts limit the ability of Zenith Insurance to pay dividends to Zenith National, and of the insurance subsidiaries of Zenith Insurance to pay dividends to Zenith Insurance, by providing that the appropriate insurance regulatory authorities in the states of California and Texas must approve any dividend that, together with all other such dividends paid during the preceding twelve months, exceeds the greater of: (a) 10% of the paying company's statutory surplus as regards policyholders at the preceding December 31; or (b) 100% of the net income for the preceding year. In addition, any such dividend must be paid from policyholders' surplus attributable to accumulated earnings. In each of the years ended December 31, 2001 and 2000, Zenith Insurance paid $10.0 million in dividends to Zenith National. Zenith Insurance did not pay any dividends to Zenith National in 2002. Stockholders' equity of Zenith's insurance operations, in accordance with GAAP, amounted to $382.9 million as of December 31, 2002, of which $31.0 million can be paid in 2003 to Zenith National in dividends without prior approval. In March 2003, Zenith Insurance paid a dividend of $10.0 million to Zenith National.

        The restrictions on the payment of dividends have not had, and under current regulations are not expected to have, a material adverse impact on the ability to pay dividends. In a recent court ruling, a California statute that allowed a deduction for the dividends received from wholly-owned insurance companies in the determination of taxable income for the California Franchise Tax was held unconstitutional in certain circumstances. The consequences of the decision are unclear, but it is possible that the California Franchise Tax Board ("FTB") could take the position that the decision has caused the statute to be invalid for all purposes and disallow in its entirety the deduction for dividends received from insurance subsidiaries. If sustained, such action by the FTB would have the effect of imposing a tax of approximately 6% (after the benefit of a federal tax deduction) on any dividends paid from Zenith Insurance to Zenith National. Zenith is unable to predict the ultimate outcome of this matter, which depends upon the actions of the FTB, the prospects for appropriate legislative relief and various tax strategies that may be available to Zenith to alleviate the consequences of any actions by the FTB.

NOTE 17

Statutory Financial Data

        Statutory capital stock and surplus and net income (loss) of Zenith's insurance subsidiaries, as reported to regulatory authorities, were as follows:

Years ended December 31,
	2002	2001	2000
(Dollars in thousands)
Capital stock and surplus	$309,810	$252,466	$262,315
Net income (loss)	19,220	(15,429)	(60,737)

        The insurance business is subject to state-by-state regulation and legislation focused on solvency, pricing, market conduct, claims practices, underwriting, accounting, investment criteria and other areas. Such regulation and legislation is constantly changing and compliance is essential and is an inherent risk of the business.

NOTE 18

Earnings and Dividends Per Share

        The following table sets forth the computation of basic and diluted net income (loss) per common share.

Years ended December 31,
	2002	2001	2000
(Dollars in thousands, except per share data)
(A) Net income (loss)	$10,200	$(25,860)	$(46,800)

(B) Weighted average outstanding shares during the period	18,702	17,593	17,212
Additional common shares issuable under employee stock option plans using the treasury stock method	193	172	57

(C) Weighted average number of common shares outstanding assuming exercise of stock options	18,895	17,765	17,269

Net income (loss) per common share:
(A)/(B) — basic(1)	$0.55	$(1.47)	$(2.72)
(A)/(C) — diluted(1)	0.54	(1.47)	(2.72)

Dividends per common share	$1.00	$1.00	$1.00

(1)
Additional common shares issuable under employee stock option plans using the treasury stock method are anti-dilutive for 2001 and 2000 because there is a loss from continuing operations for these years. In these periods, diluted earnings per share uses (B) as the denominator.

        Options to purchase 333,000 shares of common stock at an average price of $29.02 per share were outstanding as of December 31, 2002 but were not included in the computation of diluted earnings per share because the options' exercise prices were greater than the average market price of the common shares, and, therefore, the effect would be anti-dilutive.

NOTE 19

Other Comprehensive Income

        The following summaries present the components of comprehensive income, attributable to unrealized gains and loses on investments for the three years ended December 31, 2002:

(Dollars in thousands)	Before tax	After tax
Year ended December 31, 2002
Unrealized gain on securities:
Unrealized holding gain on available-for-sale investments arising during the year	$23,596	$15,337
Reclassification adjustment for realized loss included in net income	5,890	3,829

Net unrealized gain	$29,486	$19,166

Year ended December 31, 2001
Unrealized gain on securities:
Unrealized holding gain on available-for-sale investments arising during the year	$5,059	$3,289
Reclassification adjustment for realized loss included in net loss	4,848	3,151

Net unrealized gain	$9,907	$6,440

Year ended December 31, 2000
Unrealized gain on securities:
Unrealized holding gain on available-for-sale investments arising during the year	$1,064	$692
Reclassification adjustment for realized loss included in net loss	17,077	11,100

Net unrealized gain	$18,141	$11,792

NOTE 20

Segment Information

        Zenith classifies its business into the following segments: Workers' Compensation, Reinsurance, Real Estate (through October 8, 2002, the date of the sale of the Real Estate operations), Investment and Parent. Segments are designated based on the types of products and services provided. Workers' Compensation represents insurance coverage for the statutorily prescribed benefits that employers are required to pay to their employees injured in the course of employment. Reinsurance principally consists of assumed reinsurance of property losses from worldwide catastrophes and large property risks. The Real Estate operations developed land and primarily constructed single-family residences in Las Vegas, Nevada (see Note 6). Investment operations provide income and realized gains on investments, primarily from investments in debt securities. The Parent operations represent Zenith National, a holding company which owns, directly or indirectly, all of the capital stock of the insurance operations, non-insurance companies and other investment securities.

        The accounting policies of the segments are the same as those described in Note 1. Zenith evaluates insurance operation performance based on the combined ratios and income or loss from operations before income tax, and the related investment income or realized gains or losses.

        Information as to the operations of the segments is set forth below:

(Dollars in thousands)	Workers' Compensation	Reinsurance	Real Estate(1)	Investment(2)	Parent	Total
	Year ended December 31, 2002
Revenues:
Premiums earned	$503,859	$53,196				$557,055
Net investment income				$48,811		48,811
Realized losses on investments				(3,631)		(3,631)

Total revenues	503,859	53,196		45,180		602,235

Interest expense					$(5,102)	(5,102)

(Loss) income from continuing operations before tax and equity in earnings of investee	(43,848)	7,644		45,180	(10,237)	(1,261)
Federal income tax (benefit) expense	(15,058)	2,675		15,051	(3,582)	(914)

(Loss) income from continuing operations after tax and before equity in earnings of investee	(28,790)	4,969		30,129	(6,655)	(347)
Equity in earnings of investee, net of tax expense of $734				1,363		1,363

(Loss) income from continuing operations	(28,790)	4,969		31,492	(6,655)	1,016

Income from discontinued operations, net of tax expense of $1,547			$2,872			2,872
Gain on sale of real estate operations, net of tax expense of $3,399			6,312			6,312

Total income from discontinued operations			9,184			9,184

Net (loss) income	$(28,790)	$4,969	$9,184	$31,492	$(6,655)	$10,200

Combined ratios	108.7%	85.6%				106.5%

Investment in Advent Capital				18,319		18,319

Total assets	$443,982	$41,704		$1,126,726	$2,701	$1,615,113

	Year ended December 31, 2001
Revenues:
Premiums earned	$415,848	$61,028				$476,876
Net investment income				$51,178		51,178
Realized gains on investments				9,169		9,169

Total revenues	415,848	61,028		60,347		537,223

Interest expense					$(7,576)	(7,576)

(Loss) income from continuing operations before tax and equity in losses of investee	(58,329)	(31,918)		60,347	(11,402)	(41,302)
Federal income tax (benefit) expense	(19,595)	(10,716)		20,546	(3,991)	(13,756)

(Loss) income from continuing operations after tax and before equity in losses of investee	(38,734)	(21,202)		39,801	(7,411)	(27,546)
Equity in losses of investee, net of tax benefit of $1,110				(2,060)		(2,060)

(Loss) income from continuing operations	(38,734)	(21,202)		37,741	(7,411)	(29,606)

Income from discontinued operations, net of tax expense of $2,017			$3,746			3,746

Net (loss) income	$(38,734)	$(21,202)	$3,746	$37,741	$(7,411)	$(25,860)

Combined ratios	114.0%	152.3%				118.9%

Investment in Advent Capital				1,028		1,028

Total assets	$451,441	$43,108	$62,706	$975,998	$4,746	$1,537,999

(1)
Discontinued Real Estate operations — see Note 1.

(2)
Restated in 2001 for equity in losses of investee — see Note 1.

(Dollars in thousands)	Workers' Compensation	Reinsurance	Real Estate(1)	Investment	Parent	Total
	Year ended December 31, 2000
Revenues:
Premiums earned	$300,833	$37,919				$338,752
Net investment income				$51,766		51,766
Realized losses on investments				(15,467)		(15,467)

Total revenues	300,833	37,919		36,299		375,051

Interest expense					$(5,640)	(5,640)

(Loss) income from continuing operations before tax and extraordinary item	(87,854)	(14,536)		36,299	(11,682)	(77,773)
Federal income tax (benefit) expense	(29,558)	(4,891)		12,110	(4,089)	(26,428)

(Loss) income from continuing operations before extraordinary item	(58,296)	(9,645)		24,189	(7,593)	(51,345)
Income from discontinued operations, net of tax expense of $1,912			$3,552			3,552

(Loss) income before extraordinary item	(58,296)	(9,645)	3,552	24,189	(7,593)	(47,793)
Extraordinary item, net of tax expense of $534(3)					993	993

Net (loss) income	$(58,296)	$(9,645)	$3,552	$24,189	$(6,600)	$(46,800)

Combined ratios	129.2%	138.3%				130.2%

(1)
Discontinued Real Estate Operations — see Note 1.

(3)
Gain on extinguishment of debt (net of income tax) — see Note 12.

NOTE 21

Employee Benefit and Retirement Plans

        Zenith offers a tax deferred savings plan organized under Section 401(k) of the Internal Revenue Code for all of its subsidiaries' eligible employees. Zenith matches 50% of employee contributions that are 6% or less of salary on a current basis and is not liable for any future payments under the plan. For the years ended December 31, 2002, 2001 and 2000, Zenith contributed $1.7 million, $1.5 million and $0.8 million, respectively.

        Zenith also offers a stock purchase plan, under which all employees are able to purchase shares of Zenith National common stock at market value. Zenith matches 25% of all employee purchases. For the years ended December 31, 2002, 2001 and 2000, Zenith contributed $0.4 million, $0.3 million and $0.3 million, respectively.

NOTE 22

Related Parties

        At December 31, 2002, companies controlled by Fairfax owned 7,811,000 shares, or 42%, of the total outstanding shares of common stock of Zenith National. Fairfax has disclaimed control of Zenith in separate filings with the Departments of Insurance in California, Texas and New York. Fairfax has also granted a proxy covering all its shares of Zenith National to an individual trustee with instructions to vote the shares in proportion to the voting of all other Zenith National shareholders.

        At December 31, 2002 and 2001, Zenith owned $7.7 million and $9.1 million, respectively, at fair value of securities issued by Fairfax. In addition, Zenith owned $2.4 million and $2.7 million, respectively, at fair value of securities issued by TIG Capital Trust I, a subsidiary of Fairfax. At December 31, 2002 and 2001, Zenith owned $27.0 million at fair value of securities issued by Odyssey Re Holdings Corp., a New York Stock Exchange-listed subsidiary of Fairfax. Zenith also owned

$13.1 million at fair value of common stock of Wynn Resorts, Ltd. at December 31, 2002. Two of Zenith's Directors are also Directors of Wynn Resorts, Ltd.

        On December 5, 2001, Zenith National sold one million shares of its common stock, par value $1.00 per share, in a private placement for $25.00 per share to a subsidiary of Odyssey Re.

        Zenith's insurance operations conduct assumed and ceded reinsurance transactions with subsidiaries of Fairfax. Effective January 1, 2002, Zenith Insurance and a subsidiary of Odyssey Re entered into a 10% quota share ceded reinsurance agreement with respect to all new and renewal workers' compensation business written by Zenith Insurance in the three years commencing January 1, 2002. The following table summarizes the reinsurance transactions with the subsidiaries of Fairfax:

Years ended December 31,
	2002	2001
(Dollars in thousands)
Assumed Reinsurance:
Unpaid loss and loss adjustment expenses	$118	$266
Ceded Reinsurance:
Ceded reinsurance premiums earned	36,772
Unpaid loss and loss adjustment expenses	32,482	3,795
Unearned premiums	7,257

        In 2002, Zenith entered into an assumed quota share reinsurance contract with a Lloyds syndicate managed by Advent Capital. Assumed reinsurance premiums earned in 2002 were $2.7 million, of which $0.9 million were receivable at December 31, 2002. Unpaid loss and loss adjustment expenses were $2.0 million, and unearned premiums were $2.4 million at December 31, 2002.

NOTE 23

Quarterly Financial Data (Unaudited)

	2002 Quarter Ended
(Dollars in thousands, except per share data)	March 31	June 30	September 30	December 31
Premiums earned	$121,274	$127,530	$149,898	$158,353
Net investment income	12,662	12,808	11,960	11,381
Realized (losses) gains on investments	(828)	(26)	1,108	(3,885)

Income (loss) from continuing operations	1,911	5,477	7,740	(14,112)
Income from discontinued operations	889	1,023	960	6,312

Net income (loss)	2,800	6,500	8,700	(7,800)

Net income (loss) per common share
— basic(1)	$0.15	$0.35	$0.46	$(0.42)
— diluted(1)	0.15	0.34	0.46	(0.42)

	2001 Quarter Ended
(Dollars in thousands, except per share data)	March 31	June 30	September 30	December 31(3)
Premiums earned	$104,638	$115,760	$130,032	$126,446
Net investment income	13,380	12,865	12,610	12,323
Realized gains on investments	137	1,865	4,101	3,066

Loss (income) from continuing operations	(823)	1,486	(20,166)	(10,103)
Income from discontinued operations	723	1,414	866	743

Net (loss) income	(100)	2,900	(19,300)	(9,360)

Net (loss) income per common share
—basic(2)	$(0.01)	$0.17	$(1.10)	$(0.52)
—diluted(2)	(0.01)	0.16	(1.10)	(0.52)

(1)
Additional common shares issuable under employee stock option plans using the treasury stock method are anti-dilutive for the fourth quarter of 2002 because there is a loss from continuing operations for that period.

(2)
Additional common shares issuable under employee stock option plans using the treasury stock method are anti-dilutive for the first, third and fourth quarters of 2001 because there is a loss from continuing operations for those periods.

(3)
Fourth quarter of 2001 is restated for equity method accounting for Advent Capital.

        The fourth quarters of 2002 and 2001 include write-downs for other-than-temporary declines in the fair values of investments of $3.8 million and $4.4 million, respectively, before tax. The fourth quarter of 2002 includes a charge of $30.0 million before tax for increased workers' compensation loss reserves. The fourth quarter of 2001 includes catastrophe losses of $9.2 million before tax.

NOTE 24

Common Stock Market Prices (Unaudited)

        The following table shows the high and low common stock prices during each quarter for the past two years.

	2002		2001
Quarter ended
	High	Low	High	Low
March 31	$31.25	$27.36	$30.70	$22.80
June 30	32.25	28.90	27.92	23.41
September 30	31.81	23.35	30.15	23.78
December 31	29.45	22.00	29.30	24.40

        As of March 7, 2003, there were 250 registered holders of record of Zenith National common stock.

REPORT OF INDEPENDENT AUDITORS

To the Stockholders and Board of Directors of
Zenith National Insurance Corp.:

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, cash flows and stockholders' equity present fairly, in all material respects, the financial position of Zenith National Insurance Corp. and subsidiaries (the "Company") at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As discussed in Note 1 to the Consolidated Financial Statements, effective January 1, 2002, the Company adopted the provisions of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets." Also, as discussed in Note 1 to the Consolidated Financial Statements, during the year ended December 31, 2002, the Company changed its method of accounting for its investment in Advent Capital (Holdings) PLC from the cost method to the equity method.

PricewaterhouseCoopers LLP

Los Angeles, California
February 4, 2003

SCHEDULE I — SUMMARY OF INVESTMENTS —

OTHER THAN INVESTMENTS IN RELATED PARTIES

ZENITH NATIONAL INSURANCE CORP. AND SUBSIDIARIES

December 31, 2002

Column A	Column B	Column C	Column D
Type of investment	Cost(1)	Fair value	Amount at which shown in the balance sheet(2)
	(Dollars in thousands)
Fixed maturity securities:
Bonds:
United States Government and government agencies and authorities	$166,744	$170,920	$167,470
Public utilities	22,199	20,603	20,603
States, municipalities and political subdivisions	53,665	54,312	54,312
Industrial and miscellaneous	515,669	542,508	542,190
Redeemable preferred stocks	21,762	25,285	25,285

Total fixed maturity securities:	780,039	813,628	809,860
Equity securities:
Floating rate preferred stocks	6,799	6,420	6,420
Convertible and non-redeemable preferred stocks	6,056	6,695	6,695
Common stocks:
Industrial, misc. and all other	24,317	23,230	23,230
Banks, trust and insurance companies	14,514	12,289	12,289

Total equity securities	51,686	48,634	48,634
Mortgage loans	26,924	26,924	26,924
Short-term investments	158,078	158,078	158,078
Other investments	54,788	54,788	54,788

Total investments	$1,071,515	$1,102,052	$1,098,284

(1)
Original cost for equity securities. Original cost reduced by repayments and adjusted for amortization of premiums or accrual of discounts for fixed maturity securities.
(2)
Amount at which shown in the balance sheet may differ from cost or fair value for fixed maturity securities depending on the classification of the underlying securities in accordance with Statement of Financial Accounting Standards No. 115 — "Accounting for Investments in Certain Debt and Equity Securities."

SCHEDULE II — CONDENSED FINANCIAL INFORMATION OF REGISTRANT

ZENITH NATIONAL INSURANCE CORP.

BALANCE SHEET

	December 31,
(Dollars and shares in thousands)	2002	2001
		(Restated— see Note A)
ASSETS
Investments:
Common stocks, at fair value (cost $129 in 2002 and $1,678 in 2001)	$131	$1,578
Short-term investments (at cost, which approximates fair value)	7,813	77,817

Total investments	7,944	79,395
Cash	275	608
Investment in subsidiaries (Note A)	387,176	309,134
Receivable from subsidiaries (Note A)	38	43,998
Other assets	16,929	17,644

Total assets	$412,362	$450,779

LIABILITIES
Senior notes payable, less unamortized issue cost of $32 in 2001 (Note B)		$57,203
8.55% Subordinated Deferrable Interest Debentures, less unamortized issue cost of $240 in 2002 and $250 in 2001 (Note D)	$77,080	77,070
Dividend payable to stockholders	4,692	4,638
Federal income tax (Note A)	7,197	5,647
Other liabilities	6,369	5,670

Total liabilities	95,338	150,228

Commitments and contingent liabilities (Note G)
STOCKHOLDERS' EQUITY
Preferred stock, $1 par—shares authorized 1,000; issued and outstanding, none in 2002 and 2001
Common stock, $1 par—shares authorized 50,000; issued 25,786 and 25,571 in 2002 and 2001, outstanding 18,768 and 18,553 in 2002 and 2001	25,786	25,571
Additional paid-in capital	296,974	291,348
Retained earnings	109,008	117,540
Accumulated other comprehensive income (loss) (Note F)	17,398	(1,766)

	449,166	432,693
Treasury stock, at cost (7,018 shares in 2002 and 2001) (Note E)	(132,142)	(132,142)

Total stockholders' equity	317,024	300,551

Total liabilities and stockholders' equity	$412,362	$450,779

See notes to condensed financial information.

ZENITH NATIONAL INSURANCE CORP.

STATEMENT OF OPERATIONS

	Years ended December 31,
(Dollars in thousands)	2002	2001	2000
		(Restated — see Note A)
Net investment income	$602	$2,100	$4,258
Realized gains (losses) on investments	52	419	(869)

Total revenues	654	2,519	3,389

Operating expenses	5,135	3,827	6,042
Interest expense	5,301	7,774	5,839

Total expenses	10,436	11,601	11,881

Loss before federal income tax benefit and equity in income (loss) of subsidiaries and extraordinary item	(9,782)	(9,082)	(8,492)
Federal income tax benefit	3,430	992	2,631

Loss before equity in income (loss) of subsidiaries and extraordinary item	(6,352)	(8,090)	(5,861)
Equity in income (loss) of subsidiaries (Note A)	16,552	(17,770)	(41,932)

Income (loss) before extraordinary item	10,200	(25,860)	(47,793)
Extraordinary item — gain on extinguishment of debt, net of federal income tax expense of $534 (Note C)			993

Net income (loss)	$10,200	$(25,860)	$(46,800)

See notes to condensed financial information.

ZENITH NATIONAL INSURANCE CORP.

STATEMENT OF CASH FLOWS

	Years ended December 31,
(Dollars in thousands)	2002	2001	2000
		(Restated —see Note A)
Cash flows from operating activities:
Investment income received	$233	$477	$721
Operating expenses paid	(4,086)	(4,111)	(6,858)
Interest paid	(6,078)	(7,648)	(6,216)
Income tax recovered (paid)	4,818	(2,657)	10,675

Net cash used in operating activities	(5,113)	(13,939)	(1,678)

Cash flows from investing activities:
Purchases of investments:
Equity securities available-for-sale	(20)	(3,069)	(888)
Proceeds from sales of investments:
Fixed maturity securities available-for-sale		768
Equity securities available-for-sale	1,762	2,731
Net decrease (increase) in short-term investments	70,004	(17,873)	41,485
Other, net	233	(233)	5,784

Net cash provided by (used in) investing activities	71,979	(17,676)	46,381

Cash flows from financing activities:
Repurchase of redeemable securities (Note C)			(6,164)
Repayment of 9% Notes (Note B)	(57,235)
Repurchase of 9% Notes (Note C)		(1,265)	(16,585)
Cash advanced from bank lines of credit	25,000
Cash repaid on bank lines of credit	(25,000)
Cash dividends paid to common stockholders	(18,677)	(17,502)	(17,183)
Proceeds from exercise of stock options	5,431	3,022	7,246
Sale of treasury shares (Note E)		25,000
Purchase of treasury shares		(207)	(38)
Dividends received from subsidiaries (Note A)		10,000	10,000
Cash contribution to Zenith Insurance (Note A)	(25,000)		(25,000)
Net cash from subsidiary (Note A)	28,282	12,099	4,097

Net cash (used in) provided by financing activities	(67,199)	31,147	(43,627)

Net (decrease) increase in cash	(333)	(468)	1,076
Cash at beginning of year	608	1,076

Cash at end of year	$275	$608	$1,076

Reconciliation of net income (loss) to net cash flows from operating activities:
Net income (loss)	$10,200	$(25,860)	$(46,800)
(Income) loss from subsidiaries (Note A)	(16,552)	17,770	41,932
Gain on extinguishment of debt (Note C)			(1,527)
Federal income tax	1,388	(3,649)	8,577
Other	(149)	(2,200)	(3,860)

Net cash used in operating activities	$(5,113)	$(13,939)	$(1,678)

See notes to condensed financial information.

ZENITH NATIONAL INSURANCE CORP.

NOTES TO CONDENSED FINANCIAL INFORMATION

        The accompanying condensed financial statements and the related notes should be read in conjunction with the consolidated financial statements and notes thereto of Zenith National Insurance Corp. ("Zenith National") and subsidiaries. Certain prior year numbers have been reclassified to conform to the current year presentation.

A.    Investment In Subsidiaries

          Zenith National owns, directly or indirectly, 100% of the outstanding stock of Zenith Insurance Company ("Zenith Insurance"); ZNAT Insurance Company; Zenith Star Insurance Company; Perma-Bilt, a Nevada Corporation ("Perma-Bilt"); Zenith Development Corp. ("ZDC"); and Zenith National Insurance Capital Trust I (the "Trust"). These investments are included in the financial statements on the equity basis of accounting. Included in investment in subsidiaries at December 31, 2002 and 2001 was $2.0 million of the unamortized excess of cost over underlying net tangible assets of companies acquired prior to 1970, which is considered to have continuing value.

          Through October 8, 2002, Zenith National was engaged in Real Estate operations through Perma-Bilt. Zenith National funded the land acquisitions of its Real Estate operations through intercompany loans to Perma-Bilt. On October 8, 2002, Zenith closed the sale of its home-building business and related real estate assets in Las Vegas, Nevada to Meritage Corporation ("Meritage"). In the transaction, Meritage, through its wholly-owned subsidiary, MTH-Homes Nevada, Inc. ("MTH Nevada"), acquired substantially all of Perma-Bilt's assets, subject to the related liabilities, pursuant to a Master Transaction Agreement, dated as of October 7, 2002, and related asset and real property acquisition agreements ("the Agreement"). Zenith received gross proceeds of $65.0 million in connection with the sale, including $28.4 million in repayment of intercompany loans to Zenith National from Perma-Bilt. Zenith National's equity in the income (loss) of its subsidiaries includes $9.2 million, $3.7 million and $3.6 million in 2002, 2001 and 2000, respectively, of after-tax income related to the discontinued real estate operations of Perma-Bilt. In addition to the consideration received in October 2002, the Agreement entitles us to receive 10% of MTH Nevada's pre-tax net income, subject to certain adjustments, for each of the twelve-month periods ending September 30, 2003, September 30, 2004 and September 30, 2005. We are currently unable to estimate how much, if anything, we might receive under this earn-out provision.

          On August 23, 2002, Zenith Insurance acquired 19.2 million Ordinary Shares of Advent Capital, a U.K. company, for $14.6 million in an open offer and placing of shares made in July 2002. As a result of the purchase, Zenith Insurance owns approximately 20.9% of the outstanding shares of Advent Capital. Advent Capital and its subsidiaries operate in the property and casualty insurance business in the United Kingdom by providing corporate capital to support underwriting of various Lloyd's syndicates and by managing those syndicates. Zenith Insurance used available funds from its short-term investments to fund the purchase of the Advent Capital shares. Prior to August 23, 2002, Zenith Insurance owned approximately 6.3% of the outstanding shares of Advent Capital and accounted for the investment on the cost basis. As of August 23, 2002, Zenith is accounting for its investment in Advent Capital based on the equity method in accordance with the provisions of Accounting Principles Board Opinion No. 18, "The Equity Method of Accounting for Investments in Common Stock" ("APB No. 18"). The carrying value of the investment in the common stock of Advent Capital is equal to Zenith Insurance's equity in the underlying net assets of Advent Capital. In accordance with the provisions of APB No. 18, our investment in Advent Capital was restated in 2001 as if the equity method of accounting had been applied. The effect was a reduction in Zenith National's investment in its subsidiaries of $2.1 million at December 31, 2001, a decrease in stockholders' equity of $2.1 million at

  December 31, 2001, and an increase in equity in net loss of its subsidiaries for 2001 of $2.1 million. At December 31, 2002, Zenith has accounted for its investment in Advent Capital using Advent Capital's September 30, 2002 financial statements. Zenith will continue to report its share of Advent Capital's income and net assets lagged by one quarter in order to allow sufficient time for Advent Capital to prepare the information.

          Zenith National files a consolidated federal income tax return. The equity in income (loss) of subsidiaries is net of a provision for federal income tax expense of $8.0 million for the year ended December 31, 2002 and federal income tax benefits of $9.9 million in 2001 and $21.9 million in 2000. Zenith National has a tax allocation agreement with its subsidiaries and the 2002, 2001 and 2000 condensed financial information reflects Zenith National's portion of the consolidated tax.

          On September 6, 2002, Zenith National contributed $47.5 million to the capital and surplus of Zenith Insurance. The contribution of capital to Zenith Insurance in 2002 consisted of $25.0 million in cash and $22.5 million in the form of a mortgage note owned by ZDC. Prior to its contribution by Zenith National to Zenith Insurance, the note was transferred from ZDC to Zenith National by way of dividend and in satisfaction of an intercompany loan between Zenith National and ZDC. In 2001, Zenith National contributed all of the outstanding capital stock of Perma-Bilt to the capital and surplus of Zenith Insurance at an equity basis value of $14.2 million. In 2000, Zenith National made a contribution of $25.0 million in cash to the capital and surplus of Zenith Insurance.

          In January 2003, Zenith National borrowed $45.0 million under its lines of credit to make a further capital contribution to Zenith Insurance. Available bank lines were reduced to $25.0 million as a result of the drawings. We anticipate re-financing the bank debt as soon as practicable, and will also pursue additional financing activities to support the growth of our insurance business.

          In each of 2001 and 2000, Zenith Insurance paid a dividend of $10.0 million in cash to Zenith National. In March 2003, Zenith Insurance paid a dividend of $10.0 million to Zenith National.

B.    Senior Notes Payable

          On May 1, 2002, Zenith National used $57.2 million of its available short-term investments to pay the principal of its 9% Senior Notes due May 1, 2002 (the "9% Notes"). Zenith National had $57.2 million outstanding of the $75.0 million issued of its 9% Notes at December 31, 2001. Interest on the 9% Notes was payable semi-annually. The 9% Notes were general unsecured obligations of Zenith National. Issue costs of $1.2 million were being amortized over the term of the 9% Notes. In the years ended December 31, 2002, 2001 and 2000, $1.7 million, $5.3 million and $5.8 million, respectively, of interest and issue costs were expensed.

C.    Extraordinary Item — Gain on Extinguishment of Debt

          In 2000, Zenith National paid $22.8 million to repurchase $16.5 million aggregate principal amount of its outstanding 9% Notes and $8.0 million aggregate liquidation amount of the outstanding 8.55% Capital Securities (the "Redeemable Securities") of the Trust, a Delaware statutory business trust, all of the voting securities of which are owned by Zenith National. The repurchases in 2000 resulted in an extraordinary gain before tax of $1.5 million. In 2001, Zenith National paid $1.3 million to repurchase $1.3 million aggregate principal amount of the outstanding 9% Notes. Zenith National used its available cash balances to fund these purchases.

D.    Subordinated Debentures

          At December 31, 2002 and 2001, Zenith National had $77.3 million aggregate principal amount of 8.55% Subordinated Deferrable Interest Debentures due 2028 (the "Subordinated Debentures") outstanding all of which were held by the Trust. The semi-annual interest payments on the Subordinated Debentures may be deferred by Zenith National for up to ten consecutive semi-annual periods. The Subordinated Debentures are redeemable at any time by Zenith National at the then present value of the remaining scheduled payments of principal and interest. The issue cost and discount on the Subordinated Debentures of $1.7 million are being amortized over the term of the Subordinated Debentures. During each year ended December 31, 2002, 2001 and 2000, $6.7 million of interest and issue costs were expensed. The Subordinated Debentures are subordinated to all other indebtedness of Zenith National.

          The aggregate maturities for all long-term borrowings for each of the five years after December 31, 2002 are as follows:

Maturing in: (Dollars in thousands)	Amount

2003
2004
2005
2006
2007
Thereafter	$77,320

Total	$77,320

E.    Common Stock

          On December 5, 2001, Zenith National sold one million shares of its common stock, par value $1.00 per share, in a private placement for $25.00 per share to Odyssey Reinsurance Corporation, an indirect subsidiary of Fairfax Financial Holdings Limited ("Fairfax"). Companies controlled by Fairfax owned 42% of Zenith National's outstanding common stock as of December 31, 2002. Fairfax has disclaimed control of Zenith in separate filings with the Departments of Insurance in California, Texas and New York.

F.    Accumulated Other Comprehensive Income (Loss)

          The components of accumulated other comprehensive income (loss) were as follows:

(Dollars in thousands) December 31,	2002	2001

Net unrealized gains (losses) on investments	$26,769	$(2,717)
Deferred income tax expense (benefit)	9,369	(951)

	17,400	(1,766)

Cumulative translation adjustment	(3)
Deferred income tax benefit	(1)

	(2)

Total accumulated other comprehensive income (loss)	$17,398	$(1,766)

G.    Commitments and Contingent Liabilities

  Settlement of RISCORP Litigation and Resolution of Contingency

          On April 1, 1998, pursuant to an Asset Purchase Agreement dated June 17, 1997 (the "Asset Purchase Agreement") between Zenith Insurance and RISCORP, Inc. and certain of its subsidiaries (collectively, "RISCORP"), Zenith Insurance acquired substantially all of the assets and certain liabilities of RISCORP related to RISCORP's workers' compensation business (the "RISCORP Acquisition"). On January 13, 2000, RISCORP filed a complaint against Zenith Insurance and another defendant in the Superior Court of Fulton County in the State of Georgia. RISCORP's lawsuit sought a declaration that would have had the effect of requiring Zenith to pay either $18.1 million (and related charges) or $5.9 million. On September 4, 2002, by stipulation, the litigation filed by RISCORP was dismissed with prejudice and with no liability to Zenith.

  Other Litigation

          Other than the RISCORP litigation described above, Zenith National and its subsidiaries are defendants in various other litigation. In the opinion of management, after consultation with legal counsel, such litigation is either without merit or the ultimate liability, if any, is not expected to have a material adverse effect on the consolidated financial condition, results of operations or cash flows of Zenith.

  Contingencies Surrounding Reinsurance Receivable from Reliance Insurance Company

          At December 31, 2002 and 2001, Reliance Insurance Company ("Reliance") owed Zenith Insurance $6.0 million of reinsurance recoverable on paid and unpaid losses in connection with the reinsurance arrangements assumed by Zenith Insurance in its 1996 acquisition of the Associated General Commerce Self-Insurers' Trust Fund.

          In January 2001, Reliance was subject to a Supervision Order by the Pennsylvania Department of Insurance. This is not the same as insolvency. Based on the published 1999 financial statements for Reliance, which showed considerable net worth, we had no reason to conclude that we had an impairment of our reinsurance recoverable at the time of the Supervision Order. On May 29, 2001, the Pennsylvania Department of Insurance issued an Order of Rehabilitation for Reliance. Rehabilitation raises the possibility of compromise with Reliance's creditors. Therefore, we disclosed a contingency in the second quarter of 2001 related to possible impairment of our receivable from Reliance. With no information with which to estimate our impairment (no financial statements were filed by Reliance for 2000), we concluded that we could not determine the outcome of the contingency at that time. On October 3, 2001, the Commonwealth Court of Pennsylvania approved an Order of Liquidation for Reliance, which was experiencing cash flow problems caused by slow reinsurance recoveries. At that time, an estimated balance sheet of Reliance was made available as of December 31, 2000, from which we estimated that we could expect to recover no more than 50% of our receivable. This established a range of outcomes for the amount impaired between $3.0 million and $6.0 million (i.e., we expect to recover an amount between 50% and nothing). We have no information with which to establish an estimate within that range as better than any other and, therefore, we recorded an impairment provision of $3.0 million for our receivable from Reliance. We recorded the provision in the third quarter of 2001, the period for which the information became available to estimate the impairment provision. The impairment provision was $3.0 million at December 31, 2002 and 2001. The eventual outcome of this matter will be determined by the ultimate amount of Reliance's liabilities and whether or not Reliance has sufficient assets or can obtain recoveries and investment income in an amount sufficient to pay its liabilities. We will revise our impairment provision, if necessary, upon receipt of relevant information.

  Contingencies Surrounding State Guarantee Fund Assessments

          State Guarantee Funds ("Guarantee Funds") exist to ensure that policyholders (holders of direct insurance policies but not of reinsurance policies) receive payment of their claims if insurance companies become insolvent. The Guarantee Funds are funded primarily by statutorily prescribed assessments they bill to other insurance companies doing business in their states. Various mechanisms exist in some of these states for assessed insurance companies to recover these assessments. Upon the insolvency of an insurance company, the Guarantee Funds become primarily liable for the payment of its policyholder liabilities. The declaration of an insolvency establishes the presumption that assessments by the Guarantee Funds are probable. Zenith Insurance writes workers' compensation insurance in many states in which unpaid workers' compensation liabilities are the responsibility of the Guarantee Funds and has received, and expects to continue to receive, Guarantee Fund assessments, some of which may be based on certain of the premiums it has already earned at December 31, 2002. Zenith recorded an estimate of $6.0 million (net of expected recoveries of $2.0 million recoverable before the end of 2003) for its expected liability at December 31, 2002 for Guarantee Fund assessments. Recoveries are attributable to premium tax credits in various states. The amount of the recovery we have recorded is limited to credits applicable to, and recoverable from, premiums earned at December 31, 2002. The estimated expense for Guarantee Fund assessments was $4.1 million in 2002 compared to $3.5 million in 2001. Our estimated liability is based on currently available information and could change based on additional information or reinterpretation of existing information concerning the actions of the Guarantee Funds. Zenith expects that it will continue to accrue and receive Guarantee Fund assessments; and the ultimate impact of such assessments will depend upon the amount and timing of the assessments and of any recoveries to which Zenith is entitled.

  Contingencies Surrounding the Recoverability of the Special Disability Trust Fund Receivable

          The Florida Special Disability Trust Fund ("SDTF") is a fund established in Florida to reimburse insurance companies and employers for the cost of certain workers' compensation claims. The SDTF was established to promote the re-hiring of injured workers by providing a reimbursement for certain qualifying claims made by a previously injured worker subsequent to their re-hiring. These claims are sometimes referred to as "second injuries." We are able to submit such second injury claims to the SDTF and, if the claims are accepted, we are reimbursed for part of the cost of the claim. The SDTF stopped accepting new second injury claims dated after January 1, 1998. Approximately 550 of our Florida claims have been accepted, for which we have recorded a recoverable of $13.1 million, net of amounts due to reinsurers, at December 31, 2002. We bill the SDTF and receive reimbursements as we make payments on accepted claims. The SDTF is funded by assessing a fee of 4.52% of premiums written in Florida, and we accrue the assessment as a liability when we write Florida business. If the legislature in Florida were to decide to cease or suspend the assessment and thereby the funding of the SDTF, any recoverable that we may have at that time which is related to un-reimbursed claims might be at risk. However, we have no current information to indicate that the SDTF assessment in Florida will not continue. We continue to collect substantial recoveries for second injury claims from the SDTF. We received reimbursements of $5.6 million in 2002, $13.0 million in 2001 and $5.9 million in 2000. The SDTF is currently about 30 to 36 months behind schedule in reimbursing claims but we expect to fully recover the remaining amount receivable.

SCHEDULE III — SUPPLEMENTARY INSURANCE INFORMATION
ZENITH NATIONAL INSURANCE CORP. AND SUBSIDIARIES

Column A	Column B	Column C	Column D	Column E	Column F	Column G	Column H	Column I	Column J	Column K
Segment	Deferred policy acquisition costs	Future policy benefits, losses, claims and loss expenses	Unearned premiums	Other policy claims and benefits payable	Premium revenue	Net investment income	Benefits, claims, losses and settlement expenses	Amortization of policy acquisition costs	Other operating expenses	Premiums written
(Dollars in thousands)
Years ended December 31, 2002
Property and Casualty:
Workers' Compensation	$9,367	$695,179	$78,346		$503,859		$407,617	$81,807	$55,280	$517,104
Reinsurance	4,007	130,690	11,751		53,196		34,434	10,395	723	58,786

	13,374	825,869	90,097		557,055		442,051	92,202	56,003	575,890
Reinsurance ceded		215,663	7,290
Investment						$48,811
Parent									5,135

Total	$13,374	$1,041,532	$97,387		$557,055	$48,811	$442,051	$92,202	$61,138	$575,890

2001
Property and Casualty:
Workers' Compensation	$10,111	$599,688	$57,843		$415,848		$348,730	$79,137	$44,332	$423,763
Reinsurance	2,568	142,990	13,419		61,028		83,560	8,686	700	65,551

	12,679	742,678	71,262		476,876		432,290	87,823	45,032	489,314
Reinsurance ceded		204,144	51
Investment						$51,178
Parent									3,826

Total	$12,679	$946,822	$71,313		$476,876	$51,178	$432,290	$87,823	$48,858	$489,314

2000
Property and Casualty:
Workers' Compensation	$8,610	$542,173	$49,928		$300,833		$289,923	$57,979	$39,241	$308,131
Reinsurance	1,700	97,514	8,896		37,919		47,039	4,912	504	39,320

	10,310	639,687	58,824		338,752		336,962	62,891	39,745	347,451
Reinsurance ceded		238,196	83
Investment						$51,766
Parent									6,042

Total	$10,310	$877,883	$58,907		$338,752	$51,766	$336,962	$62,891	$45,787	$347,451

SCHEDULE IV — REINSURANCE
ZENITH NATIONAL INSURANCE CORP. AND SUBSIDIARIES

Column A	Column B	Column C	Column D	Column E	Column F
(Dollars in thousands)	Gross amount	Ceded to other companies	Assumed from other companies	Net amount	Percentage of amount assumed to net
Years ended December 31,
2002
Premiums earned	$555,023	$57,739	$59,771	$557,055	10.7%
2001
Premiums earned	427,331	14,430	63,975	476,876	13.4
2000
Premiums earned	307,514	10,610	41,848	338,752	12.4

SCHEDULE V — VALUATION AND QUALIFYING ACCOUNTS
ZENITH NATIONAL INSURANCE CORP. AND SUBSIDIARIES

		Column C
Column A	Column B	Additions		Column D	Column E
(Dollars in thousands)	Balance at beginning of year	Charged to costs and expenses	Charged to other accounts	Deductions(1)	Balance at end of year
Years ended December 31,
2002
Allowance for uncollectible premiums	$7,704	$3,077		$8,481	$2,300
Provision for uncollectible reinsurance recoverable	3,000				3,000
2001
Allowance for uncollectible premiums	7,596	4,189		4,081	7,704
Provision for uncollectible reinsurance recoverable		3,000			3,000
2000
Allowance for uncollectible premiums	10,172	2,648		5,224	7,596

(1)
Deductions represent amounts determined to be uncollectible and written-off.

         SCHEDULE VI-SUPPLEMENTARY INFORMATION CONCERNING PROPERTY-CASUALTY INSURANCE OPERATIONS
ZENITH NATIONAL INSURANCE CORP. AND SUBSIDIARIES AND ITS PROPORTIONATE SHARE OF EQUITY INVESTEE —
ADVENT CAPITAL (HOLDINGS) PLC

Column A	Column B	Column C	Column D	Column E	Column F	Column G	Column H		Column I	Column J	Column K
							Claims and claim adjustment expenses incurred related to
		Reserves for unpaid claims and claim adjustment expenses
	Deferred policy acquisition costs		Discount, if any, deducted in Column C						Amortization of deferred policy acquisition costs
				Unearned premiums	Earned premiums	Net investment income	Current year	Prior year		Paid claims and claim adjustment expense	Premiums written
(Dollars in thousands)
Years ended December 31, 2002
(a) Zenith National Insurance Corp. and Subsidiaries
	$13,374	$825,869		$90,097	$557,055	$48,811	$412,883	$29,168	$92,202	$358,860	$575,890
Reinsurance ceded		215,663		7,290

Total	$13,374	$1,041,532		$97,387	$557,055	$48,811	$412,883	$29,168	$92,202	$358,860	$575,890

(c) Proportionate share of Zenith's equity investee — Advent Capital (Holdings) PLC(2)
	$7,055	$43,934		$40,885	$19,132	$1,280	$7,342	$6,975	$3,758	$8,995	$17,077
Reinsurance ceded		179,987		4,058

Total	7,055	$223,921		$44,943	$19,132	$1,280	$7,342	$6,975	$3,758	$8,995	$17,077

2001(1)
(a) Zenith National Insurance Corp. and Subsidiaries
	$12,679	$742,678		$71,262	$476,876	$51,178	$427,943	$4,347	$87,823	$323,784	$489,314
Reinsurance ceded		204,144		51

Total	$12,679	$946,822		$71,313	$476,876	$51,178	$427,943	$4,347	$87,823	$323,784	$489,314

2000(1)
(a) Zenith National Insurance Corp. and Subsidiaries
	$10,310	$639,687		$58,824	$338,752	$51,766	$306,082	$30,880	$62,891	$308,040	$347,451
Reinsurance ceded		238,196		83

Total	$10,310	$877,883		$58,907	$338,752	$51,766	$306,082	$30,880	$62,891	$308,040	$347,451

(1)    Information is not required for 50%-or-less-owned equity investee for 2001 and 2000, as Zenith's share of Advent Capital's ending reserves at December 31, 2001 and 2000 is less than 5% of total reserves otherwise required to be reported in this schedule.

(2)    Zenith accounts for its investment in Advent Capital on a one quarter lag. Therefore, information in (c) above is presented as of and for the twelve months ended September 30, 2002.

REPORT OF INDEPENDENT AUDITORS ON
FINANCIAL STATEMENT SCHEDULES

To the Board of Directors of
    Zenith National Insurance Corp.:

        Our audits of the consolidated financial statements referred to in our report dated February 4, 2003 (which consolidated financial statements are included in this Registration Statement on Form S-1) also included an audit of the financial statement schedules on pages F-49 through F-60 of this Form S-1. In our opinion, these financial statement schedules present fairly, in all material respects, the information set therein when read in conjunction with the related consolidated financial statements.

PricewaterhouseCoopers LLP

Los Angeles, California
February 4, 2003

ADVENT CAPITAL (HOLDINGS) PLC

GROUP PROFIT AND LOSS ACCOUNT
GROUP GENERAL BUSINESS TECHNICAL ACCOUNT
Year ended 31 December 2002

	Note	2002	2001	2000
		£'000	£'000	£'000
Gross Written Premiums	1	188,791	206,399	49,785
Outward reinsurance premiums		103,879	36,531	11,055

Net Written Premiums		84,912	169,868	38,730
Change in the gross provision for unearned premiums		76,145	16,153	(5,618)
Reinsurers' share		(4,613)	(28,452)	1,134

Earned premiums, net of reinsurance		156,444	157,569	34,246
Allocated Investment Income	2	6,599	7,153	1,787

Total technical income		163,043	164,722	36,033
Claims paid, net of reinsurance	3	88,407	106,090	18,730
Increase in net outstanding claims provisions	4	81,353	108,172	7,888

Claims Incurred Net of Reinsurance		(169,760)	(214,262)	(26,618)
Change in other technical provisions		53,059	47,548	(538)
Net operating expenses	5	(30,987)	(44,464)	(7,760)

Balance Transferred to Non Technical Account	6	15,355	(46,456)	1,117

The Accounting Policies and Notes on pages F-67 to F-94 form part of these Accounts.

ADVENT CAPITAL (HOLDINGS) PLC

GROUP PROFIT AND LOSS ACCOUNT
GROUP NON TECHNICAL ACCOUNT
Year ended 31 December 2002

	Note	2002	2001	2000
		£'000	£'000	£'000
Balance Transferred from Technical Account		15,355	(46,456)	1,117
Investment Income	7	1,290	1,169	1,360
Other income	8	2,501	1,033	783
Other charges	9	(5,525)	(4,619)	(1,711)

Profit / (Loss) on Ordinary Activities before Taxation		13,621	(48,873)	1,549
Taxation	13	(11,733)	103	559

Profit / (Loss) on Ordinary Activities after Taxation	23	25,354	(48,976)	990

        The profit or loss above is from continuing operations.

        There are no recognised gains or losses other than the profit or loss stated above.

The Accounting Policies and Notes on pages F-67 to F-94 form part of these Accounts.

ADVENT CAPITAL (HOLDINGS) PLC

GROUP BALANCE SHEET

At 31 December 2002

	Note	Assets and Liabilities at Lloyd's	Corporate	2002 Total	2001 Total
		£'000	£'000	£'000	£'000
Assets
Tangible fixed assets	16	—	1,760	1,760	810
Intangible fixed assets	17	—	10,077	10,077	10,875
Investments	18	113,540	—	113,540	106,091
Reinsurers' share of technical provisions:
Provision for unearned premiums		7,930	—	7,930	13,329
Provision for outstanding claims		422,554	—	422,554	284,819
Debtors	19	151,074	14,660	165,734	135,103
Cash at bank	20	20,742	39,250	59,992	31,824
Overseas Deposits		12,008	—	12,008	7,215
Prepayments and accrued income	21	6,516	2,992	9,508	31,841

		734,364	68,739	803,103	621,907

Liabilities and Reserves
Called-up share capital	22	—	26,331	26,331	11,316
Share premium account	23	—	1,249	1,249	28,802
Profit and loss account	23	(32,673)	49,047	16,374	(51,273)
Other reserves	24	—	(4,308)	(4,308)	(4,308)

Shareholders' funds	25	(32,673)	72,319	39,646	(15,463)
Technical Provisions:
Other technical provisions	26	(68,679)	—	(68,679)	(63,034)
Provisions for unearned premiums		29,303	—	29,303	105,457
Provisions for outstanding claims		700,221	—	700,221	507,392
Provision for other charges	27	—	40	40	90
Creditors	28	98,463	3,546	102,009	78,225
Accruals and deferred income		416	147	563	9,240

		727,051	76,052	803,103	621,907

Approved by the Board on 25 June 2003.

B F Caudle
Director

K D Thompson
Director

The Accounting Policies and Notes on pages F-67 to F-94 form part of these Accounts.

ADVENT CAPITAL (HOLDINGS) PLC

COMPANY BALANCE SHEET

At 31 December 2002

	Note		2002		2001
			£'000		£'000
Fixed Assets
Tangible fixed assets	16		389		592
Investment in group undertakings	29		14,406		14,406
Current Assets
Debtors	19	17,141		6,224
Cash at bank and in hand	20	29,033		13,594

		46,174		19,818
Creditors: amounts due within one year	28	804		1,196

Net Current Assets			45,370		18,622

Total Assets less Current Liabilities			60,165		33,620
Provision for other liabilities and charges	27		40,143		43,543

Net Assets / (Liabilities)			20,022		(9,923)

Capital and Reserves
Called-up share capital	22		26,331		11,316
Share premium account	23		—		27,553
Profit and loss account	23		(6,309)		(48,792)

Shareholders' funds	25		20,022		(9,923)

Approved by the Board on 25 June 2003.

B F Caudle
Director

K D Thompson
Director

The Accounting Policies and Notes on pages F-67 to F-94 form part of these Accounts.

A D V E N T    C A P I T A L    (H O L D I N G S)    P L C

GROUP CASH FLOW STATEMENT

Year ended 31 December 2002

	Note	2002	2001	2000
		£'000	£'000	£'000
Net Cash Inflow from Operating Activities	30	11,091	23,813	14,460
Return on Investments and Servicing of Finance
Interest received		1,221	1,169	1,360
Taxation
Corporation tax paid		(96)	(500)	(1,192)
Overseas tax paid		(196)	—	—

		(292)	(500)	(1,192)
Investing Activities
Additions to tangible fixed assets		(1,364)	(992)	(14)
Disposal of tangible fixed assets		—	5	—
Additions to intangible fixed assets		—	(50)	(16)
Cash acquired on acquisition of subsidiaries		—	—	12,813
Acquisition expenses paid		—	—	(316)

Net Cash (Outflow) / Inflow from Investing Activities		(1,364)	(1,037)	12,467
Net Cash Inflow from Financing
Issue of ordinary share capital less expenses		29,755	—	—
Net movement in syndicates' portfolio investments		(7,450)	(37,493)	(2,983)

Increase / (Decrease) in net funds in the Year	31,32	32,961	(14,048)	24,112

The Accounting Policies and Notes on pages F-67 to F-94 form part of these Accounts.

ADVENT CAPITAL (HOLDINGS) PLC

STATEMENT OF DIRECTORS' RESPONSIBILITIES AND ACCOUNTING POLICIES

STATEMENT OF DIRECTORS' RESPONSIBILITIES

        Company law requires the Directors to prepare Accounts for each financial year which give a true and fair view of the state of affairs of the Company and the Group and of the profit or loss of the Group for that period. In preparing those Accounts the Directors are required to:

  •
  select suitable Accounting Policies and then apply them consistently;

  •
  make judgements and estimates that are reasonable and prudent;

  •
  state whether applicable Accounting Standards have been followed, subject to any material departures disclosed and explained the Accounts;

  •
  prepare the Accounts on the going concern basis unless it is inappropriate to presume that the Company will continue in business.

        The Directors are responsible for maintaining proper accounting records which disclose with reasonable accuracy at any time the financial position of the Company and the Group and to enable them to ensure that the Accounts comply with the Companies Act 1985. They are also responsible for safeguarding the assets of the Company and the Group and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities. The Directors confirm that suitable accounting policies, consistently applied and supported by reasonable and prudent estimates, have been used in the preparation of the financial statements and that applicable accounting standards have been followed.

ACCOUNTING POLICIES

BASIS OF PRESENTATION

        The Group Accounts have been prepared in accordance with the provisions of Section 255A of, and Schedule 9A to, the Companies Act 1985, and with the Statement of Recommended Practice on Accounting for Insurance Business issued by the Association of British Insurers ("the ABI SORP") dated December 1998. The balance sheet of the holding company has been prepared in accordance with Section 226 of, and Schedule 4 to, the Companies Act 1985.

        The Group participates in insurance business as an underwriting member at Lloyd's. The assets and liabilities arising as a result of the underwriting activities are held under various Lloyd's trust deeds and are shown separately on the Balance Sheet as "Assets and Liabilities at Lloyd's".

        The Group's share of the technical results of syndicates are presented in this report on an annual accounting basis under which insurance profits or losses are recognised as they are earned instead of at the point of release of the underwriting profit or loss on closure of each Lloyd's year of account, normally, after three years. The profit commission from the Group's managing agency business is also recognised on this basis.

        The Group Accounts have been prepared in accordance with applicable Financial Reporting Standards.

BASIS OF CONSOLIDATION

        The Group Accounts incorporate the assets, liabilities and results of the Company and its subsidiary and quasi subsidiary undertakings drawn up to 31 December each year.

        Merger accounting principles are applied to those subsidiaries where the transaction meets the requirements of the Companies Act 1985 and conforms to current accounting practice. The results and cash flows of the merging entities are brought into the accounts from the beginning of the financial year in which the merger or group reorganisation occurred, adjusted so as to achieve uniformity of accounting policies. Corresponding figures are restated by including the results for the merging entities for the previous period and their balance sheets for the previous balance sheet date, adjusted as necessary to achieve uniformity of accounting policies.

BASIS OF ACCOUNTING

GENERAL INSURANCE BUSINESS

        The results for general insurance business written are determined on an annual basis whereby the incurred cost of claims, commission and related expenses are charged against the earned proportion of premiums, net of reinsurance as follows:

          (i)  Premiums written relate to business incepted during the year, together with any differences between booked premiums for prior years and those previously accrued, and include estimates of premiums due but not yet receivable or notified to the company, less an allowance for cancellations.

         (ii)  Unearned premiums represent the proportion of premiums written that relate to unexpired terms of policies in force at the balance sheet date.

        (iii)  Acquisition costs, which represent commission and other related expenses, are deferred over the period in which the related premiums are earned.

        (iv)  Reinsurance premium costs are deferred over the period in which the premiums relating to business written are earned.

         (v)  Claims incurred comprise claims and related expenses paid in the year and changes in the provisions for outstanding claims, including provisions for claims incurred but not reported and related expenses, together with any other adjustments to claims from previous years. Where applicable, deductions are made for salvage and other recoveries.

        (vi)  Claims outstanding represent the ultimate cost of settling all claims (including direct and indirect claims settlement costs) arising from events which have occurred up to the balance sheet date, including provision for claims incurred but not yet reported, less any amounts paid in respect of those claims. Claims outstanding are reduced by anticipated salvage and other recoveries.

       (vii)  Provisions for claims incurred but not reported are calculated based on the latest loss information available at the time of making such calculation. The estimated cost of claims which may have been incurred but not reported is established by the Underwriter exercising his judgement aided by statistical projections based on the history of past claims settlements and by reference to case by case review of notified losses.

        The calculation includes estimates for known outstanding claims, claims which may have been incurred but not reported and potential reinsurance recoveries. The uncertainties that are inherent in the process of estimating are such that in the normal course of events, unforeseen or unexpected future developments may cause the ultimate cost of settling the outstanding liabilities to differ from that presently estimated.

        Credit is taken for any reinsurance recoveries that are presently estimated to be recoverable. No credit is taken for investment earnings that may be expected to arise in the future on the funds representing the provision for outstanding claims.

SYNDICATE CLOSED YEARS OF ACCOUNT AND REINSURANCE TO CLOSE

        At the end of its third year, an underwriting year of account is normally closed by reinsurance into the following year of account. The amount of the reinsurance to close premium payable is determined by the managing agent, generally by estimating the cost of claims notified but not settled at 31 December, together with the estimated cost of claims incurred but not reported at that date, and an estimate of future claims handling costs. Any subsequent variation in the ultimate liabilities of the closed year of account is borne by the underwriting year into which it is reinsured. Only when a year of account is closed are funds released to the Group from the various trust deeds under which they are held.

        The payment of a reinsurance to close premium does not eliminate the liability of the closed year for outstanding claims. If the reinsuring syndicate was unable to meet its obligations, and the other elements of Lloyd's chain of security were to fail, then the closed underwriting account would have to settle outstanding claims.

        The Directors consider that the likelihood of such a failure of the reinsurance to close is extremely remote, and consequently the reinsurance to close has been deemed to settle liabilities outstanding at the closure of an underwriting account. The Group adjusts its provision for outstanding claims at 36 months for a year of account to equal its share of the syndicate reinsurance to close, and no further provision is made for any potential variation in the ultimate liability of that year of account.

        The portfolio premiums payable and receivable by the Group arising from the syndicate reinsurance to close are offset and the difference, representing the increase or decrease in the Group's capacity on the syndicate, is shown in the technical account as gross premiums written or reinsurance premiums payable.

RUN OFF YEARS AND ESTIMATED LIABILITIES

        Where an underwriting year of account is not closed at the end of the third year (a "run-off" year of account) a provision is made for the estimated cost of all known and unknown outstanding liabilities for that year. The provision is determined initially by the managing agent on a similar basis to the reinsurance to close. However, any subsequent variation in the ultimate liabilities for that year remains with the corporate member participating therein. As a result any run-off year will continue to report movements in its results after the third year until such time as it secures a reinsurance to close.

INVESTMENTS AND ALLOCATED INVESTMENT INCOME

        In accordance with Lloyd's current accounting practice, investments are stated at market value, including accrued interest at the Balance Sheet date. Investment income is included in the General Business Technical Account reflecting the net return earned on the investment portfolio held by the Syndicates. The allocated investment income therefore comprises income received and investment profits and losses, net of investment expenses and charges arising in the calendar year including appreciation/depreciation and accrued interest consequent upon the revaluation of investments at 31 December. All gains and losses on investments are treated as realised at the Balance Sheet date.

PROFIT COMMISSION RECEIVABLE

        The Group accounts for profit commission receivable by its managing agency business on an annual basis consistent with the recognition of insurance underwriting profits of the syndicate to which it relates. Profit commission receivable is included within Other Income in the non technical Group Profit & Loss Account.

BASIS OF CURRENCY TRANSLATION

        The Syndicates maintain separate funds in sterling, euros and United States and Canadian dollars. All assets and liabilities expressed in euros and United States and Canadian dollars are translated into sterling at the rates of exchange ruling at the Balance Sheet date. United States and Canadian dollar and euro transactions are translated at the average rate of exchange during the year. Foreign exchange differences are reported in operating expenses in the technical account. Transactions during the year in other overseas currencies are expressed in sterling at the rates ruling at the transaction date.

DEBTORS/CREDITORS ARISING FROM INSURANCE/REINSURANCE OPERATIONS

        The amounts shown in notes 19 and 28 include the totals of all the syndicates' outstanding debit and credit transactions as processed by XChanging Ins-sure Services Ltd (previously the LPSO); no account has been taken of any offsets which may be applicable in calculating the net amounts due between the syndicates and their counterparty insureds, reinsurers or intermediaries as appropriate.

TANGIBLE FIXED ASSETS

        Depreciation is provided on all tangible fixed assets in order to write down their cost or valuation to their estimated residual value by equal instalments over the periods of their estimated useful economic lives, which are considered to be:

Leasehold improvements	3.5 years
Furniture, fittings and equipment	3.5 to 8 years
Computer equipment	3 years

        Motor vehicles are acquired under finance leases and accounted for in accordance with the policy stated below.

INTANGIBLE FIXED ASSETS

        Costs incurred by the Group in the Corporation of Lloyd's auctions in order to acquire rights to participate on Syndicates' underwriting years are included within intangible fixed assets and amortised over a fifteen year period from the start of the underwriting year of account for which costs are incurred.

        Goodwill arising on consolidation is capitalized in the balance sheet and amortised through the profit and loss account over its useful economic life of fifteen years on a straight line basis.

DEFERRED TAXATION

        The company has adopted FRS19 Accounting for Deferred Taxation. Deferred tax is provided in full on timing differences which result in an obligation at the balance sheet date to pay more tax, or a right to pay less tax, at future dates, at rates expected to apply when they crystallise based on current tax rates and law. Timing differences arise from the inclusion of items of income and expenditure in taxation computations in periods different from those in which they are included in the financial statements. Deferred tax is not provided in timing differences arising from the revaluation of fixed assets where there is no commitment to sell the assets, or on unremitted earnings of subsidiaries and associates where there is no commitment to remit those earnings. Deferred tax assets are recognised to the extent that it is regarded as more likely than not that they will be recovered. Deferred tax assets and liabilities are not discounted.

        Adoption of FRS 19 has not resulted in a requirement to restate the comparative figures.

LEASING TRANSACTIONS

        Assets acquired under finance leases are capitalized and the corresponding liability to the leasing company is included in obligations under finance leases. Depreciation on leased assets is charged to the profit and loss account at rates calculated to write off the capitalized value over the asset over the shorter of its expected useful life and the term of the lease. Leasing payments are treated as consisting of capital and finance charge elements and the finance charge is charged to the profit and loss account during the lease term on a straight line basis. All other leases are operating leases and rentals payable are written off to the profit and loss account as incurred.

GROUP CASH FLOW STATEMENT

        The Group cash flow statement incorporates cash flows within the syndicates' premium trust funds at syndicate level. However, the Group is unable to readily determine the cash flows arising from the Syndicates managed portfolio of investments. Consequently the movement in the Group's share of the portfolio of investments is stated as a net figure.

ADVENT CAPITAL (HOLDINGS) PLC

NOTES TO THE ACCOUNTS

1.     SEGMENTAL ANALYSIS

	Gross Premiums Written			Gross Premiums Earned
Class of Business
	2002	2001	2000	2002	2001	2000
	£'000	£'000	£'000	£'000	£'000	£'000
Direct insurance
Fire and other damage to property	11,613	39,944	4,547	16,334	48,479	4,034
Marine, Aviation and Transport	11,953	22,337	—	22,681	32,871	—
Third party liability	12,285	13,424	2,043	21,108	17,708	1,813
Credit and Surety	(291)	4,006	—	2,489	9,163	—
Other	7,861	8,934	1,447	13,028	13,319	1,283

	43,421	88,645	8,037	75,640	121,540	7,130
Reinsurance acceptances	145,370	117,754	41,748	189,296	101,012	37,038

	188,791	206,399	49,785	264,936	222,552	44,168

	Gross Claims Incurred and Changes in Other Technical Provisions			Reinsurance Balance
	2002	2001	2000	2002	2001	2000
	£'000	£'000	£'000	£'000	£'000	£'000
Direct insurance
Fire and other damage to property	30,717	73,766	3,049	11,476	20,713	(155)
Marine, Aviation and Transport	55,499	64,234	—	33,653	36,443	—
Third party liability	43,646	49,848	1,281	27,084	36,423	(91)
Credit and Surety	15,140	15,530	—	8,471	4,938	—
Other	6,804	16,499	883	(291)	3,334	(71)

	151,806	219,877	5,213	80,393	101,851	(317)
Reinsurance acceptances	251,160	230,562	30,823	97,380	116,891	(724)

	402,966	450,439	36,036	177,773	218,742	(1,041)

	Gross & Net Operating Expenses
	2002	2001	2000
	£'000	£'000	£'000
Direct insurance
Fire and other damage to property	2,629	12,525	709
Marine, Aviation and Transport	299	5,748	—
Third party liability	1,884	3,002	318
Credit and Surety	353	2,352	—
Other	2,037	2,912	226

	7,202	26,539	1,253
Reinsurance acceptances	23,785	17,925	6,507

	30,987	44,464	7,760

        The reinsurance balance represents the credit/(charge) to the technical account from the aggregate of all items relating to reinsurance outwards.

        Gross and net operating expenses have been allocated to classes of business in relation to earned premiums.

        All premiums are written in the United Kingdom.

2.     ALLOCATED INVESTMENT INCOME

	2002	2001	2000
	£'000	£'000	£'000
Investment income	7,073	6,420	1,628
Realised gains on investments	(334)	875	220
Investment expenses and charges	(140)	(142)	(61)

	6,599	7,153	1,787

3.     CLAIMS PAID

Gross amount	193,082	191,302	30,245
Reinsurers' share	(104,675)	(85,212)	(11,515)

	88,407	106,090	18,730

4.     CHANGE IN THE PROVISION FOR CLAIMS

Gross amount	262,943	306,685	5,253
Reinsurers' share	(181,590)	(198,513)	2,635

	81,353	108,172	7,888

5.     GROSS AND NET OPERATING EXPENSES

Acquisition costs	29,667	32,935	7,829
Change in deferred acquisition costs	4,600	2,493	(1,584)
Administrative expenses	10,206	9,926	1,482
Profit on exchange	(13,486)	(890)	33

	30,987	44,464	7,760

6.     BALANCE ON TECHNICAL ACCOUNT

        Under the annual basis of accounting the Group's share of the syndicates' technical accounts by years of account has been accounted for as follows:

	Year Ended 31 December
	Total	2002	2001	2000	1999	1998
	£'000	£'000	£'000	£'000	£'000	£'000
Syndicate 780—Non Marine
Underwriting Year of Account
2002—open	13,673	13,673	—
2001—open	(25,172)	(7,976)	(17,196)	—	—
2000—closed	(846)	1,902	(4,147)	1,399	—
1999—closed	(3,092)	—	2,970	(3,723)	(2,339)

Balance on technical account		7,599	(18,373)

Syndicate 2—Marine
Underwriting Year of Account
2002—open	5,987	5,987	—
2001—open	(15,994)	(1,090)	(14,904)	—	—
2000—closed	(21,213)	(9,640)	(8,770)	(2,803)	—
1999—closed	(6,241)	—	(1,090)	515	(5,666)

Balance on technical account		(4,743)	(24,764)

Syndicate 271—Aviation
Underwriting Year of Account
2000—open	(58,389)	(1,361)	(33,316)	(23,712)	—
1999—open	(13,941)	(428)	(9,864)	(434)	(3,215)
1998—open	(2,549)	(94)	(3,601)	39	488	619

Balance on technical account		(1,883)	(46,781)

Syndicate 506—Non-Marine
Underwriting Year of Account
2001—open	(10,024)	2,859	(12,883)	—	—
2000—open	(13,565)	1,813	(13,955)	(1,423)	—
1999—open	(14,372)	(871)	(8,278)	(163)	(5,060)

Balance on technical account		3,801	(35,116)

All Syndicates Balance on Technical Account		4,774	(125,034)
1998 distribution adjustment		—	15
Underwriting Indemnity		10,581	78,563

Total Balance on Technical Account		15,355	(46,456)

The figures above exclude profit commission and agency fees payable to the Group's managing agency.

The Group has an indemnity from the previous ultimate parent company of its subsidiary Heraldglen Limited in respect of certain underwriting results of the 1998, 1999 and 2000 years of account of Syndicates 2, 271 and 506. The recovery above is included within the change in other technical provisions in the Technical Account.

LOSSES RELATING TO 11 SEPTEMBER 2001 TERRORIST ATTACKS IN THE UNITED STATES OF AMERICA

        As a result of the terrorist attack on 11 September 2001 the world insurance market was faced with unprecedented losses across a wide range of business underwritten. Many Lloyd's syndicates, including syndicates managed and supported by the Group, have material exposure to claims arising from this event. These claims have fallen mainly on the 2001 underwriting year but significant levels of claims have also impacted the 2000 underwriting year.

        The loss provisions established by the Directors for the 2000 and 2001 underwriting years are based upon the estimate of losses as calculated by the management of the Syndicates together with other market information currently available to the Directors. The size and nature of the 11 September 2001 claims, the legal uncertainties that arise and the ability of Syndicates to collect amounts that may become due from reinsurers all increase the level of uncertainty of the total provision for outstanding claims that is necessary. As a result the losses currently estimated by the Directors have a greater degree of uncertainty than usual and may prove to be materially different to the eventual cost of these claims.

7.     INVESTMENT INCOME

	2002	2001	2000
	£'000	£'000	£'000
Bank interest receivable	1,290	1,169	1,360

8.     OTHER INCOME

        Other income attributable to the Group's managing agency business:

Agency fees	1,170	735	373
Profit commission	435	—	191
Recharges to Syndicates	822	277	219
Other (exchange gains / rental income)	74	21	—

	2,501	1,033	783

9.     OTHER CHARGES

Included within Other Charges are:
Amortisation of syndicate capacity costs	141	207	141
Amortisation of goodwill	657	657	83
Depreciation of tangible fixed assets	414	224	26
Loss on disposal of fixed assets	—	23	—
Auditors' remuneration:—audit	36	36	33
—other	69	27	86
Directors' emoluments	685	476	446

10.   DIRECTORS' EMOLUMENTS

	2002	2001	2000
	£'000	£'000	£'000
Aggregate emoluments (excluding bonus payments)	720	635	554
Fees	60	40	30
Contributions to money purchase pension schemes	72	45	70

	852	720	654
Recharged to group syndicates (excluding Group's share)	(167)	(244)	(208)

Borne by the Group	685	476	446

        The Group Managing Agents account for profit commission and bonuses payable therefrom in the year in which the underwriting year to which they relate closes. Therefore, the actual bonuses due to directors are only formally approved at the end of the third year of the underwriting year of account to which they relate.

        Profit commission bonuses are accrued on an annual basis by the Group and are excluded from the figures above.

        Profit commission bonuses payable to Directors of Advent Capital (Holdings) PLC at 31 December 2002 in respect of the 2000 underwriting year of account are £ nil (2001—£nil, 1999 underwriting year of account).

Highest Paid Director

	2002	2001	2000
	£'000	£'000	£'000
Emoluments (including benefits in kind)	276	328	327
Contribution to money purchase pension schemes	55	—	27

	331	328	354
Recharged to group Syndicates (excluding Group's share)	(32)	(135)	(126)

Borne by the Group	299	193	228

11.   STAFF COSTS

        Including Directors and bonuses payable from profit commission accrued on an annual accounting basis.

Wages and salaries	4,377	5,660	1,828
Social security costs	486	608	353
Other pension costs	2,006	1,236	255

	6,869	7,504	2,436
Recharged to group syndicates (excluding Group's share)	(3,337)	(3,432)	(890)

Borne by the Group	3,532	4,072	1,546

        The average number of persons, including executive directors, employed by the Group during the year was:

	2002	2001	2000
Management	3	3	3
Finance	8	9	2
Underwriting	20	21	10
Claims and Reinsurance	14	15	3
Compliance	4	3	2
IT	5	3	2
Administration	4	4	1

	58	58	23

12.   DEFINED BENEFIT PENSION SCHEMES

        Two of the Group's quasi subsidiaries (see note 29) operate defined benefit pension schemes details of which are as follows:

(a)   Advent Underwriting Limited Staff Pension Scheme

        The Advent Underwriting Limited Staff Pension Scheme (formerly B F Caudle Agencies Limited Staff Pension Scheme) (the Scheme) is a defined benefits scheme under which benefits are based on final salary at retirement. On 27 February 2002 notice was given to cease making contributions to the Scheme with effect from the next Scheme Anniversary, 1 June 2002 and the Scheme was terminated on that date. Upon termination the Scheme Trustees demanded a contribution of £740,000 in accordance with the Scheme Rules. This contribution has been charged to managed syndicates and group companies in accordance with members' time allocations; the charge to the profit and loss account being £420,968.

        The Scheme uses a projected unit funding method. However, the Scheme is part of the Lloyd's Superannuation Fund, a multi-employer scheme, and it has not been possible to readily identify its share of the underlying scheme assets and liabilities as at 31 December 2002.

        The latest independent actuarial valuation of the fund for which results are available was carried out at 31 March 2001. The main actuarial assumptions were as follows:

Price inflation	2.3% p.a.
Investment return on existing assets:
Pre-retirement	5.6% p.a.
Post-retirement	5.2% p.a.
Investment return on new contributions:
Pre-retirement	6.1% p.a.
Post-retirement	5.4% p.a.
Pay escalation	4.1% p.a.
Increases to pensions during deferment	2.3% p.a.

        The market value of the Scheme assets amounted to £1,463,000 and these assets exceeded by £100,000 the accrued liabilities at the date of valuation. The assets of the Scheme are held in Trustees' administered funds which are financially separate from the group.

(b)   Kingsmead Underwriting Agency Limited Defined Benefit Pension Scheme

        This defined benefit pension scheme is funded by the payment of contributions to a separately administered trust fund. Following the reorganisation of the company, the scheme was closed to new members and all employees who were members of the scheme became deferred members with effect from 31 December 2001.

        The pension cost is determined with the advice of independent qualified actuaries on the basis of triennial valuations using the projected unit funding method. The results of the most recent actuarial valuation, undertaken as at 1 January 2002, were as follows:

Main assumptions:
Rate of inflation	4.0% p.a.
Effective rate of return on gilts	8.0% p.a.
Effective rate of return on equities	9.0% p.a.
Limited Price Indexation increases to pensions in payment	3.5% p.a.
Market value of Scheme Assets (excluding AVCs)	£21,319,000
Level of funding, being the actuarial value of assets expressed as a percentage of the benefits accrued to members, after allowing for future salary increases	82%

        The pension cost is determined by adding to the regular cost the variation in cost which is calculated to be required in order to eliminate the deficiency over 15 years, the average expected remaining service lives of the scheme members. Contributions are being made at a higher rate designed to eliminate the deficit over a shorter timescale and to comply with the Minimum Funding Requirement ("MFR") prescribed under the Pensions Act 1995, which was introduced for all pension fund valuations after 6 April 1997.

        The amount of the pension cost charge representing contributions payable to the Scheme in the year ended 31 December 2002 amounted to £772,193 (2001: £870,790) before recharges to group managed syndicates.

FRS 17 Disclosures:

        On 30 November 2000, the Accounting Standards Board introduced a new standard, FRS 17 "Retirement Benefits", replacing SSAP 24 "Accounting for Pension Costs". FRS 17 is fully effective for periods ending in 2005, though disclosures are required in the transitional period. The Group is adopting the transitional arrangements of FRS 17. Therefore, the full actuarial valuations for the scheme as a whole have been reviewed and updated as at 31 December 2002 by qualified independent actuaries. Initial disclosures showing the total assets and liabilities of the pension plans are set out below. These have been calculated on the following assumptions:

	2002	2001
Rate of increase for pensions in payment	5.00%	5.00%
Rate used to discount scheme liabilities	5.50%	6.00%
Inflation assumption	2.50%	2.75%

        The fair value of scheme assets and liabilities at 31 December 2002 are shown below:

	2002	2001
	£000	£000
Equities	12,247	15,889
Bonds	3,821	2,878
Cash	2,084	2,552

	18,152	21,319
Present value of scheme liabilities	(26,926)	(24,659)

Deficit	(8,774)	(3,340)

        The expected long-term rate of return over the following year is 4.75% (2001: 5.25%) for bonds, 7% (2001: 7.5%) for equities and 3.75% for cash (2001:4%).

        The above annual financial assumptions are prescribed by FRS 17 and do not reflect the assumptions used by the independent qualified actuary in the triennial valuation, which determines the contribution rate for future years. FRS 17 requires the directors to disclose the assets and liabilities of the defined benefit scheme at 31 December 2002 using these FRS 17 assumptions.

        The following amounts would be reflected in the profit and loss account and statement of total recognised gains and losses on implementation of FRS 17.

        Amount that would be charged to operating profit:

2002
£
Current service cost	—
Past service cost	—

Total operating charge	—

        Amount that would be credited to other finance income:

2002
£000
Expected return on pension scheme assets	1,434
Interest on pension scheme liabilities	(1,470)

Net Return	(36)

        Analysis of amount that would be recognised in statement of total recognised gains and losses and percentage of scheme assets:

	2002	%
	£000
Actual return less expected return on pension scheme assets	(4,271)	23.50
Experience gains and losses arising on scheme liabilities	(139)	0.50
Changes in assumptions underlying present value of scheme liabilities	(1,760)	9.69

Actuarial loss	(6,170)	33.69

        Movement in deficit in the scheme over the year is as follows:

2002
£000
Deficit in scheme at beginning of the year	(3,340)
Net interest return on assets	(36)
Contributions	772
Actuarial loss	(6,170)

Deficit in scheme at the end of the year	(8,774)

        Reconciliation of profit and loss account reserve on FRS 17 basis.

	2002	2001
	£000	£000
Profit and loss account reserve as reported at 31 December	180	998
Pension and post retirement FRS 17 liabilities	(8,774)	(3,340)

Profit and loss account reserve on FRS 17 basis at 31 December	(8,594)	(2,342)

Post Balance Sheet Event

        Subsequent to the year end, Kingsmead Underwriting Agency Limited entered into a Compromise Agreement with the Trustees of the Defined Benefit Pension Scheme dated 11 March 2003 under the terms of which the Company made a full and final settlement to the Trustees of £1,021,000, in exchange for which the Trustees have released the Company from their debt to the Scheme.

13.   TAX ON PROFIT ON ORDINARY ACTIVITIES

	2002 £'000	2001 £'000	2000 £'000
Analysis of charge in period
Current Tax:
UK Corporation Tax on profits of the period	52	67	627
Adjustments in respect of previous periods	(226)	16	(68)

	(174)	83	559
Foreign Tax	(8)	—	—

Total current tax	(182)	83	559
Deferred Tax:
Origination and reversal of timing differences	(11,551)	20	—

Tax on profit on ordinary activities	(11,733)	103	559

Factors affecting tax charge for the period
Profit/(loss) on ordinary activities before tax	13,621	(48,873)	1,549

Profit/(loss) on ordinary activities multiplied by
standard rate of corporation tax in the UK of 30%	4,086	(14,662)	465
Effects of:
Expenses not deductible for tax purposes	225	387	66
Utilisation of trading losses	—	102	—
Capital allowances in excess of depreciation	(19)	—	(5)
Tax losses carried forward	62	10	—
Underwriting results taxable when declared	(5,678)	13,349	101
Election to disclaim RITC for tax purposes	1,794	823	—
Utilisation of tax losses on consolidation	(387)	88	—
Profits not recognised on consolidation	(25)	—	—
Taxation at small companies rate	(6)	—	—
Group accounting adjustments	—	(30)	—
Adjustments in respect of previous periods	(234)	16	(68)

	(182)	83	559

14.   DEFERRED TAX

	2002 £'000	2001 £'000
Deferred tax asset / (provision) in respect of decelerated / (accelerated) capital allowances	21	(20)
Deferred tax asset / (provision) in respect of underwriting results:
1998	—	(97)
1999	960	67
2000	333	—
2001	15,625	—
2002	(5,438)	—

	11,501	(50)

Provision at 1 January 2002	(50)
Deferred tax credit in profit and loss account for period (note 13)	11,551

Deferred tax asset at 31 December 2002	11,501

15.   PROFIT ATTRIBUTABLE TO MEMBERS OF PARENT COMPANY

        As permitted by section 230 of the Companies Act 1985, the Parent Company's profit and loss account has not been included in the Group Accounts.

        The retained profit dealt with in the Accounts of the Parent Company was £ 190,558 (2001 Loss £49,812,437 and 2000 Profit £406,286).

16.   TANGIBLE FIXED ASSETS

	Leasehold Improvements £'000	Furniture, Fittings and Equipment £'000	Computer Equipment £'000	Total £'000
Group
Cost
At 1 January 2002	294	514	246	1,054
Additions	—	29	1,335	1,364

At 31 December 2002	294	543	1,581	2,418

Depreciation
At 1 January 2002	49	88	107	244
Charges for the year	84	154	176	414

At 31 December 2002	133	242	283	658

Net Book Value
At 31 December 2002	161	301	1,298	1,760

At 31 December 2001	245	426	139	810

Company Cost
At 1 January 2002	258	452	—	710
Additions	—	—	—	—

At 31 December 2002	258	452	—	710

Depreciation
At 1 January 2002	43	75	—	118
Charges for the year	74	129	—	203

At 31 December 2002	117	204	—	321

Net Book Value
At 31 December 2002	141	248	—	389

At 31 December 2001	215	377	—	592

17.   INTANGIBLE FIXED ASSETS

	Goodwill on Acquisition £'000	Auction Capacity £'000	Total £'000
Cost
At 1 January 2002	9,858	2,193	12,051
Additions	—	—	—

At 31 December 2002	9,858	2,193	12,051

Amortisation
At 1 January 2002	740	436	1,176
Charge for the year	657	141	798

At 31 December 2002	1,397	577	1,974

Net Book Value
At 31 December 2002	8,461	1,616	10,077

At 31 December 2001	9,118	1,757	10,875

18.   INVESTMENTS

	Assets and Liabilities at Lloyd's	Corporate	2002 Total	2001 Total
	£'000	£'000	£'000	£'000
Group
Market Value
Debt securities & other fixed income securities	110,046	—	110,046	101,435
Deposits with credit institutions	3,442	—	3,442	4,593
Deposits with cedants	52	—	52	63

	113,540	—	113,540	106,091

Cost
Debt securities and other fixed income securities	108,919	—	108,919	99,536
Deposits with credit institutions	3,442	—	3,442	4,593
Deposits with cedants	52	—	52	62

	112,413	—	112,413	104,191

19.   DEBTORS

Group
Arising out of direct insurance operations:
Intermediaries	25,217	—	25,217	1,534
Arising out of reinsurance operations	116,730	—	116,730	125,292
Portfolio premium receivable	—	—	—	5,348
Other	9,127	14,660	23,787	2,929

	151,074	14,660	165,734	135,103

        Included within Corporate other debtors at 31 December 2002 is a deferred tax asset of £11,500,882 (2001-£nil) which is recoverable after one year.

Company
Amounts owed by Group Undertakings	16,864	5,711
Other debtors	277	513

	17,141	6,224

20.   CASH AT BANK AND IN HAND

	Assets and Liabilities at Lloyd's	Corporate	2002 Total	2001 Total
	£'000	£'000	£'000	£'000
Group
Cash at bank and in hand	20,742	37,278	58,020	31,656
Funds held by Lloyd's	—	1,972	1,972	168

	20,742	39,250	59,992	31,824

Company
Cash at bank and in hand			27,274	13,594
Funds held by Lloyd's			1,759	—

			29,033	13,594

        Included within Group cash at bank and in hand is £21,244,558 (2001—£21,244,558) which is subject to a fixed charge in favour of the Group's bankers. This charge is in respect of a guarantee of the same amount given to Lloyd's by the Group's bankers to support the Group's underwriting at Lloyd's.

        Included within the Company's cash at bank and in hand is £12,994,558 (2001—£12,994,558) which is subject to a fixed charge in favour of the Group's bankers. This charge is in respect of a guarantee of the same amount given to Lloyd's by the Group's bankers to support the Group's underwriting at Lloyd's.

        These guarantees can be called upon by Lloyd's to settle any claims arising from the Group's underwriting at Lloyd's. Lloyd's is unlikely to release the bank from its guarantees without the guarantees being replaced by an equivalent asset or after the expiration of the Group's liabilities in respect of its underwriting.

        The Lloyd's deposit represents monies deposited with the Corporation of Lloyd's (Lloyd's) to support the Group's underwriting activities. The Group previously entered into a Lloyd's deposit trust deed which gave Lloyd's the right to apply these monies in settlement of any claims arising from the Group's underwriting at Lloyd's.

21.   PREPAYMENTS AND ACCRUED INCOME

	Assets and Liabilities at Lloyd's	Corporate	2002 Total	2001 Total
	£'000	£'000	£'000	£'000
Group
Accrued income	—	533	533	29
Deferred acquisition costs	5,966	—	5,966	17,005
Prepaid expenses	550	2,459	3,009	14,807

	6,516	2,992	9,508	31,841

22.   CALLED-UP SHARE CAPITAL

	Authorised		Allotted, Called-Up and Fully Paid
	2002	2001	2002	2001
	£'000	£'000	£'000	£'000
New Ordinary shares of 25p each	29,112	13,112	26,331	11,316

        As part of a capital reconstruction by way of an open offer and placing, on 23 August 2002 the Company issued 60,058,737 New Ordinary Shares of 25 pence each at an issue price of 50 pence per share.

23.   RECONCILIATION OF MOVEMENTS IN RESERVES

	Merger Reserve	Share Premium Account	at Lloyd's	Profit & Loss Account Corporate	Total
	£'000	£'000	£'000	£'000	£'000
Group
At 1 January 2002 as previously stated	(4,308)	28,802	(47,439)	(3,834)	(26,779)
Misclassification adjustment	—	—	(3,790)	3,790	—

At 1 January 2002 restated	(4,308)	28,802	(51,229)	(44)	(26,779)
New share capital subscribed	—	15,015	—	—	15,015
New share capital subscribed expenses		(275)	—	—	(275)
Capital reduction	—	(42,293)	—	42,293	—
Retained profit / (loss) for the year	—	—	15,355	9,999	25,354
Transfer of loss due to Lloyd's	—	—	3,201	(3,201)	—

At 31 December 2002	(4,308)	1,249	(32,673)	49,047	13,315

	Share Premium Account	at Lloyd's	Profit & Loss Account Corporate	Total
	£'000	£'000	£'000	£'000
Company
At 1 January 2002	27,553	—	(48,792)	(21,239)
New share capital subscribed	15,015	—	—	15,015
New share capital subscribed expenses	(275)	—	—	(275)
Capital reduction	(42,293)		42,293	—
Retained loss for the year	—	—	190	190

At 31 December 2002	—	—	(6,309)	(6,309)

        On 2 October 2002, the Company obtained permission by Court Order to reduce its share premium account by £42,292,830 for the purpose of reducing the deficit on the Company's profit and loss account.

24.   OTHER RESERVES

	2002	2001
	£'000	£'000
Merger Reserve at 31 December	(4,308)	(4,308)

        The merger reserve arises through the consolidation of Advent Underwriting Limited (Formerly B F Caudle Agencies Limited).

25.   RECONCILIATION OF MOVEMENTS IN SHAREHOLDERS' FUNDS

	at Lloyd's	2002 Corporate	Total	at Lloyd's	2001 Corporate	Total
	£'000	£'000	£'000	£'000	£'000	£'000
Group
Profit/(loss) for the year	15,355	9,999	25,354	(46,456)	(2,520)	(48,976)
(Transfer of loss) / Distribution due to / from Lloyd's	3,201	(3,201)	—	3,344	(3,344)	—
New share capital subscribed	—	30,030	30,030	—	—	—
New share capital subscribed expenses	—	(275)	(275)	—	—	—

Net addition to shareholders' funds	18,556	36,553	55,109	(43,112)	(5,864)	(48,976)
Opening shareholders' funds	(47,439)	31,976	(15,463)	(4,327)	37,840	33,513
Opening shareholders' funds adjustment	(3,790)	3,790	—	—	—	—

Closing shareholders' funds	(32,673)	72,319	39,646	(47,439)	31,976	(15,463)

	at Lloyd's	2000 Corporate	Total
	£'000	£'000	£'000
Group
Profit/(loss) for the year	1,117	(127)	990
(Transfer of loss) / Distribution due to / from Lloyd's	(1,559)	1,559	—
New share capital subscribed	—	13,620	13,620
New share capital subscribed expenses	—	—	—

Net addition to shareholders' funds	(442)	15,052	14,610
Opening shareholders' funds	(3,885)	22,788	18,903
Opening shareholders' funds adjustment	—	—	—

Closing shareholders' funds	(4,327)	37,840	33,513

	2002	2001	2000
	£'000	£'000	£'000
Company
Profit / (loss) for the year	190	(49,812)	406
New share capital subscribed	30,030	—	13,620
New share capital subscribed expenses	(275)	—	—

Net addition to shareholders' funds	29,945	(49,812)	14,026
Opening shareholders' funds	(9,923)	39,889	25,863

Closing shareholders' funds	20,022	(9,923)	39,889

26.   OTHER TECHNICAL PROVISIONS

Unexpired risks provision	720	51,492
Underwriting indemnity (see note 6)	(69,399)	(114,526)

	(68,679)	(63,034)

27.   PROVISION FOR OTHER LIABILITIES AND CHARGES

	Provision & Full Potential Liability
	At 1 January 2002	Profit &Loss Charge/(Credit)	Utilisation in Year	At 31 December 2002
	£'000	£'000	£'000	£'000
Provision for other taxes	40	—	—	40

Company

        At 31 December 2001 the Company made a provision of £43,542,907 in respect of the estimated underwriting losses of its subsidiary Advent Capital PLC which the Company is expected to fund. During 2002 the Company funded losses of £3,400,000 leaving a balance in the provision of £40,142,907 at 31 December 2002.

28.   CREDITORS

	Assets and Liabilities at Lloyd's	Corporate	2002 Total	2001 Total
	£'000	£'000	£'000	£'000
Group
Due within one year
Arising out of direct insurance	13,898	—	13,898	66
Arising out of reinsurance operations	65,323	—	65,323	28,965
Other creditors	19,242	2,983	22,225	48,954
Corporation Tax	—	372	372	133
Other taxes	—	191	191	107

	98,463	3,546	102,009	78,225

Company
Amount owed to Group Undertaking			238	—
Corporation Tax			—	57
Other Taxes			36	31
Other creditors			499	811
Accruals			31	297

			804	1,196

29.   FIXED ASSETS—INVESTMENTS

	Subsidiary Undertaking	Quasi Subsidiary Undertaking	Total
	£'000	£'000	£'000
Company Cost
At 1 January 2002	426	14,406	14,832
Amount written off at 31 December 2001	(426)	—	(426)

At 31 December 2002	—	14,406	14,406

        During the year, the Company sold its wholly owned subsidiary, Advent Capital PLC, to its quasi subsidiary undertaking, Advent (Strategic Investments) Limited, for £1.

QUASI SUBSIDIARY

        The Company owns 100% of the non-voting "B' shares of Advent (Strategic Investments) Limited, which is registered in England and Wales.

        Advent (Strategic Investments) Limited acts as an investment company owning shares in the following companies:

Company	Shareholding		Nature of Business	Country of Registration
Advent Underwriting Limited (Formerly B F Caudle Agencies Limited)	100% (2001: 100%	)	Lloyd's Managing Agent	England & Wales
Lonestar Capital	100% (2001: 100%	)	Intermediate Holding Company	England & Wales
Advent Group Services Limited	100% (2001: 100%	)	Service Company	England & Wales
Advent Capital PLC	100% (2001: n/a	)	Lloyd's Corporate Name	England & Wales
Advent Capital (No 2) Limited	100% (2001: n/a	)	Lloyd's Corporate Name	England & Wales

        Lonestar Capital owns 100% (2001: 100%) of the shares in Sealdrive Limited, an intermediate holding company registered in England & Wales.

        Sealdrive Limited owns shares in the following companies:

Company	Shareholding		Nature of Business	Country of Registration
Kingsmead Underwriting Agency Limited	100% (2000: 100%	)	Lloyd's Managing Agent	England & Wales
Heraldglen Limited	100% (2000: 100%	)	Lloyd's Corporate Name	England & Wales

        Advent (Strategic Investments) Limited is considered to be a quasi-subsidiary of Advent Capital (Holdings) PLC under the terms of Financial Reporting Standard number 5 (Reporting the Substance of Transactions). The assets and liabilities of the Company and its subsidiaries are consolidated in the Group accounts using acquisition accounting except for Advent Underwriting Limited which is accounted for using merger accounting.

        Consolidated in the Group accounts are the following amounts (net of consolidation adjustments) in respect of Advent (Strategic Investments) Limited and its subsidiaries.

	2002	2001	2000
	£'000	£'000	£'000
Profit and Loss Account
Balance on Technical Account	1,893	—	—
Investment income	156	124	63
Other income	1,853	1,033	783
Operating expenses	(2,945)	(1,748)	(807)

Profit/(Loss) before taxation	957	(591)	39
Taxation	94	(43)	(75)

Profit/(Loss) for the period	1,051	(634)	(36)

        There are no recognised gains or losses other than the profits stated above.

	2002	2001
	£'000	£'000
Balance Sheet
Tangible fixed assets	1,371	217
Investments	113,540	53,152
Debtors	153,746	73,973
Prepayments and accrued income	9,247	16,624
Cash	30,960	10,303
Provision for other charges	40	(60)
Net technical provisions	(230,362)	(91,799)
Creditors	(102,055)	(56,948)
Accruals and deferred income	(532)	(5,422)

30.   RECONCILIATION OF PROFIT/(LOSS) BEFORE TAX TO NET CASH INFLOW FROM OPERATING ACTIVITIES

	2002	2001	2000
	£'000	£'000	£'000
Profit/(Loss) before tax	13,621	(48,873)	1,549
Investment income	(1,290)	(1,169)	(1,360)
Depreciation	414	224	26
Loss on disposal of fixed assets	—	23	—
Amortisation	798	864	223
Decrease / Increase in net technical provisions	(21,304)	80,507	14,942
Decrease in debtors and prepayments	3,891	3,721	(2,267)
Increase / (Decrease) in creditors and accruals	14,961	(11,356)	1,159
Decrease in other provisions	—	(128)	189

	11,091	23,813	14,461

31.   MOVEMENT IN NET FUNDS DURING THE YEAR

Increase / (Decrease) in net funds in the year	32,961	(14,048)	24,112
Net funds at 1 January	39,039	53,087	28,975

Net funds at 31 December	72,000	39,039	53,087

32.   ANALYSIS OF NET FUNDS

	at 1 January 2002	Cash Flow	at 31 December 2002
	£'000	£'000	£'000
Cash at bank and in hand—corporate	24,500	14,750	39,250
Cash at bank and in hand—at Lloyd's	7,324	13,418	20,742
Overseas deposits—at Lloyd's	7,215	4,793	12,008

	39,039	32,961	72,000

33.   DIFFERENCES BETWEEN ADVENT GROUP ACCOUNTING PRINCIPLES AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

        The generally accepted accounting principles (UK GAAP) under which the Group Accounts are prepared, as set out in the Accounting Policies on pages F-67 to F-71, differ in certain respects from generally accepted accounting principles in the United States (US GAAP). Differences which have a significant effect on consolidated net income and shareholders' equity are as follows:

Acquisition Accounting

        On 23 November 1999, the Company acquired the remaining 75% of the equity shares of Advent Underwriting Limited (formerly B F Caudle Agencies Limited) (AUL). The acquisition was accounted for using merger accounting in accordance with Financial Reporting Standard 6 (FRS 6), and an arising merger reserve of £4,308,102 was recorded by the Company in shareholders' equity. In addition, under FRS 6, legal and professional fees incurred in connection with the acquisition of £521,996 were not included in the fair value of assets and liabilities acquired, but were instead included in post acquisition costs and were charged to the Group Profit and loss Account in 1999. Under US GAAP, this acquisition transaction is accounted for as a purchase in accordance with the Accounting Principles Board Opinion No. 16, "Business Combinations".

Goodwill

        Under US GAAP, Statement of Financial Accounting Standards Board No. 142, "Goodwill and Other Intangible Assets" has been adopted and goodwill is not being amortised with effect from 1 January 2002.

Pensions and Other Post Retirement Benefits

        Under US GAAP the Kingsmead Underwriting Agency Limited Defined Benefit Scheme had a deficit of £1,021,000 at 31 December 2002 which was disclosed but not recognised by the Group in 2002. Under US GAAP, such deficit is recorded as a liability of the Group at 31 December 2002.

Taxation

        Effective December 31, 2002, UK and US GAAP are the same in respect of deferred taxes and deferred tax assets previously not recognized under UK GAAP appear as a reconciliation difference in net income in 2002.

        The following is a summary of the significant adjustments to the profit and loss account and shareholders' equity which would be required if US GAAP had been applied instead of applying UK GAAP.

	2002	2001	2000
	£'000	£'000	£'000
Reconciliation of Profit/(Loss) under UK and US GAAP
Profit after Taxation in accordance with UK GAAP	25,354	(48,976)	990
Deferred tax (charge)/benefit on underwriting income/(loss)	(16,075)	14,662	—
Goodwill amortisation	657	—	—
Amortisation expense of goodwill on AUL acquisition	—	(322)	(322)
Change in Pension fund deficit	1,623	(2,338)	—

Net income in accordance with US GAAP	11,559	(36,974)	668

Reconciliation of Shareholders' funds
Shareholders' funds in accordance with UK GAAP	39,646	(15,463)
Merger reserve recorded and group reorganisation costs incurred in connection with the AUL acquisition accounted for as goodwill	4,673	4,673
Deferred tax asset		16,075
Goodwill amortisation	657	—
Accumulated amortisation on AUL acquisition goodwill	(671)	(671)
Pension fund liability not recognised	(715)	(2,338)

Shareholders' equity as adjusted in accordance with US GAAP	43,590	2,276

Consolidated Cash Flow Statement

        The consolidated statement of cash flows prepared under UK GAAP present substantially the same information as those required under US GAAP. These statements differ, however, with regard to classification of certain items.

        Under UK GAAP, cash flows are presented separately for operating activities, returns on investments and servicing of finance, taxation, investing activities and management of liquid resources and financing. US GAAP, however, requires only three categories of cash flow activity to be reported: operating, investing and financing. Cash flows from taxation and returns on investments and servicing of finance shown under UK GAAP, would be included as operating activities under US GAAP. Net movement in portfolio investments shown under UK GAAP, would be included as investing activities under US GAAP.

	2002	2001	2000
	£'000	£'000	£'000
Reconciliation of Cash Flows
Net Cash inflow from Operating activities	11,091	23,813	14,460
Interest received	1,221	1,169	1,360
Tax paid	(292)	(500)	(1,192)

Cash flow provided by operating activities in accordance with US GAAP	12,020	24,482	14,628
Net cash outflow from investing activities	(1,364)	(1,037)	12,467
Net movement in syndicates' portfolio investments	(7,450)	(37,493)	(2,983)

Cash used in investing activities in accordance with US GAAP	(8,814)	(38,530)	9,484
Cash inflow from Financing Activities	29,755	—	—

Net increase in cash and cash equivalents	32,961	(14,048)	24,112
Cash at beginning of year	39,039	53,087	28,975

Cash at end of year	72,000	39,039	53,087

Report of Independent Auditors

To the Board of Directors of Advent Capital (Holdings) PLC:

        We have audited the financial statements which comprise the Group Balance Sheets of Advent Capital (Holdings) PLC as of December 31, 2002 and 2001, and the related Group Profit and Loss Account, and the Group Cash Flow Statements for the three years ended December 31, 2002, and the accompanying (Parent-only) Company Balance Sheets as of December 31, 2002 and 2001, which have been prepared on the basis of accounting principles generally accepted in the United Kingdom. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Advent Capital (Holdings) PLC at December 31, 2002 and 2001, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United Kingdom. In addition, in our opinion, the (Parent-only) Company Balance Sheets in the accompanying financial statements present fairly, in all material respects, the information set forth therein, when read in conjunction with the related financial statements.

        Accounting principles generally accepted in the United Kingdom vary in certain respects from accounting principles generally accepted in the United States of America. The application of the latter would have affected the determination of net (loss) income for the three years ended December 31, 2002, and the determination of shareholders' equity at December 31, 2002 and 2001, to the extent summarized in Note 33 to the financial statements.

/s/ LITTLEJOHN FRAZER Littlejohn Frazer
Chartered Accountants and Registered Auditors
1, Park Place Canary Wharf London E14 4HJ ENGLAND 27 June 2003

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

        The following table sets forth the fees and expenses payable by the Registrant in connection with the registration and sale of the securities being registered hereby. All of such fees and expenses, except the SEC registration fee and the New York Stock Exchange listing fee, are estimated. The New York Stock Exchange subsequent listing fee assumes the notes are converted into 5,000,000 shares of our common stock.

SEC Registration Fee	$10,112.50
Accounting Fees and Expenses	$20,000.00
Legal Fees and Expenses	$70,000.00
Printing Expenses	$70,000.00
NYSE Listing Fees	$20,000.00
Miscellaneous	$9,887.50
Total	$200,000.00

Item 14.    Indemnification of Directors and Officers

        Section 145 of the Delaware General Corporation Law authorizes a corporation, subject to the procedures and limitations stated therein, to indemnify its directors, officers, employees and agents against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement reasonably incurred, including liabilities under the Securities Act, provided they act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, although in the case of proceedings brought by or on behalf of the corporation, indemnification is limited to expenses and is not permitted if the individual is adjudged liable to the corporation, unless the court determines otherwise. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant's certificate of incorporation and by-laws provide for indemnification of its officers and directors to the fullest extent permitted by Delaware law.

        Section 145 of the Delaware General Corporation Law also authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against him or her and incurred by him or her in his or her capacity as a director, officer, employee or agent of the corporation, or arising out of his or her status as a director, officer, employee or agent of the corporation. The Registrant maintains liability insurance covering its directors and officers for claims asserted against them or incurred by them in their capacity as directors and officers, including claims brought under the Securities Act, within the limits and subject to the limitations of the policies.

Item 15. Recent Sales of Unregistered Securities

        On December 5, 2001, Zenith sold one million shares of its common stock, par value $1.00 per share, in a private placement pursuant to Section 4(2) of the Securities Act of 1933, for $25.00 per share, to Odyssey Reinsurance Corporation, a subsidiary of Odyssey Re Holdings Corp. and an accredited investor within the meaning of the Securities Act.

        On March 21, 2003, Zenith consummated a private offering of $125,000,000 aggregate principal amount of its 5.75% Convertible Senior Notes due 2023 pursuant to Section 4(2) of the Securities Act of 1933. The offering was made by Zenith to certain initial purchasers, each of whom was a qualified institutional buyer within the meaning of the Securities Act, and the initial purchasers subsequently offered and sold the notes to other qualified institutional buyers in accordance with Rule 144A under the Securities Act. The notes were offered to the subsequent purchasers at a price equal to 100% of the principal amount thereof, and the initial purchasers received a discount therefrom of 3.5%.

Item 16.    Exhibits

(a)
Exhibits

2.1	Stock Acquisition Agreement, dated as of September 19, 1995, between Anchor National Life Insurance Company and Zenith National Insurance Corp. (Incorporated herein by reference to Exhibit 2.1 to Zenith's Report on Form 8-K dated October 6, 1995.)
2.2	Amendment No. 1 to Stock Acquisition Agreement dated as of December 27, 1995, by and among Anchor National Life Insurance Company, SunAmerica Life Insurance Company and Zenith National Insurance Corp. (Incorporated herein by reference to Exhibit 2.1 to Zenith's Report on Form 8-K dated January 9, 1996.)
3.1	Certificate of Incorporation of Zenith National Insurance Corp., dated May 28, 1971. (Incorporated herein by reference to Exhibit 3.1 to Zenith's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.)
3.2	Certificate of Amendment of Certificate of Incorporation of Zenith National Insurance Corp., dated September 12, 1977. (Incorporated herein by reference to Exhibit 3.2 to Zenith's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.)
3.3	Certificate of Amendment of Certificate of Incorporation of Zenith National Insurance Corp., dated May 31, 1979. (Incorporated herein by reference to Exhibit 3.3 to Zenith's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.)
3.4	Certificate of Amendment of Certificate of Incorporation of Zenith National Insurance Corp., dated September 6, 1983. (Incorporated herein by reference to Exhibit 3.4 to Zenith's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.)
3.5	Certificate of Designation of Zenith National Insurance Corp., dated September 10, 1985. (Incorporated herein by reference to Exhibit 3.5 to Zenith's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.)
3.6	Certificate of Amendment of Certificate of Incorporation of Zenith National Insurance Corp., dated November 22, 1985. (Incorporated herein by reference to Exhibit 3.6 to Zenith's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.)
3.7	Certificate of Amendment of Certificate of Incorporation of Zenith National Insurance Corp., dated May 19, 1987. (Incorporated herein by reference to Exhibit 3.7 to Zenith's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.)
3.8	Certificate of Change of Address of Registered Office and of Registered Agent of Zenith National Insurance Corp., dated October 10, 1989. (Incorporated herein by reference to Exhibit 3.8 to Zenith's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.)
3.9	By-laws of Zenith National Insurance Corp., as currently in effect. (Incorporated herein by reference to Exhibit 3.9 to Zenith's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.)
4.1	Indenture, dated July 30, 1998, between Zenith National Insurance Corp. and Norwest Bank Minnesota, National Association, as trustee, pursuant to which Zenith issued its 8.55% Subordinated Deferrable Interest Debentures. (Incorporated herein by reference to Exhibit 10.6 to Zenith's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998.)
4.2	Indenture, dated March 21, 2003, between Zenith National Insurance Corp. and Wells Fargo Bank Minnesota, N.A., as trustee. (Incorporated herein by reference to Exhibit 99.2 to the Registrant's Current Report on Form 8-K dated March 21, 2003)
4.3	Form of 5.75% Convertible Senior Note due 2023. (included in Exhibit 4.2)

4.4	Registration Rights Agreement, dated March 21, 2003, between Zenith National Insurance Corp. and the initial purchasers named therein. (Incorporated herein by reference to Exhibit 99.3 to the Registrant's Current Report on Form 8-K dated March 21, 2003)
4.5	Amended and Restated Declaration of Trust of Zenith National Insurance Capital Trust I, dated July 30, 1998, between Zenith National Insurance Corp., the trustees and the holders. (Incorporated herein by reference to Exhibit 10.8 to Zenith's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998.)
4.6	Certificate of Amendment to Certificate of Trust of Zenith National Insurance Capital Trust I, dated March 1, 2000. (Incorporated herein by reference to Exhibit 10.1 to Zenith's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.)
5	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
10.1	Cost Allocation Agreement between Zenith National Insurance Corp., Zenith Insurance Company, ZNAT Insurance Company, CalFarm Insurance Company, CalFarm Life Insurance Company, and CalFarm Insurance Agency, dated December 31, 1990. (Incorporated herein by reference to Exhibit 10.1 to Zenith's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.)
10.2	Amendment No. 1, dated December 28, 1993, to the Cost Allocation Agreement between Zenith National Insurance Corp., Zenith Insurance Company, ZNAT Insurance Company, CalFarm Insurance Company, CalFarm Life Insurance Company, and CalFarm Insurance Agency, dated December 31, 1990. (Incorporated herein by reference to Exhibit 10.2 to Zenith's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.)
10.3	Amendment No. 2, dated December 28, 1995, to the Cost Allocation Agreement between Zenith National Insurance Corp., Zenith Insurance Company, ZNAT Insurance Company, CalFarm Insurance Company, CalFarm Life Insurance Company, and CalFarm Insurance Agency, dated December 31, 1990. (Incorporated herein by reference to Exhibit 10.3 to Zenith's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.)
10.4	Amendment No. 3, dated January 7, 1998, to the Cost Allocation Agreement between Zenith National Insurance Corp., Zenith Insurance Company, ZNAT Insurance Company, CalFarm Insurance Company, CalFarm Life Insurance Company, and CalFarm Insurance Agency, dated December 31, 1990. (Incorporated herein by reference to Exhibit 10.4 to Zenith's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.)
10.5	Amendment No. 4, dated July 15, 1998, to the Cost Allocation Agreement between Zenith National Insurance Corp., Zenith Insurance Company, ZNAT Insurance Company, CalFarm Insurance Company, CalFarm Life Insurance Company, and CalFarm Insurance Agency, dated December 31, 1990. (Incorporated herein by reference to Exhibit 10.5 to Zenith's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.)
10.6	Amendment No. 5, dated March 31, 1999, to the Cost Allocation Agreement between Zenith National Insurance Corp., Zenith Insurance Company, ZNAT Insurance Company, CalFarm Insurance Company, CalFarm Life Insurance Company, and CalFarm Insurance Agency, dated December 31, 1990. (Incorporated herein by reference to Exhibit 10.6 to Zenith's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.)
10.7	Amended and Restated Tax Sharing Agreement by, between and among Zenith National Insurance Corp. and its subsidiaries, Zenith Insurance Company, CalRehab Services, Inc., CalFarm Insurance Company, CalFarm Insurance Agency, Cal-Ag Insurance Services, Inc., CalFarm Annuity Services Company, ZNAT Insurance Company and CalFarm Life Insurance Company, dated January 1, 1991. (Incorporated herein by reference to Exhibit 10.7 to Zenith's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.)

10.8	Amendment No. 1, dated December 28, 1995, to the Amended and Restated Tax Sharing Agreement, by, between and among Zenith National Insurance Corp. and its subsidiaries, Zenith Insurance Company, CalRehab Services, Inc., CalFarm Insurance Company, CalFarm Insurance Agency, Cal-Ag Insurance Services, Inc., CalFarm Annuity Services Company, ZNAT Insurance Company and CalFarm Life Insurance Company, dated January 1, 1991. (Incorporated herein by reference to Exhibit 10.8 to Zenith's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.)
10.9	Amendment No. 2, dated March 31, 1999, to the Amended and Restated Tax Sharing Agreement, by, between and among Zenith National Insurance Corp. and its subsidiaries, Zenith Insurance Company, CalRehab Services, Inc., CalFarm Insurance Company, CalFarm Insurance Agency, Cal-Ag Insurance Services, Inc., CalFarm Annuity Services Company, ZNAT Insurance Company and CalFarm Life Insurance Company, dated January 1, 1991. (Incorporated herein by reference to Exhibit 10.9 to Zenith's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.)
10.10	Reinsurance and Pooling Agreement between Zenith Insurance Company and CalFarm Insurance Company, ZNAT Insurance Company, and Zenith Star Insurance Company, dated December 28, 1993. (Incorporated herein by reference to Exhibit 10.10 to Zenith's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.)
10.11	Amendment No. 1, dated January 25, 1995, to the Reinsurance and Pooling Agreement between Zenith Insurance Company and CalFarm Insurance Company, ZNAT Insurance Company, and Zenith Star Insurance Company, dated December 28, 1993. (Incorporated herein by reference to Exhibit 10.11 to Zenith's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.)
10.12	Amendment No. 2, dated January 1, 1997, to the Reinsurance and Pooling Agreement between Zenith Insurance Company and CalFarm Insurance Company, ZNAT Insurance Company, and Zenith Star Insurance Company, dated December 28, 1993. (Incorporated herein by reference to Exhibit 10.12 to Zenith's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.)
10.13	Amendment No. 3, dated July 15, 1998, to the Reinsurance and Pooling Agreement between Zenith Insurance Company and CalFarm Insurance Company, ZNAT Insurance Company, and Zenith Star Insurance Company, dated December 28, 1993. (Incorporated herein by reference to Exhibit 10.13 to Zenith's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.)
10.14	Amendment No. 4, dated March 31, 1999, to the Reinsurance and Pooling Agreement between Zenith Insurance Company and CalFarm Insurance Company, ZNAT Insurance Company, and Zenith Star Insurance Company, dated December 28, 1993. (Incorporated herein by reference to Exhibit 10.14 to Zenith's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.)
10.15	Purchase Agreement, dated February 4, 1981, among Reliance Insurance Company, Zenith National Insurance Corp., the Selling Stockholders referred to therein, and Eugene V. Klein, Daniel Schwartz and Harvey L. Silbert as agents for the Selling Stockholders. (Incorporated herein by reference to Exhibit 10.1 to Zenith's Annual Report on Form 10-K for the year ended December 31, 2001.)
10.16	Master Transaction Agreement, dated as of October 7, 2002, by and among Meritage Corporation, a Maryland corporation; MTH-Homes Nevada, Inc., an Arizona corporation; Perma-Bilt, A Nevada Corporation; and Zenith National Insurance Corp., a Delaware corporation. (Incorporated herein by reference to Exhibit 10.1 to Zenith's Current Report on Form 8-K dated October 8, 2002.)

10.17	Agreement of Purchase and Sale of Assets, dated as of October 7, 2002, by and among Meritage Corporation, a Maryland corporation; MTH-Homes Nevada, Inc., an Arizona corporation; Perma-Bilt, A Nevada Corporation; and Zenith National Insurance Corp., a Delaware corporation. (Incorporated herein by reference to Exhibit 10.2 to Zenith's Current Report on Form 8-K dated October 8, 2002.)
10.18	Agreement of Purchase and Sale of Real Property, dated as of October 7, 2002, by and among Meritage Corporation, a Maryland corporation; MTH-Homes Nevada, Inc., an Arizona corporation; Perma-Bilt, A Nevada Corporation; and Zenith National Insurance Corp., a Delaware corporation. (Incorporated herein by reference to Exhibit 10.3 to Zenith's Current Report on Form 8-K dated October 8, 2002.)
10.19	Indemnification Agreement, dated as of October 7, 2002, by and among Meritage Corporation, a Maryland corporation; MTH-Homes Nevada, Inc., an Arizona corporation; Perma-Bilt, A Nevada Corporation; and Zenith National Insurance Corp., a Delaware corporation. (Incorporated herein by reference to Exhibit 10.4 to Zenith's Current Report on Form 8-K dated October 8, 2002.)
10.20	Non-Disclosure and Non-Compete Agreement, dated as of October 7, 2002, by and among Meritage Corporation, a Maryland corporation; MTH-Homes Nevada, Inc., an Arizona corporation; Zenith National Insurance Corp., a Delaware corporation; and Perma- Bilt, A Nevada Corporation. (Incorporated herein by reference to Exhibit 10.5 to Zenith's Current Report on Form 8-K dated October 8, 2002.)
10.21	Agreement Regarding Purchase Price and Indemnification, dated as of October 7, 2002, by and among Zenith National Insurance Corporation, a Delaware corporation, Perma-Bilt, a Nevada Corporation and Daniel Schwartz. (Incorporated herein by reference to Exhibit 10.6 to Zenith's Current Report on Form 8-K dated October 8, 2002.)
10.22	Workers' Compensation and Employers' Liability Excess of Loss Reinsurance Agreement between Employers Reinsurance Corporation of Overland Park, Kansas, Zenith Insurance Company and ZNAT Insurance Company, both of Woodland Hills, California, and Zenith Star Insurance Company of Austin, Texas, dated as of July 1, 2002. (Incorporated herein by reference to Exhibit 10.21 to Zenith's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.)
10.23	Stock Purchase Agreement, dated February 22, 1999, between Zenith Insurance Company and Nationwide Mutual Insurance Company. (Incorporated herein by reference to Zenith's Current Report on Form 8-K, dated March 9, 1999.)
10.24	Stock Purchase Agreement, dated as of November 21, 2001, between Zenith National Insurance Corp. and Odyssey Reinsurance Corporation. (Incorporated herein by reference to Zenith's Current Report on Form 8-K, filed December 6, 2001.)
*10.25	Zenith National Insurance Corp. 1996 Employee Stock Option Plan, approved by the Stockholders on May 22, 1996. (Incorporated herein by reference to Exhibit 10.5 to Zenith's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996.)
*10.26	Amendment No. 1, dated December 8, 1998, to Zenith National Insurance Corp. 1996 Employee Stock Option Plan. (Incorporated herein by reference to Exhibit 10.1 to Zenith's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999.)
*10.27	Amendment No. 2, dated May 24, 2001, to Zenith National Insurance Corp. 1996 Employee Stock Option Plan. (Incorporated herein by reference to Exhibit 10.14 to Zenith's Annual Report on Form 10-K for the year ended December 31, 2001.)
*10.28	Employment Agreement, dated January 5, 1998, between Zenith National Insurance Corp. and John J. Ticker. (Incorporated herein by reference to Exhibit 10.9 to Zenith's Annual Report on Form 10-K for the year ended December 31, 1997.)
*10.29	Amendment to Employment Agreement, dated March 1, 2000, between Zenith National Insurance Corp. and John J. Ticker. (Incorporated herein by reference to Exhibit 10.17 to Zenith's Annual Report on Form 10-K for the year ended December 31, 1999.)

*10.30	Amendment No. 2, dated as of September 17, 2002, to Employment Agreement, dated and effective as of January 5, 1998, between Zenith National Insurance Corp. and John J. Ticker. (Incorporated herein by reference to Exhibit 10.3 to Zenith's Quarterly Report on Form 10-Q for the quarter ended September 30, 2002.)
*10.31	Restated and Amended Employment Agreement, executed March 13, 2001, between Zenith National Insurance Corp. and Stanley R. Zax. (Incorporated herein by reference to Exhibit 10.18 to Zenith's Annual Report on Form 10-K for the year ended December 31, 2000.)
*10.32	Employment Agreement, dated October 20, 1997, between Zenith Insurance Company and Jack D. Miller. (Incorporated herein by reference to Exhibit 10.1 to Zenith Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.)
*10.33	Amendment to Employment Agreement, dated March 1, 2000, between Zenith Insurance Company and Jack D. Miller. (Incorporated herein by reference to Exhibit 10.20 to Zenith's Annual Report on Form 10-K for the year ended December 31, 1999.)
*10.34	Employment Agreement, dated October 20, 1997, between Zenith Insurance Company and Robert E. Meyer. (Incorporated herein by reference to Exhibit 10.21 to Zenith's Annual Report on Form 10-K for the year ended December 31, 1999.)
*10.35	Amendment to Employment Agreement, dated March 1, 2000, between Zenith Insurance Company and Robert E. Meyer. (Incorporated herein by reference to Exhibit 10.22 to Zenith's Annual Report on Form 10-K for the year ended December 31, 1999.)
*10.36	Stock Option Agreement, dated March 15, 1996, between Zenith and Stanley R. Zax. (Incorporated herein by reference to Exhibit 10.3 to Zenith's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996.)
*10.37	Amended and Restated Zenith National Insurance Corp. Executive Officer Bonus Plan dated February 12, 2003. (Incorporated herein by reference to Exhibit 10.5 to Zenith's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.)
*10.38	Zenith National Insurance Corp. 2003 Non-Employee Director Deferred Compensation Plan
10.39	Aggregate Excess of Loss Reinsurance Agreement between Associated General Contractors Self Insurers Trust Fund (now part of Zenith Insurance Company) and Reliance Insurance Company effective December 31, 1991. (Incorporated herein by reference to Exhibit 10.24 to Zenith's Annual Report on Form 10-K for the year ended December 31, 1996.)
10.40	Specific Excess Workers' Compensation and Employers' Liability Policy between Planet Insurance Company (now Reliance National Indemnity Company) and Associated General Contractors of Florida Self Insurance Fund (now part of Zenith Insurance Company) effective January 1, 1993. (Incorporated herein by reference to Exhibit 10.25 to Zenith's Annual Report on Form 10-K for the year ended December 31, 1996.)
10.41	Aggregate Excess of Loss Reinsurance Agreement, dated August 1, 1998, between Zenith National Insurance Group and Inter-Ocean Reinsurance Company LTD. (Incorporated herein by reference to Exhibit 10.32 to Zenith's Annual Report on Form 10-K for the year ended December 31, 1998.)
10.42	Special Endorsement to Retrocessional Agreement, dated August 1, 1998, between American Re-Insurance Company, Inter-Ocean Reinsurance Company LTD., and Zenith Insurance Company, CalFarm Insurance Company, ZNAT Insurance Company and Zenith Star Insurance Company. (Incorporated herein by reference to Exhibit 10.28 to Zenith's Annual Report on Form 10-K for the year ended December 31, 1999.)
10.43	Termination Endorsement Number 1 to Retrocessional Agreement, dated December 22, 1999, between American Re-Insurance Company, Inter-Ocean Reinsurance Company, LTD, and Zenith Insurance Company, CalFarm Insurance Company, ZNAT Insurance Company and Zenith Star Insurance Company. (Incorporated herein by reference to Exhibit 10.29 to Zenith's Annual Report on Form 10-K for the year ended December 31, 1999.)

10.44	Endorsement Number 1 to Aggregate Excess of Loss Reinsurance Agreement, dated December 22, 1999, between Zenith National Insurance Group, CalFarm Insurance Company, ZNAT Insurance Company and Zenith Star Insurance Company and Inter-Ocean Reinsurance Company LTD. (Incorporated herein by reference to Exhibit 10.30 to Zenith's Annual Report on Form 10-K for the year ended December 31, 1999.)
10.45	Trust Agreement, dated December 18, 1998, between Inter-Ocean Reinsurance Company, LTD and Zenith Insurance Company, CalFarm Insurance Company, ZNAT Insurance Company and Zenith Star Insurance Company. (Incorporated herein by reference to Exhibit 10.34 to Zenith's Annual Report on Form 10-K for the year ended December 31, 1998.)
10.46	Trust Agreement, dated October 5, 2001, among American Re-Insurance Company (as Grantor), Zenith Insurance Company, ZNAT Insurance Company and Zenith Star Insurance Company (collectively, as Beneficiary), and State Street Bank and Trust Company (as Trustee). (Incorporated herein by reference to Exhibit 10.32 to Zenith's Annual Report on Form 10-K for the year ended December 31, 2001.)
10.47	Agreement of Reinsurance #8051 between General Reinsurance Corporation and Zenith Insurance Company, ZNAT Insurance Company, Zenith Star Insurance Company and CalFarm Insurance Company, dated May 22, 1995. (Incorporated herein by reference to Exhibit 10.13 to Zenith's Annual Report on Form 10-K for the year ended December 31, 1995.)
10.48	Endorsement No. 11, effective January 1, 2002, to Agreement of Reinsurance # 8051 between General Reinsurance Corporation and Zenith Insurance Company, ZNAT Insurance Company, Zenith Star Insurance Company and CalFarm Insurance Company, et. al., dated as of May 22, 1995. (Incorporated herein by reference to Exhibit 10.2 to Zenith's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001.)
10.49	Workers' Compensation and Employers' Liability Reinsurance Agreement between Zenith Insurance Company and Employers Reinsurance Corporation, effective January 1, 1986. (Incorporated herein by reference to Exhibit 10.14 to Zenith's Annual Report on Form 10-K for the year ended December 31, 1991.)
10.50	Worker's Compensation Quota Share Reinsurance Agreement between Zenith Insurance Company, ZNAT Insurance Company, Zenith Star Insurance Company (collectively, as cedant) and Odyssey America Reinsurance Corporation (as Reinsurer) dated December 28, 2001. (Incorporated herein by reference to Exhibit 10.36 to Zenith's Annual Report on Form 10-K for the year ended December 31, 2001.)
10.51	Promissory Note, dated August 9, 2002, from Zenith National Insurance Corp. to City National Bank. (Incorporated herein by reference to Exhibit 10.1 to Zenith's Quarterly Report on Form 10-Q for the quarter ended September 30, 2002.)
10.52	Amended and Restated Credit Agreement, dated as of September 30, 2002, between Zenith National Insurance Corp., and Bank of America, N.A. (Incorporated herein by reference to Exhibit 10.4 to Zenith's Quarterly Report on Form 10-Q for the quarter ended September 30, 2002.)
10.53	Waiver and Amendment dated March 19, 2003 between Zenith National Insurance Corp. and Bank of America, N.A. (Incorporated herein by reference to Exhibit 10.2 to Zenith's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.)
10.54	Capital Securities Guarantee Agreement, dated July 30, 1998, between Zenith National Insurance Corp. and Norwest Bank Minnesota, National Association. (Incorporated herein by reference to Exhibit 10.7 to Zenith's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998.)

10.55	Purchase Agreement between Zenith National Insurance Corp., Zenith National Insurance Capital Trust I, Credit Suisse First Boston Corporation, BancAmerica Robertson Stephens and Donaldson, Lufkin & Jenrette Securities Corporation, dated July 27, 1998, for $75,000,000 Zenith National Insurance Capital Trust I 8.55% Capital Securities. (Incorporated herein by reference to Exhibit 10.9 to Zenith's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998.)
10.56	Standstill Agreement, dated June 30, 1999, between Zenith National Corp. and Fairfax Financial Holdings Limited. (Incorporated herein by reference to Exhibit 10.3 to Zenith's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999.)
10.57	Amendment No. 1, executed March 21, 2003, to the Standstill Agreement, dated June 30, 1999, between Zenith National Insurance Corp. and Fairfax Financial Holdings Limited, a Canada Corporation. (Incorporated herein by reference to Exhibit 10.1 to Zenith's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.)
11	Statements re computation of per share earnings. (See our quarterly Consolidated Financial Statements—Note 2—"Earnings and Dividends Per Share" and our annual Consolidated Financial Statements—Note 18—"Earnings and Dividends Per Share" contained elsewhere in this prospectus.)
12	Statement re: Computation of Ratio of Earnings to Fixed Charges
21	Subsidiaries of the Registrant.
23.1	Consent of PricewaterhouseCoopers LLP, dated July 18, 2003.
23.2	Consent of Littlejohn Frazer dated 17 July 2003.
23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP. (included in Exhibit 5)
24	Powers of Attorney. (included on signature page to this Registration Statement)
25	Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of Wells Fargo Bank Minnesota, N.A., trustee under the Indenture.

*
Management contract or compensatory plan or arrangement.

(b)
Financial Statement Schedules

Item 17.    Undertakings

          (A)  The undersigned registrant hereby undertakes:

            (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement and

              (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

            (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (B)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in "Item 14—Indemnification of Directors and Officers" above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Stanley R. Zax and William J. Owen, and each of them, with full power to act without the other, as his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement (or any other Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Woodland Hills, State of California, on this 18th day of July, 2003.

ZENITH NATIONAL INSURANCE CORP.
BY:	/S/ STANLEY R. ZAX Stanley R. Zax Chairman of the Board and President

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated, on July 18, 2003.

/s/ STANLEY R. ZAX Stanley R. Zax	Chairman of the Board, President and Director (Principal Executive Officer)
/s/ WILLIAM J. OWEN William J. Owen	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ MAX M. KAMPELMAN Max M. Kampelman	Director
/s/ ROBERT J. MILLER Robert J. Miller	Director
/s/ LEON E. PANETTA Leon E. Panetta	Director
/s/ ALAN I. ROTHENBERG Alan I. Rothenberg	Director
/s/ WILLIAM S. SESSIONS William S. Sessions	Director
/s/ GERALD TSAI, JR. Gerald Tsai, Jr.	Director
/s/ MICHAEL WM. ZAVIS Michael Wm. Zavis	Director

EXHIBIT INDEX

Exhibit No.	Description
2.1	Stock Acquisition Agreement, dated as of September 19, 1995, between Anchor National Life Insurance Company and Zenith National Insurance Corp. (Incorporated herein by reference to Exhibit 2.1 to Zenith's Report on Form 8-K dated October 6, 1995.)
2.2	Amendment No. 1 to Stock Acquisition Agreement dated as of December 27, 1995, by and among Anchor National Life Insurance Company, SunAmerica Life Insurance Company and Zenith National Insurance Corp. (Incorporated herein by reference to Exhibit 2.1 to Zenith's Report on Form 8-K dated January 9, 1996.)
3.1	Certificate of Incorporation of Zenith National Insurance Corp., dated May 28, 1971. (Incorporated herein by reference to Exhibit 3.1 to Zenith's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.)
3.2	Certificate of Amendment of Certificate of Incorporation of Zenith National Insurance Corp., dated September 12, 1977. (Incorporated herein by reference to Exhibit 3.2 to Zenith's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.)
3.3	Certificate of Amendment of Certificate of Incorporation of Zenith National Insurance Corp., dated May 31, 1979. (Incorporated herein by reference to Exhibit 3.3 to Zenith's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.)
3.4	Certificate of Amendment of Certificate of Incorporation of Zenith National Insurance Corp., dated September 6, 1983. (Incorporated herein by reference to Exhibit 3.4 to Zenith's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.)
3.5	Certificate of Designation of Zenith National Insurance Corp., dated September 10, 1985. (Incorporated herein by reference to Exhibit 3.5 to Zenith's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.)
3.6	Certificate of Amendment of Certificate of Incorporation of Zenith National Insurance Corp., dated November 22, 1985. (Incorporated herein by reference to Exhibit 3.6 to Zenith's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.)
3.7	Certificate of Amendment of Certificate of Incorporation of Zenith National Insurance Corp., dated May 19, 1987. (Incorporated herein by reference to Exhibit 3.7 to Zenith's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.)
3.8	Certificate of Change of Address of Registered Office and of Registered Agent of Zenith National Insurance Corp., dated October 10, 1989. (Incorporated herein by reference to Exhibit 3.8 to Zenith's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.)
3.9	By-laws of Zenith National Insurance Corp., as currently in effect. (Incorporated herein by reference to Exhibit 3.9 to Zenith's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.)
4.1	Indenture, dated July 30, 1998, between Zenith National Insurance Corp. and Norwest Bank Minnesota, National Association, as trustee, pursuant to which Zenith issued its 8.55% Subordinated Deferrable Interest Debentures. (Incorporated herein by reference to Exhibit 10.6 to Zenith's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998.)
4.2	Indenture, dated March 21, 2003, between Zenith National Insurance Corp. and Wells Fargo Bank Minnesota, N.A., as trustee. (Incorporated herein by reference to Exhibit 99.2 to the Registrant's Current Report on Form 8-K dated March 21, 2003)
4.3	Form of 5.75% Convertible Senior Note due 2023. (included in Exhibit 4.2)
4.4	Registration Rights Agreement, dated March 21, 2003, between Zenith National Insurance Corp. and the initial purchasers named therein. (Incorporated herein by reference to Exhibit 99.3 to the Registrant's Current Report on Form 8-K dated March 21, 2003)

4.5	Amended and Restated Declaration of Trust of Zenith National Insurance Capital Trust I, dated July 30, 1998, between Zenith National Insurance Corp., the trustees and the holders. (Incorporated herein by reference to Exhibit 10.8 to Zenith's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998.)
4.6	Certificate of Amendment to Certificate of Trust of Zenith National Insurance Capital Trust I, dated March 1, 2000. (Incorporated herein by reference to Exhibit 10.1 to Zenith's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.)
5	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
10.1	Cost Allocation Agreement between Zenith National Insurance Corp., Zenith Insurance Company, ZNAT Insurance Company, CalFarm Insurance Company, CalFarm Life Insurance Company, and CalFarm Insurance Agency, dated December 31, 1990. (Incorporated herein by reference to Exhibit 10.1 to Zenith's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.)
10.2	Amendment No. 1, dated December 28, 1993, to the Cost Allocation Agreement between Zenith National Insurance Corp., Zenith Insurance Company, ZNAT Insurance Company, CalFarm Insurance Company, CalFarm Life Insurance Company, and CalFarm Insurance Agency, dated December 31, 1990. (Incorporated herein by reference to Exhibit 10.2 to Zenith's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.)
10.3	Amendment No. 2, dated December 28, 1995, to the Cost Allocation Agreement between Zenith National Insurance Corp., Zenith Insurance Company, ZNAT Insurance Company, CalFarm Insurance Company, CalFarm Life Insurance Company, and CalFarm Insurance Agency, dated December 31, 1990. (Incorporated herein by reference to Exhibit 10.3 to Zenith's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.)
10.4	Amendment No. 3, dated January 7, 1998, to the Cost Allocation Agreement between Zenith National Insurance Corp., Zenith Insurance Company, ZNAT Insurance Company, CalFarm Insurance Company, CalFarm Life Insurance Company, and CalFarm Insurance Agency, dated December 31, 1990. (Incorporated herein by reference to Exhibit 10.4 to Zenith's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.)
10.5	Amendment No. 4, dated July 15, 1998, to the Cost Allocation Agreement between Zenith National Insurance Corp., Zenith Insurance Company, ZNAT Insurance Company, CalFarm Insurance Company, CalFarm Life Insurance Company, and CalFarm Insurance Agency, dated December 31, 1990. (Incorporated herein by reference to Exhibit 10.5 to Zenith's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.)
10.6	Amendment No. 5, dated March 31, 1999, to the Cost Allocation Agreement between Zenith National Insurance Corp., Zenith Insurance Company, ZNAT Insurance Company, CalFarm Insurance Company, CalFarm Life Insurance Company, and CalFarm Insurance Agency, dated December 31, 1990. (Incorporated herein by reference to Exhibit 10.6 to Zenith's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.)
10.7	Amended and Restated Tax Sharing Agreement by, between and among Zenith National Insurance Corp. and its subsidiaries, Zenith Insurance Company, CalRehab Services, Inc., CalFarm Insurance Company, CalFarm Insurance Agency, Cal-Ag Insurance Services, Inc., CalFarm Annuity Services Company, ZNAT Insurance Company and CalFarm Life Insurance Company, dated January 1, 1991. (Incorporated herein by reference to Exhibit 10.7 to Zenith's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.)
10.8	Amendment No. 1, dated December 28, 1995, to the Amended and Restated Tax Sharing Agreement, by, between and among Zenith National Insurance Corp. and its subsidiaries, Zenith Insurance Company, CalRehab Services, Inc., CalFarm Insurance Company, CalFarm Insurance Agency, Cal-Ag Insurance Services, Inc., CalFarm Annuity Services Company, ZNAT Insurance Company and CalFarm Life Insurance Company, dated January 1, 1991. (Incorporated herein by reference to Exhibit 10.8 to Zenith's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.)

10.9	Amendment No. 2, dated March 31, 1999, to the Amended and Restated Tax Sharing Agreement, by, between and among Zenith National Insurance Corp. and its subsidiaries, Zenith Insurance Company, CalRehab Services, Inc., CalFarm Insurance Company, CalFarm Insurance Agency, Cal-Ag Insurance Services, Inc., CalFarm Annuity Services Company, ZNAT Insurance Company and CalFarm Life Insurance Company, dated January 1, 1991. (Incorporated herein by reference to Exhibit 10.9 to Zenith's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.)
10.10	Reinsurance and Pooling Agreement between Zenith Insurance Company and CalFarm Insurance Company, ZNAT Insurance Company, and Zenith Star Insurance Company, dated December 28, 1993. (Incorporated herein by reference to Exhibit 10.10 to Zenith's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.)
10.11	Amendment No. 1, dated January 25, 1995, to the Reinsurance and Pooling Agreement between Zenith Insurance Company and CalFarm Insurance Company, ZNAT Insurance Company, and Zenith Star Insurance Company, dated December 28, 1993. (Incorporated herein by reference to Exhibit 10.11 to Zenith's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.)
10.12	Amendment No. 2, dated January 1, 1997, to the Reinsurance and Pooling Agreement between Zenith Insurance Company and CalFarm Insurance Company, ZNAT Insurance Company, and Zenith Star Insurance Company, dated December 28, 1993. (Incorporated herein by reference to Exhibit 10.12 to Zenith's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.)
10.13	Amendment No. 3, dated July 15, 1998, to the Reinsurance and Pooling Agreement between Zenith Insurance Company and CalFarm Insurance Company, ZNAT Insurance Company, and Zenith Star Insurance Company, dated December 28, 1993. (Incorporated herein by reference to Exhibit 10.13 to Zenith's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.)
10.14	Amendment No. 4, dated March 31, 1999, to the Reinsurance and Pooling Agreement between Zenith Insurance Company and CalFarm Insurance Company, ZNAT Insurance Company, and Zenith Star Insurance Company, dated December 28, 1993. (Incorporated herein by reference to Exhibit 10.14 to Zenith's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.)
10.15	Purchase Agreement, dated February 4, 1981, among Reliance Insurance Company, Zenith National Insurance Corp., the Selling Stockholders referred to therein, and Eugene V. Klein, Daniel Schwartz and Harvey L. Silbert as agents for the Selling Stockholders. (Incorporated herein by reference to Exhibit 10.1 to Zenith's Annual Report on Form 10-K for the year ended December 31, 2001.)
10.16	Master Transaction Agreement, dated as of October 7, 2002, by and among Meritage Corporation, a Maryland corporation; MTH-Homes Nevada, Inc., an Arizona corporation; Perma-Bilt, A Nevada Corporation; and Zenith National Insurance Corp., a Delaware corporation. (Incorporated herein by reference to Exhibit 10.1 to Zenith's Current Report on Form 8-K dated October 8, 2002.)
10.17	Agreement of Purchase and Sale of Assets, dated as of October 7, 2002, by and among Meritage Corporation, a Maryland corporation; MTH-Homes Nevada, Inc., an Arizona corporation; Perma-Bilt, A Nevada Corporation; and Zenith National Insurance Corp., a Delaware corporation. (Incorporated herein by reference to Exhibit 10.2 to Zenith's Current Report on Form 8-K dated October 8, 2002.)
10.18	Agreement of Purchase and Sale of Real Property, dated as of October 7, 2002, by and among Meritage Corporation, a Maryland corporation; MTH-Homes Nevada, Inc., an Arizona corporation; Perma-Bilt, A Nevada Corporation; and Zenith National Insurance Corp., a Delaware corporation. (Incorporated herein by reference to Exhibit 10.3 to Zenith's Current Report on Form 8-K dated October 8, 2002.)

10.19	Indemnification Agreement, dated as of October 7, 2002, by and among Meritage Corporation, a Maryland corporation; MTH-Homes Nevada, Inc., an Arizona corporation; Perma-Bilt, A Nevada Corporation; and Zenith National Insurance Corp., a Delaware corporation. (Incorporated herein by reference to Exhibit 10.4 to Zenith's Current Report on Form 8-K dated October 8, 2002.)
10.20	Non-Disclosure and Non-Compete Agreement, dated as of October 7, 2002, by and among Meritage Corporation, a Maryland corporation; MTH-Homes Nevada, Inc., an Arizona corporation; Zenith National Insurance Corp., a Delaware corporation; and Perma- Bilt, A Nevada Corporation. (Incorporated herein by reference to Exhibit 10.5 to Zenith's Current Report on Form 8-K dated October 8, 2002.)
10.21	Agreement Regarding Purchase Price and Indemnification, dated as of October 7, 2002, by and among Zenith National Insurance Corporation, a Delaware corporation, Perma-Bilt, a Nevada Corporation and Daniel Schwartz. (Incorporated herein by reference to Exhibit 10.6 to Zenith's Current Report on Form 8-K dated October 8, 2002.)
10.22	Workers' Compensation and Employers' Liability Excess of Loss Reinsurance Agreement between Employers Reinsurance Corporation of Overland Park, Kansas, Zenith Insurance Company and ZNAT Insurance Company, both of Woodland Hills, California, and Zenith Star Insurance Company of Austin, Texas, dated as of July 1, 2002. (Incorporated herein by reference to Exhibit 10.21 to Zenith's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.)
10.23	Stock Purchase Agreement, dated February 22, 1999, between Zenith Insurance Company and Nationwide Mutual Insurance Company. (Incorporated herein by reference to Zenith's Current Report on Form 8-K, dated March 9, 1999.)
10.24	Stock Purchase Agreement, dated as of November 21, 2001, between Zenith National Insurance Corp. and Odyssey Reinsurance Corporation. (Incorporated herein by reference to Zenith's Current Report on Form 8-K, filed December 6, 2001.)
*10.25	Zenith National Insurance Corp. 1996 Employee Stock Option Plan, approved by the Stockholders on May 22, 1996. (Incorporated herein by reference to Exhibit 10.5 to Zenith's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996.)
*10.26	Amendment No. 1, dated December 8, 1998, to Zenith National Insurance Corp. 1996 Employee Stock Option Plan. (Incorporated herein by reference to Exhibit 10.1 to Zenith's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999.)
*10.27	Amendment No. 2, dated May 24, 2001, to Zenith National Insurance Corp. 1996 Employee Stock Option Plan. (Incorporated herein by reference to Exhibit 10.14 to Zenith's Annual Report on Form 10-K for the year ended December 31, 2001.)
*10.28	Employment Agreement, dated January 5, 1998, between Zenith National Insurance Corp. and John J. Ticker. (Incorporated herein by reference to Exhibit 10.9 to Zenith's Annual Report on Form 10-K for the year ended December 31, 1997.)
*10.29	Amendment to Employment Agreement, dated March 1, 2000, between Zenith National Insurance Corp. and John J. Ticker. (Incorporated herein by reference to Exhibit 10.17 to Zenith's Annual Report on Form 10-K for the year ended December 31, 1999.)
*10.30	Amendment No. 2, dated as of September 17, 2002, to Employment Agreement, dated and effective as of January 5, 1998, between Zenith National Insurance Corp. and John J. Ticker. (Incorporated herein by reference to Exhibit 10.3 to Zenith's Quarterly Report on Form 10-Q for the quarter ended September 30, 2002.)
*10.31	Restated and Amended Employment Agreement, executed March 13, 2001, between Zenith National Insurance Corp. and Stanley R. Zax. (Incorporated herein by reference to Exhibit 10.18 to Zenith's Annual Report on Form 10-K for the year ended December 31, 2000.)
*10.32	Employment Agreement, dated October 20, 1997, between Zenith Insurance Company and Jack D. Miller. (Incorporated herein by reference to Exhibit 10.1 to Zenith Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.)

*10.33	Amendment to Employment Agreement, dated March 1, 2000, between Zenith Insurance Company and Jack D. Miller. (Incorporated herein by reference to Exhibit 10.20 to Zenith's Annual Report on Form 10-K for the year ended December 31, 1999.)
*10.34	Employment Agreement, dated October 20, 1997, between Zenith Insurance Company and Robert E. Meyer. (Incorporated herein by reference to Exhibit 10.21 to Zenith's Annual Report on Form 10-K for the year ended December 31, 1999.)
*10.35	Amendment to Employment Agreement, dated March 1, 2000, between Zenith Insurance Company and Robert E. Meyer. (Incorporated herein by reference to Exhibit 10.22 to Zenith's Annual Report on Form 10-K for the year ended December 31, 1999.)
*10.36	Stock Option Agreement, dated March 15, 1996, between Zenith and Stanley R. Zax. (Incorporated herein by reference to Exhibit 10.3 to Zenith's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996.)
*10.37	Amended and Restated Zenith National Insurance Corp. Executive Officer Bonus Plan dated February 12, 2003. (Incorporated herein by reference to Exhibit 10.5 to Zenith's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.)
*10.38	Zenith National Insurance Corp. 2003 Non-Employee Director Deferred Compensation Plan
10.39	Aggregate Excess of Loss Reinsurance Agreement between Associated General Contractors Self Insurers Trust Fund (now part of Zenith Insurance Company) and Reliance Insurance Company effective December 31, 1991. (Incorporated herein by reference to Exhibit 10.24 to Zenith's Annual Report on Form 10-K for the year ended December 31, 1996.)
10.40	Specific Excess Workers' Compensation and Employers' Liability Policy between Planet Insurance Company (now Reliance National Indemnity Company) and Associated General Contractors of Florida Self Insurance Fund (now part of Zenith Insurance Company) effective January 1, 1993. (Incorporated herein by reference to Exhibit 10.25 to Zenith's Annual Report on Form 10-K for the year ended December 31, 1996.)
10.41	Aggregate Excess of Loss Reinsurance Agreement, dated August 1, 1998, between Zenith National Insurance Group and Inter-Ocean Reinsurance Company LTD. (Incorporated herein by reference to Exhibit 10.32 to Zenith's Annual Report on Form 10-K for the year ended December 31, 1998.)
10.42	Special Endorsement to Retrocessional Agreement, dated August 1, 1998, between American Re-Insurance Company, Inter-Ocean Reinsurance Company LTD., and Zenith Insurance Company, CalFarm Insurance Company, ZNAT Insurance Company and Zenith Star Insurance Company. (Incorporated herein by reference to Exhibit 10.28 to Zenith's Annual Report on Form 10-K for the year ended December 31, 1999.)
10.43	Termination Endorsement Number 1 to Retrocessional Agreement, dated December 22, 1999, between American Re-Insurance Company, Inter-Ocean Reinsurance Company, LTD, and Zenith Insurance Company, CalFarm Insurance Company, ZNAT Insurance Company and Zenith Star Insurance Company. (Incorporated herein by reference to Exhibit 10.29 to Zenith's Annual Report on Form 10-K for the year ended December 31, 1999.)
10.44	Endorsement Number 1 to Aggregate Excess of Loss Reinsurance Agreement, dated December 22, 1999, between Zenith National Insurance Group, CalFarm Insurance Company, ZNAT Insurance Company and Zenith Star Insurance Company and Inter-Ocean Reinsurance Company LTD. (Incorporated herein by reference to Exhibit 10.30 to Zenith's Annual Report on Form 10-K for the year ended December 31, 1999.)
10.45	Trust Agreement, dated December 18, 1998, between Inter-Ocean Reinsurance Company, LTD and Zenith Insurance Company, CalFarm Insurance Company, ZNAT Insurance Company and Zenith Star Insurance Company. (Incorporated herein by reference to Exhibit 10.34 to Zenith's Annual Report on Form 10-K for the year ended December 31, 1998.)

10.46	Trust Agreement, dated October 5, 2001, among American Re-Insurance Company (as Grantor), Zenith Insurance Company, ZNAT Insurance Company and Zenith Star Insurance Company (collectively, as Beneficiary), and State Street Bank and Trust Company (as Trustee). (Incorporated herein by reference to Exhibit 10.32 to Zenith's Annual Report on Form 10-K for the year ended December 31, 2001.)
10.47	Agreement of Reinsurance #8051 between General Reinsurance Corporation and Zenith Insurance Company, ZNAT Insurance Company, Zenith Star Insurance Company and CalFarm Insurance Company, dated May 22, 1995. (Incorporated herein by reference to Exhibit 10.13 to Zenith's Annual Report on Form 10-K for the year ended December 31, 1995.)
10.48	Endorsement No. 11, effective January 1, 2002, to Agreement of Reinsurance # 8051 between General Reinsurance Corporation and Zenith Insurance Company, ZNAT Insurance Company, Zenith Star Insurance Company and CalFarm Insurance Company, et. al., dated as of May 22, 1995. (Incorporated herein by reference to Exhibit 10.2 to Zenith's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001.)
10.49	Workers' Compensation and Employers' Liability Reinsurance Agreement between Zenith Insurance Company and Employers Reinsurance Corporation, effective January 1, 1986. (Incorporated herein by reference to Exhibit 10.14 to Zenith's Annual Report on Form 10-K for the year ended December 31, 1991.)
10.50	Worker's Compensation Quota Share Reinsurance Agreement between Zenith Insurance Company, ZNAT Insurance Company, Zenith Star Insurance Company (collectively, as cedant) and Odyssey America Reinsurance Corporation (as Reinsurer) dated December 28, 2001. (Incorporated herein by reference to Exhibit 10.36 to Zenith's Annual Report on Form 10-K for the year ended December 31, 2001.)
10.51	Promissory Note, dated August 9, 2002, from Zenith National Insurance Corp. to City National Bank. (Incorporated herein by reference to Exhibit 10.1 to Zenith's Quarterly Report on Form 10-Q for the quarter ended September 30, 2002.)
10.52	Amended and Restated Credit Agreement, dated as of September 30, 2002, between Zenith National Insurance Corp., and Bank of America, N.A. (Incorporated herein by reference to Exhibit 10.4 to Zenith's Quarterly Report on Form 10-Q for the quarter ended September 30, 2002.)
10.53	Waiver and Amendment dated March 19, 2003 between Zenith National Insurance Corp. and Bank of America, N.A. (Incorporated herein by reference to Exhibit 10.2 to Zenith's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.)
10.54	Capital Securities Guarantee Agreement, dated July 30, 1998, between Zenith National Insurance Corp. and Norwest Bank Minnesota, National Association. (Incorporated herein by reference to Exhibit 10.7 to Zenith's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998.)
10.55	Purchase Agreement between Zenith National Insurance Corp., Zenith National Insurance Capital Trust I, Credit Suisse First Boston Corporation, BancAmerica Robertson Stephens and Donaldson, Lufkin & Jenrette Securities Corporation, dated July 27, 1998, for $75,000,000 Zenith National Insurance Capital Trust I 8.55% Capital Securities. (Incorporated herein by reference to Exhibit 10.9 to Zenith's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998.)
10.56	Standstill Agreement, dated June 30, 1999, between Zenith National Corp. and Fairfax Financial Holdings Limited. (Incorporated herein by reference to Exhibit 10.3 to Zenith's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999.)
10.57	Amendment No. 1, executed March 21, 2003, to the Standstill Agreement, dated June 30, 1999, between Zenith National Insurance Corp. and Fairfax Financial Holdings Limited, a Canada Corporation. (Incorporated herein by reference to Exhibit 10.1 to Zenith's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.)

11	Statements re computation of per share earnings. (See our quarterly Consolidated Financial Statements—Note 2—"Earnings and Dividends Per Share" and our annual Consolidated Financial Statements—Note 18—"Earnings and Dividends Per Share" contained elsewhere in this prospectus.)
12	Statement re: Computation of Ratio of Earnings to Fixed Charges.
21	Subsidiaries of the Registrant.
23.1	Consent of PricewaterhouseCoopers LLP, dated July 18, 2003.
23.2	Consent of Littlejohn Frazer dated 17 July 2003.
23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP. (included in Exhibit 5)
24	Powers of Attorney. (included on signature page to this Registration Statement)
25	Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of Wells Fargo Bank Minnesota, N.A., trustee under the Indenture.

*
Management contract or compensatory plan or arrangement.

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TABLE OF CONTENTS
WHERE YOU CAN FIND MORE INFORMATION
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
PROSPECTUS SUMMARY
Zenith National Insurance Corp.
The Offering
Summary Historical Consolidated Financial Data
RISK FACTORS
Risks Relating to our Business
Risks Related to the Securities
RATIO OF EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY
CAPITALIZATION
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
ZENITH NATIONAL INSURANCE CORP. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEET
ZENITH NATIONAL INSURANCE CORP. AND SUBSIDIARIES CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
ZENITH NATIONAL INSURANCE CORP. AND SUBSIDIARIES CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)
ZENITH NATIONAL INSURANCE CORP. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ZENITH NATIONAL INSURANCE CORP. AND SUBSIDIARIES
REPORT OF INDEPENDENT AUDITORS
SCHEDULE I — SUMMARY OF INVESTMENTS — OTHER THAN INVESTMENTS IN RELATED PARTIES ZENITH NATIONAL INSURANCE CORP. AND SUBSIDIARIES December 31, 2002
SCHEDULE II — CONDENSED FINANCIAL INFORMATION OF REGISTRANT ZENITH NATIONAL INSURANCE CORP. BALANCE SHEET
ZENITH NATIONAL INSURANCE CORP. STATEMENT OF OPERATIONS
ZENITH NATIONAL INSURANCE CORP. STATEMENT OF CASH FLOWS
ZENITH NATIONAL INSURANCE CORP. NOTES TO CONDENSED FINANCIAL INFORMATION
SCHEDULE IV — REINSURANCE ZENITH NATIONAL INSURANCE CORP. AND SUBSIDIARIES
SCHEDULE V — VALUATION AND QUALIFYING ACCOUNTS ZENITH NATIONAL INSURANCE CORP. AND SUBSIDIARIES
SCHEDULE VI–SUPPLEMENTARY INFORMATION CONCERNING PROPERTY–CASUALTY INSURANCE OPERATIONS
REPORT OF INDEPENDENT AUDITORS ON FINANCIAL STATEMENT SCHEDULES
ADVENT CAPITAL (HOLDINGS) PLC GROUP PROFIT AND LOSS ACCOUNT GROUP GENERAL BUSINESS TECHNICAL ACCOUNT Year ended 31 December 2002
ADVENT CAPITAL (HOLDINGS) PLC GROUP PROFIT AND LOSS ACCOUNT GROUP NON TECHNICAL ACCOUNT Year ended 31 December 2002
ADVENT CAPITAL (HOLDINGS) PLC GROUP BALANCE SHEET At 31 December 2002
ADVENT CAPITAL (HOLDINGS) PLC COMPANY BALANCE SHEET At 31 December 2002
A D V E N T C A P I T A L (H O L D I N G S) P L C GROUP CASH FLOW STATEMENT Year ended 31 December 2002
ADVENT CAPITAL (HOLDINGS) PLC STATEMENT OF DIRECTORS' RESPONSIBILITIES AND ACCOUNTING POLICIES
ADVENT CAPITAL (HOLDINGS) PLC NOTES TO THE ACCOUNTS
Report of Independent Auditors
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 13. Other Expenses of Issuance and Distribution
  Item 14. Indemnification of Directors and Officers
  Item 15. Recent Sales of Unregistered Securities
  Item 16. Exhibits
  Item 17. Undertakings
POWER OF ATTORNEY
EXHIBIT INDEX